    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ARM FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                     63                                    61-1244251
    (State or other jurisdiction of             (Primary standard industrial        (I.R.S. employer identification number)
     incorporation or organization)             classification code number)

                            ------------------------

                           ARM FINANCIAL GROUP, INC.
                             515 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 582-7900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                ROBERT H. SCOTT
                           ARM FINANCIAL GROUP, INC.
                             515 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 582-7900
 (Name, address, including zip code, and telephone number, including area code, of agent for service for the registrant)
                         ------------------------------

                                   COPIES TO:

           FAITH D. GROSSNICKLE                          PETER R. O'FLINN
           SHEARMAN & STERLING                LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
           599 LEXINGTON AVENUE                        125 WEST 55TH STREET
         NEW YORK, NEW YORK 10022                 NEW YORK, NEW YORK 10019-5389
              (212) 848-4000                              (212) 424-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED MAXIMUM
                           TITLE OF EACH CLASS OF                                AGGREGATE OFFERING      AMOUNT OF REGISTRATION
                        SECURITIES TO BE REGISTERED                                   PRICE(2)                    FEE
Class A Common Stock, par value $0.01 per share(1)..........................      $115,000,000.00              $34,848.48

(1) Includes        shares of Class A Common Stock that the Underwriters have an option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED OCTOBER   , 1996

                                           SHARES
                           ARM FINANCIAL GROUP, INC.
                              CLASS A COMMON STOCK
                             ---------------------

OF THE        SHARES OF CLASS A COMMON STOCK BEING OFFERED HEREBY,        SHARES
 ARE BEING OFFERED BY THE COMPANY AND        SHARES ARE BEING OFFERED BY THE
     SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE
    COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE SHARES BEING
                     OFFERED BY THE SELLING STOCKHOLDERS.

   THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK, PAR VALUE $.01 PER SHARE, CONSISTING OF THE CLASS A COMMON STOCK OFFERED HEREBY AND CLASS B
     COMMON STOCK (COLLECTIVELY, THE "COMMON STOCK"). SEE "DESCRIPTION OF
      CAPITAL STOCK." HOLDERS OF CLASS A COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE ON EACH MATTER SUBMITTED TO A VOTE OF STOCKHOLDERS.
          THE CLASS B COMMON STOCK IS NON-VOTING EXCEPT UNDER CERTAIN
        LIMITED CIRCUMSTANCES AND AS REQUIRED BY LAW. ALL HOLDERS OF
           COMMON STOCK ARE ENTITLED TO RECEIVE SUCH DIVIDENDS AND
             DISTRIBUTIONS, IF ANY, AS MAY BE DECLARED FROM TIME
                       TO TIME BY THE BOARD OF DIRECTORS.

 PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON
    STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC
    OFFERING PRICE WILL BE BETWEEN $          AND $          PER SHARE. SEE
      "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN
                 DETERMINING THE INITIAL PUBLIC OFFERING PRICE.
                            ------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $          A SHARE
                            ------------------------

                                               UNDERWRITING                                   PROCEEDS TO
                          PRICE TO             DISCOUNTS AND           PROCEEDS TO              SELLING
                           PUBLIC             COMMISSIONS(1)           COMPANY(2)           STOCKHOLDERS(2)
                    ---------------------  ---------------------  ---------------------  ---------------------
PER SHARE.........            $                      $                      $                      $
TOTAL(3)..........            $                      $                      $                      $

------------------------
  (1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
  (2)  BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT
       $          .
  (3) THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN
       AGGREGATE OF       ADDITIONAL SHARES AT THE PRICE TO PUBLIC SHOWN ABOVE
       LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO THE COMPANY AND PROCEEDS TO SELLING STOCKHOLDERS WILL BE
       $          , $          , $          AND, $          , RESPECTIVELY. SEE
       "UNDERWRITERS."
                         ------------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY LEBOEUF, LAMB, GREENE & MACRAE, L.L.P., COUNSEL FOR THE UNDERWRITERS. IT IS
EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT       , 1996, AT
THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                            ------------------------

MORGAN STANLEY & CO.
       INCORPORATED
                BEAR, STEARNS & CO. INC.
                          DEAN WITTER REYNOLDS INC.
                                         MERRILL LYNCH & CO.

          , 1996

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS A COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE CLASS A COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          4
Risk Factors...................................         12
Use of Proceeds................................         19
Dividend Policy................................         19
Dilution.......................................         21
Capitalization.................................         22
Selected Historical Financial Information......         23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         26
Business.......................................         42
Management.....................................         62

                                                   PAGE
                                                 ---------
Certain Relationships and Related Party
  Transactions.................................         78
Principal and Selling Stockholders.............         79
Description of Certain Indebtedness............         82
Description of Capital Stock...................         83
Shares Eligible for Future Sale................         90
Underwriters...................................         92
Legal Matters..................................         93
Experts........................................         93
Available Information..........................         94
Glossary of Selected Insurance Terms...........         95
Index to Consolidated Financial Statements.....       F-1A

                            ------------------------

    In this Prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction.

    "S&P 500-Registered Trademark- Price Index" is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by the Company. OMNI, the Company's equity-indexed annuity product, is not sponsored, endorsed, sold or promoted by Standard & Poor's, and Standard & Poor's makes no representation regarding the advisability of investing in OMNI.

    The principal executive offices of the Company are located at 515 West Market Street, Louisville, Kentucky 40202, and the Company's telephone number is
(502) 582-7900.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS SUCH COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

    STATE INSURANCE HOLDING COMPANY STATUTES APPLICABLE TO THE COMPANY DUE TO ITS INSURANCE COMPANY SUBSIDIARIES GENERALLY PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF ITS INSURANCE SUBSIDIARIES, WITHOUT PRIOR APPROVAL OF THE APPROPRIATE INSURANCE REGULATORS. GENERALLY, ANY PERSON WHO ACQUIRES BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY'S CLASS A COMMON STOCK WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL UNLESS THE APPROPRIATE INSURANCE REGULATORS UPON APPLICATION DETERMINE OTHERWISE. BENEFICIAL OWNERSHIP INCLUDES THE ACQUISITION, DIRECTLY OR INDIRECTLY (BY REVOCABLE PROXY OR OTHERWISE), OF VOTING STOCK OF THE COMPANY. THE COMPANY CONTROLS INSURANCE COMPANY SUBSIDIARIES DOMICILED IN OHIO AND NEW YORK. IF ANY PERSON ACQUIRES 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY'S CLASS A COMMON STOCK IN VIOLATION OF SUCH PROVISIONS, THE INSURER OR THE INSURANCE REGULATOR IS ENTITLED TO INJUNCTIVE RELIEF, INCLUDING ENJOINING ANY PROPOSED ACQUISITION, OR SEIZING SHARES OWNED BY SUCH PERSON, AND SUCH SHARES WOULD NOT BE ENTITLED TO BE VOTED.

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. PRIOR TO THE CONSUMMATION OF THE OFFERING, THE COMPANY WILL AMEND AND RESTATE ITS CERTIFICATE OF INCORPORATION AND EFFECT A RECAPITALIZATION (THE "RECAPITALIZATION") PURSUANT TO WHICH (I) EACH SHARE OF COMMON STOCK OF THE COMPANY OUTSTANDING IMMEDIATELY PRIOR TO THE RECAPITALIZATION WILL BE CONVERTED INTO ONE SHARE OF CLASS A COMMON STOCK; (II) THE MORGAN STANLEY STOCKHOLDERS (AS DEFINED HEREIN) WILL CONVERT CERTAIN OF THEIR SHARES OF CLASS A COMMON STOCK INTO CLASS B COMMON STOCK; AND (III) EACH SHARE OF COMMON STOCK OUTSTANDING WILL
BE SPLIT INTO       SHARES. SEE "DESCRIPTION OF CAPITAL STOCK -- GENERAL."
UNLESS OTHERWISE INDICATED: (I) "COMPANY" MEANS ARM FINANCIAL GROUP, INC. AND, WHERE APPROPRIATE, ITS SUBSIDIARIES; (II) "CLASS A COMMON STOCK" MEANS THE CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE COMPANY, "CLASS B COMMON STOCK" MEANS THE CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE COMPANY AND "COMMON STOCK" MEANS, COLLECTIVELY, THE CLASS A COMMON STOCK AND THE CLASS B
COMMON STOCK; (III) "OFFERING" MEANS THE OFFERING OF       SHARES OF CLASS A
COMMON STOCK IN THE UNDERWRITTEN PUBLIC OFFERING TO WHICH THIS PROSPECTUS RELATES; AND (IV) NUMBERS AND PERCENTAGES OF SHARES OUTSTANDING ASSUME THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND HAVE BEEN ADJUSTED TO GIVE EFFECT TO THE RECAPITALIZATION. CERTAIN OF THE INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION RELATING TO FUTURE DEMAND FOR LONG-TERM RETIREMENT AND SAVINGS PRODUCTS, INFORMATION RELATING TO INCOME TAX BENEFITS AND INFORMATION RELATING TO INSURANCE REGULATORY MATTERS IN THIS SUMMARY, UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND UNDER "BUSINESS," ARE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." SEE "GLOSSARY OF SELECTED INSURANCE TERMS" FOR THE DEFINITIONS OF CERTAIN TERMS USED HEREIN.

    UNLESS OTHERWISE INDICATED, FINANCIAL INFORMATION AND OPERATING STATISTICS APPLICABLE TO THE COMPANY SET FORTH IN THIS PROSPECTUS ARE BASED ON UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") AND NOT STATUTORY ACCOUNTING PRACTICES. IN CONFORMITY WITH INDUSTRY PRACTICE, DATA DERIVED FROM A.M. BEST COMPANY, INC. ("A.M. BEST") AND THE NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS ("NAIC") SOURCES, GENERALLY USED HEREIN FOR INDUSTRY COMPARISONS, ARE BASED ON STATUTORY ACCOUNTING PRACTICES.

THE COMPANY

    The Company specializes in the asset accumulation business, providing retail and institutional customers with products designed to serve the growing retirement and long-term savings markets as well as providing other asset management services. The Company's earnings are derived from investment spread (the difference between income earned on investments and interest credited on customer deposits) and fee income. The Company's retail products include a wide variety of fixed and variable annuities and face amount certificates sold primarily through a broad spectrum of distribution channels including financial planners, independent insurance agents (including those specializing in the 403(b) marketplace for teachers), stockbrokers and banks. The Company offers asset management services and guaranteed investment contracts ("GICs") to its institutional clients, which include defined benefit pension plans, defined contribution or 401(k) pension plans and insurance companies. The Company markets its institutional products and services directly to bank trust departments, plan sponsors, cash management funds, other institutional funds and insurance companies as well as through industry consultants.

    The Company was established in July 1993 and completed its first acquisition in November 1993, resulting in $2.3 billion of assets under management. Assets under management have grown to $6.6 billion as of June 30, 1996. The Company attributes this growth to internally generated sales, new product offerings which are developed to meet the needs of its markets and opportunistic acquisitions. Annual operating earnings (net income applicable to common shareholders excluding the net effect of realized investment gains and losses) have grown from $2.4 million in 1994 to $4.5 million in 1995 and operating earnings for the six month period ended June 30, 1996 were $8.9 million.

    The Company believes that demographic trends favor strong consumer demand for long-term savings and retirement products. According to U.S. Census Bureau projections, the number of individuals between the ages of 45 to 64, historically the primary holders of annuities, will grow from 55.7 million in 1996 to 71.1 million in 2005. Between 1990 and 1995, annual industry sales of annuities increased from $65.1 billion to $99.1 billion.

    The Company's strategy is focused on the following:

    DEVELOP AND MARKET A BROAD ARRAY OF CUSTOMIZED PRODUCTS AND SERVICES. The Company offers a diversified array of products and services and routinely seeks to adapt those products and services to changes in the retail and institutional marketplace. To minimize its dependence on any one product or distribution channel and to capitalize on market developments, the Company's products, which meet the needs of a variety of customers, are sold through a broad spectrum of distribution channels. The Company's current range of products includes, for the retail markets, fixed and variable annuities and face-amount certificates. For the institutional markets, the Company's current range of products and services includes GICs, defined benefit and 401(k) pension plan investment management services and money management services for insurance companies and other institutions. The Company's efforts are focused on developing new products to fill the needs of less well served distribution channels, including financial planners, independent insurance agents (including those specializing in the 403(b) marketplace for teachers), bank trust departments and regional banks. To this end the Company works closely with its distributors to develop products and services that are customized to suit their customers' particular needs. For example, the Company was one of the first to recognize the market opportunity for equity-indexed annuities and recently began offering a stand-alone equity-indexed annuity, OMNI, that meets consumer demand for equity investments with downside protection. The OMNI product appeals to both risk averse equity investors and fixed income investors by allowing such investors to earn returns tied to the S&P 500 Price Index with a return of principal guaranteed by the issuing insurance company, and/or to earn a rate of return guaranteed by the issuing insurance company. In the institutional market, the Company offers a short-term floating rate GIC designed to meet the market demand for products with attractive current yields and access to liquidity.

    STRENGTHEN FINANCIAL CONDITION TO SUPPORT GROWTH. Since the Company commenced operations in 1993, it has focused on building and maintaining a strong capital base. Shareholders' equity, excluding the net effects of unrealized gains and losses, has increased from $112.4 million at December 31, 1993 to $167.6 million at June 30, 1996. As of June 30, 1996, 93% of the
Company's total cash and investments of $3.0 billion were investment grade securities. After giving effect to the Offering and application of the proceeds as set forth under "Use of Proceeds," as of June 30, 1996, the Company had a pro
forma shareholders' equity of $   million and a pro forma long-term debt to
total capital ratio of    %. In 1995, the ratings of the Company's insurance
subsidiaries were increased from "A- (Excellent)" to "A (Excellent)" by A.M. Best, which rates insurers based upon factors relevant to policyholders. See "Business -- Ratings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Portfolio Review." The Company believes that its increase in financial strength as a result of the Offering will enhance its ability to market and sell its products. The Company intends to continue to strengthen its capital base to support new business growth.

    ACTIVELY MANAGE INVESTMENT SPREAD WITH FIXED INCOME INVESTMENT MANAGEMENT EXPERTISE. Through its acquisition of the assets and business operations of the U.S. fixed-income unit of Kleinwort Benson Investment Management Americas Inc. ("KBIMA"), the Company acquired investment personnel recognized for their fixed income investment management expertise. The KBIMA investment personnel brought 33 institutional clients to the Company, of which 27 remain clients, and the Company has since added 26 institutional clients through June 30, 1996. In addition, ARM Capital Advisors manages the

Company's investment portfolio, bringing its total combined assets under management to $5.9 billion at June 30, 1996. The Company strives to actively manage its investment portfolio to maximize investment spread by evaluating the various asset sectors and individual securities in the Company's investment portfolios and, based on market yield rates, repositioning holdings from sectors perceived to be overvalued to sectors perceived to be undervalued in order to improve cash flows without materially changing the overall credit, asset duration and convexity characteristics of its portfolios. In order to manage its investment spread, the Company uses an integrated functional process designed to establish and maintain balanced investment and product strategies and which is supported by an experienced management team and sophisticated computer system. Total cash and investments in the Company's portfolio were 93% investment grade or equivalent as of June 30, 1996, with the Company's investment portfolio having minimal exposure to real estate, non-indemnified mortgage loans and common equity securities.

    CONTINUE SUCCESSFUL ACQUISITION RECORD. The Company's first acquisition was of Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company ("National Integrity" and, together with Integrity, the "Integrity Companies") in 1993. Since that acquisition, the Company has completed two additional acquisitions: the business operations of SBM Company ("SBM") and the business operations of the U.S. fixed-income unit of KBIMA, both in 1995. These 1995 acquisitions met the Company's objectives of growing and diversifying its product offerings and distribution channels and achieving further economies of scale in its operations. For example, since the acquisition of SBM, the Company has increased the investment yields of the SBM portfolio while improving its associated risk profile through a restructuring of the investment portfolio, reduced expenses by merging back-office operations into the Company's existing operations and expanded the Company's distribution channels. With the acquisition of the business operations of KBIMA, which had provided investment management services to the Company since late 1993, the Company not only brought the management of its own investment portfolio in-house but also added assets managed for institutional clients that have since expanded significantly and increased the Company's fee income, which is less sensitive to interest rate changes than income derived from investment spreads. The Company continues to pursue acquisitions and blocks of business, marketing partnerships and reinsurance opportunities with other insurance companies, with the goal of realizing additional economies of scale and enhanced profitability.

    MINIMIZE FIXED COST STRUCTURE. The Company attempts to minimize fixed distribution costs by marketing its products through fiduciaries and other third parties. Unlike many of its competitors, the Company does not maintain its own field sales force, and distributors are primarily paid based on production. As a consequence, the Company has greater flexibility to shift the mix of its new sales and distribution channels in order to respond to changes in market demand. In addition, the Company believes that its administrative cost structure has benefitted from the economies of scale achieved as a result of its strategic acquisitions and its distribution and administrative personal computer client/server network.

    MAINTAIN FOCUS ON COMPANY PROFITABILITY. The Company focuses on profitability on a firm-wide basis rather than a department-by-department basis. This focus on profitability is supported by an integrated team approach to developing products and operating the Company's business. Beginning with product design and continuing through the product sale and eventual payout, professionals in each functional area (such as marketing, actuarial, investments, legal, finance and administration) work jointly with a common set of risk/return profiles toward the goal of achieving the Company's liquidity and profit objectives (rather than specific objectives of any particular functional area). The Company's compensation system and equity investments made by certain of the Company's employees further reinforce the Company's focus on the objective of profitability. Employees at all levels of the Company receive bonuses based on the Company's profitability, and as of September 30, 1996, employees (including directors and executive officers and certain former employees of the Company) owned, directly or indirectly, 9% of the Company's Common Stock.

    The Company conducts its different businesses through the following subsidiaries:

    - INTEGRITY LIFE INSURANCE COMPANY -- provides retail, fixed and variable annuities (including the Company's new equity-indexed annuity) and institutional GICs (both traditional and "synthetic") (acquired from The National Mutual Life Association of Australasia Limited ("National Mutual") in 1993);

    - NATIONAL INTEGRITY LIFE INSURANCE COMPANY -- provides retail, fixed and variable annuities and institutional GICs, primarily in New York (wholly owned subsidiary of Integrity acquired from National Mutual in 1993);

    - ARM CAPITAL ADVISORS, INC. ("ARM CAPITAL ADVISORS") -- offers fixed income asset management services to third party institutional clients (currently consisting primarily of defined benefit pension plans) and the Company's insurance subsidiaries as well as offering advisory services to investment companies (operations acquired from KBIMA in early 1995);

    - SBM CERTIFICATE COMPANY -- offers face-amount certificates
("Certificates") which guarantee a certain amount (the "face amount") to investors at a future date. Certificates are similar to bank-issued certificates of deposit (acquired from SBM in mid-1995);

    - ARM FINANCIAL SERVICES, INC. ("ARM FINANCIAL SERVICES") -- supports the Company's retail annuity operations and supports the Company's sales of independent third party mutual funds which are conducted by representatives registered with the National Association of Securities Dealers ("NASD"); and

    - ARM TRANSFER AGENCY, INC. ("ARM TRANSFER AGENCY") -- provides transfer agent services as needed to support the Company's retail business operations.

                                  THE OFFERING

Class A Common Stock Offered:

  By the Company................  --------- shares

  By the Selling Stockholders...  --------- shares

    Total Class A Common Stock
      offered...................  --------- shares
                                  ---------

Common Stock to be outstanding
following the Offering..........  --------- shares

                                  The net proceeds of the Offering will be used to
                                  strengthen the Company's existing capital base, to repay
                                  $25 million of outstanding indebtedness and for other
                                  corporate purposes, which may include additions to working capital and acquisitions. See "Use of Proceeds."
Use of Proceeds.................

Listing.........................

                                  The Company currently intends to pay regular quarterly
                                  cash dividends of $         per share on its Common Stock
                                  subject to declaration by the Company's Board of
                                  Directors. See "Dividend Policy."
Dividend Policy.................

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following table sets forth summary historical consolidated financial information of the Company for the six months ended June 30, 1996 and 1995, for the years ended December 31, 1995 and 1994, for the period from November 27, 1993 through December 31, 1993, and for the period from January 1, 1993 through November 26, 1993 (for the Historical Integrity Companies). The financial information for the years ended December 31, 1995 and 1994 and for the periods from January 1, 1993 through November 26, 1993 and November 27, 1993 through December 31, 1993 have been derived from the consolidated financial statements of the Company which were audited by Ernst & Young LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. Effective May 31, 1995, the Company acquired substantially all of the assets and business operations of SBM. The acquisition has been accounted for as a purchase, and the results of operations of the acquired businesses are included in the Company's historical information since the date of acquisition. Therefore, the results of operations for 1995 and the six months ended June 30, 1996 are not completely comparable to the results of the respective corresponding prior periods. See "Index to Financial Statements -- Pro Forma Financial Information." "Historical Integrity Companies" refers to operations, for accounting and reporting purposes, prior to the Company's November 26, 1993 acquisition of the Integrity Companies. The Historical Integrity Companies' results of operations for 1993 are presented for purposes of comparison with 1994; however, because of purchase accounting adjustments, the new capital structure and new management team resulting from that acquisition, the Company's results since November 26, 1993 have differed from the results of the Historical Integrity Companies.

    The information presented for the interim periods was derived from the Company's unaudited condensed consolidated financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

    The summary historical financial information set forth below should be read in conjunction with "Capitalization," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's consolidated financial statements and the notes thereto and other financial and operating information included elsewhere in this Prospectus.

                                                                                               HISTORICAL
                                                            THE COMPANY                         INTEGRITY
                                      -------------------------------------------------------  COMPANIES(1)
                                                                                  PERIOD FROM  -----------
                                                                                   NOVEMBER    PERIOD FROM
                                                                                      27,      JANUARY 1,
                                                                                     1993         1993
                                           SIX MONTHS            YEAR ENDED         THROUGH      THROUGH
                                         ENDED JUNE 30,         DECEMBER 31,       DECEMBER     NOVEMBER
                                      --------------------  --------------------      31,          26,
                                        1996       1995       1995       1994        1993         1993
                                      ---------  ---------  ---------  ---------  -----------  -----------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AMOUNTS)
INCOME STATEMENT DATA:
Investment income...................  $ 117,863  $  84,963  $ 196,024  $ 149,142   $  16,260    $ 148,120
Interest credited on customer
  deposits..........................    (86,012)   (64,282)  (146,867)  (116,463)    (13,563)    (116,341)
                                      ---------  ---------  ---------  ---------  -----------  -----------
  Net investment spread.............     31,851     20,681     49,157     32,679       2,697       31,779
Fee income:
  Variable annuity fees.............      5,024      3,158      7,238      4,291          91        1,000
  Asset management fees.............      2,711      1,131      3,161     --          --           --
  Other fee income..................        628        228        949      4,100         369        1,258
                                      ---------  ---------  ---------  ---------  -----------  -----------
    Total fee income................      8,363      4,517     11,348      8,391         460        2,258
Other income and expenses:
  Surrender charges.................      2,890      1,115      3,339      2,356         145        1,615
  Operating expenses................    (15,187)   (10,369)   (22,957)   (21,484)     (1,423)     (30,663)
  Commissions, net of deferrals.....     (1,197)      (490)    (1,557)    (2,551)       (309)      (4,877)
  Interest expense on long-term
    debt............................     (1,531)    (1,673)    (3,461)    (3,136)       (245)        (133)
Amortization:
  Deferred policy acquisition
    costs...........................     (3,105)    (1,291)    (2,932)    (1,296)        (12)      (1,470)
  Value of insurance in force.......     (4,481)    (2,486)    (7,104)    (3,830)       (552)      (6,444)
  Acquisition-related deferred
    charges.........................       (251)    (2,444)    (9,920)    (2,163)       (249)      --
  Goodwill..........................       (244)       (47)      (358)    --          --           --
  Other, net........................     (2,640)      (410)      (687)     4,972         (46)      --
                                      ---------  ---------  ---------  ---------  -----------  -----------
    Total other income and
      expenses......................    (25,746)   (18,095)   (45,637)   (27,132)     (2,691)     (41,972)
Realized investment gains
  (losses)..........................     (1,217)     2,694      4,048    (36,727)        (79)     (32,776)
                                      ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) before federal income
  taxes.............................     13,251      9,797     18,916    (22,789)        387      (40,711)
Federal income tax benefit
  (expense).........................     (2,763)    (4,938)    (7,026)     6,018        (508)      --
                                      ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)...................     10,488      4,859     11,890    (16,771)       (121)   $ (40,711)
                                                                                               -----------
                                                                                               -----------
Dividends on preferred stock........     (2,376)    (2,376)    (4,750)    (4,750)       (462)
                                      ---------  ---------  ---------  ---------  -----------
Net income (loss) applicable to
  common shareholders...............  $   8,112  $   2,483  $   7,140  $ (21,521)  $    (583)
                                      ---------  ---------  ---------  ---------  -----------
                                      ---------  ---------  ---------  ---------  -----------
Net income (loss) per common
  share.............................  $          $          $          $           $
                                      ---------  ---------  ---------  ---------  -----------
                                      ---------  ---------  ---------  ---------  -----------
Average common shares outstanding
  (in thousands)....................
                                      ---------  ---------  ---------  ---------  -----------
                                      ---------  ---------  ---------  ---------  -----------
OTHER OPERATING DATA:
Operating earnings (loss) (2).......  $   8,903  $     732  $   4,509  $   2,352   $    (532)
                                      ---------  ---------  ---------  ---------  -----------
                                      ---------  ---------  ---------  ---------  -----------
Operating earnings (loss) per common
  share.............................  $          $          $          $           $
                                      ---------  ---------  ---------  ---------  -----------
                                      ---------  ---------  ---------  ---------  -----------

                                                      JUNE 30,                         DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1996          1995          1995          1994          1993
                                             ------------  ------------  ------------  ------------  ------------

                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET AND OTHER
DATA:
Total cash and investments(3)..............  $  3,048,571  $  2,747,365  $  2,798,027  $  1,782,501  $  2,103,856
Assets held in separate accounts...........       954,964       658,864       809,927       506,270       231,687
Total assets(3)............................     4,234,918     3,699,684     3,793,580     2,447,888     2,427,886
Long-term debt.............................        40,000        40,000        40,000        40,000        40,000
Total liabilities..........................     4,089,023     3,548,023     3,605,589     2,462,021     2,315,535
Shareholders' equity:
  Carrying amount(3).......................       145,895       151,661       187,991       (14,133)      112,351
  Excluding the effects of
    SFAS No. 115(4)........................       167,604       154,804       159,461        90,816           n/a
  Fair value(5)............................       200,262       178,201       187,721       115,192       111,709
Assets under management(6).................     6,618,800     4,767,500     5,404,100     2,582,600     2,476,000

------------------------

(1) The Company had no significant business activity until November 26, 1993, when it acquired, the Integrity Companies from National Mutual. Results of operations prior to the acquisition for the period from January 1, 1993 through November 26, 1993 are presented for comparative purposes.

(2) "Operating earnings" is defined as net income applicable to common shareholders excluding realized investment gains and losses net of taxes.

(3) Total cash and investments, total assets and carrying amount shareholders' equity for the periods ending subsequent to December 31, 1993 reflect a change in accounting principle for the January 1, 1994 adoption of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(4) Excludes from total shareholders' equity the net unrealized gains and losses on securities classified as available-for-sale, net of related amortization and taxes.

(5) The methodologies used to estimate fair value are described in the notes to the condensed consolidated financial statements contained elsewhere in this Prospectus.

(6) Includes spread-based and fee-based customer deposits, off-balance sheet assets managed on behalf of institutional clients on a fee basis, deposits under marketing partnership arrangements and surplus assets.

                                  RISK FACTORS

    AN INVESTMENT IN THE CLASS A COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. IN DETERMINING WHETHER TO MAKE AN INVESTMENT IN THE CLASS A COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS.

INTEREST RATE RISK

    The Company's spread-based business is subject to several inherent risks arising from movements in interest rates, especially if the Company fails to anticipate or respond to such movements. First, interest-rate changes can cause compression of the Company's net spread between interest earned on investments and interest credited on customer deposits, thereby adversely affecting the Company's results. Second, if interest-rate changes produce an unanticipated increase in surrenders of the Company's spread-based products, the Company may be forced to sell investment assets at a loss in order to fund such surrenders. Finally, changes in interest rates can have significant effects on the performance of the Company's portfolio of mortgage-backed securities ("MBSs"), including its collateralized mortgage obligations ("CMOs"), as a result of changes in the prepayment rate of the loans underlying such securities.

    SPREAD COMPRESSION. The Company will experience spread compression when it is unable or chooses not to maintain the same margin between its investment earnings and its crediting rates. When interest rates rise, the Company may not be able to replace the assets in its investment portfolio with the higher-yielding assets that will be necessary to fund the higher crediting rates necessary to keep its products competitive. As a result, the Company may experience either a decrease in sales and an increase in surrenders (as described below) if it chooses to maintain its spread by not raising its crediting rates, or spread compression if it does increase its crediting rates. Conversely, when interest rates fall, the Company would have to reinvest the cash received from its investments (i.e., interest and payments of principal upon maturity or redemption) in the lower-yielding instruments then available. If the Company chose not to or was unable (i.e., due to guaranteed minimum or fixed crediting rates or limitations on the frequency of crediting-rate resets) to reduce the crediting rate on its spread-based products or acquire relatively higher-risk securities yielding higher rates of return, spread compression would occur.

    INCREASE IN SURRENDERS. If, as a result of interest rate increases, the Company was unable or chose not to raise its crediting rates to keep them competitive, the Company may experience an increase in surrenders. If the Company lacked sufficient liquidity, the Company might have to sell investment securities to fund associated surrender payments. Because the value of such securities would likely have decreased in response to the increase in interest rates, the Company would realize a loss on the sales. Although certain of the Company's products contain market value adjustment features which approximate and transfer such loss to the customer if the selected time horizon for the fixed return investment is terminated prior to maturity, there can be no assurance that the Company would be fully insulated from realizing any losses on sales of its securities. In addition, regardless of whether the Company realizes an investment loss, the surrenders would produce a decrease in invested assets, with an adverse effect on future earnings therefrom. Finally, premature surrenders also cause the Company to accelerate amortization of deferred policy acquisition costs and value of insurance in force which would otherwise be amortized over a longer period, but the impact of such acceleration generally would be offset to some extent by surrender charge fees. Policies issued by the Company's insurance subsidiaries include lapse protection provisions that help to deter surrenders when interest rates rise. Surrender charges are generally assessable within the first five to seven years after a policy is issued. The Company realized surrender charge income of $3.3 million on net surrenders of $319.8 million in 1995. At June 30, 1996, approximately 66% of the Company's insurance subsidiaries' customer deposits had surrender penalties or other such restrictions or were not subject to withdrawal.

    MBS PREPAYMENT AND EXTENSION. MBSs, including CMOs, are subject to prepayment risks that vary with, among other things, interest rates. Such securities accounted for approximately 43% of the Company's investment portfolio as of June 30, 1996. As of that date, approximately 1.3% of the MBS portfolio consisted of interest-only and residual securities. The Company acquired such interest-only securities as a hedge against certain securities acquired in the SBM acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Portfolio Review." During periods of declining interest rates, MBSs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. MBSs that have an amortized cost that is greater than par (i.e., purchased at a premium) will incur a reduction in yield or a loss as a result of such prepayments. In addition, during such periods, the Company will generally be unable to reinvest the proceeds of any such prepayment at comparable yields. Conversely, during periods of rising interest rates, prepayments generally slow. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) will incur a decrease in yield or a loss as a result of slower prepayments. The gross unamortized premiums and unaccrued discounts of MBSs were $27.1 million and $49.2 million, respectively, at June 30, 1996.

    The Company follows asset/liability strategies that are designed to mitigate the effect of interest rate changes on the Company's profitability. However, there can be no assurance that management will be successful in implementing such strategies and achieving adequate investment spreads. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Portfolio Review" and "Business -- Asset/Liability Spread Management."

RECENT NET LOSSES; LIMITED OPERATING HISTORY; VARIABILITY OF OPERATING RESULTS

    The Company has a limited operating history and sustained net losses for the years ended December 31, 1994 and 1993 of $16.8 million and $40.8 million, respectively (the results of operations for the year ended December 31, 1993 include those of the Historical Integrity Companies for the period from January 1, 1993 to November 26, 1993). In 1994, these losses principally related to realized investment losses due to the sale of fixed-maturity securities during a period of rising interest rates, and in 1993, these losses related primarily to writedowns due to other-than-temporary impairments in the value of certain investments in real estate and joint ventures that occurred prior to the acquisition of the Integrity Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." Although the Company reported net income of $11.9 million for the year ended December 31, 1995 and $10.5 million for the six months ended June 30, 1996, there can be no assurance that the Company will be able to sustain profitable operations in the future. In addition, the Company may experience substantial variability in its earnings from period to period, especially in view of the Company's active management of its investment portfolio which may produce significant realized investment gains or losses in a particular period as a result of changes in prevailing interest rates.

COMPETITION; RATINGS

    The Company operates in a highly competitive industry. The Company's insurance subsidiaries compete in their markets with numerous major national life insurance companies and insurance holding companies, many of which have substantially greater capital and surplus, larger and more diversified portfolios of life insurance policies and annuities, higher credit ratings and greater access to distribution channels than the Company's subsidiaries. The Company's insurance subsidiaries also encounter increasing competition from banks, securities brokerage firms and other financial intermediaries marketing insurance products, annuities and other forms of savings and pension products. Competition in the insurance industry is based on many factors, including the overall financial strength and reputation of the insurer, pricing and other terms and conditions of the offered product, levels of customer service, access to distributor channels and experience in the business, ratings assigned by A.M. Best, and the claims-paying ability ratings assigned by nationally recognized statistical rating organizations. Many financial institutions and broker-dealers focus on the A.M. Best and claims paying ability ratings of an insurer in determining whether to market the insurer's annuities. As a result, if any of the Company's insurance subsidiaries' ratings were downgraded from their current levels or if the ratings of the Company's competitors improved and those of the Company's insurance subsidiaries did not, the ability of the Company to distribute its products and the persistency of its existing business could be adversely affected. Each of the rating agencies reviews its ratings periodically, and there can be no assurance that the Company's insurance subsidiaries' current ratings will be maintained in the future. See "Business -- Ratings and Rating Agencies."

    ARM Capital Advisors competes with a large number of asset management firms and mutual fund organizations, including banks and insurance companies. Competition in the asset management service industry is based on many factors, including investment performance, client service, product design, scope of services and reputation. The ability of ARM Capital Advisors to compete with other firms also is dependent, in part, on the relative attractiveness of the types of investment services it offers and the relative success of its investment styles and strategies under prevailing market conditions. The Company's ability to retain and increase assets under management could be adversely affected if client accounts underperform the market or those of the Company's competitors. See "Business -- Competition."

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

    The Company is a holding company with no direct operations, and its principal assets consist of the capital stock of Integrity Holdings, Inc. ("Integrity Holdings"), which owns Integrity and National Integrity (domiciled in the States of Ohio and New York, respectively), ARM Capital Advisors and SBM Certificate Company. The Company relies primarily on management fees, dividends and other distributions from its insurance subsidiaries, its broker-dealer subsidiary, ARM Financial Services, Inc. (previously known as SBM Financial Services, Inc. and referred to herein as "ARM Financial Services"), and other non-insurance operations to meet ongoing cash requirements, including amounts required for payment of interest and principal on outstanding debt obligations, preferred stock dividends and corporate expenses. The ability of the Integrity Companies to pay dividends to the Company in the future is subject, among other things, to regulatory restrictions of their respective states of domicile and will depend on their statutory surplus and earnings. Because National Integrity is a subsidiary of Integrity, dividend payments by National Integrity to Integrity must be made in compliance with New York standards, and the ability of Integrity to pass those dividends on to the Company is subject to compliance with Ohio standards. From time to time, the NAIC and various state insurance regulators have considered, and may in the future consider, proposals to further restrict dividend payments that may be made by an insurance company without regulatory approval. No assurance can be given that there will not be any further regulatory action restricting the ability of the Company's insurance subsidiaries to pay dividends. Inability on the part of Integrity or National Integrity to pay dividends to the Company in an amount sufficient to enable the Company to meet its debt service and other cash requirements (including dividend payments on the Common Stock) could have a material adverse effect on the Company. See "Business -- Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The ability of the Company to pay dividends on the Common Stock is also subject to the prior declaration and payment of accrued cumulative dividends on the Company's 9 1/2% Cumulative Perpetual Preferred Stock (the "Perpetual Preferred Stock"). See "Description of Capital Stock" and "Description of Certain Indebtedness."

DEPENDENCE ON CERTAIN THIRD-PARTY RELATIONSHIPS

    The Company uses third-party marketing organizations with sales networks to distribute its retail, fixed and variable annuity products. A wholesaler organization, Financial Marketing Group, Inc. ("FMG"), accounted for 72% and 68% of total retail sales, and 8% and 17% of total retail and institutional sales for the six months ended June 30, 1996 and for the year ended December 31, 1995, respectively. No individual distributor affiliated with FMG accounted for more than 2% and 4% of total retail sales for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. The Company also relies on its joint venture with General American Life Insurance Company ("General American") for the issuance of GIC policies to institutional customers. In recent periods, internal growth of the Company's spread-based business has been largely dependent on the sales of GICs marketed by the Company and issued by General American under the joint venture with the Company. Sales of GICs accounted for 93% and 55% of the Company's spread-based sales for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. If demand for GIC products, or the Company's ability to market such products, were to decrease, the Company's results of operations could be adversely affected. For the six months ended June 30, 1996 and for the year ended December 31, 1995, substantially all spread-based institutional product sales were made through General American, or 31% and 12%, respectively, of total retail and institutional sales. The loss of the wholesaler FMG or of General American as a marketing partner, or the impairment of the reputation or creditworthiness of either of them, could materially adversely affect the Company's ability to market its retail products or GICs until another distribution source or marketing partner could be found. There can be no assurance that the Company would be able to find an alternate source of distribution in a timely manner. See "Business -- Distribution."

REGULATION

    The Company's businesses and operations are subject to various federal and state laws and regulations which, among other things, grant supervisory agencies broad administrative powers over such businesses and operations, including the power to limit or restrict such businesses if they fail to comply with applicable laws and regulations.

    The Company's insurance subsidiaries are regulated by insurance regulators in Ohio and New York as well as in other jurisdictions in which they are licensed or authorized to do business. Insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends and other payments insurance companies can make without prior regulatory approval and impose restrictions on the amount and type of investments such companies may hold. In addition, variable annuities and related separate accounts of the Company's insurance subsidiaries are subject to regulation by the Securities and Exchange Commission (the "Commission" or "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company's non-insurance operations are also subject to extensive regulation, including regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act, various other federal and state securities laws and regulations and by the National Association of Securities Dealers, Inc. (the "NASD"). The Company cannot predict, and no assurance can be given as to, the effect that any future regulation or changes in interpretation of existing regulation may have on the financial condition or operations of the Company. See "Business -- Regulation."

    As required by the Investment Company Act and the Advisers Act, the Company's standard investment management and investment advisory agreements provide that such agreements may not be assigned by a party without the prior written consent of the other party. The Investment Company Act and the Advisers Act define the term "assignment" to include any "direct or indirect transfer" of a "controlling block of the voting securities" of the Company's outstanding voting securities. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person. Following completion of the Offering, sales by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P and MSCP III 892 Investors, L.P. (collectively, the "MSCP Funds" and, together with MSLEF II, the "Morgan Stanley Stockholders") or other stockholders or issuances of Common Stock by the Company, among other things, may raise issues relating to assignments of the Company's investment management and investment advisory agreements.

    Under the insurance guaranty fund laws existing in each state, insurers licensed to do business in such state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. Because such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, the Company cannot accurately determine the precise amount or timing of its exposure to known insurance company insolvencies at this time. In connection with the acquisition by the Company of the Integrity Companies from National Mutual, National Mutual agreed to indemnify the Company with regard to guaranty fund assessments levied in respect of companies declared insolvent or subject to conservatorship prior to November 26, 1993. No assurance can be given that the Company's reserve for assessments or such indemnity will be adequate in the event of any loss suffered by the Company in respect of any assessment made under state insurance guaranty fund laws. The Company estimates its reserve for assessments using information provided by the National Organization of Life and Health Guaranty Associations ("NOLHGA"). The reserve does not include any provision for future assessments related to unknown failures or to known failures for which no estimate of the Company's exposure can currently be made. The insolvency of large life insurance companies in future years could result in additional material assessments to the Company by state guaranty funds that could have a material adverse impact on the Company's future earnings and liquidity. See "Business -- Regulation."

SIGNIFICANT OWNERSHIP BY MORGAN STANLEY STOCKHOLDERS

    After giving effect to the Offering, the Morgan Stanley Stockholders will
own approximately    % of the outstanding Common Stock (approximately    % of
the outstanding Class A Common Stock and approximately 100% of the outstanding Class B Common Stock). If the Underwriters' over-allotment option is exercised
in full, the Morgan Stanley Stockholders will own approximately    % of the
outstanding Common Stock (approximately    % of the outstanding Class A Common
Stock and approximately 100% of the outstanding Class B Common Stock). The Morgan Stanley Stockholders have informed the Company that they intend, upon consummation of the Offering, to convert such number of their shares of non-voting Common Stock so that, following such conversion, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding voting Common Stock of the Company. The general partner of MSLEF II and the general partner of the general partner of each of the MSCP Funds are wholly owned subsidiaries of Morgan Stanley Group Inc. ("MS Group"). Currently, three of the nine directors of the Company are employees of a wholly owned subsidiary of MS Group. Pursuant to the terms of the Second Amended and Restated Stockholders' Agreement, to be entered into prior to the consummation of the Offering (the "Stockholders' Agreement"), among the Morgan Stanley Stockholders, the Company and certain other stockholders of the Company, the Morgan Stanley Stockholders will have the right to designate one-half of the members of the Board of Directors of the Company for so long as the total number of shares of Common Stock of the Company owned by the Morgan Stanley Stockholders constitutes at least 50% of the outstanding Common Stock of the Company. See "Certain Relationships and Related Party Transactions -- Stockholders' Agreement." As a result of their ownership interest in the Company and certain rights pursuant to the Stockholders' Agreement, the Morgan Stanley Stockholders have a substantial influence over the affairs of the Company. See "Principal and Selling Stockholders" and "Certain Transactions."

FEDERAL INCOME TAX TREATMENT OF ANNUITY PRODUCTS

    Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holder of an annuity. Taxes, if any, are payable on the accumulated tax-deferred earnings when these earnings are paid to such holder. In the event that the federal income tax laws are changed such that accumulated earnings on annuity products do not enjoy the tax deferral described above or that another product acquires such similar or preferred tax-advantaged status, consumer demand for annuity products may decline substantially. In addition, a reduction in the capital gains tax rate may reduce the product demand for tax-deferred annuities. As a result, both the persistency of the Company's existing products and the Company's ability to sell its products in the future could be materially adversely affected. From time to time proposals to this effect have been made and, although no such proposals are currently pending, no assurance can be given that such a tax law change will not occur in the future. The operations and business prospects of the Company could be materially and adversely affected by any material decrease in the demand for its annuity products.

DEPENDENCE ON KEY PERSONNEL

    The success of the Company will depend, to a significant extent, upon the continued services of the key executive officers of the Company. The loss or unavailability of such key executive officers or the inability to attract or retain key employees in the future could have an adverse effect upon the Company's operations. See "Management -- Directors and Executive Officers."

RESTRICTIONS IN FINANCING DOCUMENTS

    Certain provisions of the Credit Agreement dated as of November 14, 1993, as amended (the "Credit Agreement"), among the Company, The Chase Manhattan Bank, N.A., Chemical Bank and certain other parties, impose restrictions on the Company's operations, including restrictions on its ability to pay dividends or make distributions with respect to shares of the Common Stock absent compliance with certain prepayment obligations under the Credit Agreement. On each date that the Company pays a dividend in respect of any shares of Common Stock, the Credit Agreement provides that the Company prepay, in an aggregate principal amount equal to the aggregate amount of the dividends paid on such date, any borrowings outstanding under the term loan facility and, to the extent such term loan borrowings are fully prepaid, reduce any commitments to make revolving loans under the revolving credit facility. Certain of the Company's assets and all of the Company's interest in the securities of its subsidiaries, as well as all of Integrity Holdings' interest in the capital stock of Integrity, have been pledged under the Credit Agreement. Future indebtedness could contain similar or additional covenants or security arrangements. If the Company fails to comply with the covenants under the Credit Agreement or other senior credit facilities, the lenders thereunder may accelerate the indebtedness and exercise remedies under the pledge agreements and any other security document with respect to the disposition of such collateral. See "Description of Certain Indebtedness." The Company intends to amend the Credit Agreement to modify or eliminate certain of the foregoing restrictions.

ANTI-TAKEOVER PROVISIONS

    Under applicable state insurance laws and regulations, no person may acquire control of any of the insurance subsidiaries of the Company or any corporation controlling them unless such person has filed a statement containing specified information with appropriate regulatory authorities and approval for such acquisition is obtained. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise), 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of the Class A Common Stock of the Company without obtaining the approval of the applicable state insurance regulator would be in violation of such state's insurance holding company act and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the applicable regulatory authority.

    Certain provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Restated By-laws (the "By-laws") of the Company that will be in effect upon the consummation of the Offering, certain provisions of the Delaware General Corporation Law and the significant ownership position of the Morgan Stanley Stockholders may also have the effect of discouraging or making more difficult a takeover attempt that a stockholder might consider in its best interest. See "Description of Capital Stock -- Preferred Stock," "--Restated Certificate of Incorporation and By-laws" and "-- Section 203 of the Delaware General Corporation Law."

DILUTION

    Based on an initial public offering price of $         per share of Class A
Common Stock, the Company's net tangible book value per share of Class A Common Stock as of June 30, 1996, after giving effect to the Offering, would be
$         per share. Accordingly, purchasers of Class A Common Stock offered hereby would suffer immediate dilution in the Company's net tangible book value
of $         per share. See "Dilution."

POTENTIAL DILUTION OF VOTING POWER UPON CONVERSION INTO CLASS A COMMON STOCK

    After giving effect to the Offering and the Morgan Stanley Stockholders' intended conversion of shares of Class B Common Stock into Class A Common Stock such that, following such conversion, the Morgan Stanley Stockholders will own, in the aggregate 49% of the outstanding voting Common Stock of the Company,
there will be       shares of Class B Common Stock outstanding, representing, in
the aggregate approximately    % of the total outstanding Common Stock.
Conversion of shares of Class B Common Stock into shares of Class A Common Stock would result in a decrease in the voting power of the investors in the Class A Common Stock offered hereby. If all such shares of Class B Common Stock were so converted, the holders of such newly converted Class A Common Stock would own
approximately    % of the outstanding Class A Common Stock. Upon any disposition by the Morgan Stanley Stockholders of any of their Class B Common Stock, such shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock. According to the terms of the Certificate of Incorporation, the Morgan Stanley Stockholders may not, in the aggregate, own more than 49% of the outstanding shares of Class A Common Stock. See "Description of Capital Stock and "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, there will be       shares of Common Stock
outstanding, of which the       shares sold pursuant to the Offering and an
additional       shares that were outstanding prior to the Offering will be tradeable without restrictions by persons other than "affiliates" (as defined in the Securities Act) of the Company. The remaining shares of Common Stock will be "restricted" securities within the meaning of the Securities Act and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act.

    The Company has reserved 3,445 shares of Class A Common Stock for issuance upon exercise of options outstanding or to be granted pursuant to the Company's stock option plans. As of September 30, 1996, options to purchase 2,680 shares of Class A Common Stock were outstanding and unexercised.

    Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales may occur, could adversely affect the market price prevailing from time to time of the Class A Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. Pursuant to the Stockholders' Agreement, the Company has granted the Morgan Stanley Stockholders certain "demand" registration rights with respect to the shares of Common Stock held by the Morgan Stanley Stockholders. See "Certain Relationships and Related Party Transactions -- Stockholders' Agreement" and "Shares Eligible for Future Sale."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE AND OF THE
  SECURITIES MARKET

    Prior to the Offering, there has been no public market for the Class A Common Stock. Although the Company has applied to have the Common Stock approved
for listing on the                 , there can be no assurance that an active
trading market for the Common Stock will develop or continue after the Offering or that the Class A Common Stock offered hereby will trade at or above the initial public offering price. The initial public offering price for the Class A Common Stock will be determined by negotiations among the Company and the
Underwriters in accordance with the recommendation of         , the "qualified
independent underwriter," as is required by Rule 2720 of the Conduct Rules of the NASD, and may not be indicative of the market price for the Class A Common Stock after the Offering.

    The market price of the Class A Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly financial results and other factors such as announcements of new products by the Company or by the Company's competitors, interest rate movements, the state of the insurance and asset management industry, product pricing and developments in the Company's relationships with its customers and distributors. In addition, the stock market has in recent years experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of specific companies and therefore have been due to factors which are beyond the control of the Company. Broad market fluctuations as well as economic conditions generally, and in the insurance and asset management and related industries specifically, may adversely affect the market price or liquidity of the Class A Common Stock and the price of securities generally.

                                USE OF PROCEEDS

    The net proceeds of the Offering to the Company are estimated to be
approximately $         million, after deducting underwriting discounts and
commissions and other expenses of the Offering payable by the Company. The Company intends to use the net proceeds of the Offering to strengthen the Company's existing capital base, to repay $25 million of outstanding indebtedness and for other corporate purposes, which may include additions to working capital and acquisitions. The indebtedness bears a floating interest rate equal to 7/8 of 1% over the London Interbank Offered Rate. The Company maintains an interest rate cap related to this debt which expires on March 20, 1998 and currently caps the total rate of interest at approximately 6.2%. At December 31, 1995, aggregate maturities of such indebtedness was: 1997 -- $4 million; 1998 -- $6 million; 1999 -- $8 million; 2000 -- $10 million and 2001 --
$12 million. Pending such uses, the net proceeds will be invested in highly rated intermediate and short-term securities.

    The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

    The Board of Directors of the Company currently intends to establish an
initial policy of declaring regular quarterly cash dividends of $         per
share on its Common Stock, commencing in the first quarter of 1997. There can be no assurance, however, as to the payment or amount of future dividends, since they will be at the discretion of the Board of Directors and will depend on various factors, including the Company's results of operations, financial condition, capital requirements, investment opportunities and legal and regulatory restrictions on the payment of dividends to the Company by its insurance subsidiaries. The payment of dividends will also be subject to compliance with the financial covenants contained in the Company's debt agreements. See "Description of Certain Indebtedness."

    Under the terms of the Perpetual Preferred Stock, before dividends may be declared or paid on the Common Stock, the Company must pay all accrued cumulative quarterly dividends on the Perpetual Preferred Stock. Dividends accrue on the Perpetual Preferred Stock at an annual rate of 9 1/2% or an aggregate of $4.8 million annually.

    The Company is a holding company with no direct operations, and its principal assets are the capital stock of Integrity Holdings (which owns the Integrity Companies), ARM Capital Advisors and SBM Certificate Company. The Company relies primarily on management fees, dividends and other distributions from its insurance subsidiaries, its broker-dealer subsidiary, ARM Financial Services, and other non-insurance operations to meet ongoing cash requirements, including amounts required for payment of interest and principal on outstanding debt obligations, preferred stock dividends and corporate expenses. The Integrity Companies are subject to the laws of the states in which they are domiciled that limit the amount of dividends that an insurance company can pay. The maximum dividend payments that may be made by the Integrity Companies to the Company during 1996 are $17.6 million, of which $11.0 million have been made during the six months ended June 30, 1996. See "Risk Factors -- Holding Company Structure; Dividend Restrictions" and "Business -- Regulation."

                                    DILUTION

    The net tangible book value of the Company as of June 30, 1996 was $138.0
million or $         per share of outstanding Common Stock. After giving effect
to the sale of       shares of Class A Common Stock offered by the Company
hereby at an assumed initial public offering price of $         per share, the
pro forma net tangible book value of the Company as of June 30, 1996 would have
been approximately $         million or $         per share, representing an
immediate dilution of $         per share to investors purchasing shares in the
Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per common share......................  $
  Net tangible book value per common share at June 30, 1996(1)..............             $
  Increase in net tangible book value per common share attributable to new investors...............................................................
Pro forma net tangible book value per common share after the Offering.......
                                                                                         ---------
Dilution of net tangible book value per share to new investors(2)(3)........             $

------------------------

(1) Net tangible book value per common share prior to the Offering has been determined by dividing the net tangible book value (total assets less net intangibles and less total liabilities) by the sum of the number of shares of Common Stock outstanding as of June 30, 1996.

(2) Dilution per share to new investors would be $         if the net tangible
    book value was determined with deferred policy acquisition costs and value of insurance in force (which aggregated $117.1 million at June 30, 1996) being considered intangible assets.

(3) Dilution per share to new investors would be $         if the net tangible
    book value was determined based on fair values of assets and liabilities determined in accordance with the methodologies used to estimate fair value, which are described in the notes to the consolidated condensed interim financial statements contained elsewhere in this Prospectus.

    The following table sets forth on a pro forma basis as of June 30, 1996 the number and percentage of total outstanding shares of Common Stock purchased from the Company, the total consideration and percentage of total consideration paid to the Company and the weighted average price paid per share by existing stockholders and by purchasers of the Class A Common Stock offered by the Company hereby. The calculations in this table with respect to Common Stock to be purchased by new investors in the Offering reflect an assumed initial public
offering price of $          per share.

                                                                                                                 WEIGHTED
                                                                   SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                                                ----------------------  ----------------------   PRICE PER
                                                                 NUMBER      PERCENT     AMOUNT      PERCENT       SHARE
                                                                ---------  -----------  ---------  -----------  -----------
Existing stockholders.........................................                       %  $                    %   $
New investors.................................................
                                                                ---------         ---   ---------         ---
    Total.....................................................                    100%  $                 100%
                                                                ---------         ---   ---------         ---
                                                                ---------         ---   ---------         ---

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of June 30, 1996 and as adjusted to give effect to the sale by the
Company of         shares of Class A Common Stock pursuant to the Offering at an
assumed initial public offering price of $    per share (less estimated
underwriting discounts and fees and expenses). This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto and other financial and operating information included elsewhere in this Prospectus.

                                                                                 AT JUNE 30, 1996
                                                                 ------------------------------------------------
                                                                     CARRYING AMOUNT           FAIR VALUE(C)
                                                                 -----------------------  -----------------------

                                                                   ACTUAL    AS ADJUSTED    ACTUAL    AS ADJUSTED
                                                                 ----------  -----------  ----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Long-term debt.................................................  $   40,000   $  40,000   $   40,000   $  40,000
Shareholders' equity:
  Preferred Stock, $.01 par value, 7,000,000 shares authorized;
    2,000,000 shares of Perpetual Preferred Stock, $25.00
    stated value, issued and outstanding.......................      50,000      50,000
  Common Stock, $.01 par value, 28,360 shares authorized,
    24,796 shares issued and outstanding; no shares issued and
    outstanding as adjusted....................................         (b)
  Class A Common Stock, $.01 par value,       shares
    authorized,       shares issued and outstanding as
    adjusted(a)................................................         (b)
  Class B Common Stock, $.01 par value,       shares
    authorized,       shares issued and outstanding as
    adjusted...................................................
  Additional paid-in capital...................................     124,456
  Net unrealized gains (losses) on available-for-sale
    securities.................................................     (21,709)                  --          --
  Retained-earnings deficit....................................      (6,852)
                                                                 ----------  -----------  ----------  -----------
    Total shareholders' equity.................................     145,895                  200,262
                                                                 ----------  -----------  ----------  -----------
    Total capitalization.......................................  $  185,895  $            $  240,262  $
                                                                 ----------  -----------  ----------  -----------
                                                                 ----------  -----------  ----------  -----------

------------------------

(a) Excludes       shares of Class A Common Stock issuable upon the exercise of outstanding stock options as of June 30, 1996 at exercise prices ranging
    from $         to $         per share. See "Management."

(b) Less than $1,000.

(c) The methodologies used to estimate fair value are described in the notes to the consolidated condensed financial statements contained elsewhere in this Prospectus.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth selected historical financial information of the Company for the six months ended June 30, 1996 and 1995, for the years ended December 31, 1995 and 1994, for the period from November 27, 1993 through December 31, 1993, for the period from January 1, 1993 through November 26, 1993 (for the Historical Integrity Companies) and for the years ended December 31, 1992 and 1991 (for the Historical Integrity Companies). The financial information for the years ended December 31, 1995 and 1994 and for the periods from January 1, 1993 through November 26, 1993 and November 27, 1993 through December 31, 1993 have been derived from consolidated financial statements of the Company that have been audited by Ernst & Young LLP. The financial information for the Integrity Companies for the years ended December 31, 1992 and December 31, 1991 have been derived from financial statements of the Historical Integrity Companies. The information presented for the six months ended June 30, 1996 and 1995 was derived from the Company's unaudited condensed consolidated financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods.

    Effective May 31, 1995, the Company acquired substantially all of the assets and business operations of SBM. This acquisition has been accounted for as a purchase, and the results of operations of the acquired businesses are included in the Company's historical financial information from the date of acquisition. Therefore, the results of operations for 1995 and the six months ended June 30, 1996 are not completely comparable to the results of the respective corresponding prior periods. See "Index to Consolidated Financial Statements -- Unaudited Pro Forma Financial Information." "Historical Integrity Companies" refers to operations, for accounting and reporting purposes, prior to the Company's November 26, 1993 acquisition of the Integrity Companies. The Historical Integrity Companies' results of operations for 1993, 1992 and 1991 are presented for purposes of comparison; however, because of purchase accounting adjustments, the new capital structure and new management team resulting from that acquisition, the Company's results have differed from the results of the Historical Integrity Companies.

    The selected historical financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's consolidated financial statements and the notes thereto and other financial and operating information included elsewhere in this Prospectus.

                                                                                                        HISTORICAL
                                                        THE COMPANY                               INTEGRITY COMPANIES(1)
                                 ---------------------------------------------------------  ----------------------------------
                                                                                            PERIOD FROM
                                                                              PERIOD FROM    JANUARY 1,
                                      SIX MONTHS            YEAR ENDED       NOVEMBER 27,       1993           YEAR ENDED
                                    ENDED JUNE 30,         DECEMBER 31,      1993 THROUGH     THROUGH         DECEMBER 31,
                                 --------------------  --------------------  DECEMBER 31,   NOVEMBER 26,  --------------------
                                   1996       1995       1995       1994         1993           1993        1992       1991
                                 ---------  ---------  ---------  ---------  -------------  ------------  ---------  ---------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INCOME STATEMENT DATA:
Investment income..............  $ 117,863  $  84,963  $ 196,024  $ 149,142    $  16,260     $  148,120   $ 158,037  $ 167,987
Interest credited on customer
  deposits.....................    (86,012)   (64,282)  (146,867)  (116,463)     (13,563)      (116,341)   (122,190)  (136,072)
                                 ---------  ---------  ---------  ---------  -------------  ------------  ---------  ---------
    Net investment spread......     31,851     20,681     49,157     32,679        2,697         31,779      35,847     31,915
Fee income:
  Variable annuity fees........      5,024      3,158      7,238      4,291           91          1,000       1,405      1,300
  Asset management fees........      2,711      1,131      3,161     --           --             --          --         --
  Other fee income.............        628        228        949      4,100          369          1,258         215        149
                                 ---------  ---------  ---------  ---------  -------------  ------------  ---------  ---------
    Total fee income...........      8,363      4,517     11,348      8,391          460          2,258       1,620      1,449
Other income and expenses:
  Surrender charges............      2,890      1,115      3,339      2,356          145          1,615       2,403      4,936
  Operating expenses...........    (15,187)   (10,369)   (22,957)   (21,484)      (1,423)       (30,663)    (25,103)   (25,921)
  Commissions, net of
    deferrals..................     (1,197)      (490)    (1,557)    (2,551)        (309)        (4,877)     (2,124)    (2,042)
  Interest expense on long-term
    debt.......................     (1,531)    (1,673)    (3,461)    (3,136)        (245)          (133)       (546)      (546)
Amortization:
  Deferred policy acquisition
    costs......................     (3,105)    (1,291)    (2,932)    (1,296)         (12)        (1,470)     (1,045)    (1,011)
  Value of insurance in
    force......................     (4,481)    (2,486)    (7,104)    (3,830)        (552)        (6,444)    (41,594)   (18,310)
  Acquisition-related deferred
    charges....................       (251)    (2,444)    (9,920)    (2,163)        (249)        --          --         --
  Goodwill.....................       (244)       (47)      (358)    --           --             --          (8,978)      (244)
  Other, net...................     (2,640)      (410)      (687)     4,972          (46)        --          (6,434)    (6,907)
                                 ---------  ---------  ---------  ---------  -------------  ------------  ---------  ---------
    Total other income and
      expenses.................    (25,746)   (18,095)   (45,637)   (27,132)      (2,691)       (41,972)    (83,421)   (50,045)
Realized investment gains
  (losses).....................     (1,217)     2,694      4,048    (36,727)         (79)       (32,776)     (9,759)    (5,615)
                                 ---------  ---------  ---------  ---------  -------------  ------------  ---------  ---------
Income (loss) before federal
  income taxes.................     13,251      9,797     18,916    (22,789)         387        (40,711)    (55,713)   (22,296)
Federal income tax benefit
  (expense)....................     (2,763)    (4,938)    (7,026)     6,018         (508)        --          --         --
                                 ---------  ---------  ---------  ---------  -------------  ------------  ---------  ---------
Net income (loss)..............     10,488      4,859     11,890    (16,771)        (121)    $  (40,711)  $ (55,713) $ (22,296)
                                                                                            ------------  ---------  ---------
                                                                                            ------------  ---------  ---------
Dividends on preferred stock...     (2,376)    (2,376)    (4,750)    (4,750)        (462)
                                 ---------  ---------  ---------  ---------  -------------
Net income (loss) applicable to
  common shareholders..........  $   8,112  $   2,483  $   7,140  $ (21,521)   $    (583)
                                 ---------  ---------  ---------  ---------  -------------
                                 ---------  ---------  ---------  ---------  -------------
Net income (loss) per common
  share........................  $          $          $          $            $
                                 ---------  ---------  ---------  ---------  -------------
                                 ---------  ---------  ---------  ---------  -------------
Average common shares
  outstanding (in thousands)...
                                 ---------  ---------  ---------  ---------  -------------
                                 ---------  ---------  ---------  ---------  -------------
OTHER OPERATING DATA:
Operating earnings (loss)(2)...  $   8,903  $     732  $   4,509  $   2,352    $    (532)
                                 ---------  ---------  ---------  ---------  -------------
                                 ---------  ---------  ---------  ---------  -------------
Operating earnings (loss) per
  common share.................  $          $          $          $            $
                                 ---------  ---------  ---------  ---------  -------------
                                 ---------  ---------  ---------  ---------  -------------

                                                                                                       HISTORICAL
                                                                                                       INTEGRITY
                                                                THE COMPANY                           COMPANIES(1)
                                           -----------------------------------------------------  --------------------
                                                 JUNE 30,                 DECEMBER 31,                DECEMBER 31,
                                           --------------------  -------------------------------  --------------------
                                             1996       1995       1995       1994       1993       1992       1991
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS IN THOUSANDS)

BALANCE SHEET AND OTHER DATA:
Total cash and investments(3)............  $3,048,571 $2,747,365 $2,798,027 $1,782,501 $2,103,856 $1,838,435 $1,753,972
Assets held in separate accounts.........    954,964    658,864    809,927    506,270    231,687     38,952     25,065
Total assets(3)..........................  4,234,918  3,699,684  3,793,580  2,447,888  2,427,886  1,991,205  1,937,548
Long-term debt...........................     40,000     40,000     40,000     40,000     40,000     --         --
Total liabilities........................  4,089,023  3,548,023  3,605,589  2,462,021  2,315,535  1,857,978  1,758,113

Shareholders' equity:
  Carrying amount(3).....................    145,895    151,661    187,991    (14,133)   112,351    133,227    179,435
  Excluding the effects of SFAS No.
    115(4)...............................    167,604    154,804    159,461     90,816        n/a        n/a        n/a
  Fair value(5)..........................    200,262    178,201    187,721    115,192    111,709        n/a        n/a
Assets under management(6)...............  6,618,800  4,767,500  5,404,100  2,582,600  2,476,000  1,906,817  1,805,295

------------------------

(1) The Company had no significant business activity until November 26, 1993, when it acquired the Integrity Companies from National Mutual. Results of operations prior to the acquisition for the period from January 1, 1993 through November 26, 1993 are presented for comparative purposes.

(2) "Operating earnings" is defined as net income applicable to common shareholders excluding realized investment gains and losses net of taxes.

(3) Total cash and investments, total assets and carrying amount shareholders' equity for the periods ending subsequent to December 31, 1993 reflect a change in accounting principle for the January 1, 1994 adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(4) Excludes from total shareholders' equity the net unrealized gains and losses on securities classified as available-for-sale, net of related amortization and taxes.

(5) The methodologies used to estimate fair value are described in the notes to the condensed consolidated financial statements contained elsewhere in this Prospectus.

(6) Includes spread-based and fee-based customer deposits, off-balance sheet assets managed on behalf of institutional clients on a fee basis, deposits under marketing partnership arrangements and surplus assets.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    The Company specializes in the asset accumulation business, providing retail and institutional customers with products designed to serve the growing retirement and long-term savings markets as well as providing other asset management services. At June 30, 1996, the Company had approximately $6.6 billion of assets under management.

    The Company's revenues are derived from its spread-based business and its fee-based business. The products and services comprising the spread-based and fee-based businesses are sold in two principal markets, the retail and institutional markets, through a broad spectrum of distribution channels. In the spread-based line of business the Company earns a spread between what is earned on invested assets and what is credited to customer accounts. In the fee-based line of business the Company receives a fee for managing customers' deposits on and off its balance sheet. The Company believes that market forces and population demographics are producing and will continue to generate strong consumer demand for long-term savings and retirement products, including variable and equity-indexed annuity type products. Recent acquisitions by the Company have provided it with the opportunity to leverage its resources and enter into new markets in order to try to meet this demand. The Company continues to focus on the development of its fee-based business to increase the size of this business, which is less capital intensive than the spread-based business and provides the Company with diversified sources of income. Although the Company's objective is to achieve a better business mix with its spread-based business, the business mix may vary from time to time, due to opportunistic acquisitions of spread-based businesses.

    The following discussion compares the results of operations for the Company for the six months ended June 30, 1996 and for the three years ended December 31, 1995. As the Company acquired substantially all of the assets and business operations of SBM effective May 31, 1995, the results for the six months ended June 30, 1996 and for the year ended December 31, 1995 include the effects of the operations of SBM for the period from June 1, 1995 to June 30, 1996. Therefore, results for the six months ended June 30, 1996 and for the year ended December 31, 1995 are not necessarily comparable with the results of the respective prior periods. Additionally, the results of operations for the year ended December 31, 1993 represent the results of the Historical Integrity Companies for the period from January 1, 1993 through November 26, 1993 combined with the results of operations of the Company for the period from November 27, 1993 through December 31, 1993. The combined results of operations for 1993 are presented for purposes of comparison with 1994; however, because of purchase accounting adjustments and the new capital structure and new management resulting from that acquisition, the Company's results have differed from the results of the Historical Integrity Companies.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

    Net income during the six months ended June 30, 1996 was $10.5 million compared to $4.9 million for the six months ended June 30, 1995. Operating earnings (net income applicable to common shareholders excluding realized investment gains and losses net of taxes) were $8.9 million and $0.7 million for the six months ended June 30, 1996 and 1995, respectively. The increase in operating earnings is primarily attributable to an increase in net investment spread due to ongoing asset/liability management and deposit growth from the acquisition of the SBM business operations and, to a lesser extent, additional sales of spread-based products. In addition, fee income increased as a result of a growing base of variable annuity deposits and institutional assets under management. Such increases in revenues were partially offset by increases in operating and amortization expenses.

    Annualized spread-based operating earnings were 1.01% and 0.92% of average spread-based assets under management of $3.05 billion and $2.13 billion during the six months ended June 30, 1996 and 1995, respectively. This increase in spread-based margins is primarily attributable to ongoing asset/liability management, which generated higher net investment spreads. Annualized fee-based operating earnings were 0.18% and 0.20% of average fee-based assets under management of $2.92 billion and $1.54 billion during the six months ended June 30, 1996 and 1995, respectively. Fee-based margins for the 1996 period were essentially flat compared to the prior period as a result of a relatively consistent mix of variable annuity deposits and other assets under management which generate fee income.

    Net investment spread, which is the difference between income earned on investments and interest credited on customer deposits, increased to $31.9 million during the six months ended June 30, 1996 from $20.7 million during the six months ended June 30, 1995. These amounts reflect the net investment spread of 2.05% and 1.85% during the six months ended June 30, 1996 and 1995, respectively, between the Company's annualized investment yield on average cash and investments and the annualized average rate credited on customer deposits. The Company's investment income increased to $117.9 million during the six months ended June 30, 1996 from $85.0 million during the six months ended June 30, 1995. These amounts represent annualized investment yields of 7.70% and 7.89% on average cash and investments of $3.06 billion and $2.15 billion during the six months ended June 30, 1996 and 1995, respectively. The decrease in annualized investment yields on cash and investments primarily relates to a significant increase in sales of GICs, the proceeds of which are invested in securities of shorter duration (which generally have lower investment yields) than many of the Company's other investments.

    Interest credited on customer deposits increased to $86.0 million during the six months ended June 30, 1996 from $64.3 million during the six months ended June 30, 1995. These amounts represent annualized average rates of interest credited on customer deposits of 5.65% and 6.04% on average customer deposits of $3.04 billion and $2.13 billion during the six months ended June 30, 1996 and 1995, respectively. The decrease in annualized average rates of interest credited on customer deposits resulted from the Company's decision to reset crediting rates during the second half of 1995 consistent with an overall declining interest rate environment during that period.

    Fee income increased to $8.4 million during the six months ended June 30, 1996 from $4.5 million during the six months ended June 30, 1995. This increase is in part attributable to variable annuity fees which are based on the market value of assets supporting the investment portfolio options of variable annuity customer deposits in separate accounts. Variable annuity fees increased to $5.0 million during the six months ended June 30, 1996 from $3.2 million during the six months ended June 30, 1995 principally due to asset growth from the receipt of variable annuity deposits and, to a lesser extent, from a market-driven increase in the value of existing variable annuity deposits invested in investment portfolio options. Fee-based variable annuity deposits increased to $749.2 million at June 30, 1996 from $477.6 million at June 30, 1995. In addition, asset management fees earned by ARM Capital Advisors on off-balance sheet assets in private accounts increased to $2.7 million during the six months ended June 30, 1996 from $1.1 million during the six months ended June 30, 1995. This increase in asset management fees reflects a significant increase in the average fair value of off-balance sheet assets managed due to sales. The average fair value of off-balance sheet assets managed by the Company was $1.9 billion during the six months ended June 30, 1996 compared to $1.1 billion during the six months ended June 30, 1995.

    Assets under management by type of product and service as of June 30, 1996 and December 31, 1995 were as follows:

                                                                              JUNE 30, 1996         DECEMBER 31, 1995
                                                                          ----------------------  ----------------------
                                                                                       PERCENT                 PERCENT
                                                                           AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                                                          ---------  -----------  ---------  -----------

                                                                                      (DOLLARS IN MILLIONS)
Spread-based:
  Retail (fixed annuity, guaranteed rate option and face-amount
    certificate deposits)...............................................  $ 2,634.8          40%  $ 2,716.2          50%
  Institutional (GIC deposits)..........................................      586.0           9       143.2           3
                                                                          ---------         ---   ---------         ---
        Total spread-based..............................................    3,220.8          49     2,859.4          53
Fee based:
  Retail (investment portfolio options of variable annuity deposits and
    off-balance sheet mutual fund assets managed).......................      984.1          15       845.7          16
  Institutional (off-balance sheet fee-based assets managed on behalf of
    institutional clients and deposits under marketing partnerships)....    2,358.2          35     1,598.0          29
                                                                          ---------         ---   ---------         ---
        Total fee-based.................................................    3,342.3          50     2,443.7          45
Corporate and other (primarily cash and investments in excess of
  customer deposits)....................................................       55.7           1       101.0           2
                                                                          ---------         ---   ---------         ---
Total assets under management...........................................  $ 6,618.8         100%  $ 5,404.1         100%
                                                                          ---------         ---   ---------         ---
                                                                          ---------         ---   ---------         ---

    The increase in spread-based deposits was attributable to sales of GICs to institutional customers. The increase in the fee-based line of business was primarily attributable to deposits under new investment management contracts managed by ARM Capital Advisors. The Company continues to develop its fee-based line of business, as reflected in its growth as a percentage of total assets under management and, additionally, to diversify its spread-based and fee-based products and services and their associated channels of distribution.

    Sales for spread-based products include premiums and deposits received under products issued by the Company's insurance and face-amount certificate subsidiaries. Sales for fee-based products and services include premiums and deposits for the investment portfolio options of variable annuity products issued by the Company's insurance subsidiaries and the amount of new off-balance sheet assets managed by ARM Capital Advisors.

    Sales by market and type of business for the six months ended June 30, 1996 and 1995 were as follows:

                                                                        SIX MONTHS ENDED
                                                                  ----------------------------
                                                                  JUNE 30, 1996  JUNE 30, 1995
                                                                  -------------  -------------

                                                                     (DOLLARS IN MILLIONS)
Retail:.........................................................
    Spread-based................................................   $      31.2     $    64.0
    Fee-based...................................................         127.5          65.4
                                                                  -------------       ------
        Total retail............................................         158.7         129.4
Institutional:
    Spread-based................................................         441.3          25.0
    Fee-based...................................................         822.5         350.6
                                                                  -------------       ------
        Total institutional.....................................       1,263.8         375.6
                                                                  -------------       ------
Total sales.....................................................   $   1,422.5     $   505.0
                                                                  -------------       ------
                                                                  -------------       ------

    The increase in retail sales is attributable to an increase in sales of fee-based investment portfolio options of variable annuities due, in part, to the continuing strong stock market returns during the first half of 1996 and marketing efforts. This increase was somewhat offset by lower retail sales of spread-based fixed annuity products due to greater industry-wide competition from banks and other financial services institutions for savings products primarily as a result of a U.S. Treasury yield curve (the "yield curve") that was generally flatter during the first half of 1996 relative to the first half of 1995. A flattened yield curve tends to weaken sales of retail spread-based products due to increased competition from short-term instruments such as bank certificates of deposit and money market funds because the difference between short-term and intermediate-term market interest rates decreases. Expanded distribution channels developed by the Company benefited sales of institutional spread-based products (i.e., GICs), which accumulate interest based on short-term rates. The Company's GIC products are issued mainly through a marketing partnership with another insurance company. The increase in institutional fee-based sales was primarily attributable to deposits in off-balance sheet defined benefit pension plan accounts by new customers of ARM Capital Advisors. The Company's strategy is to broaden its mix of products, services and distribution channels to enable it to achieve its target sales within different interest rate environments.

    Net surrenders of annuity products issued by the Company's insurance subsidiaries were $173.5 million and $153.4 million during the six months ended June 30, 1996 and 1995, respectively. Of these amounts, $54.4 million and $8.0 million, respectively, can be attributed to business acquired from SBM, primarily fixed annuities. Surrender charge income increased to $2.9 million during the six months ended June 30, 1996 from $1.1 million during the six months ended June 30, 1995, due to higher average surrender charges associated with SBM products compared to other products of the Company's insurance subsidiaries and to the overall increase in the volume of surrenders. Policies issued by the Company's insurance subsidiaries include lapse protection provisions that provide a deterrent against surrenders when interest rates rise. These provisions can include surrender charges and market value adjustments on annuity withdrawals. During the period that surrender charges are assessable, generally the first five to seven years after a policy is issued, surrenders are relatively low. The surrender and withdrawal activity during the six months ended June 30, 1995 and 1996 was generally expected by the Company due to the level of customer deposits written several years ago that were subject to declining or expiring surrender charges and the Company's strategy of maintaining investment spreads. During the third quarter of 1994, and continuing to date, the Company began implementing programs designed to reduce surrender activity and improve persistency. During the six months ended June 30, 1996 and 1995, through one such program, $9.6 million and $9.8 million, respectively, of new annuity contracts were issued to customers that had initiated a withdrawal request. The Company excludes this activity from its net surrenders and sales disclosures because such amounts have no impact on net cash flow. Other programs involve direct contact with customers and are designed to inform customers of the financial strength of the Company and its insurance subsidiaries and to describe other product offerings available.

    Operating expenses increased to $15.2 million during the six months ended June 30, 1996 from $10.4 million during the six months ended June 30, 1995. The increase was primarily attributable to the inclusion of six months of incremental operating expenses related to the acquired SBM business operations in the 1996 results versus one month for the comparable 1995 period, as well as the expansion of distribution channels.

    Commissions, net of deferrals were $1.2 million and $0.5 million during the six months ended June 30, 1996 and 1995, respectively. The increase was primarily attributable to the inclusion of six months' renewal commissions under certain deferred annuity contracts acquired in the SBM acquisition in 1996 results versus one month for the comparable 1995 period.

    Amortization of deferred policy acquisition costs related to operations was $3.1 million and $1.3 million during the six months ended June 30, 1996 and 1995, respectively. This increase was the result of growth in the deferred policy acquisition cost asset as variable costs of selling and issuing the Company's insurance subsidiaries' products (primarily first-year commissions) are deferred and then amortized over the expected life of the policy.

    Amortization of value of insurance in force related to operations increased to $4.5 million during the six months ended June 30, 1996 from $2.5 million during the six months ended June 30, 1995. The increase is primarily related to amortization of the value of insurance in force established as an asset by the Company on May 31, 1995 in connection with the acquisition of SBM's Life.

    Amortization of acquisition-related deferred charges was $0.3 million and $2.4 million during the six months ended June 30, 1996 and 1995, respectively. The decrease was primarily attributable to the accelerated amortization during the third quarter of 1995 of certain costs and charges deferred during 1993 and 1994. During the third quarter of 1995, Company management determined that changes in facts and circumstances had resulted in a change in their original estimate of the periods benefited by these costs and charges. As a result of this change in estimate, the remaining unamortized balances of these deferred costs and charges were fully amortized as of September 30, 1995, resulting in lower amortization in future periods.

    Other expenses, net increased $2.2 million during the six months ended June 30, 1996 compared to the same period in 1995. This increase is primarily attributable to premiums paid in 1996 under a reinsurance agreement. Through this reinsurance agreement, which commenced December 31, 1995, and an existing agreement, substantially all mortality risks associated with single premium endowment deposits have been reinsured.

    Realized investment losses, which are reported net of related amortization of deferred policy acquisition costs and value of insurance in force, were $1.2 million during the six months ended June 30, 1996 compared to realized investment gains of $2.7 million during the six months ended June 30, 1995. Such realized investment gains and losses were interest-rate related and attributable to the ongoing management of the Company's fixed maturity securities classified as available-for-sale which can result in period-to-period swings in realized investment gains and losses since securities are sold during both rising and falling interest rate environments. The ongoing management of securities is a significant component of the Company's asset/liability management strategy. The ongoing portfolio management process involves evaluating the various asset sectors (i.e., security types and industry classes) and individual securities comprising the Company's investment portfolios and, based on market yield rates, repositioning holdings from relatively overvalued sectors to undervalued ones with the aim of improving cash flows without materially changing the overall credit, asset duration and convexity characteristics of its portfolios.

    Federal income tax expense was $2.8 million and $4.9 million for the six months ended June 30, 1996 and 1995, respectively, reflecting effective tax rates of 20.9% and 50.4%. The lower effective tax rate in 1996 resulted primarily from the recognition of benefits associated with certain deferred tax assets established with the Company's acquisition of the Integrity Companies on November 26, 1993 for which a full valuation allowance was originally provided. These deferred tax benefits are being recognized based on the taxable income generated by the Integrity Companies in the post-acquisition period and projections of future taxable income.

    YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    During 1995, net income for the Company was $11.9 million compared to a net loss of $16.8 million for 1994. Operating earnings were $4.5 million and $2.4 million for 1995 and 1994, respectively. The improvement in operating earnings in 1995 was primarily attributable to an increase in net investment spread, the acquired operations of SBM which generated operating earnings of approximately $3.5 million during the period from June 1, 1995 to December 31, 1995 and an increase in fee income from a growing base of variable annuity deposits and institutional assets under management. Such increases in operating earnings were partially offset by the accelerated amortization of certain acquisition-related deferred charges.

    Spread-based operating earnings were 0.90% and 0.81% of average spread-based assets under management of $2.47 billion and $2.0 billion during 1995 and 1994, respectively. This increase in spread-based margins was primarily attributable to ongoing asset/liability management, which generated higher net investment spreads. Fee-based operating earnings were 0.20% and 0.51% of average fee-based assets under management of $1.84 billion and $421.7 million during 1995 and 1994, respectively. The decrease in fee-based margins was primarily attributable to the growth in off-balance sheet fee-based assets managed by ARM Capital Advisors for institutional clients, which generate lower margins than the Company's other fee-based products, specifically variable annuities. For example, margins on the Company's variable annuities were 0.64% and 0.66% during 1995 and 1994, respectively.

    Net investment spread increased to $49.2 million in 1995 from $32.7 million in 1994. These amounts reflect the net investment spread of 1.94% and 1.42% in 1995 and 1994, respectively, between the Company's investment yield on average cash and investments and the average rate credited on customer deposits. The Company's investment income increased to $196.0 million in 1995 from $149.1 million in 1994. These amounts represent investment yields of 7.84% and 7.30% on average cash and investments of $2.50 billion and $2.04 billion in 1995 and 1994, respectively. This increase in yield was primarily attributable to benefits from ongoing management of the Company's investment portfolios, the rising interest rate environment during 1994 and lower amortization of invested asset write-ups resulting from purchase accounting adjustments. Interest credited on customer deposits increased to $146.9 million in 1995 from $116.5 million in 1994. These amounts represent average rates of interest credited on customer deposits of 5.90% and 5.88% on average customer deposits of $2.49 billion and $1.98 billion in 1995 and 1994, respectively.

    Fee income increased to $11.3 million in 1995 from $8.4 million in 1994. This increase is in part attributable to variable annuity fees which are based on the market value of assets supporting the mutual fund options of variable annuity customer deposits in separate accounts. Variable annuity fees increased to $7.2 million in 1995 from $4.3 million in 1994 principally due to asset growth from the receipt of variable annuity deposits and from increased market values. In addition, ARM Capital Advisors, which began operations in January 1995, added asset management fees earned on off-balance sheet assets in private accounts and investment portfolios. Offsetting these increases was a reduction in other fee income from $4.1 million in 1994 to $0.9 million in 1995 primarily related to variable life insurance business which was effectively discontinued in 1994.

    Assets under management by type of product and service as of December 31, 1995 and 1994 were as follows:

                                                                                   1995                    1994
                                                                          ----------------------  ----------------------
                                                                                       PERCENT                 PERCENT
                                                                           AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                                                          ---------  -----------  ---------  -----------

                                                                                      (DOLLARS IN MILLIONS)
Spread-based:...........................................................
  Retail (fixed annuity, guaranteed rate option and face-amount
    certificate deposits)...............................................  $ 2,716.2          50%  $ 1,990.0          77%
  Institutional (GIC deposits)..........................................      143.2           3      --          --
                                                                          ---------         ---   ---------         ---
        Total spread-based..............................................    2,859.4          53%    1,990.0          77%
Fee-based:
  Retail (investment portfolio options of variable annuity deposits and
    off-balance sheet investment portfolio assets managed)..............      845.7          16       388.9          15
  Institutional (off-balance sheet assets managed on behalf of institutional clients on a fee basis and deposits under marketing
    partnerships).......................................................    1,598.0          29       121.0           5
                                                                          ---------         ---   ---------         ---
        Total fee-based.................................................    2,443.7          45       509.9          20
                                                                          ---------         ---   ---------         ---
Corporate and other (primarily cash and investments in excess of
  customer deposits)....................................................      101.0           2        82.7           3
                                                                          ---------         ---   ---------         ---
Total assets under management...........................................  $ 5,404.1         100%  $ 2,582.6         100%
                                                                          ---------         ---   ---------         ---
                                                                          ---------         ---   ---------         ---

    The increase in the spread-based deposits was primarily attributable to the SBM acquisition and sales of GICs. The increase in the fee-based line of business is primarily due to funds managed by ARM Capital Advisors under investment management and investment advisory contracts that were acquired on January 5, 1995, assets managed under contract for the State Bond group of mutual funds that were acquired effective May 31, 1995, and new sales.

    Sales by market and type of business during 1995 and 1994 were as follows:

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1995       1994
                                                                           ---------  ---------

                                                                               (DOLLARS IN
                                                                                MILLIONS)
Retail:
    Spread-based.........................................................  $   115.4  $   131.1
    Fee-based............................................................      185.5      231.1
                                                                           ---------  ---------
        Total retail.....................................................      300.9      362.2
                                                                           ---------  ---------
Institutional:
    Spread-based.........................................................      142.2     --
    Fee-based............................................................      744.7       59.3
                                                                           ---------  ---------
        Total institutional..............................................      886.9       59.3
                                                                           ---------  ---------
Total sales..............................................................  $ 1,187.8  $   421.5
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company believes the decrease in retail sales is attributable to greater industry-wide competition from banks and other financial services institutions for savings products. However, the Company believes yield curve flattening benefited sales of institutional spread-based products (i.e., GICs), resulting in total overall sales growth of spread-based products. The increase in sales of institutional fee-based products and services is primarily attributable to deposits in third-party accounts by new customers of ARM Capital Advisors.

    Net surrenders of annuity products issued by the Company's insurance subsidiaries were $319.8 million (including $62.8 million from SBM Life) in 1995, compared to $221.8 million in 1994. This resulted in an increase in surrender charge income to $3.3 million in 1995 from $2.4 million in 1994. The surrender and withdrawal activity during 1994 and 1995 was expected by the Company due to the level of customer deposits written several years ago that were subject to declining or expiring surrender charges during 1994 and 1995, and the Company's strategy of maintaining investment spreads. During the third quarter of 1994 and continuing to-date, the Company began implementing programs designed to reduce surrender activity and improve persistency. During 1995, through one such program, $42.0 million of new annuity contracts were issued to previous customers that had initiated a withdrawal request.

    Commissions, net of deferrals were $1.6 million for the year ended December 31, 1995 consisting primarily of renewal commissions of approximately $1.3 million on fixed annuities of approximately $1.3 million acquired in connection with the acquisition of SBM Life. Commissions, net of deferrals for the corresponding period in 1994 were $2.6 million which included $2.5 million of commissions on variable life insurance contracts. The majority of the variable life block of business was sold in December 1994.

    Operating expenses increased to $23.0 million in 1995 from $21.5 million in 1994. The increase was primarily attributable to additional expenses incurred in connection with the operations of ARM Capital Advisors and the acquired SBM businesses, offset by lower investment expenses incurred as a result of ARM Capital Advisors managing the investment portfolios of the Company's subsidiaries in 1995, a service that was provided by KBIMA in 1994.

    Amortization of value of insurance in force related to operations increased to $7.1 million in 1995 from $3.8 million in 1994 reflecting amortization of the value of insurance in force established as an asset by the Company on May 31, 1995 in connection with the acquisition of SBM's insurance subsidiary.

    Amortization of deferred policy acquisition costs related to operations was $2.9 million and $1.3 million during 1995 and 1994, respectively. The increase in amortization was related to growth in the deferred policy acquisition cost asset.

    Amortization of acquisition-related deferred charges was $9.9 million in 1995 compared to $2.2 million in 1994. The increase was primarily attributable to the accelerated amortization of $4.3 million of certain costs and charges deferred during 1993 and 1994. During the third quarter of 1995, Company management determined that changes in facts and circumstances had resulted in a change in their original estimate of the periods benefited by these costs and charges. As a result of this change in estimate, the remaining unamortized June 30, 1995 balances of these deferred costs and charges were fully amortized as of September 30, 1995.

    Other expenses, net was $0.7 million for the year ended December 31, 1995 compared to other income, net of $5.0 million for the year ended December 31, 1994. The 1994 results include the benefits of favorable mortality experience and a gain from the sale of the Company's variable life business.

    Realized investment gains were $4.0 million in 1995, compared to realized investment losses of $36.7 million in 1994. Such realized investment gains and losses were primarily interest-rate-related and attributable to the ongoing management of the Company's fixed maturity securities classified as available-for-sale. The 1994 realized investment losses were a result of the market interest rate environment at November 26, 1993 when the acquisition of the Integrity Companies occurred. This acquisition was accounted for under the purchase method which required that the Integrity Companies' investment portfolio be marked-to-market on November 26, 1993, at which time the yield on ten-year U.S. Treasury Notes was 5.74%. The yield on such notes increased steadily during 1994 and at year-end was 7.83%. As a result of the acquisition and mark-to-market occurring in a low interest rate environment and ongoing portfolio management during the rising interest-rate environment of 1994, realized investment losses of $36.7 million were generated.

    Federal income tax expense during 1995 was $7.0 million compared to a federal income tax benefit during 1994 of $6.0 million. This change was attributable to income before federal income taxes of $18.9 million in 1995 compared to a loss before federal income taxes of $22.8 million in 1994.

    YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

    Net loss for 1994 decreased to $16.8 million from a net loss of $40.8 million for 1993. The net loss for 1994 was primarily attributable to interest-rate related realized investment losses as a result of ongoing management of the Company's investment portfolios. The significant net loss in 1993 was primarily a result of writedowns due to other-than-temporary impairments in the value of certain investments in real estate and joint ventures. In accordance with the terms of the acquisition of the Integrity Companies, these assets were replaced with cash by the seller, National Mutual.

    Net investment spread decreased to $32.7 million in 1994 from $34.5 million in 1993. These amounts reflect the net investment spread of 1.42% and 1.45% in 1994 and 1993, respectively, between the Company's investment yield on average cash and investments and the average rate credited on customer deposits. The Company's investment income decreased to $149.1 million in 1994 from $164.4 million in 1993. These amounts represent investment yields of 7.30% and 7.87% on average cash and investments in 1994 and 1993, respectively. This decrease was primarily attributable to (i) generally lower reinvestment rates available in December 1993 when the Company completed a significant restructuring of its insurance subsidiaries' investment portfolios, (ii) amortization resulting from purchase accounting adjustments and
(iii) the Company's emphasis on higher quality investments with relatively lower levels of credit risk than the Historical Integrity Companies' investment portfolios. The impact of the lower reinvestment rates available in December 1993 was partially offset during the course of 1994 as a result of the Company's ongoing management of its investment portfolios during 1994's rising interest rate environment.

    Although credited rates on new customer deposits were increased in 1994, they remained modestly below rates in 1993. Interest credited on customer deposits decreased to $116.5 million in 1994 from $129.9 million in 1993. These amounts represent average rates of interest credited on customer deposits of 5.88% and 6.42% in 1994 and 1993, respectively, which resulted in the overall decrease in interest credited on customer deposits.

    Fee income increased to $8.4 million during 1994, as compared with $2.7 million during 1993. The increase was primarily attributable to a $3.2 million increase in variable annuity fees resulting from fee-based variable annuity sales of $230.2 million in 1994.

    Sales by market and type of business during 1994 and 1993 were as follows:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1993
                                                                             ---------  ---------
                                                                                 (DOLLARS IN
                                                                                  MILLIONS)
Retail:
    Spread-based...........................................................  $   131.1  $   144.6
    Fee-based..............................................................      231.1      188.1
                                                                             ---------  ---------
        Total retail.......................................................      362.2      332.7
Institutional:
    Fee-based..............................................................       59.3     --
                                                                             ---------  ---------
Total sales................................................................  $   421.5  $   332.7
                                                                             ---------  ---------
                                                                             ---------  ---------

    Sales, including off-balance sheet marketing partnership business, amounted to $421.5 million, a 26.7% increase from 1993, and consisted primarily of sales of variable annuity contracts and the guaranteed rate options available under these contracts which were introduced in June 1994. Deposits into these options are classified as spread-based deposits since the Company's insurance subsidiaries guarantee a rate to the customer and accept the investment risk.

    Net surrenders of annuity products issued by the Company's insurance subsidiaries were $221.8 million in 1994 compared to $132.3 million in 1993 resulting in an increase in surrender charge income to $2.4 million in 1994 from $1.8 million in 1993. An increase in surrender and withdrawal activity during 1994 was expected by the Company due to the level of customer deposits written several years ago that were subject to declining or expiring surrender charges during 1994.

    Operating expenses for 1994 were $21.5 million, a decrease of 33.0% from $32.1 million in 1993. The decrease was attributable to the Company's cost reduction efforts which included moving certain operations previously based in New York City to Louisville, Kentucky and increasing the efficiency of back-office administration.

    Amortization of the value of insurance in force declined to $3.8 million in 1994 from $7.0 million in 1993, reflecting the lower amount of value of insurance in force established as an asset by the Company in connection with the acquisition of the Integrity Companies.

    Other income, net was $5.0 million during 1994 compared to other expenses, net of $46,000 during 1993. The 1994 results include the benefits of favorable mortality experience and a gain from the sale of the Company's variable life business.

    Realized investment losses were $36.7 million in 1994, compared to realized investment losses of $32.9 million in 1993. The 1994 realized investment losses were primarily interest-rate related and attributable to the ongoing management of the Company's fixed maturity securities classified as available-for-sale. The 1993 realized investment losses were primarily due to other-than-temporary impairments of $39.3 million that were recognized for write-downs in the value of certain investments in real estate and joint ventures which were replaced by National Mutual with cash in connection with the acquisition of the Integrity Companies.

    A federal income tax benefit of $6.0 million and a federal income tax expense of $0.5 million were recorded for 1994 and 1993, respectively, related to losses before federal income taxes of $22.8 million and $40.7 million. In 1993, a federal income tax benefit was not recorded by the Historical Integrity Companies on losses of $40.7 million in the pre-acquisition period because of concerns relating to the ability of the Historical Integrity Companies to recognize in the future any deferred tax asset related to such benefit.

ACQUISITION ACTIVITY

    Effective November 26, 1993, the Company acquired N.M. U.S. Limited (the holding company for National Mutual's U.S. operations) and its wholly owned subsidiaries, Integrity and National Integrity, from National Mutual, for an aggregate purchase price of $121.0 million. Immediately following the acquisition, N.M. U.S. Limited changed its name to Integrity Holdings. The Company financed the acquisition by issuing new common equity and its Perpetual Preferred Stock for proceeds of approximately $70.0 million and $50.0 million, respectively, and through $40.0 million of bank financing obtained under the Credit Agreement.

    On January 5, 1995, the Company completed the acquisition of substantially all the assets and business of the U.S. fixed income unit of KBIMA, which had provided investment management services to the Company commencing in late 1993. The business acquired became part of the then newly-formed ARM Capital Advisors. Pursuant to the purchase agreement, the Company paid to KBIMA $225,000 and will pay KBIMA a commission through December 31, 1997 based on revenues received under certain investment management and investment advisory contracts assigned to ARM Capital Advisors by KBIMA. With the KBIMA transaction, the Company not only brought the management of its own investment portfolio in-house but also added a third-party asset management business that has since expanded significantly, increasing the Company's fee income and adding a relatively interest-insensitive source of revenue. Funds managed under such contracts have increased from $0.8 billion as of January 5, 1995 to $1.2 billion as of December 31, 1995 and $2.0 billion as of June 30, 1996 due primarily to deposits under new contracts executed since the acquisition and increased market values. This acquisition enhanced the Company's fee-based business and provided a platform for additional growth in the investment advisory sector, including services to institutional clients in the pension, 401(k), insurance company and mutual fund markets. ARM Capital Advisors specializes in the asset management field using duration and yield curve analysis, sector allocation and security selection techniques. ARM Capital Advisors primarily manages the assets of institutional retirement and savings plans, in addition to assets supporting spread-based products issued by the Company's insurance subsidiaries.

    Effective May 31, 1995, the Company completed the acquisition of substantially all of the assets and business operations of SBM, including all of the issued and outstanding capital stock of SBM's subsidiaries, SBM Life and ARM Financial Services (previously known as SBM Financial Services, Inc.), as well as SBM's management contracts with the State Bond group of mutual funds. The aggregate purchase price for the SBM acquisition was $38.8 million. The Company financed the acquisition by issuing a total of 9,770 shares of the Company's Common Stock to the MSCP Funds, and to New ARM, LLC (a limited liability company owning 170 shares of Common Stock) and certain directors of the Company for an aggregate sale price of $63.5 million. The Company used proceeds from the issuance of the new common equity in excess of the adjusted purchase price for the acquisition to (i) make a $19.9 million capital contribution to SBM Life;
(ii) acquire SBM Certificate Company from SBM Life for $3.3 million; and (iii) along with approximately $1.0 million of additional cash from the Company, provide for fees and expenses related to the acquisition of approximately $2.5 million. The capital contribution to SBM Life of $19.9 million was used to strengthen SBM Life's financial position and allowed for a significant investment portfolio restructuring immediately following the acquisition with no net adverse effect on statutory adjusted capital and surplus. On December 31, 1995, SBM Life was merged with and into Integrity to create certain operating efficiencies. The SBM acquisition provided the Company with expanded distribution channels, as well as a new product base in the 403(b) tax-deferred annuity marketplace.

    The Company continues to pursue acquisitions of companies and blocks of business, marketing partnerships and reinsurance opportunities with other insurance companies, with the goal of realizing additional economies of scale and enhanced profitability.

ASSET PORTFOLIO REVIEW

    The Company primarily invests in securities with fixed maturities with the objective of providing reasonable returns while limiting credit and liquidity risks. At amortized cost, fixed maturities at June 30, 1996 totaled $2.9 billion, compared with $2.5 billion at December 31, 1995, representing approximately 92% and 90%, respectively, of total cash and investments. The increase primarily resulted from the investment of the proceeds from sales of GIC products.

    The Company's cash and investments as of June 30, 1996 are detailed as follows:

                                                                                       AMORTIZED COST
                                                                                   ----------------------
                                                                                                PERCENT     ESTIMATED
                                                                                    AMOUNT     OF TOTAL    FAIR VALUE
                                                                                   ---------  -----------  -----------

                                                                                          (DOLLARS IN MILLIONS)
Fixed maturities:
  Corporate securities...........................................................  $ 1,057.5          34%   $ 1,030.2
  U.S. Treasury securities and obligations of U.S. government agencies...........      130.7           4        129.6
  Other government securities....................................................      109.1           3        113.7
  Asset-backed securities........................................................      249.6           8        246.9
  MBSs:
    Agency pass-throughs.........................................................      109.0           3        109.1
    CMOs:
      Agency.....................................................................      455.0          15        447.9
      Non-agency.................................................................      726.3          24        716.5
    Interest only and residual...................................................       16.9           1         19.0
                                                                                   ---------         ---   -----------
Total fixed maturities...........................................................    2,854.1          92      2,812.9

Equity securities (i.e., non-redeemable preferred stock).........................       16.3           1         16.3
Mortgage loans on real estate....................................................       41.6           1         41.6
Policy loans.....................................................................      120.3           4        120.3
Cash and cash equivalents........................................................       57.5           2         57.5
                                                                                   ---------         ---   -----------
Total cash and investments.......................................................  $ 3,089.8         100%   $ 3,048.6
                                                                                   ---------         ---   -----------
                                                                                   ---------         ---   -----------

    Agency pass-through certificates are MBSs which represent an undivided interest in a specific pool of residential mortgages. The payment of principal and interest is guaranteed by the U.S. government or U.S. government agencies. CMOs are pools of mortgages that are segregated into sections, or tranches, which provide prioritized retirement of bonds rather than a PRO RATA share of principal return in the pass-through structure. The underlying mortgages of agency CMOs are guaranteed by the U.S. government or U.S. government agencies.

    MBSs are subject to risks associated with prepayments of the underlying mortgage loans. Prepayments cause these securities to have actual maturities different from those expected at the time of purchase. Securities that have an amortized cost that is greater than par (i.e., purchased at a premium) that are backed by mortgages that prepay faster than expected will incur a reduction in yield or a loss, versus an increase in yield or a gain if the mortgages prepay slower than expected. Those securities that have an amortized cost that is less than par (i.e., purchased at a discount) that are backed by mortgages that prepay faster than expected will generate an increase in yield or a gain, versus a decrease in yield or a loss if the mortgages prepay slower than expected. The reduction or increase in yields may be partially offset as funds from prepayment are reinvested at current interest rates. The degree to which a security is susceptible to either gains or losses is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure. The

Company has limited its exposure during periods of accelerated prepayments, as the gross unamortized premiums and unaccrued discounts of MBSs was $27.1 million and $49.2 million, respectively, at June 30, 1996. Although the interest rate environment has experienced significant volatility during 1995 and the first half of 1996, prepayments and extensions of cash flows from MBSs have not materially affected investment income of the Company.

    The Company also manages prepayment exposure on CMO holdings by diversifying not only within the more stable CMO tranches, but across alternative collateral classes such as commercial mortgages and Federal Housing Administration project loans, which are generally less volatile than agency-backed, residential mortgages. Additionally, prepayment sensitivity is evaluated and maintained giving full consideration to the collateral characteristics such as weighted average coupon rate, weighted average maturity and the prepayment history of the specific loan pool.

    Total cash and investments were 93% investment grade or equivalent as of June 30, 1996 and December 31, 1995. Investment grade securities are those classified as 1 or 2 by the NAIC or, where such classifications are not available, having a rating on the scale used by Standard & Poor's Corporation ("S&P") of BBB- or above. Yields available on non-investment grade securities are generally higher than are available on investment grade securities. However, credit risk is greater with respect to such non-investment grade securities. The Company attempts to reduce the risks associated with non-investment grade securities by limiting the exposure to any one issuer and by closely monitoring the creditworthiness of such issuers. Additionally, the Company's investment portfolio has minimal exposure to real estate, non-indemnified mortgage loans and common equity securities, which represent less than 0.1% of cash and investments as of June 30, 1996. As of June 30, 1996, the book value of securities in the Company's investment portfolios which had defaulted on principal or interest payments was $0.7 million. However, in July 1996 the Company sold such securities at cost.

    At June 30, 1996 the ratings assigned by the NAIC and comparable S&P ratings on the Company's fixed maturity portfolio, and the percentage of total fixed maturity investments classified in each category were as follows:

                                                                                       AMORTIZED COST
                                                                                   ----------------------
                                                                                                PERCENT     ESTIMATED
NAIC DESIGNATION (COMPARABLE S&P RATING)                                            AMOUNT     OF TOTAL    FAIR VALUE
---------------------------------------------------------------------------------  ---------  -----------  -----------

                                                                                          (DOLLARS IN MILLIONS)
1 (AAA, AA, A)...................................................................  $ 1,908.4          67%   $ 1,886.1
2 (BBB)..........................................................................      719.5          25        707.2
3 (BB)...........................................................................      146.5           5        143.1
4 (B)............................................................................       79.0           3         75.8
5 (CCC, CC, C)...................................................................         --          --           --
6 (CI, D)........................................................................        0.7          --          0.7
                                                                                   ---------         ---   -----------
Total fixed maturities...........................................................  $ 2,854.1         100%   $ 2,812.9
                                                                                   ---------         ---   -----------
                                                                                   ---------         ---   -----------

    As of January 1, 1994, the Company, adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company classifies its entire fixed maturities portfolio as available-for-sale. Fixed maturities classified as available-for-sale are carried at fair value and changes in fair value, net of related value of insurance in force and deferred policy acquisition cost amortization and deferred income taxes, are charged or credited directly to shareholders' equity.

    The general decline in interest rates during 1995 and subsequent rise in interest rates during the first half of 1996 resulted in unrealized losses on available-for-sale securities which totaled $21.7 million (net of $7.9 million of related amortization of deferred policy acquisition costs and value of insurance in force and $11.6 million of deferred income taxes) at June 30, 1996, compared to unrealized gains of $28.5 million (net of $14.2 million of related amortization of deferred policy acquisition costs and value of insurance in force and $15.4 million of deferred income taxes) at December 31, 1995. This change in net unrealized gains and losses on available-for-sale securities for the six months ended June 30, 1996 decreased reported shareholders' equity by $50.2 million as compared to an increase of $133.5 million for the year ended December 31, 1995. This volatility in reported shareholders' equity occurs as a result of SFAS No. 115, which requires some assets to be carried at fair value while all liabilities and other assets are carried at historical values. At June 30, 1996 and December 31, 1995, shareholders' equity excluding the effects of SFAS No. 115 was $167.6 million and $159.5 million, respectively.

    The Company manages assets and liabilities in a closely integrated manner, with the aim of reducing the volatility of investment spreads during a changing interest rate environment. As a result, adjusting shareholders' equity for changes in the fair value of the Company's fixed maturities and equity securities without reflecting offsetting changes in the value of the Company's liabilities or other assets creates volatility in reported shareholders' equity but does not always reflect the underlying economics of the Company's business. The Company's accompanying consolidated financial statements include fair value balance sheets which demonstrate that the general rise in interest rates during the first half of 1996 did not have a material effect on the financial position of the Company when all assets and liabilities are adjusted to fair values.

    Mortgage loans on real estate represented 1% and 2% of total cash and investments at June 30, 1996 and December 31, 1995, respectively. Pursuant to the terms of the acquisition of certain of the Company's insurance operations, National Mutual has indemnified the Company with respect to principal (up to 100% of the investments' year-end 1992 statutory book value) and interest with respect to approximately 99% of these loans at June 30, 1996. In support of its indemnification obligations, National Mutual placed $23.0 million into escrow in favor of the Company's insurance subsidiaries, which will remain available until the subject commercial and agricultural loans have been paid in full.

    Assets held in separate accounts at June 30, 1996 totaled $955.0 million, compared to $809.9 million at December 31, 1995. The $145.1 million increase primarily resulted from the receipt of variable annuity deposits and from a market-driven increase in the value of existing variable annuity deposits invested in investment portfolios.

LIQUIDITY AND FINANCIAL RESOURCES

    HOLDING COMPANY OPERATIONS

    The Company's principal need for liquidity has historically consisted of debt service obligations under its bank financing agreement, dividend payments on its preferred stock and operating expenses not absorbed by management fees charged to its subsidiaries. See "Description of Certain Indebtedness" for a description of the terms of the Credit Agreement and "Description of Capital Stock -- Preferred Stock -- Perpetual Preferred Stock" for a description of the terms of the Perpetual Preferred Stock. The Company is dependent on dividends or other distributions from its insurance subsidiaries and fee income generated by ARM Capital Advisors, its asset management subsidiary, and other non-insurance operations to meet ongoing cash needs, including amounts required to pay dividends on its preferred stock.

    The ability of the Company's insurance subsidiaries to pay dividends and enter into agreements with affiliates is limited by state insurance laws. See "Business -- Regulation -- Insurance Regulation -- Dividend Restrictions." During the first half of 1996, the Company received dividends of $11.0 million from Integrity. As of June 30, 1996, the amount that the Company's insurance subsidiaries could transfer in the form of dividends to the Company in 1996 was limited to $6.6 million. The Company had cash and unaffiliated investments at the holding company level of $6.4 million at June 30, 1996. In addition, $20.0 million was available on unused bank lines of credit at June 30, 1996.

    INSURANCE SUBSIDIARIES OPERATIONS

    The sources of liquidity of the Company's insurance subsidiaries are investment income and proceeds from maturities and redemptions of investments. The principal uses of such funds are benefits, withdrawals and loans associated with the various customer deposits, commissions, operating expenses and the purchase of new investments.

    The Company develops cash flow projections under a variety of interest rate scenarios generated by the Company. The Company attempts to structure asset portfolios so that the interest and principal payments, along with other fee income, will be more than sufficient to cover the cash outflows for benefits, withdrawals and expenses under the expected scenarios developed by the Company. In addition, the Company maintains other liquid assets and aims to meet unexpected cash requirements (with the projected cash inflows and liquid assets being approximately double the expected cash outflows) without exposure to material realized losses during a higher interest rate environment. These other liquid assets include cash and cash equivalents and high-grade floating-rate securities held by both the Company and its insurance subsidiaries. The Company also has $20 million available on unused bank lines of credit.

    During the six months ended June 30, 1996 and 1995, the Company met its liquidity needs entirely by cash flows from operating activities and principal payments and redemptions of investments. At June 30, 1996, cash and cash equivalents totaled $57.5 million compared to $76.9 million at December 31, 1995. The Company's aim is to manage its cash and cash equivalents position so as to satisfy short-term liquidity needs. In connection with this management of cash and cash equivalents, the Company may invest idle cash in short-duration fixed maturities to capture additional yield when short-term liquidity requirements permit.

    The Company generated cash flows of $88.6 million and $55.5 million from operating activities during the six months ended June 30, 1996 and 1995, respectively. These cash flows resulted principally from investment income, less commissions and operating expenses. Proceeds from sales, maturities and redemptions of investments generated $1,193.3 million and $686.0 million in cash flows during the six months ended June 30, 1996 and 1995, respectively, which were offset by purchases of investments of $1,559.3 million and $709.9 million, respectively. An increase in investment purchases and sales activity during the first half of 1996 compared to 1995 reflects the Company's ongoing management of its fixed maturity portfolio which has increased in size due to the acquisition of the SBM businesses.

INCOME TAXES

    At June 30, 1996, the Company reported an asset for deferred federal income taxes of $46.8 million on the carrying amount balance sheet. Such amount reflects deferred tax assets of $72.9 million, net of valuation allowance of $35.2 million, in excess of deferred tax liabilities of $26.1 million. The net deferred tax assets represent deductible temporary differences and net operating loss carryforwards. Based on historical operating results and projections of future taxable ordinary income, management believes that the net tax benefit recorded will be fully utilized.

DERIVATIVES

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks. An interest rate cap agreement is used to reduce the potential impact of increases in interest rates on the Company's $40.0 million floating-rate long-term debt. The Company purchased an interest rate cap agreement with a five-year term during 1994 for $1.1 million which effectively limited interest payable, net of proceeds from the agreement, on long-term debt outstanding to approximately 6% during the first six months of 1996.

    Interest rate collar agreements are used to reduce the potential impact of increases in interest rates on amounts credited on customer deposits. The Company purchased two interest rate collar agreements at an aggregate cost of $940,000 during 1994, each with a term of three years. If the five-year U.S. Treasury rate increases to between 8.0% and 9.5% during the term of the agreements, amounts receivable under these agreements will be used to offset higher rates credited to customers on $100 million of single premium deferred annuities and single premium endowment customer deposits.

    The costs of the cap and collars are amortized over the terms of the agreements and represent the Company's total exposure to loss under the agreements.

EFFECTS OF INFLATION AND INTEREST RATE CHANGES

    The Company believes that inflation will not have a material adverse effect on results of operations. The Company manages its investment portfolios in part to reduce its exposure to interest rate fluctuations. In general, the fair value of the Company's fixed maturities portfolio increases or decreases inversely with fluctuations in interest rates, and the Company's investment income increases or decreases directly with interest rate changes. For example, if interest rates decline, the Company's fixed maturity investments generally will increase in fair value, while investment income will decrease as fixed income investments are sold or mature and proceeds are reinvested at declining rates. The converse will be true if interest rates rise.

                                    BUSINESS

GENERAL

    The Company specializes in the asset accumulation business, providing retail and institutional customers with products designed to serve the growing retirement and long-term savings markets as well as providing other asset management services. The Company's earnings are derived from investment spread (the difference between income earned on investments and interest credited on customer deposits) and fee income. The Company's retail products include a wide variety of fixed and variable annuities and face-amount certificates sold primarily through a broad spectrum of distribution channels including financial planners, independent insurance agents (including those specializing in the 403(b) marketplace for teachers), stockbrokers and banks. The Company offers asset management services and GICs to its institutional clients, which include defined benefit pension plans, defined contribution or 401(k) pension plans and insurance companies. The Company markets its institutional products and services directly to bank trust departments, plan sponsors, cash management funds, other institutional funds and insurance companies as well as through industry consultants.

    The Company was established in July 1993 and completed its first acquisition in November 1993, resulting in $2.3 billion of assets under management. Assets under management have grown to $6.6 billion as of June 30, 1996. The Company attributes this growth to internally generated sales, new product offerings which are developed to meet the needs of its markets and opportunistic acquisitions. Annual operating earnings (net income applicable to common shareholders excluding the net effect of realized investment gains and losses) have grown from $2.4 million in 1994 to $4.5 million in 1995 and operating earnings for the six months ended June 30, 1996 were $8.9 million.

    The Company believes that demographic trends favor strong consumer demand for long-term savings and retirement products. According to U.S. Census Bureau projections, the number of individuals between the ages of 45 to 64, historically the primary holders of annuities, will grow from 55.7 million in 1996 to 71.1 million in 2005. Between 1990 and 1995, annual industry sales of annuities increased from $65.1 billion to $99.1 billion.

    The Company's strategy is focused on the following:

    DEVELOP AND MARKET A BROAD ARRAY OF CUSTOMIZED PRODUCTS AND SERVICES. The Company offers a diversified array of products and services and routinely seeks to adapt those products and services to changes in the retail and institutional marketplace. To minimize its dependence on any one product or distribution channel and to capitalize on market developments, the Company's products, which meet the needs of a variety of customers, are sold through a broad spectrum of distribution channels. The Company's current range of products includes, for the retail markets, fixed and variable annuities and face-amount certificates. For the institutional markets, the Company's current range of products and services includes GICs, defined benefit and 401(k) pension plan investment management services and money management services for insurance companies and other institutions. The Company's efforts are focused on developing new products to fill the needs of less well served distribution channels, including financial planners, independent insurance agents (including those specializing in the 403(b) marketplace for teachers), bank trust departments and regional banks. To this end the Company works closely with its distributors to develop products and services that are customized to suit their customers' particular needs. For example, the Company was one of the first to recognize the market opportunity for equity-indexed annuities and recently began offering a stand-alone equity-indexed annuity, OMNI, that meets consumer demand for equity investments with downside protection. The OMNI product appeals to both risk averse equity investors and fixed income investors by allowing such investors to allocate their funds to earn returns tied to the S&P 500 Price Index with a return of principal guaranteed by the issuing insurance company, and/or to earn a rate of return guaranteed by the issuing insurance company. In the institutional market, the Company offers a short-term floating rate GIC designed to meet the market demand for products with attractive current yields and access to liquidity.

    STRENGTHEN FINANCIAL CONDITION TO SUPPORT GROWTH. Since the Company commenced operations in 1993, it has focused on building and maintaining a strong capital base. Shareholders' equity, excluding the net effects of unrealized gains and losses, has increased from $112.4 million at December 31, 1993 to $167.6 million at June 30, 1996. As of June 30, 1996, 93% of the
Company's total cash and investments of $3.0 billion were investment grade securities. After giving effect to the Offering and application of the proceeds as set forth under "Use of Proceeds," as of June 30, 1996, the Company had a pro
forma shareholders' equity of $         million and a pro forma long-term debt
to total capital ratio of       %. In 1995, the ratings of the Company's
insurance subsidiaries were increased from "A-(Excellent)" to "A (Excellent)" by A.M. Best, which rates insurers based upon factors relevant to policyholders. See "Business--Ratings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Portfolio Review." The Company believes that its increase in financial strength as a result of the Offering will enhance its ability to market and sell its products. The Company intends to continue to strengthen its capital base to support new business growth.

    ACTIVELY MANAGE INVESTMENT SPREAD WITH FIXED INCOME INVESTMENT MANAGEMENT EXPERTISE. Through its acquisition of the assets and business operations of the U.S. fixed-income unit of KBIMA, the Company acquired investment personnel recognized for their fixed income investment management expertise. The KBIMA investment personnel brought 33 institutional clients to the Company, of which 27 remain clients, and the Company has since added 26 institutional clients through June 30, 1996. In addition, ARM Capital Advisors manages the Company's investment portfolio, bringing its total combined assets under management to $5.9 billion at June 30, 1996. The Company strives to actively manage its investment portfolio to maximize investment spread by evaluating the various asset sectors and individual securities comprising the Company's investment portfolios and, based on market yield rates, repositioning holdings from sectors perceived to be overvalued to sectors perceived to be undervalued in order to improve cash flows without materially changing the overall credit, asset duration and convexity characteristics of its portfolios. In order to manage its investment spread, the Company uses an integrated functional process designed to establish and maintain balanced investment and product strategies and which is supported by an experienced management team and sophisticated computer system. Total cash and investments in the Company's insurance subsidiaries' portfolio were 93% investment grade or equivalent as of June 30, 1996, with the Company's investment portfolio having minimal exposure to real estate, non-indemnified mortgage loans and common equity securities.

    CONTINUE SUCCESSFUL ACQUISITION RECORD. The Company's first acquisition was of the Integrity Companies in 1993. Since that acquisition, the Company has completed two additional acquisitions: the business operations of SBM and the business operations of the U.S. fixed-income unit of KBIMA, both in 1995. These 1995 acquisitions met the Company's objectives of growing and diversifying its product offerings and distribution channels and achieving further economies of scale in its operations. For example, since the acquisition of SBM, the Company increased the investment yields of the SBM portfolio while improving its associated risk profile through a restructuring of the investment portfolio, reduced expenses by merging back-office operations into the Company's existing operations and expanded the Company's distribution channels. With the acquisition of the business operations of KBIMA, which had provided investment management services to the Company since late 1993, the Company not only brought the management of its own investment portfolio in-house but also added assets managed for institutional clients that have since expanded significantly and increased the Company's fee income, which is less sensitive to interest rate changes than income derived from investment spreads. The Company continues to pursue acquisitions and blocks of business, marketing partnerships and reinsurance opportunities with other insurance companies, with the goal of realizing additional economies of scale and enhanced profitability.

    MINIMIZE FIXED COST STRUCTURE. The Company attempts to minimize fixed distribution costs by marketing its products through fiduciaries and other third parties. Unlike many of its competitors, the Company does not maintain its own field sales force, and distributors are primarily paid based on production. As a consequence of its low fixed distribution costs the Company has greater flexibility to shift the mix of its new sales and distribution channels in order to respond to changes in market demand. In addition, the Company believes that its administrative cost structure benefitted from the economies of scale achieved as a result of its strategic acquisitions and its distribution and administrative personal computer client/server network.

    MAINTAIN FOCUS ON COMPANY PROFITABILITY. The Company focuses on profitability on a firm-wide basis rather than a department-by-department basis. This focus on profitability is supported by an integrated team approach to developing products and operating the Company's business. Beginning with product design and continuing through the product sale and eventual payout, professionals in each functional area (such as marketing, actuarial, investments, legal, finance and administration) work jointly with a common set of risk/return profiles toward the goal of achieving the Company's liquidity and profit objectives (rather than specific objectives of any particular functional area). The Company's compensation system and equity investments made by certain of its employees in the Company further reinforce the Company's focus on the objective of profitability. Employees at all levels of the Company and certain former employees receive bonuses based on the Company's profitability, and as of September 30, 1996, employees (including directors and executive officers of the Company) owned, directly or indirectly, 9% of the Company's Common Stock.

    The Company conducts its different businesses through the following subsidiaries:

    - INTEGRITY--provides retail, fixed and variable annuities (including the Company's new equity-indexed annuity) and institutional GICs (both traditional and "synthetic") (acquired from National Mutual in 1993);

    - NATIONAL INTEGRITY--provides retail, fixed and variable annuities and institutional GICs primarily in New York (wholly owned subsidiary of Integrity acquired from National Mutual in 1993);

    - ARM CAPITAL ADVISORS--offers fixed income asset management services to third party institutional clients (currently consisting primarily of defined benefit pension plans) and the Company's insurance subsidiaries as well as offering advisory services to investment companies (operations acquired from KBIMA in early 1995);

    - SBM CERTIFICATE COMPANY--offers Certificates which guarantee a certain amount (the "face amount") to investors at a future date. Certificates are similar to bank-issued certificates of deposit (acquired from SBM in mid-1995);

    - ARM FINANCIAL SERVICES--supports the Company's retail annuity operations and supports the Company's sales of independent third party mutual funds which are conducted by representatives registered with the NASD; and

    - ARM TRANSFER AGENCY--provides transfer agent services as needed to support the Company's retail business operations.

HISTORY

    The Company was organized in July 1993 by MSLEF II, an investment fund sponsored by MS & Co., and Analytical Risk Management, Ltd. (now known as Oldarm L.P.) to acquire Integrity Holdings (formerly N.M. U.S. Limited) from National Mutual. In connection with the acquisition, which occurred on November 26, 1993, National Mutual replaced all equity securities, investments in real estate and joint ventures and fixed maturity securities classified as "6" by the NAIC, with cash in an amount equal to the statutory book value of such assets as of December 31, 1992 adjusted for any additional cash investments or distributions during the period from January 1, 1993 to November 26, 1993. In addition, National Mutual (i) strengthened statutory policyholder reserves and surplus by $24.3 million, (ii) indemnified the Integrity Companies with respect to the payment of principal and interest due on $146.6 million of commercial and agricultural mortgage loans (since reduced through repayments to $41.3 million at June 30, 1996) and supported the indemnification with a $23.0 million escrow arrangement, (iii) provided indemnification as to the availability of net operating and capital loss carryforwards and various tax deductions, (iv) provided the Integrity Companies with indemnification as to future claims for taxes, assessments from guaranty funds and claims from litigation which arise from pre-closing events, (v) terminated all surplus relief reinsurance arrangements, (vi) assumed all obligations under the Integrity Companies' lease for certain office space and (vii) assumed all obligations for retirement and severance benefits incurred by the Integrity Companies prior to closing.

    In January 1995, the Company completed the acquisition of the U.S. fixed income unit of KBIMA. In addition to bringing their recognized fixed income investment management expertise, the KBIMA team brought with them 33 institutional clients, of which 27 remain clients of the Company. Assets managed by ARM Capital Advisors under contracts acquired from KBIMA and new contracts with third parties have increased from $0.8 billion as of January 5, 1995 to $2.0 billion as of June 30, 1996. In addition to providing asset management services to institutional clients, ARM Capital Advisors manages the investment portfolios of the Company's subsidiaries.

    In June 1995, the Company completed the acquisition of substantially all of the assets and business operations of SBM, including all of the issued and outstanding capital stock of SBM's subsidiaries, SBM Life and ARM Financial Services, and SBM's management contracts with the State Bond group of mutual funds. By virtue of the acquisition, the Company also acquired SBM Certificate Company, a wholly owned subsidiary of SBM Life. The Company issued 9,770 shares of Common Stock, primarily to the MSCP Funds, and used the proceeds from the issuance of new common equity to acquire the assets and business operations of SBM and to make a $19.9 million capital contribution to SBM Life. On December 31, 1995, SBM Life was merged with and into Integrity to create certain operating efficiencies.

PRODUCTS AND SERVICES

    The Company offers a diversified array of products and services to meet the needs of a variety of customers. The Company endeavors to adapt its products to respond to changes in the retail and institutional marketplace and generally seeks to have "a product for every market environment". The Company's retail products include a wide variety of fixed and variable annuities and face-amount certificates, and the Company offers participation in various investment portfolios, some of which are offered on an exclusive basis to variable annuity customers of the Company's insurance subsidiaries. In addition, the Company offers asset management services and GICs to its institutional clients, which include defined benefit pension plans, 401(k) plans and insurance companies.

    The Company derives its earnings from its spread-based and fee-based products and services. With spread-based products, the Company's insurance and face-amount certificate subsidiaries agree to return customer deposits with interest at a specified rate or based on a specified index. As a result, the Company's insurance and face-amount certificate subsidiaries accept investment risk in exchange for the opportunity to achieve a spread between what the Company earns on invested assets and what it pays or credits on customer deposits. With fee-based products and services, the Company's subsidiaries receive a fee in exchange for managing deposits, and the customer accepts the investment risk. Because the investment risk is borne by the customer, this line of business requires significantly less capital support than the spread-based business.

    The Company has recently seen significant growth in its fee-based business. At June 30, 1996, the Company's assets under management were equally balanced between its spread-based and fee-based business, although the Company's spread-based business is currently predominant in terms of earnings. Operating earnings (net income applicable to common shareholders excluding the net effect of realized investment gains and losses net of taxes) from spread-based products represented 85.7%, 86.3% and 88.3% of total spread- and fee-based operating earnings for the six months ended June 30, 1996 and the years ended December 31, 1995 and 1994, respectively, whereas operating earnings from fee-based products and services represented 14.3%, 13.7% and 11.7% of total spread- and fee-based operating earnings for the same periods. The fee-based business provides the Company with a stable source of income, since the revenues from fee-based operations are relatively insensitive to changes in interest rates.

    The Company delivers its products and services through a variety of legal entities. Retail fixed and variable annuities and institutional GICs are issued by the Company's insurance subsidiaries. ARM Capital Advisors provides asset management services for institutional clients in the pension, 401(k) and insurance company markets and currently manages certain portfolios of The Legends Funds, Inc. ("Legends"). ARM Financial Services, a registered broker-dealer, provides a distribution channel for selling affiliated and unaffiliated retail products. SBM Certificate Company is an issuer of face-amount certificates, a retail product similar to certificates of deposit issued by banks, but regulated by the Investment Company Act and not subject to Federal Deposit Insurance Corporation ("FDIC") protection.

    SPREAD-BASED BUSINESS

    The Company seeks to maintain level investment spreads regardless of the interest rate environment. To this end, management (i) structures investment asset durations, convexity and liquidity characteristics in conjunction with customer deposit characteristics, (ii) regularly trades investment assets to improve yield while not disturbing other characteristics, (iii) offers an array of products whose credited rates are based on differing points on the yield curve and (iv) actively manages the trade-off between credited rates and persistency.

    The Company's spread-based products include retail single premium deferred annuity ("SPDA") contracts, flexible premium deferred annuity ("FPDA") contracts, single premium endowment ("SPE") contracts, guaranteed rate options ("GROs") of variable annuity contracts and certain FPDA contracts, single premium immediate annuity ("SPIA") contracts, face-amount certificates and institutional GICs as described below. Sales for spread-based business include premiums and deposits received under these products. Spread-based sales for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994 were as follows:

                                                                SIX MONTHS       YEAR ENDED
                                                              ENDED JUNE 30,    DECEMBER 31,
                                                                               --------------
                                                                   1996         1995    1994
                                                              --------------   ------  ------

                                                                   (DOLLARS IN MILLIONS)
Retail:
  SPDA......................................................      $  4.5       $ 44.3(1) $ 50.5
  FPDA......................................................        16.7         12.5(2)   --
  SPIA......................................................         0.4          0.3     6.5
  GRO.......................................................         6.0         47.1    73.4
  Face-amount certificates..................................         3.6         10.7(2)   --
  Other.....................................................      --              0.5     0.7
                                                                  ------       ------  ------
                                                                    31.2        115.4   131.1
Institutional:
  GIC.......................................................       441.3        142.2    --
                                                                  ------       ------  ------
Total spread-based sales....................................      $472.5       $257.6  $131.1
                                                                  ------       ------  ------
                                                                  ------       ------  ------

------------------------

(1) SPDA sales include $6.2 million which were attributable to the sale of SBM products following the acquisition.

(2) Attributable to the sale of SBM products following the acquisition.

    Spread-based assets under management at June 30, 1996 and at December 31, 1995, 1994 and 1993 were as follows:

                                                                                               DECEMBER 31,
                                                                           -----------------------------------------------------
                                                           JUNE 30,
                                                             1996                  1995                  1994            1993
                                                     --------------------  --------------------  --------------------  ---------
                                                                 PERCENT               PERCENT               PERCENT
                                                      AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (DOLLARS IN MILLIONS)
Retail:
  SPDA.............................................  $   897.6       27.9% $   969.8(*)      33.9% $   804.7      40.4% $   901.6
  FPDA.............................................      428.4       13.3      436.2(*)      15.2    --        --         --
  SPE..............................................      397.0       12.3      403.3       14.1      409.3       20.6      422.2
  SPIA.............................................      648.2       20.1      644.8       22.6      639.0       32.1      625.3
  GRO..............................................      166.4        5.2      164.5        5.8       92.6        4.7  5.3......
  Face-amount certificates.........................       51.4        1.6       52.5(*)       1.8    --        --         --
  Other............................................       45.8        1.4       45.1        1.6       44.4        2.2       49.4
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total retail...................................  $ 2,634.8       81.8% $ 2,716.2       95.0% $ 1,990.0      100.0% $ 2,003.8
Institutional:
  GIC..............................................      586.0       18.2      143.2        5.0     --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total spread-based assets under management.........  $ 3,220.8      100.0% $ 2,859.4      100.0% $ 1,990.0      100.0% $ 2,003.8
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                      PERCENT
                                                     OF TOTAL
                                                     ---------

Retail:
  SPDA.............................................       45.0%
  FPDA.............................................     --
  SPE..............................................       21.1
  SPIA.............................................       31.2
  GRO..............................................         .3
  Face-amount certificates.........................     --
  Other............................................        2.4
                                                     ---------
    Total retail...................................      100.0%
Institutional:
  GIC..............................................     --
                                                     ---------
Total spread-based assets under management.........      100.0%
                                                     ---------
                                                     ---------

------------------------
(*) Includes amounts acquired in 1995 in connection with the SBM acquisition of $297.7 million (SPDA), $436.2 million (FPDA) and $52.5 million (face-amount certificates).

    SINGLE PREMIUM DEFERRED ANNUITY CONTRACTS. Single premium deferred annuity contracts are sold through investment brokerage firms, banks, financial planners, and independent insurance general agents. Under these contracts, the Company guarantees the customer's principal and credits the accumulated deposit with a rate of interest that is guaranteed for a specified initial period and reset annually or semi-annually thereafter, subject to guaranteed minimum crediting rates set forth in the contracts (currently 3% or 4%). The Company generally determines the crediting rate by reference to current yields along the intermediate term section of the yield curve. No front-end sales charges are imposed for purchases of such contracts, but all such contracts contain surrender charges for withdrawals in excess of a specified amount during the surrender charge period. These surrender charges vary depending upon the guarantee periods in the contracts.

    FLEXIBLE PREMIUM DEFERRED ANNUITY CONTRACTS. Flexible premium deferred annuity contracts are marketed primarily through independent agents. Under these contracts, principal is guaranteed by the issuing insurance company, and the contracts are credited with a specified rate of interest that is guaranteed for a period of time and reset annually thereafter. The Company generally determines the crediting rate by reference to current yields along the intermediate term section of the yield curve. Certain FPDA contracts, which were acquired as a result of the SBM acquisition, are qualified under section 403(b) of the Internal Revenue Code of 1986, as amended. These contracts are marketed to qualified employers such as public school districts and churches. The Company developed a new FPDA product, OMNI, in 1995, with sales commencing in February 1996. This new product furnishes customers with the ability to allocate assets among equity index-based returns and guaranteed rates of return. The index-based options offer the upside potential tied to a percentage of the appreciation in the S&P 500 Price Index, but protect the customer against the related downside risk through a guarantee of principal by the issuing insurance company. By hedging the equity-based risk component of the product through the purchase of call options, the Company is able to concentrate on managing the interest rate spread component. OMNI has also allowed the Company to expand distribution of FPDAs through stockbroker and bank distribution channels.

    SINGLE PREMIUM ENDOWMENT CONTRACTS. Single premium endowment contracts once represented a more material portion of the Company's insurance subsidiaries' business in force, but, as a result of changes in applicable tax laws, are no longer being sold. Under these contracts, principal is guaranteed, and the face amount of the policy is paid upon the death of the insured. The contracts are credited with a specified rate of interest that is guaranteed for a period of time and that is reset annually thereafter, subject to guaranteed minimums and certain other restrictions. The Company generally determines the crediting rate by reference to current yields along the intermediate term section of the yield curve. Due to changes in applicable tax laws, and the consequential loss of tax benefits associated with SPEs in the event of a withdrawal, and because the interest rate on SPEs is reset annually based on the intermediate part of the yield curve, the Company believes that the level of surrenders of SPEs associated with increases in interest rates will be lower than would otherwise be the case.

    SINGLE PREMIUM IMMEDIATE ANNUITY CONTRACTS. Single premium immediate annuity contracts [were] [are] historically marketed by the Company to insurance companies and defendants in connection with lawsuits involving structured liability settlements. As a result of changes in the marketing environment for this product and the increased competition in pricing, the Company's insurance subsidiaries are not currently focusing on this segment of the immediate annuity marketplace. SPIA contracts are not subject to surrender and rate resetting and offer a fixed interest rate that is locked in over the term of the contract and that the Company determines by reference to the long-term end of the yield curve.

    GUARANTEED RATE OPTIONS. Guaranteed rate options provide a fixed-rate investment alternative for holders of the Company's variable annuity contracts and are also issued as a separate product by the Company's insurance subsidiaries. GROs, which were first introduced by the Company's insurance subsidiaries in 1994, allow customers to lock in a fixed return for two, four, six or ten years. There are no up-front or annual fees attached to these options, but surrender charges apply to withdrawals in excess of a stated maximum. Funds may be transferred to or from any of the guarantee periods (or other investment options within the variable annuity contract) subject to a market value adjustment ("MVA"). The MVA can be either positive or negative, but the customer is guaranteed principal by the issuing insurance company plus a return of 3%, before surrender charges. Transfers at the end of a guarantee period are not subject to the MVA provision. The MVA provision tends to virtually eliminate the gain or loss attributable to the impact of changes in interest rates on the market value of assets that would be sold to fund surrenders occurring prior to the end of the interest guarantee period. The Company uses an immunized investment strategy which tends to provide a consistent spread over the selected time horizon despite interest rate volatility. Deposits into GROs are held in a separate account established by the insurance company.

    FACE-AMOUNT CERTIFICATES. Face-amount certificates are obligations of SBM Certificate Company which require it to pay holders the original invested amount of the certificate, plus a three-year fixed-rate return, at a given maturity date. The Company selects the interest rate offered on the face-amount certificates based on the short to intermediate term sections of the yield curve. Face-amount certificates, which are similar to bank certificates of deposit, generally compete with various types of individual savings products offered by banks and insurance companies that provide a fixed rate of return on investors' money. Face-amount certificates are regulated under the Investment Company Act and, unlike bank certificates of deposit of less than $100,000, are not guaranteed by the FDIC. The Company continues to investigate opportunities to expand upon its face-amount certificate retail distribution channels.

    GUARANTEED INVESTMENT CONTRACTS. Guaranteed investment contracts are issued to institutional customers by the Company primarily through a joint venture with General American, which originally dates to March 1993. Customers buy General American product contracts which have been designed by the Company to meet their specific needs. General American cedes 50% of the deposits to Integrity under a coinsurance agreement entered into in September 1995. The interest rate on GICs is typically based upon a short-term floating rate, such as LIBOR, which periodically resets to provide current yields. GIC products offered by the Company are designed and have historically been held by customers as long-term core investments, even though under many contracts customers have the option to liquidate their holdings with written notice of thirty days or less. The Company has experienced withdrawals of annuity benefits by GIC customers of approximately 3.1% and 2.5% on average GIC deposits for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively.

    FEE-BASED BUSINESS

    The Company's fee-based business is less capital intensive than the spread-based business and generally provides the Company with a more diversified source of income, due to the relative insensitivity of fee-based income to changes in interest rates. However, significant decreases in price levels in the securities market could adversely affect the level of fee income earned by the Company from its asset management operations and, thereby, the Company's results of operations. The Company's fee-based business allows for more rapid asset growth by the Company than the spread-based business. The Company continues to focus on the development of its fee-based business in order to increase the size of this business and achieve an optimal business mix with its spread-based business. Although the Company's objective is to achieve such a mix, in certain periods, due to opportunistic acquisitions of spread-based businesses, the business mix may shift temporarily.

    Fee-based products and services include investment portfolio options of variable annuity contracts, asset management services and marketing partnerships. Sales for fee-based business represent premiums and deposits for the investment portfolio options of variable annuity contracts, the amount of new off-balance sheet deposits for asset management services, off-balance sheet deposits under marketing partnerships and off-balance sheet deposits in investment portfolios. The marketing partnership arrangement with General American was converted from a fee-based to primarily a spread-based arrangement in late 1995 through a reinsurance agreement executed with General American. General American cedes 50% of new deposits to Integrity under the reinsurance agreement which the Company reports in its spread-based line of business. The Company receives nominal fee income for the 50% portion retained by General American, which the Company reports as "other fee income." Fee-based sales for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994 were as follows:

                                                                                                YEAR ENDED
                                                                            SIX MONTHS         DECEMBER 31,
                                                                          ENDED JUNE 30,   --------------------
                                                                               1996          1995       1994
                                                                          ---------------  ---------  ---------
                                                                                  (DOLLARS IN MILLIONS)
Retail:
  Investment portfolio options of variable annuities....................     $   119.6     $   177.7  $   230.2
  Mutual funds (1)......................................................           7.9           7.8     --
  Other.................................................................        --            --            0.9
                                                                                ------     ---------  ---------
  Total retail..........................................................         127.5         185.5      231.1

Institutional:
  Asset management (1)..................................................         822.5         471.8     --
  Marketing partnerships (1)............................................        --    (2)      272.9       59.3
                                                                                ------     ---------  ---------
  Total institutional...................................................         822.5         744.7       59.3
                                                                                ------     ---------  ---------
Total fee-based sales...................................................     $   950.0     $   930.2  $   290.4
                                                                                ------     ---------  ---------
                                                                                ------     ---------  ---------

------------------------

(1) Off-balance sheet item.

(2) The marketing partnership arrangement with General American was converted from a fee-based to primarily a spread-based arrangement in late 1995 through a reinsurance agreement executed with General American. General American cedes 50% of new deposits to Integrity under the reinsurance agreement which the Company reports in its spread-based line of business. The Company receives nominal fee income for the 50% portion retained by General American, which the Company reports as "other fee income."

    Fee-based assets under management at June 30, 1996 and at December 31, 1995, 1994 and 1993 were as follows:

                                                                                             DECEMBER 31,
                                                                           ------------------------------------------------
                                                       JUNE 30, 1996                1995                     1994
                                                   ----------------------  ----------------------  ------------------------
                                                    AMOUNT      PERCENT     AMOUNT      PERCENT      AMOUNT       PERCENT
                                                   ---------  -----------  ---------  -----------  -----------  -----------
                                                                            (DOLLARS IN MILLIONS)
Retail:
  Investment Portfolio options of variable
    annuities....................................  $   749.2        22.4%  $   617.3        25.3%   $   388.9         76.3%
  Mutual funds(1)................................      234.9         7.0       228.4(2)        9.3     --           --

Institutional:
  Asset management(1)............................    1,979.1        59.3     1,210.7(2)       49.5     --           --
  Marketing partnerships(1)......................      379.1        11.3       387.3        15.9        121.0         23.7
                                                   ---------       -----   ---------       -----   -----------       -----
Total fee-based assets under management..........  $ 3,342.3       100.0%  $ 2,443.7       100.0%   $   509.9        100.0%
                                                   ---------       -----   ---------       -----   -----------       -----
                                                   ---------       -----   ---------       -----   -----------       -----


                                                             1993
                                                   ------------------------
                                                     AMOUNT       PERCENT
                                                   -----------  -----------

Retail:
  Investment Portfolio options of variable
    annuities....................................   $   199.0         69.9%
  Mutual funds(1)................................      --           --
Institutional:
  Asset management(1)............................      --           --
  Marketing partnerships(1)......................        85.5         30.1
                                                   -----------       -----
Total fee-based assets under management..........   $   284.5        100.0%
                                                   -----------       -----
                                                   -----------       -----

------------------------
(1) Off-balance sheet item.

(2) Includes amounts acquired in 1995 of $217.2 million (mutual funds) and $843.6 million (asset management contracts) in connection with the SBM and KBIMA acquisitions, respectively.

    VARIABLE ANNUITY CONTRACTS. Variable annuity contracts issued by the Company's insurance subsidiaries are distributed through financial planners, investment brokerage firms and broker-dealers. Under variable annuity contracts, customers may allocate all or a portion of their account values to a separate account that invests in shares of one or more investment portfolios (registered investment companies). Values in the separate account will vary with the investment performance of the underlying investment portfolio. In addition, the Integrity Companies also receive income in the form of mortality and expense fees based primarily on the market value of the invested deposits and of administrative expense charges in connection with variable annuity contract deposits in investment portfolios. The Company reinsures most of the mortality risk associated with its variable annuity contracts. The Integrity Companies also receive spread income from funds allocated to the Company's GRO products. Because the investment risk under the mutual investment portfolio options of variable annuity products is borne by the customer, these products are treated as securities under federal securities laws and, therefore, the salespeople are both appointed as insurance agents for the Company's insurance subsidiaries and registered as securities representatives with the applicable broker-dealer. In addition, ARM Capital Advisors earns fee income by serving as an advisory manager and by providing supervisory and administrative services to the portfolios of Legends, a series-type registered investment company, the investment portfolios of which are offered through one of the Company's variable annuity products. Shares of Legends are offered only to the separate accounts of Integrity and National Integrity.

    ASSET MANAGEMENT SERVICES. ARM Capital Advisors earns fee income by providing professional asset management services to institutional clients in the pension markets. Beginning with an acquired base of $0.8 billion in funds under management, the Company grew this segment of its fee-based business by attracting new clients and receiving additional allocations from existing clients. Third-party assets under management have grown from $0.8 billion to $2.0 billion at June 30, 1996. ARM Capital Advisors is expanding into the management of assets of other insurance companies and of pension funds under the Company's recently developed "synthetic" GIC product. ARM Capital Advisors' goal in the performance of its services is to preserve capital, while maintaining liquid, quality securities and meeting or exceeding agreed upon performance benchmarks without assuming undue risk.

    MARKETING PARTNERSHIP ARRANGEMENTS. Marketing partnership arrangements are strategic alliances or joint ventures with non-affiliated insurance companies. The Company is currently party to one such arrangement with General American (with respect to GICs) and, as part of such arrangement, the Company receives fees for certain administrative, asset/liability, product development and marketing support activities associated with GIC deposits that are recorded on General American's balance sheet. In addition, the Company's fee-based marketing and product development relationship with General

American has led to opportunities for spread-based business through reinsurance of the products involved, currently GICs. During 1995 and 1996, the Company's insurance subsidiaries entered into reinsurance agreements with General American, assuming 50% of certain GIC business on a coinsurance basis.

DISTRIBUTION

    The Company distributes its retail products through numerous channels, including third-party marketing organizations with sales networks, which in turn sell products through financial planners, banks, stockbrokers and independent insurance agents (including those specializing in the 403(b) marketplace for teachers). The Company currently relies to a large extent on a wholesaler organization, FMG, to act as a channel for the distribution of its retail products, although the Company intends to expand the depth and breadth of its distribution channels. See "Risk Factors--Dependence on Certain Third-Party Distributors." For the stockbrokerage channel, the Company brought the third-party wholesaling process in-house in January 1996 by recruiting a team of individuals to support the growing number of firms distributing its products and to recruit new ones. The Company believes that this step may lessen some of the risks associated with dependence on third-party distribution for the stockbrokerage channel. Using this diverse group of channels, the Company has access to retail product distribution dispersed throughout the United States. Unlike many of its competitors, the Company does not maintain its own field sales force, and distributors are primarily paid based on sales production. Additional channels of annuity distribution include the bank market, tax-qualified markets and a group of independent agents who were added with the SBM acquisition. In addition to its reliance on FMG, the Company utilizes PaineWebber for the distribution of certain of its fixed and variable annuity products. For the six months ended June 30, 1996 and for the year ended December 31, 1995, approximately 10% and 16%, respectively, of the Company's retail sales were made through PaineWebber.

    For institutional distribution, the Company relies on a small group of experienced in-house marketing professionals who work through industry consultants or directly with plan sponsors, bank trust departments, cash management funds and other insurance companies to promote products and services.

    Retail and institutional sales by market and distribution channel for the six months ended June 30, 1996 were as follows:

                                                                               RETAIL              INSTITUTIONAL
                                                                       ----------------------  ----------------------
                                                                                    PERCENT                 PERCENT
                                                                        AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                                                       ---------  -----------  ---------  -----------

                                                                                   (DOLLARS IN MILLIONS)
Distribution channel:
  Financial planners.................................................  $   112.3        70.8%  $  --          --
  Stockbrokers.......................................................       16.8        10.6      --          --
  Banks..............................................................        0.4         0.2      --          --
  Independent insurance agents.......................................       14.1         8.9      --          --
  Other independents.................................................       15.1         9.5      --          --
  In-house marketing professionals:
    Institutional products...........................................     --          --           441.3        34.9
    Institutional pension services...................................     --          --           822.5        65.1
                                                                       ---------       -----   ---------       -----
Total sales..........................................................  $   158.7       100.0%  $ 1,263.8       100.0%
                                                                       ---------       -----   ---------       -----
                                                                       ---------       -----   ---------       -----

    Strengthening existing relationships and building new relationships within these distribution channels is essential for accelerated deposit growth. In addition, by diversifying distribution channels, the Company can reduce the impact of losing any one channel because of events outside of its control (such as changes in tax laws). The Company seeks to expand the depth and breadth of existing channels to capture additional market share without relying on the capabilities and influence of just a few producers.

ASSET/LIABILITY SPREAD MANAGEMENT

    The Company views asset/liability spread management as an integrated process, rather than as a series of segregated functions, and integrates this process into each aspect of its operations. The Company's overall goal is to ensure that invested asset cash flows will be sufficient to meet all customer obligations and to maximize investment spreads on a consistent basis. Beginning with product design and continuing through the product sale and eventual payout, professionals in each functional area (such as marketing, actuarial, investments, legal, finance and administration) work jointly with a common set of risk/return characteristics toward the goal of achieving the Company's liquidity and profit objectives (rather than the specific objectives of any particular functional area). The Company also conducts periodic thorough analyses of its assets and liabilities using sophisticated software to model the effect of changes in economic conditions on both its assets and liabilities.

    During product development, the Company sets product features and rate crediting strategies only after it has devised an appropriate investment strategy that matches the product features. The Company employs an extensive iterative modeling process to test various asset combinations against proposed product features in randomly generated interest rate scenarios. The modeling evaluates whether a particular investment strategy, when matched with the product features under consideration, will provide adequate cash flow and generate returns that exceed specified minimum targets consistently and without significant fluctuations. If necessary, the Company then redesigns investment strategies or product features until these objectives are met.

    Once the Company has identified an asset portfolio having the desired performance characteristics, the Company's investment professionals have the flexibility to trade the portfolio in order to maximize yields while remaining within well-defined risk parameters (such as duration, convexity, credit quality and liquidity). In so doing, these professionals follow prescribed measures designed to (i) minimize anticipated defaults, (ii) minimize anticipated call, prepayment or extension losses and (iii) enhance yield through sector rotation and security selection. In addition, the Company aims to generate and maintain liquidity from scheduled interest and principal payments, projected prepayments and early calls, cash on hand, floating rate public securities and lines of credit (but not from new product sales), sufficient to cover approximately two times expected cash needs (for benefits, withdrawals, expenses and dividends) without having to sell any investments at a material loss.

    Internal control measures are in place throughout the process to make any necessary adjustments in the investment portfolio as promptly as possible. For example, company personnel assess independently of portfolio managers whether proposed trades would alter portfolio characteristics or how investment yields or realized gains or losses are accounted for on a statutory and GAAP accounting basis. The Company also remodels its assets and liabilities periodically to determine whether any significant changes in assumptions or interest rates have occurred or have been overlooked.

    In pursuing its investment spread objectives, the Company focuses primarily on calculable cash flows to expected maturities on its investments rather than on estimated total returns to expected maturities or to some intermediate date. This approach permits the Company to measure specifically the changes in yield and cash flow on its investments at any given time. This approach emphasizes securities which are liquid and easily tradeable. For certain investments, such as common equities, real estate investments and direct mortgages, the fair market value may be relatively difficult to determine, thereby further increasing the difficulty of calculating total return. As a result, the Company invests primarily in fixed-income securities, which can be more easily modelled and hedged.

    The Company's investment operations are conducted by ARM Capital Advisors. The professionals staffing this operation have been managing the Company's fixed income assets since December 1993 when they were employees of KBIMA. Their expertise in developing and implementing immunization and duration-matched portfolio strategies for fee-based pension fund accounts is also relevant to the asset strategies supporting the Company's spread-based annuity and GIC products. In addition, these asset strategies can be used for an array of other products which the Company is currently developing to serve the defined contribution plan and other institutional markets.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Asset Portfolio Review."

SURRENDERS

    To encourage persistency and discourage withdrawals, the Company's spread- and fee-based insurance products generally incorporate surrender charges, market value adjustments and/or other features which may discourage or prevent such surrenders or withdrawals. As of December 31, 1995, the Company had approximately $896.5 million of customer deposits (25.9% of its total customer deposits) which were no longer subject to surrender charges and approximately $262.9 million and $188.0 million of customer deposits as to which the surrender charge will cease to apply during 1996 and 1997, respectively. At June 30, 1996, approximately 66% of the Company's insurance subsidiaries' customer deposits had surrender penalties or other such restrictions or were not subject to withdrawal. During the third quarter of 1994 and continuing to date, the Company began implementing programs designed to improve persistency. Such programs involve direct contact with customers and are designed to inform customers of the financial strength of the Company and its insurance subsidiaries and to describe other product offerings available. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

REINSURANCE CEDED

    The Company's insurance subsidiaries reinsure risks under certain of their products with other insurance companies through reinsurance agreements. Through these reinsurance agreements substantially all mortality risks associated with SPE deposits and substantially all risks associated with the variable life business have been reinsured. The Company's primary reinsurers in respect of mortality risks associated with SPE deposits are Swiss Reinsurance Company, RGA Reinsurance Company and The Equitable Life Assurance Society, which are respectively rated A+, A+ and A by A.M. Best. Phoenix Home Life Mutual and American Franklin Life are the Company's principal reinsurers in respect of risks associated with the variable life business and are respectively rated A and A++ by A.M. Best. In addition, Integrity cedes a block of SBM Life SPDAs on a coinsurance basis to Harbourton Reassurance, Inc., which was rated "FPR-4 (Average)" by A.M. Best for its financial performance. Reinsurance does not fully discharge the Company's obligation to pay policy claims on the reinsured business; the ceding reinsurer remains responsible for policy claims to the extent the reinsurer fails to pay such claims.

RATINGS AND RATING AGENCIES

    Insurance companies are rated by independent rating agencies to provide both industry participants and insurance consumers meaningful information on specific insurance companies. Higher ratings generally indicate a higher relative level of financial stability and a stronger ability to pay claims. The basis for an opinion on a particular rating includes such factors as capital resources, financial strength, demonstrated management expertise, and stability of cash flow as well as the quality of investment operations, administration and marketing. These particular types of ratings are based upon factors relevant to policyholders and are not directed toward protection of stockholders. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security. The Company's insurance subsidiaries currently hold ratings from four such rating agencies: A.M. Best, S&P, Duff & Phelps and Moody's Investors Service ("Moody's").

    The Company's insurance subsidiaries are currently classified "A (Excellent)" by A.M. Best, reflecting an upgrade from A- in October 1995. A.M. Best's ratings are based upon an evaluation of the insurer's financial and operating performance. A.M. Best's ratings range from "A++ (Superior)" to "C-
(Fair)," and some companies are not rated.

    The Company's insurance subsidiaries currently hold an "A (Good)" claims-paying ability rating from S&P. The rating is based on current information provided by the Company and other reliable sources on a voluntary basis. The S&P claims-paying ability rating categories range from "AAA (Superior)" to "D (Liquidation)."

    In addition, the Company's insurance subsidiaries currently hold an "A-1" short-term rating from S&P. The short-term rating is used for any obligation whose maturity is typically one year or less or would apply to a put option or demand feature which would give the policyholder the right to receive their funds within one year. The S&P short-term rating categories range from "A-1+" to "D."

    Duff & Phelps provides a claims-paying ability ratings which concerns only the likelihood of timely payment of policyholder obligations, and not the ability to pay non-policyholder obligations. The Company's insurance subsidiaries currently have a claims-paying ability rating from Duff & Phelps of "A+ (High)" and a short-term claims paying ability of "D-1." Duff & Phelps claims-paying ability ratings range from "AAA" to "DD" and short-term claims paying ability ratings range from "D-1+" to "D-5".

    Moody's has currently assigned the Company's insurance subsidiaries a "Baa1 (Adequate)" insurance financial strength rating. Moody's financial strength rating reflects an insurance company's ability to pay policyholder obligations and claims. Moody's ratings range from "Aaa (Exceptional)" to "C (Lowest)," and some companies are not rated.

    Customers and many financial institutions and broker-dealers tend to focus on the A.M. Best and claims-paying ability ratings of an insurer in determining whether to buy or market the insurer's annuities. If any of the Company's ratings were downgraded from their current levels or if the ratings of the Company's competitors improved and the Company's did not, the ability of the Company to distribute its products and the persistency of its existing business could be adversely affected. Each of the rating agencies reviews its ratings periodically, and there can be no assurance that the Company's current ratings will be maintained in the future. See "Risk Factors--Competition; Ratings."

CUSTOMER SERVICE AND ADMINISTRATION

    The Company seeks to build a strong customer base by offering high quality and easily accessible service. To this end, the Company's objective is to maintain an administrative infrastructure utilizing up-to-date technology, efficient and effective work flow processes and well-trained personnel. This infrastructure helps to bring new products to market quickly, enhance product features and provide timely, accurate information to customers and management.

    Sharing information across the organization supports the integrated nature of the Company's business operations. Management believes that a personal computer client/server data processing platform provides users with direct access to information on a more efficient basis than a mainframe system. A wide area network ("WAN") links all voice and data communications in the Company's principal locations of Kentucky, Ohio, New York and, following the SBM acquisition, Minnesota. With proper security clearances, employees may access data bases on file servers at any location. In addition, the Company has expanded automated interfaces between systems to help minimize the potential for error from manual intervention, reduce costs and strengthen internal controls. Some of these servers are owned and operated directly by the Company. Other servers and some mainframe systems are operated by external entities with whom the Company contracts to perform certain investment and administrative related functions.

    In addition to expanding its WAN during 1995, the Company completed a restructuring of its organizational and work flow management processes with the objective of creating additional operating efficiencies. The Company has implemented an image management and automated workflow management system in order to significantly reduce the amount of paper and manual work that is required to process transactions and to perform customer service. Software development efforts and systems migration projects underway in 1996 are intended to eliminate computer processing redundancies in some lines of business and enhance the Company's capability to bring increasingly complex and competitive products and services to market. Customer service capabilities have expanded with the Company's introduction in 1996 of an automated voice response system for a majority of its retail customers. These customers now have twenty-four hour access to account and unit values on their annuities and the ability to reallocate assets among certain investment options. This alternative supplements customers speaking directly with the Company's customer service representatives or sending service requests through traditional mail services or the Internet.

    The Company's Customer Service unit, through direct customer contact, has also achieved measurable success with the retention of business. As a result of a new program implemented in 1995 to improve persistency, the Company was able to retain over $42 million in annuity business during 1995 from customers who had initiated requests to surrender their policies and were provided with additional choices and incentives to keep their deposits with the Company. This same unit proactively communicates with annuity customers to advise them of the insurance subsidiaries' financial strength and recent activities.

    The Company maintains current plans to recover its systems and operations promptly in the event of a disaster. For critical WAN applications, redundant servers with backed-up data are in place in New York City, Worthington, Ohio and Louisville, Kentucky, the Company's primary operating sites. Key functions are intended to be available within a matter of a few hours. For recovery of computer systems accessed through external parties, these vendors provide their own disaster recovery plans. Offsite storage of magnetic media ensures that data processing systems and the imaging system can be restored in the event of a disaster.

COMPETITION

    The financial services industry is highly competitive, and each of the Company's subsidiaries competes with companies that are significantly larger and have greater access to financial and other resources.

    The life insurance industry comprises approximately 2,000 companies in the United States and is highly competitive, with no one company dominating any of the principal markets in which the Company's insurance subsidiaries operate. Many insurance companies and insurance holding companies have substantially greater capital and surplus, larger and more diversified portfolios of life insurance policies and annuities, higher ratings and greater access to distribution channels than the Company's insurance subsidiaries. Competition is based upon many factors, such as the form and content of annuity policies, premiums charged, investment return, customer service, access to distribution channels, financial strength and ratings of the company, experience and reputation. The Company's insurance subsidiaries also encounter increasing competition from banks, securities brokerage firms and other financial intermediaries marketing insurance products, annuities and other forms of savings and pension products. The Company believes that the fact that it is not hampered with a large captive sales force like many insurance companies is an advantage in enabling the Company to create strategic alliances with banking and other industries.

    The principal competitive factors in the sale of annuity products are product features, perceived stability of the insurer, customer service, name recognition, crediting rates, and commissions. The Company's insurance subsidiaries compete in their markets with numerous major national life insurance companies. Management believes that its ability to compete with other insurance companies is dependent upon its ability to develop competitive products with unique features and services that focus on the needs of targeted market segments.

    Competitors of ARM Capital Advisors include a large number of asset management firms and mutual fund organizations, both independent and affiliated with other financial services companies, including banks and insurance companies. Competition in asset management services is based on investment performance, service to clients, product design, size, scope of services, and reputation of affiliates. The ability of the Company's investment management subsidiary to compete with other firms also is dependent, in part, on the relative attractiveness of the types of investment services such subsidiaries offer and their investment style and strategies under prevailing market conditions. See "Risk Factors--Competition; Ratings."

REGULATION

    The Company's business activities are subject to extensive regulation. Set forth below is a summary discussion of the principal regulatory requirements applicable to the Company.

    INSURANCE REGULATION

    The Company's insurance subsidiaries are subject to regulation and supervision by the states in which they are organized and in the other jurisdictions where they are authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulation of marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type and amount of investments permitted, limiting the amount of dividends that can be paid without first obtaining regulatory approval, and other related matters. The primary purpose of such supervision and regulation under the insurance statutes of Ohio and New York, as well as other jurisdictions, is the protection of policyholders rather than investors or shareholders of an insurer. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies.

    In recent years, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming a role in the regulation of insurance companies. Over the past few years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. These initiatives include new investment reserve requirements, spread-based capital standards and restrictions on an insurance company's ability to pay dividends to its stockholders. Specifically, the NAIC "Codification of Statutory Accounting Principles" project may revamp the current statutory accounting practices for the Company's insurance subsidiaries. Certain proposals under consideration may have a negative impact on the statutory surplus of the Company's insurance subsidiaries and thus their ability to pay dividends to the Company. Issue papers have been released for industry review and a first draft of the accounting practices manual is expected to be issued by the NAIC in 1997. This project will not undermine the states' authority to make a final determination on acceptable and appropriate accounting practices as the NAIC proposals are subject to implementation only upon legislative enactment by the applicable state legislature. The Company is monitoring developments in the regulatory area and assessing the potential effects any changes would have on the Company.

    Although the federal government currently does not directly regulate the business of insurance generally, federal initiatives can significantly affect the insurance business. Congress and certain federal agencies are investigating the current condition of the insurance industry in the United States in order to decide whether some form of federal regulation of insurance companies would be appropriate. It is not possible to predict the outcome of any such congressional activity, which could result in the federal government assuming some role in the regulation of the insurance industry, or the potential effects thereof on the Company.

    INSURANCE HOLDING COMPANY REGULATION. The Company and its affiliates are subject to regulation under the insurance holding company statutes of Ohio, the domiciliary state of Integrity, and of New York, the domiciliary state of National Integrity, and under the insurance statutes of other states in which Integrity and National Integrity are licensed to transact the business of insurance. Most states have enacted legislation which regulates insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions and other related matters. Integrity and National Integrity are required to file certain reports in Ohio, New York and certain other states, including information concerning their capital structure, ownership, financial condition and general business operations. The Ohio and New York insurance laws also require prior notice or approval of changes in control of an insurer or its holding companies and of material intercorporate transfers of assets and material agreements between an insurer and affiliates within the holding company structure. Under the Ohio and New York insurance laws, any person, corporation or other entity which seeks to acquire, directly or indirectly, 10% or more of the voting securities of an Ohio or New York insurance company or any of its parent companies is presumed to be seeking to acquire "control" of such insurance company and must obtain the prior approval of the Ohio Insurance Director and New York Insurance Superintendent, respectively. Prior to acquiring such control, the proposed acquiror must either file an application containing certain information including, but not limited to, the identity and background of the acquiror and its affiliates and the source and amount of funds to be used to effect the acquisition, or obtain an exemption from the approval requirement.

    In the event of a default on the Company's debt or the insolvency, liquidation or other reorganization of the Company, the creditors and stockholders of the Company will have no right to proceed against the assets of Integrity or National Integrity or to cause their liquidation under federal or state bankruptcy laws. Insurance companies are not subject to such insolvency laws but are, instead, governed by state insurance laws relating to liquidation or rehabilitation due to insolvency or impaired financial condition. Therefore, if Integrity or National Integrity were to be liquidated or be the subject of rehabilitation proceedings, such liquidation or rehabilitation proceedings would be conducted by the Ohio Insurance Director and the New York Insurance Superintendent, respectively, as the receiver with respect to all of Integrity's or National Integrity's assets and business. Under the Ohio and New York insurance laws, all creditors of Integrity or National Integrity, including policyholders, would be entitled to payment in full from such assets before the Company or Integrity Holdings, as indirect or direct stockholders, would be entitled to receive any distribution therefrom.

    DIVIDEND RESTRICTIONS. The Company's ability to declare and pay dividends will be affected by Ohio and New York laws regulating the ability of National Integrity to pay dividends to Integrity and the ability of Integrity to pay dividends to the Company.

    On December 30, 1994, Integrity redomesticated from Arizona to Ohio. Under Ohio law, a domestic life insurance company may not make, without the prior approval of the Ohio Insurance Director, dividend payments in excess of the greater of (i) 10% of such insurance company's statutory capital and surplus as of the preceding December 31, or (ii) such insurance company's statutory net income for the preceding year. Under New York insurance law, National Integrity may pay dividends to Integrity only out of its earnings and surplus and may not distribute any dividends without at least 30 days' prior written notice to the New York Insurance Superintendent, who may disapprove a proposed dividend upon a determination that National Integrity's financial condition does not warrant such distribution. Because National Integrity is a subsidiary of Integrity, dividend payments made by National Integrity to Integrity must be made in compliance with New York standards, and the ability of Integrity to pass those dividends on to the Company is subject to compliance with Ohio standards.

    The maximum dividend payments that may be made by Integrity to the Company during 1996 are $17.6 million; dividends in the amount of $11.0 million have been paid during the six months ended June 30, 1996.

    MANDATORY INVESTMENT RESERVE. Under NAIC rules, life insurance companies' must maintain an asset valuation reserve ("AVR"), supplemented by an interest maintenance reserve ("IMR"). These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of GAAP and therefore have no impact on the Company's reported results of operations or financial position. These reserves affect the determination of statutory policyholders' surplus, and changes in such reserves may impact the ability of the Integrity Companies to pay dividends or other distributions to the Company. The extent of the impact of the AVR will depend upon the future composition of the investment portfolio of the Integrity Companies. The extent of the impact of the IMR will depend upon the extent of the gains and losses of the Integrity Companies' investment portfolio and the related amortization thereof. Based on the current investment portfolio of the Company's insurance subsidiaries, the Company does not anticipate that expected provisions for the AVR and IMR will materially adversely affect the ability of the Integrity Companies to pay dividends or other distributions to the Company.

    RISK-BASED CAPITAL REQUIREMENTS. The NAIC Risk-Based Capital ("RBC") requirements evaluate the adequacy of a life insurance company's adjusted statutory capital and surplus in relation to investment, insurance and other business risks. The RBC formula is used by the states as an early warning tool to identify potential weakly capitalized companies for the purpose of initiating regulatory action and is not designed to be a basis for ranking the financial strength of insurance companies. In addition, the formula defines a minimum capital standard which supplements the previous system of low fixed minimum capital and surplus requirements. The RBC requirements provide for four different levels of regulatory attention depending on the ratio of a company's adjusted capital and surplus to its RBC.

    The consolidated statutory-basis capital and surplus of the Company's life insurance subsidiaries totalled $146.0 million and $107.9 million at December 31, 1995 and 1994, respectively, and were substantially in excess of the minimum level of RBC that would require regulatory action. In addition, the consolidated statutory-basis AVRs of the Company's insurance subsidiaries totaled $14.4 million and $5.2 million at December 31, 1995 and 1994, respectively (excluding voluntary reserves of $5.0 million and $3.1 million at December 31, 1995 and 1994, respectively). These reserves, together with voluntary reserves, are generally added to statutory capital and surplus for purposes of assessing capital adequacy against various measures used by rating agencies and regulators.

    GUARANTY FUND ASSESSMENTS. Under the insurance guaranty fund laws existing in each state, insurers licensed to do business in the state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. In connection with the acquisition by the Company of the Integrity Companies from National Mutual, National Mutual agreed to indemnify the Company for guaranty fund assessments levied in respect of companies declared insolvent or subject to conservatorship prior to November 26, 1993. The amounts actually assessed to and paid by the Company's insurance subsidiaries for the years ended December 31, 1994 and 1995 were approximately $1.0 million and $1.2 million, respectively, and was approximately $0.7 million for the six months ended June 30, 1996. Of such amounts, approximately $0.9 million, $0.5 million and $0.3 million, respectively, were reimbursed by National Mutual under its indemnity obligation to the Company. Because such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, the Company cannot accurately determine the precise amount or timing of its exposure to known insurance company insolvencies at this time. During 1994 and 1995, and for the six months ended June 30, 1996, the Company recorded provisions for state guaranty fund association expenses of $0.4 million, $0.3 million, and $0.4 million, respectively. At June 30, 1996, the Company's reserve for such assessments was $5.7 million. No assurance can be given that the Company's reserve for assessments or such indemnity will be adequate in the event of any loss suffered by the Company in respect of any assessment made under state insurance guaranty fund laws. The reserve does not include any provision for future assessments related to unknown failures or to known failures for which no estimate of the Company's exposure currently can be made. The Company estimates its reserve for assessments using information provided by NOLHGA. The insolvency of large life insurance companies in future years could result in additional material assessments to the Company by state guaranty funds that could have a material adverse impact on the Company's future earnings and liquidity. See "Risk Factors--Regulation."

    TRIENNIAL EXAMINATIONS. The Ohio and New York insurance departments usually conduct an examination of Integrity and National Integrity, respectively, every three years, and may do so at such other times as are deemed advisable by the Ohio Insurance Director and New York Insurance Superintendent. The report with respect to the most recent triennial examination of Integrity issued in 1994 covered the periods 1990 through 1992 and contained no material adverse findings. The report with respect to the most recent triennial examination of National Integrity issued in 1994 covered the periods 1990 through 1992 and also contained no material adverse findings. National Integrity is currently undergoing a triennial examination by the New York insurance department. Integrity is also currently undergoing a triennial examination by the Ohio insurance department.

    INSURANCE REGULATORY INFORMATION SYSTEM. The NAIC has developed a set of financial relationships or "tests" called the Insurance Regulatory Information System ("IRIS") that were designed for early identification of companies that may require special attention by insurance regulatory authorities. These tests were developed primarily to assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. Insurance companies submit data on an annual basis to the NAIC, which in turn analyzes the data using ratios covering twelve categories of financial data with defined "usual ranges" for each category.

    Falling outside the usual range of IRIS ratios is not considered a failing result; rather, unusual values are viewed as a part of the regulatory early warning monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. An insurance company may fall outside of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company will become subject to increased regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios. In normal years, 15% of the companies included in the IRIS system are expected by the NAIC to be outside the usual range on four or more ratios.

    In 1995, the Company's insurance subsidiaries were each outside of the usual range for three IRIS ratios. For Integrity, the net change in capital and surplus ratio was -12%, as compared to a usual range of between +50% and -10%. This ratio was below the usual range because the specific line items in the financial statements used to prepare the ratios included a $15.3 million direct charge to paid-in capital that SBM Life recognized as a result of marking-to-market its bond portfolio in connection with its acquisition by the Company, but did not include the $19.9 million capital contribution that the Company made to offset that charge. Integrity's change in premium ratio was -25%, as compared to a usual range of between +50% and -10%. This ratio was below the usual range because of a decrease in premiums caused by (i) greater competition from banks and other financial institutions for savings products primarily as a result of the flattening of the yield curve during 1995 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations") and (ii) lower SBM Life sales in 1995 due to
(a) termination of a modified coinsurance reinsurance agreement under which SBM Life had assumed premiums of $18.2 million during 1994 and (b) a downgrade of SBM Life's rating by A.M. Best at the end of 1994 from "A- (Excellent)" to "B+ (Very Good)" (although following the acquisition, this rating was upgraded in October 1995 to "A (Excellent)"). Finally, Integrity's change in reserving ratio was -99%, as compared with a usual range of between +20% and -20%. This ratio measures the difference in reserves as a percentage of premiums from one year to the next. The change in this ratio was below the usual range because premiums (the denominator of the fraction), excluding deposits for deferred annuity and GIC products, fell from $23.0 million in 1994 to approximately $1.5 million in 1995 largely as a result of the termination in 1995 of SBM Life's modified coinsurance reinsurance agreement.

    For National Integrity, the change in premium ratio was +68%, as compared to a usual range of between +50% and -10%, and the change in product mix ratio was 9.9%, whereas the usual change does not exceed 5%. The reason for both ratios being above the usual range was the increase in sales of GICs in 1995 and the decrease in sales of deferred annuity products, which events were primarily attributable to the relative advantage enjoyed by shorter-maturity products in that year as a result of the flattening of the yield curve (see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations"). Finally, National Integrity's change in reserving ratio was -99%, as compared with a usual range of between +20% and -20%. This ratio was below the usual range because National Integrity reduced reserves for ordinary life business by $1.0 million in 1995 as a consequence of an increase in death and surrender benefits of $0.9 million paid on this closed block of business.

    OTHER REGULATION

    The Company's non-insurance activities are also subject to extensive regulation. ARM Capital Advisors is registered with the SEC as an investment adviser under the Advisers Act and is subject to regulation and examination under ERISA by the U.S. Department of Labor and under the Advisers Act by the SEC. In addition, variable annuities and the related separate accounts of the Company's insurance subsidiaries are subject to regulation by the SEC under the Securities Act and the Investment Company Act.

    The Company's broker-dealer subsidiary, ARM Financial Services, is registered with the SEC under the Exchange Act and is subject to regulation by the SEC. ARM Financial Services is also subject to regulation, supervision and examination by the states in which it transacts business, as well as by the NASD. The NASD has broad administrative and supervisory powers relative to all aspects of ARM Financial Services' business and may examine its business and accounts at any time.

    SBM Certificate Company is subject to regulation and supervision by federal and state regulators. The Investment Company Act and rules issued by the SEC thereunder specify certain terms applicable to face-amount certificates, the method for calculating reserve liabilities on outstanding certificates, the minimum amounts and types of investments to be deposited with a qualified custodian to support such reserve liabilities, and a variety of other restrictions on the operation and governance of a face-amount certificate company. Pursuant to statutory authority, the Minnesota Department of Commerce (the "MDC") exercises supervisory powers over SBM Certificate Company's face-amount certificate business similar to those exercised by the SEC under the Investment Company Act. In addition, the MDC conducts annual examinations of SBM Certificate Company. The offer and sale of its face-amount certificates also are subject to federal and state securities laws.

    ARM Transfer Agency was established to provide transfer agent services to the Company as needed. ARM Transfer Agency, a wholly owned subsidiary of the Company, is registered with the SEC and is subject to examination by the SEC.

    The securities laws and regulations referred to above generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict a firm from conducting its business in the event that it fails to comply with such laws and regulations. In addition to maintaining registrations, the regulatory requirements include reporting, maintaining books and records in prescribed forms, maintaining certain mandatory custodial arrangements, approving employees, representatives and, in some cases, owners, and other compliance procedures. Possible sanctions that may be imposed in the event of noncompliance include, without limitation, the suspension of individual employees, limitations on the firm's engaging in business for specified periods of time, revocation of the firm's registration as an investment advisor or broker-dealer, censures and fines. The regulators make periodic examinations and review annual, monthly and other reports on the operations of the Company or its subsidiaries. Changes in these laws or regulations could have a material adverse impact on the profitability and mode of operations of the Company.

    The Company's standard investment management agreements expressly provide that they may not be assigned by a party without the prior written consent of the other party. Under the Advisers Act and the Investment Company Act, an investment management agreement of any firm is deemed to have been assigned when there is a "change in control" of the firm, either directly or indirectly, as through a transfer of a "controlling block" of the firm's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person. If such a change in control were to occur, all investment management agreements between the firm and its clients would terminate, unless the clients consent to the continuation of the agreements. Under the Investment Company Act, substantially similar change of control principles apply with respect to investment management agreements with mutual funds and mandate stockholder approval for deemed assignments of investment management agreements. Following completion of the Offering, sales by the Morgan Stanley Stockholders or other stockholders or issuances of Common Stock by the Company, among other things, may raise issues relating to a deemed assignment of the Company's investment management agreements under such statutes. See "Risk Factors--Regulation."

    EXAMINATIONS. The SEC conducts routine examinations of the Company's registered investment adviser operations to ensure compliance with the requirements prescribed by the Advisers Act. Similarly, the NASD regulates the activities of the Company's broker-dealer operations and conducts routine examinations thereof.

PROPERTIES

    The Company leases approximately 31,010 square feet of office space in Louisville, Kentucky under a lease agreement (the "Lease") which expires on September 1, 2006, and which is subject to two five (5) year renewal options. This office space accommodates the executive, marketing, product development, actuarial, accounting, corporate finance and legal functions of the Company. Pursuant to the Lease, the landlord (i) assumed the Company's former lease of approximately 26,100 square feet of office space at another location in Louisville, Kentucky and (ii) paid for certain relocation expenses and leasehold improvement costs. In addition, the Company executed a $1.0 million standby letter of credit with one of its lending institutions in favor of the landlord to secure the Company's obligations under the Lease.

    In addition to its headquarters, the Company and its subsidiaries lease approximately 62,000 square feet of office space in the Columbus, Ohio vicinity and approximately 8,000 square feet of office space in New York, New York. The Columbus office space houses the Company's back-office transaction processing operations including information systems, customer service and policy issuance activities. The operations of the Company's asset management subsidiary, ARM Capital Advisors, and New York insurance subsidiary, National Integrity, are conducted from the New York facility. Additional office space owned in New Ulm, Minnesota supports the distribution operations of SBM Certificate Company.

EMPLOYEES

    At June 30, 1996, the Company and its subsidiaries had approximately 270 full-time employees, none of whom was represented by a labor union. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    As a consequence of the acquisition of SBM Life and SBM Life's merger into Integrity, Integrity became a party to a marketing agreement (the "Agreement") with Multico Marketing Corporation ("Multico"). In reliance upon the Agreement, Integrity eliminated commissions to Multico on new product sales on a prospective basis effective July 1, 1995. Multico filed a lawsuit in the United States District Court for the Western District of Kentucky against Integrity on February 23, 1996, alleging breach of contract and breach of the covenant of good faith and fair dealing, and seeking a trial by jury and damages of approximately $61 million. Integrity filed a counterclaim against Multico seeking a declaration that Integrity's actions in revising commissions did not constitute a breach of contract, and the recovery of commissions, fees, trailers, overwrites and bonuses paid to Multico in the amount of approximately $9.3 million. Discovery is proceeding between the parties. On May 23, 1996, Integrity filed a motion for summary judgment in the litigation. While the Company believes that the Multico action is without merit, there can be no assurance that Integrity will prevail in the litigation.

    Except as described above, the Company is currently involved in no material legal or administrative proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, their ages as of September 30, 1996 and positions with the Company are set forth below.

NAME                                             AGE                         TITLE
-------------------------------------------      ---      -------------------------------------------
John Franco................................          54   Co-Chairman of the Board and Co-Chief
                                                          Executive Officer
Martin H. Ruby.............................          46   Co-Chairman of the Board and Co-Chief
                                                          Executive Officer
Dennis L. Carr.............................          46   Executive Vice President--Chief Actuary
David E. Ferguson..........................          49   Executive Vice President--Chief
                                                          Administrative Officer
John R. Lindholm...........................          47   Executive Vice President--Chief Marketing
                                                          Officer
Edward L. Zeman............................          41   Executive Vice President--Chief Financial
                                                          Officer
Emad A. Zikry..............................          47   Executive Vice President--Chief Investment
                                                          Officer
John R. McGeeney...........................          39   Co-General Counsel
Robert H. Scott............................          49   Co-General Counsel and Secretary
Peter S. Resnik............................          35   Treasurer
Barry G. Ward..............................          35   Controller
James S. Cole..............................          59   Director
Warren M. Foss.............................          49   Director
Dudley J. Godfrey, Jr......................          70   Director
Edward D. Powers...........................          64   Director
David R. Ramsay............................          32   Director
Frank V. Sica..............................          45   Director
Irwin T. Vanderhoof........................          68   Director

    JOHN FRANCO has served as Co-Chairman of the Board and Co-Chief Executive Officer of the Company since July 1993. From January 1993 until November 1993, Mr. Franco served as Co-Chief Executive Officer of Oldarm L.P. and was Co-Chief Executive Officer of its predecessor from March 1992 until December 1992. From November 1989 to November 1991, Mr. Franco was the Chief Executive Officer and a director of ICH Corporation. From 1979 to 1989, Mr. Franco was employed by Capital Holding Corporation (now known as Providian Corporation) in various positions, including Vice Chairman of the Board and President, Accumulation and Investment Group (September 1987 to October 1989), President, Agency Group (April 1984 to September 1987), and Executive Vice President and Chief Financial Officer (September 1979 to April 1984).

    MARTIN H. RUBY has served as Co-Chairman of the Board and Co-Chief Executive Officer of the Company since July 1993. From its inception in March 1992 until November 1993, Mr. Ruby served as Co-Chief Executive Officer of Oldarm L.P. From May 1990 to January 1992, Mr. Ruby was President and Managing Director of the ICH Capital Management Group, ICH Corporation, and the President of Constitution Life Insurance Company, the accumulation product subsidiary of ICH Corporation. From 1986 to 1989, Mr. Ruby was the Chief Executive Officer and Managing Director of Capital Initiatives Corporation, a subsidiary of Providian Corporation. From 1980 to 1986, Mr. Ruby held various other positions with Providian Corporation.

    DENNIS L. CARR has served as Executive Vice President--Chief Product Development Officer of the Company since September 1993, and was appointed Actuary in June 1995. Prior to joining the Company in September 1993, he was Director of Product Development for the Accumulation and Investment Group of Providian Corporation. From July 1983 to July 1988, Mr. Carr was a consulting actuary for Tillinghast, being named a principal of that firm in 1987.

    DAVID E. FERGUSON has served as Executive Vice President--Chief Administrative Officer of the Company since July 1993. He served as Chief Technology Officer of Oldarm L.P. from January 1993 until November 1993, and was Chief Technology Officer of Franco Associates, Ltd. from its inception in March 1992 to its merger with Oldarm L.P. in December 1992. From 1990 to March 1992, Mr. Ferguson was employed as the President and Chief Executive Officer of the James Graham Brown Foundation, Inc., a private philanthropic association in Louisville, Kentucky. From 1984 to 1990, Mr. Ferguson was a partner at Ernst & Young LLP (or its predecessor Arthur Young) and National Director of their Insurance Industry Consulting groups.

    JOHN R. LINDHOLM has served as Executive Vice President--Chief Marketing Officer of the Company since July 1993. Until November 1993, he served as the Chief Marketing Officer of Oldarm L.P., a position he held since its inception in March 1992. From June 1990 to February 1992, Mr. Lindholm was the Chief Marketing Officer and a Managing Director of the ICH Capital Management Group, ICH Corporation. From 1980 to 1990, Mr. Lindholm was employed by Providian Corporation, first as Vice President-- Compensation and Benefits and then as Chief Marketing Officer and Managing Director of its Accumulation and Investment Group. Mr. Lindholm is also Chairman of the Board of Legends and of the State Bond group of mutual funds.

    EDWARD L. ZEMAN has been Executive Vice President--Chief Financial Officer of the Company since September 1995. Prior to joining the Company, Mr. Zeman served in various positions with SBM Company from June 1990 to June 1995, the last of which was Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer. He also served in various positions with Deloitte & Touche LLP, a certified public accounting firm, from 1977 through 1990, the last of which was Senior Manager. Mr. Zeman currently serves on the Board of Directors of Dotronix, Inc.

    EMAD A. ZIKRY has served as Executive Vice President--Chief Investment Officer of the Company since November 1994. Before joining the Company, Mr. Zikry was President and Chief Investment Officer of KBIMA. From 1987 to 1992, he served as Managing Director and Head of Fixed Income and Quantitative Services at Mitchell Hutchins Institutional Investors, Inc., a subsidiary of PaineWebber Incorporated. Prior to that time, he was a Director at Bankers Trust New York Corporation.

    JOHN R. MCGEENEY has served as Co-General Counsel of the Company since January 1994. He was Assistant General Counsel of the Company from July 1993 to December 1994 and served as Secretary from December 1993 to December 1995. From February 1988 to October 1993, Mr. McGeeney served successively as Attorney, Counsel and Assistant General Counsel for the Accumulation and Investment Group of Providian Corporation. From 1986 to 1988, he was an associate with the law firm of Middleton & Reutlinger. Mr. McGeeney is also Chairman of the Board of SBM Certificate Company.

    ROBERT H. SCOTT has served as Co-General Counsel of the Company since January 1994, and was appointed Secretary of the Company in December 1995. He was Assistant General Counsel of the Company from July 1993 to December 1994. From June 1993 until November 1993, he served as Assistant General Counsel of Oldarm L.P. Mr. Scott served as Deputy General Counsel for ICH Corporation from June 1990 to March 1993. Prior to that time, he was employed by Providian Corporation as Second Vice President--Tax from November 1976 to July 1990.

    PETER S. RESNIK has been the Treasurer of the Company since December 1993. From December 1992 to November 1993, he served in various financial and operational positions for Oldarm L.P. From June 1986 through July 1992, he served as Assistant Vice President of Commonwealth Life Insurance Company, a subsidiary of Providian Corporation in various management positions, the last of which was Director of Planning and Budgets in the Agency Group Division.

    BARRY G. WARD has served as Controller of the Company since April 1996. From October 1993 to April 1996, Mr. Ward served as financial officer directly responsible for the Company's financial reporting function. From January 1989 to October 1993, Mr. Ward served in various positions within Ernst & Young LLP's Insurance Industry Accounting and Auditing Practice, the last of which was Manager.

    JAMES S. COLE has been a director of the Company since November 1993. He has also served as Director of Finance of MS & Co.'s Merchant Banking Division since 1988. From 1980 to 1988, he served as Controller for North American Philips. Prior to that time, Mr. Cole was Chief Financial Officer for GE Plastics from 1976 to 1980. He served in various positions from 1959 to 1976 within the financial function of General Electric Company.

    WARREN M. FOSS has been a director of the Company since June 1996. He has been a Senior Managing Director of Bear, Stearns & Co. Inc. since September 1996. Mr. Foss had been self-employed as a financial consultant, handling various assignments for corporate clients from April 1996 to August 1996. From January 1993 until March 1996, Mr. Foss served as a Managing Director and Principal of Donaldson, Lufkin & Jenrette Securities Corp. Prior to January 1993, Mr. Foss was a founding partner of Scully Brothers & Foss, an investment banking firm founded in February 1988.

    DUDLEY J. GODFREY has been a director of the Company since February 1994. He has been a senior shareholder in the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin, since 1957. Mr. Godfrey serves on the Board of Directors of Manpower, Inc., Clarcor, Inc., Fort Howard Corporation and other closely and privately held corporations.

    EDWARD D. POWERS has been a director of the Company since September 1994. Mr. Powers currently serves as Chairman and Chief Executive Officer of Powers Holding Co. He served as Chairman and Chief Executive Officer of Burnham Service Co., Columbus, Georgia, from 1989 through 1993. Prior to 1989, he served as Chairman and Chief Executive Officer of The Mueller Co., Decatur, Illinois. Mr. Powers also serves on the Board of Directors of Red Roof Inn Inc.

    DAVID R. RAMSAY has been a director and a Vice President of the Company since July 1993. Mr. Ramsay has been a Vice President of MS & Co., working in its Merchant Banking Division since January 1994. Prior to that, he had been an associate at MS & Co. since 1989. Mr. Ramsay serves on the Board of Directors of Consolidated Hydro, Inc., Jefferson Smurfit Corporation, Hamilton Services Limited and Risk Management Solutions, Inc.

    FRANK V. SICA has been a director of the Company since July 1993. He has been a Managing Director of MS & Co. since 1988 and is a Vice Chairman and a Director of Morgan Stanley Leveraged Equity Fund II, Inc. (the general partner of MSLEF II), and of Morgan Stanley Capital Partners III, Inc. (the general partner of the general partner of the MSCP Funds). Mr. Sica is also on the Board of Directors of CSG Systems International, Inc., Consolidated Hydro, Inc., Fort Howard Corporation, Kohl's Corporation, PageMart Wireless, Inc. and Sullivan Communications, Inc.

    IRWIN T. VANDERHOOF has been a director of the Company since November 1993. Mr. Vanderhoof has been a clinical professor of Finance at the Stern School of Business at New York University since 1989. He is the principal of Actuarial Investment Consulting. Prior to 1988, Mr. Vanderhoof was the Chief Actuary and Investment Officer for the individual lines of business of The Equitable Life Assurance Company of the United States.

CLASSIFIED BOARD OF DIRECTORS

    The Certificate of Incorporation that will be in effect upon the consummation of the Offering provides that the Board of Directors will be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. The initial division of the Board of Directors into classes shall be made by the decision of a majority of the entire Board of Directors prior to the consummation of the Offering. The term of the initial Class I directors shall terminate on the date of the 1997 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1998 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. See "Description of Capital Stock--Restated Certificate of Incorporation and By-laws--Classified Board of Directors and Related Provisions."

COMPENSATION OF DIRECTORS

    The Company's four independent directors, Messrs. Vanderhoof, Powers, Godfrey and Foss, are compensated annually in the amount of $10,000 plus $1,000 per Board meeting attended and their expenses of each attendance. Messrs. Vanderhoof, Powers, Godfrey and Foss are also directors of National Integrity, and each receive $20,000 annually plus $1,000 per Board meeting attended and the expenses of attendance (unless such Board meeting is concurrent with a Board meeting of the Company, in which case these directors receive a total of $1,000 and the expenses of attendance at the concurrent meetings). In addition, Messrs. Vanderhoof, Powers, Godfrey and Foss serve on the Audit Committee for both the Company and National Integrity and receive $1,000 per committee meeting attended if held separate from the respective Board meetings.

EXECUTIVE COMPENSATION

    The following table sets forth compensation information for the Co-Chief Executive Officers of the Company and the four other most highly compensated executive officers (the "Named Executive Officers") during the years ended December 31, 1995 and 1994, and the period from November 27, 1993 to December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                       -----------------
                                                                                          SECURITIES
                                                          ANNUAL COMPENSATION             UNDERLYING
                                                  -----------------------------------       OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION                         PERIOD     SALARY(1)     BONUS        GRANTED(2)       COMPENSATION(3)
------------------------------------------------  -----------  ---------  -----------  -----------------  -----------------
John Franco.....................................        1995   $ 375,000  $   224,300            309          $   7,500(4)
Co-Chief Executive Officer and                          1994   $ 375,000  $   246,000             --          $   7,500
  Co-Chairman of the Board                              1993   $  31,250           --            310                 --

Martin H. Ruby..................................        1995   $ 375,000  $   224,300            309          $   7,500(4)
Co-Chief Executive Officer and                          1994   $ 375,000  $   246,000             --          $   7,500
  Co-Chairman of the Board                              1993   $  31,250           --            310                 --

John R. Lindholm................................        1995   $ 250,000  $   146,400            159          $   7,500(4)
Executive Vice President--Chief                         1994   $ 250,000  $   164,000             53          $   7,500
  Marketing Officer                                     1993   $  20,833           --            106                 --

Emad A. Zikry...................................        1995   $ 250,000  $   520,000(5)           159        $   7,500
Executive Vice President--Chief                         1994   $  41,666  $ 1,000,000(5)           159               --
  Investment Officer                                    1993          --           --             --                 --

David E. Ferguson...............................        1995   $ 215,000  $   133,900            113          $   7,500
Executive Vice President--Chief                         1994   $ 215,000  $   141,000             --          $   7,500
  Administrative Officer                                1993   $  17,917           --            106                 --

Dennis L. Carr..................................        1995   $ 160,000  $    67,600             52          $   7,500
Executive Vice President--Chief Actuary                 1994   $ 160,000  $    75,000             --          $   6,000
                                                        1993   $  13,333           --             53                 --

------------------------

(1) The 1993 salary figures for the Named Executive Officers (excluding Mr. Zikry) reflect one month of compensation included in 1993 (December). The 1994 salary figure for Mr. Zikry reflects two months of compensation included in 1994 (November and December).

(2) All stock options are for shares of Common Stock of the Company. The total number of options granted to the Named Executive Officers in 1995 includes a certain number of replacement options that were issued in exchange for Series 2 Options (as defined below) originally granted in 1993 and 1994 as part of the amendment and restatement of the ARM Financial Group, Inc. Stock Option Plan effective as of June 14, 1995 (as amended through the date hereof, the "Plan"), as more fully described below under the heading "Stock Option Plan."

(3) The Company provides the Named Executive Officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the rules promulgated by the SEC. The amounts presented in this column represent matching contributions made by the Company under the ARM Financial Group, Inc. Savings Plan (the "Savings Plan"). Under the Savings Plan, the Company currently matches a participant's tax-deferred contributions by an amount equal to 100% of such contribution for each year, subject to a maximum of 5% of the participant's compensation for the year. Participants may allocate their contributions among five investment funds.

(4) A portion of the matching contributions made by the Company under the Savings Plan to the executive in 1994 (as reported in the Company's 1994 Form 10-K) exceeded the maximum percentage of contributions allowed as promulgated by the rules of the Internal Revenue Code. As a result, the amount in excess of the contributions permissible was refunded to the Company.

(5) Pursuant to Mr. Zikry's employment agreement, he is entitled to a minimum bonus and an initial bonus as more fully described herein under the heading "Employment Agreements."

OPTION GRANTS

    The following table sets forth information regarding those Named Executive Officers who received stock option grants during fiscal year 1995:

                          OPTIONS GRANTED DURING 1995

                                                                          INDIVIDUAL GRANTS
                                                    --------------------------------------------------------------
                                                                                                                     POTENTIAL
                                                                                                                    REALIZABLE
                                                                                                                     VALUE AT
                                                                                                                      ASSUMED
                                                                                                                    ANNUAL RATE
                                                                                                                     OF STOCK
                                                                                                                       PRICE
                                                        NUMBER OF                                                   APPRECIATION
                                                       SECURITIES        % OF TOTAL                                 FOR OPTION
                                                       UNDERLYING      OPTIONS GRANTED                                 TERM
                                                         OPTIONS        EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------
NAME                                                   GRANTED(1)           1995        PER SHARE(2)      DATE          0%
--------------------------------------------------  -----------------  ---------------  -------------  -----------     -----
John Franco
  Old Options.....................................             73                 5%      $   5,000      11/26/03   [           ]
  New Options.....................................            236                16%      $   6,500      06/14/05   [           ]
Martin H. Ruby
  Old Options.....................................             73                 5%      $   5,000      11/26/03   [           ]
  New Options.....................................            236                16%      $   6,500      06/14/05   [           ]
John R. Lindholm
  Old Options.....................................             38                 3%      $   5,000      11/26/03   [           ]
  New Options.....................................            121                 8%      $   6,500      06/14/05   [           ]
Emad A. Zikry
  Old Options.....................................             38                 3%      $   5,600      11/01/04   [           ]
  New Options.....................................            121                 8%      $   6,500      06/14/05   [           ]
David E. Ferguson
  Old Options.....................................             29                 2%      $   5,000      11/26/03   [           ]
  New Options.....................................             84                 6%      $   6,500      06/14/05   [           ]
Dennis L. Carr
  Old Options.....................................             12                 1%      $   5,000      11/26/03   [           ]
  New Options.....................................             40                 3%      $   6,500      06/14/05   [           ]

NAME                                                    5%           10%
--------------------------------------------------     -----        -----
John Franco
  Old Options.....................................
  New Options.....................................
Martin H. Ruby
  Old Options.....................................
  New Options.....................................
John R. Lindholm
  Old Options.....................................
  New Options.....................................
Emad A. Zikry
  Old Options.....................................
  New Options.....................................
David E. Ferguson
  Old Options.....................................
  New Options.....................................
Dennis L. Carr
  Old Options.....................................
  New Options.....................................

------------------------

(1) As more fully discussed below under the heading "Stock Option Plan," Old Options (as defined below) were issued in exchange for Series 2 Options originally granted in 1993 and 1994. Subject to certain rounding calculations, the Old Options and the additional options granted during 1995 (the "New Options") will become exercisable in equal installments on the first through fifth anniversaries of the date of the respective date of grant.
(2) Prior to October   , 1996, the Old Options and New Options had exercise
    prices that increased at a rate of 12% per annum, compounded annually, from their respective date of grant. Pursuant to an amendment to the Plan dated
    October   , 1996, (the "October Amendment") the exercise prices applicable to the Old Options and New Options granted in fiscal year 1995 were fixed at
    $         and $         , respectively, for each of the Named Executive
    Officers (other than Mr. Zikry) and $         and $         , respectively,
    for Mr. Zikry.

OPTION EXERCISES

    The following table sets forth as to each of the Named Executive Officers information with respect to options exercised during 1995 and the status of their options on December 31, 1995:

           AGGREGATED OPTION EXERCISES DURING 1995 AND OPTION VALUES
                              AT DECEMBER 31, 1995

                                                                                                   VALUE OF UNEXERCISED
                                                                       NUMBER OF UNEXERCISED           IN-THE-MONEY
                                                                        OPTIONS AT YEAR END       OPTIONS AT YEAR END(*)
                                                                     --------------------------  ------------------------
                                               NUMBER OF SHARES
                                                 ACQUIRED UPON                         NON-                      NON-
NAME                                          EXERCISE OF OPTIONS     EXERCISABLE   EXERCISABLE  EXERCISABLE  EXERCISABLE
------------------------------------------  -----------------------  -------------  -----------  -----------  -----------
John Franco
  Old Options.............................                --                 112           168   $ 25,536.00   $  38,304
  New Options.............................                --                  --           236
Martin H. Ruby
  Old Options.............................                --                 112           168   $ 25,536.00   $  38,304
  New Options.............................                --                  --           236
John R. Lindholm
  Old Options.............................                --               57.60         86.40   $ 13,132.80   $  19,699
  New Options.............................                --                  --           121            --          --
Emad A. Zikry
  Old Options.............................                --               28.80        115.20   $  6,566.40   $  26,266
  New Options.............................                --                  --           121            --          --
David E. Ferguson
  Old Options.............................                --                  40            60   $  9,120.00   $  13,680
  New Options.............................                --                  --            84
Dennis L. Carr
  Old Options.............................                --               19.20         28.80   $  4,377.60   $   6,566
  New Options.............................                --                  --            40            --          --

------------------------

(*) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $6,500, the amount paid on June 14, 1995 by the MSCP Funds, New ARM, LLC and certain directors of the Company, for newly issued shares. The Company believes that none of the exercisable or nonexercisable New Options held at December 31, 1995 were in-the-money as of such date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The full Board of Directors of the Company, including Mr. Franco and Mr. Ruby, have approved the employment agreements described herein and will continue to perform the functions of a compensation committee. Following the completion of the Offering, the Board of Directors of the Company will appoint a Compensation Committee, the members of which will be directors who are not employees of the Company.

STOCK OPTION PLAN

    The Plan provides for the grant of options to purchase Common Stock to officers and other key employees of the Company. The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 3,445 (subject to adjustment in accordance with the terms of the Plan), consisting of 1,765 Old Options and 1,680 New Options. Approximately 46 individuals participate in the Plan. As of September 30, 1996, an aggregate of 1,208 Old Options and 1,472 New Options were outstanding and unexercised.

    As originally adopted, the Plan provided for the grant of options to purchase Common Stock of the Company with an exercise price that increased at a rate equal to 12% per annum ("Series 1 Options") or 30% per annum ("Series 2 Options"), in each case compounded annually. As of June 14, 1995 (the "Amendment Date"), outstanding Series 2 Options were replaced by a number of options with an exercise price that increases at a rate of 12% per annum, compounded annually. All options granted prior to the Amendment Date and all options granted to replace Series 2 Options are referred to as "Old Options" and all options that were or will be granted on or after the Amendment Date (other than the options issued to replace Series 2 Options) are referred to as "New Options."

    Pursuant to the October Amendment, (i) the exercise prices applicable to Old
Options and New Options outstanding as of October   , 1996 were fixed at
exercise prices ranging from $         per share to $         per share and (ii)
all unallocated Old Options were granted PRO RATA to existing holders of Old Options with the exercise prices and vesting schedules being the average weighted exercise prices and vesting percentages of the Old Options previously
held by such holders. As a result of such allocation,       Old Options were
granted at exercise prices ranging from $         per share to $         per
share.

    Pursuant to the terms of the Plan, the exercisability of the Old Options and the New Options will be accelerated upon the occurrence of certain specified events, including, without limitation, a Change in Control or a sale by the Company of all or substantially all of its business to a third party. For purposes of the Plan, a "Change in Control" means the acquisition of equity securities of the Company, directly or indirectly, through a merger or otherwise, in a single transaction or a series of transactions, by a person, entity or group that is not, directly or indirectly, in control of, controlled by, or under common control with the Company, MS & Co., MSLEF II or the MSCP Funds, entitling such person, entity or group to elect a majority of the members of the Board of Directors.

    Following a holder's termination of employment by the Company for cause (as defined in the Plan) on or prior to the fifth anniversary of the date on which options were granted to the employee, such holder's vested and unvested options are automatically forfeited and cancelled and must be surrendered without payment and the shares previously issued upon exercise of the options will be subject to repurchase by the Company at its discretion. In the event of such a repurchase, Option Shares (as defined in the Plan and specifically including any Option Shares transferred to permitted transferees under the Stockholders Agreement) will be repurchased at a price based on their original purchase price (or, if less, the then Applicable Value (as defined in the Plan) of the shares).

    If, on or prior to the fifth anniversary of the date on which options were granted, the holder resigns other than for good reason (as defined in the Plan), such holder's unvested options will be forfeited and cancelled and must be surrendered without payment, such holder's vested options will generally remain exercisable for 30 days and the shares previously issued upon exercise of the options will be subject to repurchase by the Company. In the event of such a repurchase, Option Shares will be repurchased at a price equal to the then Applicable Value. If a holder's employment is terminated by reason of death or permanent disability, such holder's options will become 50%-vested if such options were less than 50%-vested at the time of termination. If a holder's employment is terminated due to his resignation for good reason, all unvested options will vest. The Plan further provides that if a holder is terminated without cause, resigns for good reason or terminates employment by reason of death or permanent disability (or terminates employment for any other reason following the fifth anniversary of the date on which options were granted to the holder), (i) all vested options (including options that vest as a consequence of such termination of employment) will generally remain exercisable for 90 days (or one year in the event of death or permanent disability) following the date of termination and (ii) no options or Option Shares shall be subject to repurchase by the Company.

    The Plan is administered by the Stock Option Committee of the Board of Directors. Under certain circumstances, the Plan permits the holders to satisfy the payment of the exercise price by delivery of shares of Class A Common Stock previously owned by the holder for at least a six-month period and to satisfy their withholding and exercise price obligations by delivery of such shares or by having the Company retain a number of Option Shares that would otherwise be issued upon the exercise of such holder's options.

    All options are nontransferable except by will or the laws of descent and distribution, and all shares of Common Stock issued upon exercise of any option will be subject to the Stockholders' Agreement.

    Upon completion of the Offering, all unallocated New Options will be granted PRO RATA to existing holders of New Options with the exercise prices and vesting schedules of such New Options being the average weighted exercise prices and vesting percentages of the New Options previously held by such holders. Set forth below is a chart summarizing the grants that will be made in accordance with such allocation:

                               NEW PLAN BENEFITS

                     AMENDED AND RESTATED STOCK OPTION PLAN

                                                        DOLLAR VALUE
NAME                                                         ($)        NUMBER OF NEW OPTIONS
-----------------------------------------------------  ---------------  ----------------------
John Franco..........................................
Martin H. Ruby.......................................
John R. Lindholm.....................................
Emad A. Zikry........................................
David E. Ferguson....................................
Dennis L. Carr.......................................
Executive Group......................................
Non-Employee Director Group..........................
Non-Executive Officer Employee Group.................

    Upon consummation of the Offering and as a result of the allocation described above, all options available for grant under the Plan will have been granted and, accordingly, there are no further options available for grant thereunder.

    The federal income tax consequences of the options granted under the Plan are substantially similar to those for nonqualified options to be granted under the 1996 Equity Plan (as defined below). See "1996 Equity Incentive Plan--Certain Federal Income Tax Consequences of Options".

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with Messrs. Franco, Ruby, Lindholm, Zikry and Ferguson. Such agreements terminate on July 1, 1999 and will be extended automatically for additional one-year periods by means of the Board of Directors giving written notice to such executive of its intention to extend the term at least sixty days (in the case of Mr. Ruby and Mr. Franco, twelve months) prior to the expiration of the then effective term. Each employment agreement specifies salary levels and describes the bonus plan, employee benefits and perquisites available. The present base salaries for
Messrs. Franco, Ruby, Lindholm, Zikry and Ferguson are $         , $         ,
$         , $         and $         , respectively.

    The employment agreements with respect to Messrs. Franco and Ruby (i) fix such executives' responsibilities and titles as Co-Chief Executive Officers and directors of the Company and (ii) provide that such executives' base salary may be increased by the Board of Directors at any time, but may not be decreased. The employment agreement with respect to Mr. Zikry (i) establishes his responsibilities and title as Executive Vice President and Chief Investment Officer of the Company and as President of ARM Capital Advisors and (ii) provides that his base salary may be increased at any time, but may not be decreased, upon recommendation of the Company's Co-Chief Executive Officers and review by the Board of Directors. The employment agreements with respect to Messrs. Lindholm and Ferguson prohibit any decrease in base salary, but, in contrast to the agreements for Messrs. Franco, Ruby and Zikry, do not fix such executives' responsibilities or titles (other than providing that each will serve the Company in a professional capacity). Each of the employment agreements provides that the executives shall be entitled to participate in the Company's bonus plan. In addition, Mr. Zikry's employment agreement provides for a guaranteed bonus of $500,000 (the "Minimum Bonus") for the 1996 calendar year.

    The benefits provided by the employment agreements include, to the extent each executive is eligible, any plans, programs or arrangements of the Company providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health, dental and life insurance, or vacation and paid holidays. The executives will also receive indemnification from the Company to the fullest extent permitted by Delaware law and the Certificate of Incorporation and By-Laws of the Company as currently in effect and the Company will procure and maintain insurance policies, to the extent reasonably available, for the benefit of its directors and officers, including the executives.

    Generally, the employment agreements provide that, upon a termination of an executive's employment by the Company without "cause" or a resignation for "good reason" (as such terms are defined in the employment agreements; among other things, a termination by the executive following a Change in Control (as previously defined under the heading "Stock Option Plan") is a resignation with "good reason"), the executive will receive (i) severance pay in an amount equal to the base salary for the greater of the remainder of the employment term or two years and (ii) additional severance amounts for each full or partial calendar year during the severance period in cash equal to the same percentage of base salary as of the date of termination as the percentage of base salary used in calculating the bonus paid to the executive for the year preceding the year of termination. With respect to Mr. Zikry's employment agreement, if such termination of employment occurs prior to the payment of bonuses in respect of 1996, he shall be entitled to receive the Minimum Bonus. In the event that his employment is terminated prior to October 31, 1997, due to voluntary resignation other than for good reason, or a termination by the Company for cause, he shall be required to repay to the Company a PRO RATA portion of the $1,500,000 one-time initial bonus he received upon accepting employment with the Company in 1994. Severance pay will be subject to each executive's compliance with certain restrictive covenants. In the event an executive's employment is terminated by the Company for cause or the executive resigns without good reason, he will be entitled only to base salary through the relevant date of termination or resignation of employment. In the event an executive dies or is permanently disabled, he (or his beneficiary or estate in the event of his death) will be entitled to receive base salary and benefits (including a PRO RATA cash bonus for the year of death or disability) for the period ending on the date of death or, in the case of disability, through the later of the date of termination or the date (not later than one year following the date of termination) on which the executive commences to receive disability benefits.

1996 EQUITY INCENTIVE PLAN

    Prior to the consummation of the Offering, the Company intends to adopt the 1996 Equity Incentive Plan (the "1996 Equity Plan"). The 1996 Equity Plan will be administered by the Compensation Committee upon establishment thereof, and by the Board of Directors prior to that time (the "Committee"). The 1996 Equity Plan provides for the granting of incentive stock options (within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified stock options, stock appreciation rights, restricted stock, performance units and performance shares (individually, an "Award," or collectively, "Awards") to those officers, and other key employees and consultants with potential to contribute to the future success of the Company or its subsidiaries; provided, that only employees may be granted incentive stock options. The Committee has discretion to select the persons to whom Awards will be granted (from among those eligible), to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the 1996 Equity Plan; provided, that in accordance with the requirements under Section 162(m) of the Code, no participant may receive a grant of stock options or stock appreciation rights with respect to more than shares of Common Stock in any Plan year. The Committee's decisions are binding on the Company and persons eligible to participate in the 1996 Equity Plan and all other persons having any interest in the 1996 Equity Plan. It is
presently anticipated that approximately       individuals will initially
participate in the 1996 Equity Plan.

    The maximum number of shares of Common Stock that may be subject to Awards
under the 1996 Equity Plan is       shares, subject to adjustment in accordance
with the terms of the 1996 Equity Plan. Common Stock issued under the 1996 Equity Plan may be either authorized but unissued shares, treasury shares or any combination thereof. Any shares of Common Stock subject to an Award which lapses, expires or is otherwise terminated prior to the issuance of such shares may become available for new Awards.

    Set forth below is a description of the types of Awards which may be granted under the 1996 Equity Plan:

    STOCK OPTIONS. Options (each, an "Option") to purchase shares of Common Stock, which may be nonqualified or incentive stock options, may be granted under the 1996 Equity Plan at an exercise price (the "Option Price") determined by the Committee in its discretion, provided that the Option Price of incentive stock options may be no less than the fair market value of the underlying Common Stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent shareholder).

    Options will expire not later than ten years after the date on which they are granted (five years in the case of an incentive stock option granted to a ten percent shareholder). Options become exercisable at such times and in such installments as determined by the Committee; provided that all such Options will be fully exercisable within five years after the date on which they are granted, and such exercisability may be based on (i) length of service or (ii) the attainment of performance goals established by the Committee. The Committee may also accelerate the time or times at which any or all Options held by an optionee may be exercised. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check, or other instrument acceptable to the Committee. In the discretion of the Committee, payment in full or in part may also be made by the optionee tendering to the Company shares of Common Stock owned for at least a six-month period and having a fair market value equal to the Option Price (or such portion thereof) or by means of a "cashless exercise" procedure to be approved by the Committee.

    STOCK APPRECIATION RIGHTS. A stock appreciation right ("SAR") is an Award entitling the recipient to receive an amount equal to (or less than, if the Committee so determines at the time of grant) the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price per share specified for the SAR, multiplied by the number of shares of Common Stock with respect to which the SAR is then being exercised. An SAR granted in connection with an Option will be exercisable to the extent that the related Option is exercisable. Upon the exercise of an SAR related to an Option, the Option related thereto will be cancelled to the extent of the number of shares covered by such exercise and such shares will no longer be available for grant under the 1996 Equity Plan. Upon the exercise of a related Option, the SAR will be cancelled automatically to the extent of the number of shares covered by the exercise of the Option. SARs unrelated to an Option will contain such terms and conditions as to exercisability, vesting and duration as the Committee may determine, but such duration will not be greater than ten years. The Committee may accelerate the period for the exercise of an SAR. Payment upon exercise of an SAR will be made, at the election of the Committee, in cash, in shares of Common Stock or a combination thereof.

    The Committee may grant limited stock appreciation rights (an "LSAR") under the 1996 Equity Plan. An LSAR is an SAR which becomes exercisable only in the event of a "change in control" (as defined below). Any such LSAR will be settled solely in cash. An LSAR must be exercised within the 30-day period following a change in control.

    RESTRICTED STOCK. An Award of restricted stock ("Restricted Stock") is an Award of Common Stock which is subject to such restrictions as the Committee deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Committee. Restricted Stock Awards may be granted under the 1996 Equity Plan for or without consideration. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Committee. The Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Committee, a grantee who has received a Restricted Stock Award has the rights of a shareholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to shares covered by a Restricted Stock Award will be treated as additional shares under such Award and will be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

    PERFORMANCE SHARES; PERFORMANCE UNITS. A performance share Award (a "Performance Share") is an Award which represents the right to receive a specified number of shares of Common Stock upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Committee deems appropriate. A performance unit (a "Performance Unit") is an Award of a number of units entitling the recipient to receive an amount equal to (or less than, if the Committee so determines at the time of grant) the excess of the fair market value of a share of Common Stock on the relevant date over the price per share specified for the Performance Unit, multiplied by the number of Units, upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Committee deems appropriate. Performance objectives will be established before, or as soon as practicable after, the commencement of the performance period (the "Performance Period") and may be based on net earnings, operating earnings or income, absolute and/or relative return on equity or assets, earnings per share, cash flow, pre-tax profits, earnings growth, revenue growth, comparisons to peer companies, any combination of the foregoing and/or such other measures, including individual measures of performance, as the Committee deems appropriate. Prior to the end of a Performance Period, the Committee, in its discretion and only under conditions which do not affect the deductibility of compensation attributable to Performance Shares or Performance Units, as the case may be, under Section 162(m) of the Code, may adjust the performance objectives to reflect an event which may materially affect the performance of the Company, a subsidiary or a division, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company, a subsidiary or a division. The extent to which a grantee is entitled to payment in settlement of a Performance Share Award or a Performance Unit Award at the end of the Performance Period will be determined by the Committee in its sole discretion, based on whether the performance criteria have been met.

    Payment in settlement of a Performance Share Award or a Performance Unit Award will be made as soon as practicable following the last day of the Performance Period, or at such other time as the Committee may determine, in shares of Common Stock or cash, respectively.

    ADDITIONAL INFORMATION. Under the 1996 Equity Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form of reorganization, or any other change involving the Common Stock, such proportionate adjustments as may be necessary (in the form determined by the Committee) to reflect such change will be made to prevent dilution or enlargement of rights with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the 1966 Equity Plan, the number of shares of Common Stock covered by each outstanding Award and the price per share in respect thereof. Generally, an individual's rights under the 1996 Equity Plan may not be assigned or transferred (except in the event of death).

    In the event of a change in control and except as the Committee (as constituted prior to such change in control) may expressly provide otherwise:
(i) all Options or SARs then outstanding will become fully exercisable as of the date of the change in control, whether or not then exercisable; (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding will lapse as of the date of the change in control; (iii) all Performance Share Awards and Performance Unit Awards will be deemed to have been fully earned as of the date of the change in control and (iv) in the case of a change in control involving a merger of, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the "Surviving Entity") or (B) becomes a wholly owned subsidiary of the Surviving Entity or a parent thereof, each outstanding Option granted under the Plan and not exercised (a "Predecessor Option") will be converted into an option (a "Substitute Option") to acquire common stock of the Surviving Entity or its parent, which Substitute Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices. For purposes of the 1996 Equity Plan, a "change in control" shall have occurred when
(A) any person or "group" within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act (other than (x) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plans or (y) MS & Co., MSLEF II or the MSCP Funds or any of their respective affiliates, alone or together with its affiliates and associates (collectively, an
"Acquiring Person"), shall become the beneficial owner of [   ]% or more of
either (i) the then outstanding shares of Common Stock or (ii) the combined voting power of the Company's then outstanding voting securities (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors (as defined below) determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)), (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), no longer constitute a majority of the Board of Directors, (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the
Surviving Entity or a parent thereof) at least [   ]% of the combined voting
power of the voting securities of the Company or such Surviving Entity or a parent thereof outstanding immediately after such merger or consolidation; or
(D) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; provided, however, that a change in control shall not be deemed to have occurred in the event of
(x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (y) any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

    The 1996 Equity Plan will remain in effect until terminated by the Board of Directors and thereafter until all Awards granted thereunder are either satisfied by the issuance of shares of Common Stock or the payment of cash or terminated pursuant to the terms of the 1996 Equity Plan or under any Award agreements. Notwithstanding the foregoing, no Awards may be granted under the 1996 Equity Plan after the tenth anniversary of the effective date of the 1996 Equity Plan. The Board of Directors may at any time terminate, modify, suspend or amend the 1996 Equity Plan; provided, however, that no such amendment, modification, suspension or termination may adversely affect an optionee's or grantee's rights under any Award theretofore granted under the 1996 Equity Plan, except with the consent of such optionee or grantee, and no such amendment or modification will be effective unless and until the same is approved by the shareholders of the Company where such shareholder approval is required to comply with Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or other applicable law, regulation or Nasdaq National Market or stock exchange rule.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. Certain of the Federal income tax consequences to optionees and the Company of Options granted under the 1996 Equity Plan should generally be as set forth in the following summary.

    An employee to whom an incentive stock option ("ISO") which qualifies under
Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. However, upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the Option Price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. If the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the Option Price. The Company will not be entitled to a federal income tax deduction in connection with the grant or exercise of the ISO. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss (long-term or short-term, depending on the holding period of the stock sold) in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a Federal income tax deduction in the amount of such ordinary compensation income recognized by the employee.

    An employee to whom a nonqualified stock option ("NSO") is granted will not recognize income at the time of grant of such Option. When such employee exercises such NSO, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of Option exercise, of the shares the employee receives upon such exercise over the Option Price paid. The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount, if any, includible in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognizes taxable income in respect of such shares. Gain or loss upon a subsequent sale of any Common Stock received upon the exercise of a NSO generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the Option Price is paid in shares previously owned by the participant. Subject to the applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a Federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the employee. This deduction will, in general, be allowed for the taxable year of the Company in which the participant recognizes such ordinary income.

STOCK OPTION REPRICINGS

    The following table sets forth information concerning the repricing of stock options held by certain executive officers since the Company's inception, including (i) the date of the repricing, (ii) the number of shares subject to the repriced options, (iii) the market price at the time of repricing, (iv) the exercise price at the time of repricing, (v) the new exercise price and (vi) the original option term remaining at the date of repricing:

                           TEN-YEAR OPTION REPRICINGS

                                                                                       EXERCISE     NEW EXERCISE
                                                        NUMBER OF                      PRICE OF       PRICE OF        LENGTH OF
                                          DATE OF      SECURITIES     MARKET PRICE     SERIES 2      REPLACEMENT   ORIGINAL OPTION
                                         REPRICING     UNDERLYING      OF STOCK AT    OPTIONS AT     OPTIONS AT    TERM REMAINING
                                        OF SERIES 2      OPTIONS         TIME OF        TIME OF        TIME OF       AT DATE OF
NAME AND PRINCIPAL POSITION             OPTIONS(1)      REPRICED        REPRICING    REPRICING(2)   REPRICING(3)      REPRICING
--------------------------------------  -----------  ---------------  -------------  -------------  -------------  ---------------
John Franco
  Co-Chief Executive Officer and
    Co-Chairman of the Board..........     6/14/95             73       $   6,500      $   7,475      $   5,936       8 years, 5
                                                                                                                          months
Martin H. Ruby
  Co-Chief Executive Officer and
    Co-Chairman of the Board..........     6/14/95             73       $   6,500      $   7,475      $   5,936       8 years, 5
                                                                                                                          months
John R. Lindholm
  Executive Vice President-- Chief
    Marketing Officer.................     6/14/95             38       $   6,500      $   7,475      $   5,936       8 years, 5
                                                                                                                          months
Emad A. Zikry
  Executive Vice President-- Chief
    Investment Officer................     6/14/95             38       $   6,500      $   6,440      $   5,936       9 years, 5
                                                                                                                          months
David E. Ferguson
  Executive Vice President-- Chief
    Administrative Officer............     6/14/95             29       $   6,500      $   7,475      $   5,936       8 years, 5
                                                                                                                          months
Dennis L. Carr
  Executive Vice President-- Chief
    Actuary...........................     6/14/95             12       $   6,500      $   7,475      $   5,936       8 years, 5
                                                                                                                          months
John R. McGeeney
  Co-General Counsel..................     6/14/95             10       $   6,500      $   7,475      $   5,936       8 years, 5
                                                                                                                          months
Robert H. Scott
  Co-General Counsel and Secretary....     6/14/95             10       $   6,500      $   7,475      $   5,936       8 years, 5
                                                                                                                          months

------------------------

(1) As more fully discussed herein under the heading "Stock Option Plan," Old Options were issued, in exchange for Series 2 Options originally granted in 1993 and 1994, as a part of the amendment and restatement of the Plan effective as of June 14, 1995.

(2) This reflects that the base price of the Series 2 Options issued under the Plan prior to its amendment and restatement increased at a rate of 30% per annum, compounded annually, from the original date of grant and continued until exercise of the options.

(3) This reflects that the base price of the Old Options granted as replacement options for the Series 2 Options under the Plan increased at the rate of 12% per annum, compounded annually, from the original date of grant. Pursuant to the October Amendment, the exercise prices applicable to Old Options were
    fixed at prices ranging from $         per share to $         per share.

STOCK OPTION COMMITTEE REPORT ON REPRICING OF OPTIONS

    On June 8, 1995, the Board of Directors of the Company approved the amendment and restatement of the Plan effective as of June 14, 1995. As provided by the Plan, Old Options, whose base price increases at a rate of 12% per annum, compounded annually, were issued to the Plan participants as replacement options for their respective Series 2 Options originally granted prior to the amendment and restatement of the Plan, whose base price increased at a rate of 30% per annum, compounded annually. The Company's Stock Option Committee (the "Committee"), whose members consists of Messrs. Cole, Franco, Ramsay, Ruby, and Sica, subsequently ratified the issuance of the Old Options in exchange for the Series 2 Options. The number of Old Options granted to executive officers was less than the number of Series 2 Options previously granted. All other terms and conditions of these options, including vesting schedules and expiration dates, remained unchanged.

    Stock options are intended to provide incentives to the Company's officers and employees. The Committee believes that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate key employees who are critical to the Company's long term success. The Committee believed that, at their original exercise price, the disparity between the exercise price of the Series 2 Options and recent market prices for the Common Stock did not provide meaningful incentives to the employees holding these options. Inquiries conducted indicated that other companies in the insurance industry have been confronted with this problem and have made similar adjustments in option prices to motivate their employees. The Committee ratified the issuance of the Old Options as replacement options for the Series 2 Options as a means of ensuring that the optionees will continue to have meaningful equity incentives to work toward the success of the Company. The adjustment was deemed by the Committee to be in the best interest of the Company and its stockholders.

John Franco, Co-Chairman
Martin H. Ruby, Co-Chairman
James S. Cole
David R. Ramsey
Frank V. Sica

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENT

    The Company, MSLEF II, Oldarm L.P., Mr. Franco, Mr. Ruby, the MSCP Funds, New ARM, LLC and the other stockholders of the Company prior to the Offering will enter into the Stockholders' Agreement, which will set forth certain rights and obligations of each such holder of Common Stock. Pursuant to the terms of the Stockholders' Agreement, no stockholder may make or solicit the sale of, or create, incur, solicit or assume the encumbrance of, any share of Common Stock except in a public offering, in accordance with Rule 144 or otherwise in compliance with the Securities Act and applicable state securities law.

    The Stockholders' Agreement grants the Morgan Stanley Stockholders the right on up to three occasions to require the Company to file a registration statement under the Securities Act covering the registration of a number of shares at
least equal to       million shares of Common Stock or a lesser number if such
number represents a majority of the shares of Common Stock then held by the Morgan Stanley Stockholders. In addition to such demand rights, the other parties to the Stockholders' Agreement are entitled, subject to certain limitations, to register shares of Common Stock in connection with a registration statement prepared by the Company. The Stockholders' Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by the parties thereunder in connection with any such registration of Common Stock.

    The Stockholders' Agreement also provides that the Morgan Stanley Stockholders will have the right to designate one-half of the members of the Board of Directors of the Company for so long as the total number of shares of Common Stock of the Company owned by the Morgan Stanley Stockholders constitutes at least 50% of the outstanding Common Stock of the Company. If such ownership falls below 50%, the number of directors that the Morgan Stanley Stockholders will have the right to designate will be reduced to the number of directors which constitutes a percentage representation on the Board equal to the Morgan Stanley Stockholders' aggregate percentage ownership of the outstanding Common Stock of the Company; provided that so long as the Morgan Stanley Stockholders own at least 5% of the outstanding Common Stock of the Company, the Morgan Stanley Stockholders will have the right to designate at least one director. After giving effect to the Offering, the Morgan Stanley Stockholders will own
   % of the Common Stock of the Company (      % if the Underwriters'
over-allotment option is exercised in full) and    % of the voting Common Stock
(      % if the Underwriters' over-allotment option is exercised in full). The
Morgan Stanley Stockholders have informed the Company that they intend, upon consummation of the Offering, to convert such number of their shares of non-voting Common Stock so that, following such conversion, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding voting stock of the Company.

OTHER TRANSACTIONS

    The Company has entered into an agreement with MS & Co. for financial advisory services in consideration for which the Company has agreed to pay MS & Co. a base and contingency fee and to reimburse MS & Co. for all reasonable expenses incurred in performance of the foregoing services. The Company paid certain affiliates of MS Group approximately $13,000, $655,000 (in connection with the SBM acquisition) and $3.1 million (in connection with the acquisition of the Integrity Companies) for these and other miscellaneous services in the first half of 1996 and in 1995 and 1994, respectively.

    During 1995, in the ordinary course of business, certain of the Company's insurance subsidiaries purchased debt and equity securities in public offerings with an aggregate purchase price of approximately $16.5 million through MS & Co. In addition, MS & Co. served as lead underwriter of the initial public offering of the Company's Perpetual Preferred Stock in 1993, for which it received approximately $487,000 in underwriting fees.

    The Company entered into an interest rate collar agreement in 1994 with MS &
Co. under which MS & Co. was paid a one-time fee of $         .

    Based on transactions of similar size and nature, the Company believes that the foregoing fees received by MS & Co. were no less favorable to the Company than would be available from unaffiliated third parties.

CERTAIN RELATIONSHIPS AND RELATED PARTIES

    Four of the Named Executive Officers and certain of the directors of the Company are limited partners of, or are the beneficial owners of limited partnership interests in, Oldarm L.P. Two of the Named Executive Officers manage New ARM LLC which owns 170 shares of Common Stock. Three of the Company's nine directors are also employees of MS & Co. and officers (including, in one case, a director) of affiliates of MS & Co. which control the Morgan Stanley Stockholders. In addition, MS & Co.'s affiliates, the Morgan Stanley Stockholders, beneficially own 49% of the Company's voting securities.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table provides information, as of September 30, 1996, concerning beneficial ownership of the Common Stock and Perpetual Preferred Stock by (i) each person or entity known by the Company to beneficially own more than 5% of the outstanding Class A Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, (iv) each Selling Stockholder and
(v) all directors and executive officers of the Company as a group. The information in the table is based on information from the named persons regarding ownership of Common Stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                            CLASS A COMMON STOCK                            CLASS B COMMON STOCK
                               ----------------------------------------------  ----------------------------------------------
                                   OWNED PRIOR TO           TO BE OWNED            OWNED PRIOR TO           TO BE OWNED
                                                             AFTER THE                                       AFTER THE
                                    THE OFFERING              OFFERING              THE OFFERING              OFFERING
                               ----------------------  ----------------------  ----------------------  ----------------------
                                 NUMBER         %        NUMBER         %        NUMBER         %        NUMBER         %
                               -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
The Morgan Stanley Leveraged
 Equity Fund II, L.P.(1).....      12,896
1221 Avenue of the Americas
New York, New York 10020

Morgan Stanley Capital
Partners  III, L.P.(1).......    8,395.18
1221 Avenue of the Americas
New York, New York 10020

Morgan Stanley Capital
 Investors, L.P.(1)..........      246.77
1221 Avenue of the Americas
New York, New York 10020

MSCP III 892 Investors,
L.P.(1)......................      896.51
1221 Avenue of the Americas
New York, New York 10020

Oldarm L.P.(2)...............       1,000
239 S. Fifth Street, 12th
Floor
Louisville, Kentucky
40202-3271

Directors and Named Executive
Officers:

  John Franco................     1,670(3)
  Martin H. Ruby.............     1,370(3)
  Dennis L. Carr.............        40(3)        (5)
  David E. Ferguson..........     1,039(3)
  John R. Lindholm(5)........     1,025(3)
  Emad A. Zikry..............          --          --
  James S. Cole..............          --          --
  Warren M. Foss.............          21         (5)
  Dudley J. Godfrey, Jr......       50.77         (5)
  Edward D. Powers...........       50.77         (5)
  David R. Ramsay............          --          --
  Frank V. Sica..............          --          --
  Irwin T. Vanderhoof........          10         (5)

All directors and executive
officers as a group..........    2,312.54

                                       TOTAL                PERPETUAL
                                       COMMON               PREFERRED
                                       STOCK                  STOCK
                               ----------------------  --------------------

                                     AFTER THE              AFTER THE
                                      OFFERING               OFFERING
                               ----------------------  --------------------
                                 NUMBER         %       NUMBER        %
                               -----------  ---------  ---------  ---------
The Morgan Stanley Leveraged
 Equity Fund II, L.P.(1).....
1221 Avenue of the Americas
New York, New York 10020
Morgan Stanley Capital
Partners  III, L.P.(1).......
1221 Avenue of the Americas
New York, New York 10020
Morgan Stanley Capital
 Investors, L.P.(1)..........
1221 Avenue of the Americas
New York, New York 10020
MSCP III 892 Investors,
L.P.(1)......................
1221 Avenue of the Americas
New York, New York 10020
Oldarm L.P.(2)...............
239 S. Fifth Street, 12th
Floor
Louisville, Kentucky
40202-3271
Directors and Named Executive
Officers:
  John Franco................                             61,350(4)
  Martin H. Ruby.............                              1,600(4)
  Dennis L. Carr.............                                500(4)
  David E. Ferguson..........                              3,800(4)
  John R. Lindholm(5)........                                800
  Emad A. Zikry..............
  James S. Cole..............
  Warren M. Foss.............
  Dudley J. Godfrey, Jr......
  Edward D. Powers...........
  David R. Ramsay............
  Frank V. Sica..............
  Irwin T. Vanderhoof........
All directors and executive
officers as a group..........                             68,350

------------------------

(1) The general partner of which, in the case of MSLEF II, and the general partner of the general partner of which, in the case of MSCP Funds, are wholly owned subsidiaries of MS Group, the parent of MS & Co.

(2) Oldarm GP Partnership, the general partner of Oldarm L.P., has the power to vote, or direct the voting of, the shares of Class A Common Stock owned by Oldarm L.P. Messrs. Franco and Ruby may, by virtue of their positions as Co-Chief Executive Officers of Oldarm GP Partnership, be deemed to be beneficial owners of the Class A Common Stock owned by Oldarm L.P; however, Messrs. Franco and Ruby disclaim any such beneficial ownership. As of the date hereof, the Named Executive Officers, excluding Messrs. Carr and Zikry, and certain of the directors of the Company were limited partners of, or beneficial owners of, limited partnership interests in Oldarm L.P.

(3) All shares of Class A Common Stock are held directly with the following exceptions: Mr. Ferguson beneficially owns 2 shares which are held in the IRA account of his wife Jeanne Ferguson; Messrs. Ruby, Lindholm, and Ferguson hold 200 shares, 4 shares, and 31 shares, respectively, in trust for the purpose of securing personal loans, and over which they have full voting, but limited investment power. In their capacity as managers of New ARM, LLC, which is the direct owner of 170 shares of the Class A Common Stock, Messrs. Franco and Ruby acting in concert would have voting and limited investment power over, but no pecuniary interest in, the 170 shares of Class A Common Stock (included above), of which they each disclaim beneficial ownership. 1,000 shares of Class A Common Stock are directly owned by Oldarm L.P. Despite the fact that the named beneficial owners of Class A common stock as a group hold a majority of the stock of Oldarm GP Partnership, the general partner of Oldarm L.P., and therefore may be deemed to beneficially own such shares, each such individual disclaims any beneficial ownership of the Class A Common Stock owned by Oldarm L.P., except to the extent of their pecuniary interest therein.

(4) Mr. Franco holds shared investment power over 25,400 shares of the Perpetual Preferred Stock which are indirectly held by the John and Mary Franco Family Foundation, Inc. Mr. Franco also disclaims beneficial ownership of such shares of Perpetual Preferred Stock held by the John and Mary Franco Family Foundation in accordance with the Foundation's 501(c)(3) tax-exempt status. In addition, 3,650 shares of Perpetual Preferred Stock are owned indirectly by Mr. Franco's minor daughter under the Uniform Transfer to Minors Act. 1600 shares of Perpetual Preferred Stock held by Mr. Ruby are indirectly owned by his two minor daughters under the Uniform Transfer to Minors Act. Mr. Ferguson owns 3,500 shares jointly with his wife. Dennis Carr owns 500 shares of Perpetual Preferred Stock jointly with his wife.

(5) Less than one percent.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

    Pursuant to the Credit Agreement, a syndicate of banks provides the Company with a term loan facility in the principal amount of $40 million bearing a floating interest rate equal to 7/8 of 1% over the London Interbank Offered Rate (6.51% at September 30, 1996). By virtue of an interest rate cap agreement which expires on March 20, 1998, the interest rate on the term loan facility was effectively 6.2% at September 30, 1996. The loan, which is secured by a pledge of the Company's assets and all of the Company's interest in the securities of its subsidiaries, as well as all of Integrity Holdings' interest in the capital stock of Integrity, matures September 30, 2001, is subject to optional prepayment and requires compliance by the Company with various financial covenants. At December 31, 1995, aggregate maturities of such indebtedness was:
1997--$4 million; 1998--$6 million; 1999--$8 million; 2000--$10 million and
2001--$12 million. The Company intends to use approximately $25 million of the net proceeds of the Offering to reduce indebtedness under the term loan facility.

    The Credit Agreement also provides a revolving credit facility. The maximum amount that the Company may borrow thereunder is $20 million. The facility is available through September 30, 2001, and has an annual commitment fee equal to 0.25% on the unused portion. The Company has not made any borrowings under the revolving credit facility to date.

    The Credit Agreement contains certain negative covenants which impose certain restrictions on the Company's operations, including the following: restrictions on the Company's ability to pay dividends or make distributions with respect to shares of Common Stock absent compliance with certain prepayment obligations under the Credit Agreement, restrictions on capital expenditures in excess of $2.0 million per year plus 50% of the amount of capital expenditures permitted but not made in the previous fiscal year, prohibiting the ratio of total funded indebtedness to total capital at the end of any fiscal quarter from exceeding 0.35 to 1.00, prohibiting, at the last day of any fiscal quarter of the Company, the fixed charge ratio from falling below 1.50 to 1.00 (1.75 to 1.00 after December 31, 1996) and prohibiting, at the last day of any fiscal quarter of the Company, the surplus relief ratio (as such term is defined by the NAIC and as computed and consolidated in accordance with IRIS) of the Integrity Companies (taken together) for any period of four consecutive fiscal quarters of the Company from exceeding 10% of the surplus of the Integrity Companies during such period. The Company intends to amend the Credit Agreement to modify or eliminate certain of the foregoing restrictions.

    In addition, (i) the Company, SBM Certificate Company, ARM Capital Advisors and ARM Financial Services may not permit, at any time, the aggregate amount of their non-subsidiary investments (the "Non-Subsidiary Investments") and the total admitted assets (other than separate account assets) of the Integrity Companies (taken as a whole) (the "Total Admitted Assets"), in each case not rated at least NAIC I at such time, to exceed the sum of 40% of the aggregate amount of the Non-Subsidiary Investments and the aggregate amount of the Total Admitted Assets and (ii) the Company, SBM Certificate Company, ARM Capital Advisors and ARM Financial Services may not permit, at any time, the aggregate amount of the Non-Subsidiary Investments and the Total Admitted Assets, in each case that are not Investment Grade Securities, to exceed the sum of 10% of the aggregate amount of the Non-Subsidiary Investments and the aggregate amount of the Total Admitted Assets.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Prior to the Offering, the Company's authorized capital stock consisted of 27,280 shares of Class A Common Stock (the "Old Class A Common Stock"), 1,080 shares of Class B Common Stock (the "Old Class B Common Stock") and 2,300,100 shares of Preferred Stock, of which 2,300,000 shares were designated as Cumulative Perpetual Preferred Stock. The Old Class A Common Stock had a liquidation preference of $5,000 per share over the Old Class B Common Stock.

    In connection with the Offering, the Company will amend and restate its Certificate of Incorporation and By-laws. Upon such amendment and restatement,
the authorized capital stock of the Company will consist of       shares of
Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), shares of Class B Common Stock (the "Class B Common Stock"; the Class A Common Stock and the Class B Common Stock being, collectively, the "Common
Stock"), and       shares of preferred stock, par value $.01 per share (the
"Preferred Stock"). In connection with such amendment and restatement of the Certificate of Incorporation, the Company will effect the Recapitalization pursuant to which (i) each outstanding share of Old Class A Common Stock and Old Class B Common Stock will converted into one share of Class A Common Stock; (ii) the Morgan Stanley Stockholders will convert shares of Class A Common Stock held by them into Class B Common Stock such that, after giving effect to such conversion, but not giving effect to the Offering, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding Class A Common Stock; and (iii) each share of Common Stock outstanding will be split into shares.

    The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws of the Company, forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

    Upon completion of the Offering, the Company will have       shares of Class
A Common Stock and       shares of Class B Common Stock outstanding.

    CLASS A COMMON STOCK. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock on each matter submitted to a vote of stockholders, including the election of directors. Holders of Class A Common Stock are not entitled to cumulative voting. Shares of Class A Common Stock have no preemptive or other subscription rights and are convertible by the Morgan Stanley Stockholders into an equal number of shares of Class B Common Stock.

    CLASS B COMMON STOCK. Holders of Class B Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as otherwise required by law; and (ii) that the holders of Class B Common Stock shall have the right to vote as a class on any amendment, repeal or modification to the Certificate of Incorporation that adversely affects the powers, preferences or special rights of the holders of the Class B Common Stock. Shares of Class B Common Stock have no preemptive or other subscription rights and are convertible into an equal number of shares of Class A Common Stock (x) at the option of the holder thereof to the extent that, following such conversion, the Morgan Stanley Stockholders will not, in the aggregate, own more than 49% of the outstanding shares of Class A Common Stock; and (y) automatically upon the transfer of such shares by any Morgan Stanley Stockholder to a person that is not a Morgan Stanley Stockholder or an affiliate of a Morgan Stanley Stockholder.

    DIVIDENDS. All holders of Common Stock are entitled to receive such dividends or other distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor, subject to the prior rights of any Preferred Stock then outstanding, and to share equally, share for share, in such dividends or other distributions as if all shares of Common Stock were a single class. Dividends or other distributions declared or paid in shares of Common Stock, or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, are payable to all of the holders of Common Stock ratably according to the number of shares held by them, in shares of Class A Common Stock to holders of that class of Stock and in shares of Class B Common Stock to holders of that class of stock. Delaware law generally requires that dividends be paid only out of the Company's surplus or current net profits in accordance with the DGCL. See "Dividend Policy."

    LIQUIDATION. Subject to the rights of any holders of Preferred Stock outstanding, upon the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors.

    FULL PAYMENT AND NONASSESSABILITY. All of the outstanding shares of Common Stock are, and the Common Stock offered by the Company hereby will be, fully paid and nonassessable.

PREFERRED STOCK

    GENERAL

    Under the Certificate of Incorporation, the Company's Board of Directors is authorized, without further stockholder action, to issue any or all the authorized Preferred Stock from time to time in one or more series, and for such consideration, and with such voting powers (not to exceed one vote per share) as the Board may determine and to determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations, or restrictions thereon. Stockholders do not have any preemptive rights with respect to any of the presently authorized but unissued shares of authorized Preferred Stock. Other than the Perpetual Preferred Stock described below, as of the date of this Prospectus, the Board of Directors of the Company has not authorized any series of Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

    PERPETUAL PREFERRED STOCK

    The Company has designated 2,300,000 shares of authorized but previously undesignated shares of Preferred Stock as the Perpetual Preferred Stock and has issued 2,000,000 of such shares. The following description of the Perpetual Preferred Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and the Certificate of Designations, Preferences and Rights relating to the Perpetual Preferred Stock (the "Certificate of Designations") filed with the Secretary of State of the State of Delaware, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Holders of the Perpetual Preferred Stock do not have, by virtue of such ownership, any preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Perpetual Preferred Stock has a perpetual maturity and is not subject to any sinking fund or other obligation of the Company to redeem or retire the Perpetual Preferred Stock.

    DIVIDENDS. Holders of shares of the Perpetual Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, cash dividends at a rate of 9 1/2% per annum per share, payable quarterly on the fifteenth day of March, June, September and December of each year, or, if such date is not a business day, on the next succeeding business day. Dividends are cumulative, accrue from the date of original issue and are payable to holders of record of the Perpetual Preferred Stock as they appear on the books of the Company on such respective dates, not exceeding 60 days preceding such dividend payment date, as may be fixed by the Board of Directors of the Company in advance of the payment of each particular dividend. Dividends on the Perpetual Preferred Stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and will accumulate to the extent they are not paid on the dividend payment date for the quarter for which they accrue. All dividends paid with respect to shares of Perpetual Preferred Stock are paid PRO RATA to the holders entitled thereto. Accruals of dividends do not bear interest.

    The Perpetual Preferred Stock ranks prior to the Common Stock of the Company. Before any dividends (other than dividends payable in Common Stock) on any class or series of stock of the Company ranking junior to the Perpetual Preferred Stock as to dividends or upon liquidation shall be declared or paid or set apart for payment, the holders of shares of the Perpetual Preferred Stock are entitled to receive full cumulative cash dividends, but only when and as declared by the Board of Directors, at the annual rate set forth above. When dividends are not paid in full upon the Perpetual Preferred Stock, any dividends declared or paid upon shares of Perpetual Preferred Stock and any class or series of stock ranking on a parity with the Perpetual Preferred Stock ("Dividend Parity Stock") shall be declared or paid, as the case may be, PRO RATA so that the amount of dividends declared or paid, as the case may be, per share on the Perpetual Preferred Stock and such Dividend Parity Stock in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Perpetual Preferred Stock and such Dividend Parity Stock bear to each other. Unless full accumulated dividends on all outstanding shares of the Perpetual Preferred Stock have been paid, the Company may not declare or pay or set apart for payment any dividends or make any distribution in cash or other property on, or redeem, purchase or otherwise acquire, any other class or series of stock ranking junior to the Perpetual Preferred Stock either as to dividends or upon liquidation.

    The amount of dividends payable per share for each full quarterly dividend period is computed by dividing the 9 1/2% annual rate by four and multiplying the resulting rate by $25.00. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period is computed on the basis of a 360-day year of twelve 30-day months.

    OPTIONAL REDEMPTION. The shares of Perpetual Preferred Stock may not be redeemed prior to December 15, 1998. On or after December 15, 1998, the Company may, at its option, redeem all or a part of the shares of Perpetual Preferred Stock at any time and from time to time, upon at least 30 but not more than 60 days' notice, at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends and distributions thereon (the "redemption price"), whether or not declared, to the date fixed for redemption.

    The Company shall, on or prior to the date fixed for redemption, but not earlier than 45 days prior to the redemption date, deposit with its transfer agent or other redemption agent, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such agent to give or complete the required notice of redemption and to pay the holders of such shares the redemption price upon surrender of their certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders and from and after the date of such deposit, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of the holders of the Perpetual Preferred Stock called for redemption as stockholders of the Company will cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificates.

    Unless full accumulated dividends on all outstanding shares of the Perpetual Preferred Stock shall have been or contemporaneously are declared and paid or set apart for payment for all past dividend periods, the Perpetual Preferred Stock may not be redeemed unless all the outstanding Perpetual Preferred Stock is redeemed and neither the Company nor any subsidiary may purchase any shares of the Perpetual Preferred Stock otherwise than pursuant to a purchase offer made on the same terms to all holders of Perpetual Preferred Stock, provided that the Company may complete the purchase or redemption of shares of Perpetual Preferred Stock for which a purchase contract was entered into, or notice of redemption of which was initially given, prior to any time at which the Company becomes in arrears with respect to any dividends.

    Notice of redemption shall be mailed to each holder of Perpetual Preferred Stock to be redeemed at the address shown on the books of the Company not fewer than 30 days nor more than 60 days prior to the redemption date. If less than all of the outstanding shares of Perpetual Preferred Stock are to be redeemed, the Company will select the shares to be redeemed by lot, PRO RATA (as nearly as may be practicable), or in such other equitable manner as the Board of Directors may determine.

    VOTING RIGHTS. Except as indicated herein or provided by law, the holders of Perpetual Preferred Stock are not entitled to vote.

    Whenever dividends on the Perpetual Preferred Stock are in arrears for at least six quarterly dividends, whether or not consecutive, the holders of Perpetual Preferred Stock (voting as a class with all other series of authorized Preferred Stock ranking on a parity with the Perpetual Preferred Stock either as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors on the terms set forth below until, in the case of the Perpetual Preferred Stock, all past dividends in arrears on the Perpetual Preferred Stock shall have been paid in full. Holders of all such series of authorized Preferred Stock which are granted such voting rights (none of which is currently outstanding), together with the Perpetual Preferred Stock, will vote as a single class. In such case, the Board of Directors of the Company will be increased by two directors, and the holders of all such series of authorized Preferred Stock, together with the holders of Perpetual Preferred Stock, will have the exclusive right as a class, as outlined above, to elect two directors (the "Additional Directors") at the next annual meeting of stockholders or at a special meeting of holders of all such series of authorized Preferred Stock and the Perpetual Preferred Stock. At any time when such voting rights shall have vested, a proper officer of the Company shall, upon written request of holders of record of 10% of the shares of Perpetual Preferred Stock then outstanding, call a special meeting of holders of all such series of authorized Preferred Stock and the Perpetual Preferred Stock for the purpose of such election. For purposes of the foregoing, each share of Perpetual Preferred Stock shall have one vote per share, except that when any other series of authorized Preferred Stock shall have the right to vote with the Preferred Stock as a single class on any matter, then the Preferred Stock and such other series of authorized Preferred Stock shall have with respect to such matters one vote per $25 of stated liquidation preference. Upon termination of the right of the holders of all such series of authorized Preferred Stock to vote for directors, the term of office of all directors then in office elected by all such series of authorized Preferred Stock voting as a class shall terminate. For so long as the holders of all such series of authorized Preferred Stock shall have the right to vote for directors, any vacancy in the office of an Additional Director may be filled (except in the case of the removal of an Additional Director) by a person appointed by the remaining Additional Director. In the case of the removal of an Additional Director, or, if there is no remaining Additional Director, the vacancy may be filled by a person elected by the holders of all such series of authorized Preferred Stock.

    The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Perpetual Preferred Stock, voting as a class, will be required to (i) authorize, create or issue, or increase the authorized or issued amount of shares of, any class or series of stock ranking prior to the Perpetual Preferred Stock, either as to dividends or upon liquidation, or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or of the Certificate of Designations so as to materially and adversely affect the preferences, special rights or powers of the Preferred Stock; provided, however, that any increase in the authorized Preferred Stock or the creation and issuance of any other series of authorized Preferred Stock ranking on a parity with or junior to the Perpetual Preferred Stock shall not be deemed to materially and adversely affect such preferences, special rights or powers.

    Except as set forth above or as required by law, the holders of Perpetual Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

    LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any class or series of stock of the Company ranking junior to the Perpetual Preferred Stock upon liquidation, holders of the Perpetual Preferred Stock shall be entitled to receive $25.00 per share (the "stated liquidation preference"), plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid to the date of final distribution (together with the stated liquidation preference, the "preferential amount"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding-up of the Company the assets of the Company, or proceeds thereof, distributable among the holders of shares of Preferred Stock and any other class or series of stock ranking on a parity with the Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount payable on all such shares of stock, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company to, or a consolidation or merger of the Company with or into, one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.

    TRANSFER AGENT. The transfer agent, dividend disbursing agent and registrar for the Perpetual Preferred Stock is Chase Mellon Shareholder Services LLC.

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    Stockholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and the By-laws. Certain provisions of the Certificate of Incorporation and By-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Company's Board of Directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. See "Risk Factors--Anti-Takeover Provisions."

    CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS. The Certificate of Incorporation will provide that the Board of Directors be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. The initial division of the Board of Directors into classes shall be made by the decision of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1997 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1998 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. See "Management--Directors and Executive Officers." In addition, subject to certain limited exceptions, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of holders of any outstanding preferred stock issued by the Company, vacancies on the Board of Directors may be filled only by the Board of Directors, the stockholders acting at an annual meeting or, if the vacancy is with respect to a director elected by a voting group, by action of any other directors elected by such voting group or such voting group.

    The Certificate of Incorporation will also provide that, subject to the rights of holders of any preferred stock then outstanding and any requirements of law, directors may be removed only for cause.

    ACTION BY WRITTEN CONSENT; SPECIAL MEETING. The Certificate of Incorporation and By-laws will provide that so long as the Morgan Stanley Stockholders own in the aggregate at least 25% of the voting Common Stock of the Company, an action required or permitted to be taken at an annual or special meeting of stockholders may be taken with the written consent of the holder or holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the time that the Morgan Stanley Stockholders no longer own in the aggregate at least 25% of the voting Common Stock of the Company, an action required or permitted to be taken at an annual or special meeting of stockholders will not be permitted to be taken by written consent in lieu of a meeting of stockholders, and, thus, stockholders will only be permitted to take action at an annual or special meeting called in accordance with the By-laws. The Certificate of Incorporation and By-laws will provide that special meetings of stockholders may only be called by one of the Co-Chief Executive Officers of the Company or by a majority of the Board of Directors. Special meetings may not be called by the stockholders.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Certificate of Incorporation and By-laws will establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of the annual meeting is not within 30 days before or after the anniversary date of the previous year's annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the meeting of stockholders was made, whichever first occurs. The notice of stockholder nominations must set forth certain information with respect to the stockholder giving the notice and with respect to each nominee.

    INDEMNIFICATION. The Certificate of Incorporation and By-laws will provide that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law.

    AMENDMENTS. Stockholders may adopt, alter, amend or repeal provisions of the By-laws only by vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities. In addition, the affirmative vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities is required to amend certain provisions of the Certificate of Incorporation, including filling vacancies on the Board of Directors, removal of directors only for cause, prohibiting stockholder action by written consent, prohibiting the calling of special meetings by stockholders, approval of amendments to the By-laws and the provisions referred to above relating to the classification of the Company's Board of Directors.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Certificate of Incorporation will provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DGCL. The Company anticipates that it will not make such an election and, as a result, the Company will be subject to the provisions of Section 203 of the DGCL following completion of the Offering.

LISTING

    The Company intends to apply to have the Common Stock approved for listing
on                 under the symbol "      ."

REGISTRAR AND TRANSFER AGENT

                    will act as Registrar and Transfer Agent for the Common
Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of the Offering, the Company will have       shares of
Common Stock outstanding, assuming no exercise of any options granted by the
Company. Of these shares, the       shares of Common Stock issued in the
Offering will be tradeable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" (as defined
under the Securities Act) of the Company. The remaining       shares of Common
Stock will be deemed "restricted" securities within the meaning of Rule 144. Neither shares held by an affiliate nor restricted securities may be publicly sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

    Generally, Rule 144 provides that a person who has owned restricted securities for at least two years, or who may be deemed an "affiliate" of the Company, is entitled to sell, within any three-month period, up to the number of restricted securities that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, volume of sales and the availability of current public information about the Company. In addition, restricted securities that have been held for at least three years by a person who has not been an "affiliate" of the Company during the preceding three months may be sold under Rule 144(k) without regard to the volume limitations or current public information or manner of sale requirements of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with such issuer.

    The Company, its directors and executive officers, the Selling Stockholders and the Company's other stockholders have agreed that, without the prior written
consent of       , on behalf of the Underwriters, and subject to certain
limitations, they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) of this sentence is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than (i) the shares of Common Stock to be sold hereby; (ii) any shares of Common Stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus; and (iii) any shares of Common Stock issued
pursuant to           .

    Pursuant to the Stockholders' Agreement, the Company has granted the Morgan Stanley Stockholders certain "demand" registration rights with respect to the shares of Common Stock held by the Morgan Stanley Stockholders. In addition to such demand rights, the other parties to the Stockholders' Agreement are entitled, subject to certain limitations, to register shares of Common Stock in connection with a registration statement prepared by the Company to register shares of Common Stock. See "Certain Relationships and Related Party Transactions--Stockholders' Agreement."

    Subject to the lock-up period described above, the Morgan Stanley Stockholders may choose to dispose of the Common Stock owned by them. The timing of such sales or other dispositions by such stockholders (which could include distributions to the Morgan Stanley Stockholders limited partners) will depend on market and other conditions, but could occur relatively soon after the lock-up period, including pursuant to the exercise of their registration rights. The Morgan Stanley Stockholders are unable to predict the timing of sales by any of their limited partners in the event of a distribution to them. Such dispositions could be privately negotiated transactions or public sales.

    Prior to the Offering, there has been no public market for the Common Stock. Although the Company intends to apply to have the Common Stock approved for
listing on the       , there can be no assurance that an active trading market
for the Common Stock will develop or continue after the Offering or that the Common Stock offered hereby will trade at or above the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options in the public market, or the perception that such sales could occur), could adversely affect the prevailing market price of the Common Stock in the public market or the ability of the Company to raise additional capital through the sale of its equity securities. See "Certain Risk Factors--Absence of Prior Public Market; Possible Volatility of Stock Price and of the Securities Market."

    As of September 30, 1996, the Company had granted 1,208 Old Options and 1,472 New Options under the Stock Option Plan and had reserved 3,445 shares of Common Stock in connection with the exercise of such options or for the grant of future options under the Stock Option Plan.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company and Selling Stockholders have agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                                                   NUMBER OF
NAME                                                                                SHARES
-------------------------------------------------------------------------------  -------------
Morgan Stanley & Co. Incorporated..............................................
Bear, Stearns & Co. Inc........................................................
Dean Witter Reynolds Inc.......................................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated.............................

                                                                                 -------------
Total..........................................................................
                                                                                 -------------
                                                                                 -------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those shares covered by the Underwriters' over-allotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in
excess of $         per share under the Price to Public. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $         a
share to other Underwriters or to certain dealers. After the initial offering of the Common Stock, the offering price and other selling terms may be varied from time to time by the Underwriters.

    Pursuant to the Underwriting Agreement, the Selling Stockholders have granted to the Underwriters an option, exercisable at any time for 30 days from
the date of the Underwriting Agreement, to purchase up to       additional
shares of Common Stock at the Price to Public set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

    The Company intends to apply to have the Common Stock approved for listing
with the       under the symbol "      ."

    The Company, its directors and executive officers, the Selling Stockholders and the Company's other stockholders have agreed that, without the prior written
consent of       , on behalf of the Underwriters, and subject to certain
exceptions, they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) of this sentence is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than (i) the shares of Common Stock to be sold hereby, (ii) any shares of Common Stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the Underwriting Agreement and (iii) any shares of Common Stock issued pursuant to
      .

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the Underwriters in accordance with the recommendation of , the "qualified independent underwriter," as is required by Rule 2720 of the Conduct Rules of the NASD. Among the factors considered in such negotiations are the sales, earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, certain ratios, market prices and such other factors as are deemed relevant, including the general condition of the securities markets. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the actual value of the Common Stock. The Company has agreed to indemnify against certain liabilities, including liabilities under the Securities Act.

    Pursuant to the provisions of Rule 2720 of the Conduct Rules of the NASD, NASD members may not execute transactions in the Common Stock offered hereby to any accounts over which they exercise discretionary authority without prior written approval of the customer.

    At the request of the Company, the Underwriters have reserved       shares
of the Common Stock for sale at the initial public offering price to employees of the Company, to New ARM LLC and to certain partners of Oldarm L.P. The number of shares available for sale to the public will be reduced to the extent such individuals purchase such reserved shares. Reserved shares purchased by such individuals will, except as restricted by applicable securities laws, be available for resale following the Offering.

    The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

    From time to time, MS & Co. has provided, and continues to provide, investment banking services to the Company and its affiliates. Three of the Company's nine directors are employees of MS & Co. In addition, MS & Co. served as lead underwriter of the initial public offering of the Company's Perpetual Preferred Stock in 1993.

    After giving effect to the Offering, affiliates of MS & Co. will own
approximately    % of the outstanding shares of Common Stock (      % if the
Underwriters' over-allotment option is exercised in full). For a description of certain transactions between the Company and MS & Co., see "Certain Relationships and Related Party Transactions."

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Shearman & Sterling, New York, New York. Shearman & Sterling regularly represents MS & Co., MS Group, MSLEF II and the MSCP Funds on a variety of legal matters. Certain legal matters are being passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. regularly represents the Company on insurance related matters. Donald B. Henderson, Jr., a partner of LeBoeuf, Lamb, Greene & MacRae, L.L.P., is a director of National Integrity.

                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1995 and 1994, for the years ended December 31, 1995 and 1994, and for the period from November 27, 1993 (date operations commenced) through December 31, 1993, and the consolidated statements of operations, shareholders' equity and cash flows of Integrity Holdings and subsidiaries for the period from January 1, 1993 through November 26, 1993, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet as of December 31, 1994 and the related combined statements of operations, stockholder's deficit and cash flows for each of the two years in the period ended December 31, 1994 of SBM included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such report of such firm given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The preferred stock of the Company is traded on the American Stock Exchange (Symbol: ARM Pr). Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

    The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. The Registration Statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis, and Retrieval System and may be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the charges prescribed by the SEC.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Adjusted capital and surplus.................  The sum of statutory-basis capital and surplus and asset valuation reserves and
                                               asset valuation reserves of wholly owned
                                               insurance subsidiaries.

Annuity......................................  A contract that provides for a fixed or variable periodic payment for a specified
                                               period of time.

Asset valuation reserve ("AVR")..............  A formula-driven liability on an insurer's statutory-basis financial statements designed
                                               to provide over time for potential losses
                                               associated with investments. The AVR
                                               establishes statutory reserves for mortgage
                                               loans, equity real estate and joint ventures
                                               as well as for fixed maturities and common
                                               and preferred stock. The AVR generally
                                               captures all realized and unrealized gains
                                               and losses on such assets, other than those
                                               resulting from changes in interest rates, and
                                               cushions surplus from large swings related to
                                               capital gains or losses. The AVR has no
                                               effect on financial statements prepared in
                                               conformity with GAAP.

Assets under management......................  Spread-based and fee-based customer deposits, off-balance sheet fee-based assets managed on
                                               behalf of institutional clients and deposits
                                               under marketing partnership arrangements and
                                               surplus assets.

Capital and surplus..........................  Consists of capital stock, paid-in or contributed surplus, special surplus funds
                                               and unassigned surplus determined in
                                               accordance with statutory accounting
                                               practices.

Cede.........................................  To transfer to a reinsurer all or part of the insurance written by an insurance entity.

Crediting rates..............................  Interest rates applied to annuity contracts and life insurance policies during the
                                               accumulation period, whether a guaranteed
                                               fixed rate or variable rate or some
                                               combination thereof.

Customer deposits............................  Funds received from a customer under an insurance contract which accumulate interest
                                               or investment income performance, depending
                                               on the contract.

Deferred annuity.............................  An annuity purchased with a single premium or a series of installment premiums that
                                               provides for the income payments to begin at
                                               some future date.

Deferred policy acquisition costs............  Policy acquisition costs (as defined elsewhere in this Glossary) that are deferred
                                               and amortized based on the present value of
                                               estimated gross profits, for investment-type
                                               products, related to the issued policy in
                                               conformity with GAAP.

Fixed annuity................................  An annuity that guarantees the preservation of the assets contributed to the contract and
                                               the interest rate those contributions will
                                               earn. The guaranteed rate can vary in
                                               duration depending on whether the contract is
                                               in the accumulation or pay-out phase. The
                                               guaranteed rate may change periodically
                                               during the accumulation phase depending on
                                               financial market interest rates.

Flexible premium deferred annuities..........  Deferred annuities (as defined elsewhere in this Glossary) that permit the contractholder
                                               to vary the amounts and timing of premium
                                               payments.

403(b) tax-deferred annuities................  Annuities issued by life insurance companies that are available only to employees of
                                               educational and charitable organizations.
                                               Tax-deferred contributions are allowed for
                                               such employees through voluntary salary
                                               reduction or pursuant to an employer-funded
                                               plan.

General account..............................  All of the assets of an insurance company held for the purposes of the insurance
                                               company's general business, as distinguished
                                               from separate account assets (as defined
                                               elsewhere in this Glossary).

Guaranteed investment contracts ("GICs").....  Contracts sold to the qualified and non-qualified institutional markets for use
                                               in public and private retirement plans,
                                               municipal funds, endowment and foundation
                                               funds, mutual funds, government funds and
                                               trust funds. These contracts guarantee
                                               principal and a stated interest rate for a
                                               specified period of time.

Guaranteed rate options ("GROs").............  Fixed rate options within both fixed and variable annuity contracts which allow
                                               customers to lock in a fixed return for a
                                               specified number of years. Deposits into GROs
                                               are held in a separate account established by
                                               the insurance company. Funds may be
                                               transferred to or from any of the guarantee
                                               period options (or to other investment
                                               options within the annuity contract) subject
                                               to a market value adjustment.

Immediate annuity............................  An annuity that begins payments to the contractholder after a single premium payment
                                               is made.

Interest maintenance reserve ("IMR").........  A liability on an insurer's statutory-basis financial statements which is increased or
                                               decreased with the portion of realized
                                               capital gains or losses, respectively, from
                                               the sale of fixed-income securities
                                               attributable to changes in interest rates.
                                               The IMR is required to be amortized against
                                               earnings on a basis reflecting the remaining
                                               period to maturity of the fixed-income
                                               securities sold. The IMR has no effect on
                                               financial statements prepared in accordance
                                               with GAAP.

Investment spread............................  The difference between income earned on investments and interest credited on customer
                                               deposits.

Lapse or lapsation...........................  The termination or forfeiture of an insurance policy prior to maturity.

Market value adjustment ("MVA")..............  For GROs, an adjustment, either positive or negative, made to the contractholder's
                                               account value for any transfer, partial
                                               withdrawal in excess of the free withdrawal
                                               amount or surrender (as defined elsewhere in
                                               this Glossary).

Non-qualified annuities......................  Annuities which do not comply with the requirements of tax qualified retirement
                                               plans.

Off-balance sheet assets.....................  Assets that are not recorded on the Company's balance sheet and which the Company manages
                                               for a fee.

Persistency..................................  The maintenance of insurance policies in full force until completion of the term for which
                                               the policy was written (with respect to life
                                               insurance this includes death or maturity).
                                               The term may also refer to continuance and
                                               renewal of insurance and annuity contracts.

Policy acquisition costs.....................  Costs incurred in the acquisition of new and renewal insurance and annuity contracts.
                                               Acquisition costs include those costs that
                                               vary with and are primarily related to the
                                               acquisition of insurance and annuity
                                               contracts (for example, agent and broker
                                               commissions and certain underwriting and
                                               policy issue costs).

Premiums and deposits........................  The amount of money that the contractholder pays to the insurance company for an
                                               insurance policy or annuity. Deposits under
                                               investment-type products are not recognized
                                               as premium income under GAAP.

Reinsurance..................................  The acceptance by one or more insurers, called reinsurers, of a portion of the risk
                                               underwritten by another insurer, called the
                                               ceding company, who has directly written the
                                               coverage. However, the legal rights of the
                                               insured generally are not affected by the
                                               reinsurance transaction and the ceding
                                               company remains liable to the insured for
                                               payment of policy benefits.

Separate account.............................  Investment account maintained by an insurer to which funds have been allocated for
                                               certain policies under provisions of relevant
                                               state law. The investments in each separate
                                               account are maintained separately from those
                                               in other separate accounts and from the
                                               general account. Separate account assets are
                                               beneficially owned by the contractholders.
                                               The investment results of the separate
                                               account assets are credited directly to the
                                               separate account contractholders, so that an
                                               insurer derives management and other fees
                                               from, but bears no investment risk on, these
                                               assets, except the risk on products that
                                               returns on separate account assets will not
                                               meet the minimum rate guaranteed on these
                                               products.

Single premium deferred annuities............  Annuities that require a one-time lump sum premium payment upon the issuance of the
                                               contract and that begin payments to the
                                               holder at a specified later date.

Single premium endowment contracts...........  Contracts under which principal is guaranteed, and the face amount of the policy
                                               is paid upon the death of the insured. The
                                               contracts are credited with a specified rate
                                               of interest that is guaranteed for a period
                                               of time and reset periodically thereafter.

Single premium immediate annuities...........  Annuities that require a one-time lump sum premium payment upon the issuance of the
                                               contract and that begin payments to the
                                               holder immediately after issuance.

Statutory accounting practices...............  Those accounting practices prescribed or permitted by an insurer's domiciliary state
                                               insurance regulatory authority for purposes
                                               of recording transactions and preparing
                                               financial statements. Statutory accounting
                                               practices emphasize solvency rather than
                                               matching revenues and expenses during an
                                               accounting period.

Surplus......................................  As determined in accordance with statutory accounting practices, the amount remaining
                                               after all statutory liabilities are
                                               subtracted from all admitted assets.
                                               Statutory surplus includes common stock,
                                               paid-in and contributed surplus, special
                                               surplus funds and earned (unassigned)
                                               surplus.

Surrender....................................  The act of terminating an annuity contract during the accumulation period where the
                                               contractholder receives the contract's
                                               account value less any applicable surrender
                                               charges (cash surrender value).

Surrender charge.............................  The fee charged to a contractholder when an annuity is surrendered for its cash value
                                               during a specified term. Such charge is
                                               intended to recover unamortized deferred
                                               policy acquisition costs and to discourage
                                               premature termination. Surrender charges
                                               typically apply over a specified period of
                                               time and decline over that period as a
                                               percentage of the account value in relation
                                               to the anticipated amortization of the
                                               deferred policy acquisition costs.

Synthetic guaranteed investment contracts      An investment product for the institutional
  ("Synthetic GICs").........................  defined contribution retirement plan market.
                                               Synthetic GICs have two components: an
                                               investment portfolio owned directly by the
                                               plan and a book value "wrapper" which
                                               promises to pay authorized plan benefits at
                                               par value, regardless of the actual
                                               investment experience of the fund. Under all
                                               synthetic product structures, the
                                               contractholder maintains direct ownership of
                                               their assets held in a custodial trust.

Tax qualified annuities......................  Annuities which are issued pursuant to a tax qualified retirement plan.

Underwriting.................................  An insurer's process of examining, accepting or rejecting insurance risks, and classifying
                                               those accepted, in order to charge the
                                               appropriate premium for each accepted risk.

Value of insurance in force ("VIF")..........  An asset created on the GAAP-basis balance sheet of an insurance company when it
                                               acquires a block of insurance business, equal
                                               to the actuarially determined present value
                                               of the expected pretax future profits of
                                               business acquired. VIF is amortized based on
                                               the present value of estimated future gross
                                               profits over the term of the underlying
                                               policies.

Variable annuity.............................  An annuity in which premium payments are used to purchase accumulation units of separate
                                               accounts. The value of a unit fluctuates in
                                               accordance with the investment experience of
                                               the related separate account. Variable
                                               annuity contracts may include a general
                                               account guaranteed interest investment option
                                               or a GRO. At the time of benefit payments to
                                               the annuitant, the annuitant can generally
                                               elect from a number of payment options which
                                               provide either fixed or variable benefit
                                               payments.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
ARM FINANCIAL GROUP, INC.:

  Audited Financial Statements:

  Report of Independent Auditors...........................................................................         F-3
  Consolidated Balance Sheets as of December 31, 1995 and 1994.............................................         F-4
  Consolidated Statements of Operations of ARM Financial Group, Inc. and Subsidiaries for the Years Ended
    December 31, 1995 and 1994, and the Period from November 27, 1993 (Date Operations Commenced) through
    December 31, 1993, and the Consolidated Statement of Operations of Integrity Holdings, Inc. (formerly
    N.M. U.S. Limited) and Subsidiaries (Predecessor) for the Period from January 1, 1993 through November
    26, 1993...............................................................................................         F-5
  Consolidated Statements of Shareholders' Equity of ARM Financial Group, Inc. and Subsidiaries for the
    Years Ended December 31, 1995 and 1994, and the Period from November 27, 1993 (Date Operations
    Commenced) through December 31, 1993, and the Consolidated Statement of Shareholders' Equity of
    Integrity Holdings, Inc. (formerly N.M. U.S. Limited) and Subsidiaries (Predecessor) for the Period
    from January 1, 1993 through November 26, 1993.........................................................         F-6
  Consolidated Statements of Cash Flows of ARM Financial Group, Inc. and Subsidiaries for the Years Ended
    December 31, 1995 and 1994, and the Period from November 27, 1993 (Date Operations Commenced) through
    December 31, 1993, and the Consolidated Statement of Cash Flows of Integrity Holdings, Inc. (formerly
    N.M. U.S. Limited) and Subsidiaries (Predecessor) for the Period from January 1, 1993 through November
    26, 1993...............................................................................................         F-7
  Notes to Consolidated Financial Statements...............................................................         F-8

  Unaudited Interim Financial Statements:

  Condensed Consolidated Interim Financial Statements:
  Condensed Consolidated Interim Balance Sheets at June 30, 1996 (Unaudited)...............................        F-28
  Condensed Consolidated Interim Statements of Operations for the Six Months Ended June 30, 1996 and 1995
    (Unaudited)............................................................................................        F-29
  Condensed Consolidated Interim Statements of Cash Flows for the Six Months Ended
    June 30, 1996 and 1995 (Unaudited).....................................................................        F-30
  Notes to Condensed Consolidated Interim Financial Statements.............................................        F-31

SBM COMPANY AND SUBSIDIARIES:

  Audited Financial Statements:

  Independent Auditors' Report.............................................................................        F-35
  Consolidated Balance Sheet as of December 31, 1994.......................................................        F-36
  Consolidated Statements of Operations for the Years Ended December 31, 1994 and 1993.....................        F-37
  Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1994 and
    1993...................................................................................................        F-38
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994 and 1993.....................        F-39
  Notes to Consolidated Financial Statements...............................................................        F-40

  Unaudited Interim Financial Statements:

  Consolidated Balance Sheets at March 31, 1995 and December 31, 1994 (Unaudited)..........................        F-65
  Condensed Consolidated Statements of Income for the Three Months Ended March 31, 1995 and 1994
    (Unaudited)............................................................................................        F-66
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1995 and 1994
    (Unaudited)............................................................................................        F-67

                                                                                                                PAGE
                                                                                                                -----
  Notes to Condensed Consolidated Financial Statements.....................................................        F-68

UNAUDITED PRO FORMA FINANCIAL INFORMATION:

  Pro Forma Condensed Consolidated Statement of Operations (Unaudited).....................................        F-74
  Notes to Pro Forma Condensed Consolidated Statement of Operations (Unaudited)............................        F-75

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
ARM Financial Group, Inc.

    We have audited the accompanying consolidated carrying amount balance sheets of ARM Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1994, and the period from November 27, 1993 (date operations commenced) through December 31, 1993, and the consolidated statements of operations, shareholder's equity and cash flows of Integrity Holdings, Inc. (formerly N.M. U.S. Limited) and subsidiaries (Predecessor) for the period from January 1, 1993 through November 26, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    We have also audited in accordance with generally accepted auditing standards the supplemental fair value balance sheets of ARM Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994. As described in Note 4, the supplemental fair value balance sheets have been prepared by management to present relevant financial information that is not provided by the carrying amount balance sheets and is not intended to be a presentation in conformity with generally accepted accounting principles. In addition, the supplemental fair value balance sheets do not purport to present the net realizable, liquidation or market value of ARM Financial Group, Inc. as a whole. Furthermore, amounts ultimately realized by ARM Financial Group, Inc. from the disposal of assets may vary significantly from the fair values presented. In our opinion, the supplemental fair value balance sheets referred to above present fairly, in all material respects, the information set forth therein as described in Note 4.

    In our opinion, the financial statements referred to in paragraph one above present fairly, in all material respects, the consolidated financial position of ARM Financial Group, Inc. and subsidiaries at December 31, 1995 and 1994, the consolidated results of their operations and their cash flows for the years ended December 31, 1995 and 1994, and the period from November 27, 1993 through December 31, 1993 and the consolidated results of operations and cash flows of Integrity Holdings, Inc. (formerly N.M. U.S. Limited) and subsidiaries (Predecessor) for the period from January 1, 1993 through November 26, 1993, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, in 1994 the Company changed its method of accounting for certain debt securities.

                                                           /s/ Ernst & Young LLP

Louisville, Kentucky
February 23, 1996

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                CARRYING AMOUNT                FAIR VALUE
                                                           --------------------------  --------------------------
                                                                  DECEMBER 31,                DECEMBER 31,

(IN THOUSANDS)                                                 1995          1994          1995          1994
---------------------------------------------------------  ------------  ------------  ------------  ------------
ASSETS
Cash and investments:
  Fixed maturities:
    Available-for-sale, at fair value (amortized cost:
      1995-$2,490,843; 1994-$1,576,137)..................  $  2,547,909  $  1,431,880  $  2,547,909  $  1,431,880
    Held-to-maturity, at amortized cost..................       --            135,347       --            135,347
  Equity securities, at fair value (cost: 1995-$10,756;
    1994-$16,722)........................................        11,751        16,635        11,751        16,635
  Mortgage loans on real estate..........................        43,943        64,298        43,943        64,298
  Policy loans...........................................       117,528        88,486       117,528        88,486
  Cash and cash equivalents..............................        76,896        45,855        76,896        45,855
                                                           ------------  ------------  ------------  ------------
    Total cash and investments...........................     2,798,027     1,782,501     2,798,027     1,782,501
Separate account assets..................................       809,927       506,270       809,927       506,270
Accrued investment income................................        36,382        28,302        36,382        28,302
Value of insurance in force..............................        51,051        31,760        98,977        92,016
Deferred policy acquisition costs........................        43,113        26,667       --            --
Goodwill.................................................         8,124       --              8,124       --
Deferred federal income taxes............................        19,776        50,593        48,642        32,103
Other assets.............................................        27,180        21,795        27,180        21,795
                                                           ------------  ------------  ------------  ------------
    Total assets.........................................  $  3,793,580  $  2,447,888  $  3,827,259  $  2,462,987
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Customer deposits......................................  $  2,708,260  $  1,897,369  $  2,742,209  $  1,783,143
  Separate account customer deposits.....................       808,345       503,871       808,345       503,871
  Long-term debt.........................................        40,000        40,000        40,000        40,000
  Accounts payable and accrued expenses..................        15,496         7,176        15,496         7,176
  Other liabilities......................................        33,488        13,605        33,488        13,605
                                                           ------------  ------------  ------------  ------------
    Total liabilities....................................     3,605,589     2,462,021     3,639,538     2,347,795
Contingencies
Shareholders' equity:
  Preferred stock, $.01 par value, $25.00 stated value;
    2,300,100 shares authorized; 2,000,000 shares issued
    and outstanding......................................        50,000        50,000
  Class A common stock, $.01 par value; 27,100 and 16,700
    shares authorized, respectively; 23,770 and 14,000
    shares issued and oustanding, respectively...........             *             *
  Class B common stock, $.01 par value; 1,080 shares
    authorized; 1,000 shares issued and outstanding......             *             *
  Additional paid-in capital.............................       124,425        62,920
  Net unrealized gains (losses) on available-for-sale
    securities...........................................        28,530      (104,949)
Retained-earnings deficit................................       (14,964)      (22,104)
                                                           ------------  ------------  ------------  ------------
    Total shareholders' equity...........................       187,991       (14,133)      187,721       115,192
                                                           ------------  ------------  ------------  ------------
    Total liabilities and shareholders' equity...........  $  3,793,580  $  2,447,888  $  3,827,259  $  2,462,987
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

------------------------

*   LESS THAN $1,000.

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              ARM                 HISTORICAL
                                               ---------------------------------   INTEGRITY
                                                                     PERIOD FROM   COMPANIES
                                                                      NOVEMBER    -----------
                                                                         27,      PERIOD FROM
                                                                        1993      JANUARY 1,
                                               YEAR ENDED DECEMBER     THROUGH       1993
                                                       31,            DECEMBER      THROUGH
                                               --------------------      31,       NOVEMBER
(IN THOUSANDS, EXCEPT PER SHARE DATA)            1995       1994        1993       26, 1993
---------------------------------------------  ---------  ---------  -----------  -----------
Investment income............................  $ 196,024  $ 149,142   $  16,260    $ 148,120
Interest credited on customer deposits.......   (146,867)  (116,463)    (13,563)    (116,341)
                                               ---------  ---------  -----------  -----------
    Net investment spread....................     49,157     32,679       2,697       31,779
Fee income:
  Variable annuity fees......................      7,238      4,291          91        1,000
  Asset management fees......................      3,161     --          --           --
  Other fee income...........................        949      4,100         369        1,258
                                               ---------  ---------  -----------  -----------
    Total fee income.........................     11,348      8,391         460        2,258
Other income and expenses:
  Surrender charges..........................      3,339      2,356         145        1,615
  Operating expenses.........................    (22,957)   (21,484)     (1,423)     (30,663)
  Commissions, net of deferrals..............     (1,557)    (2,551)       (309)      (4,877)
  Interest expense on long-term debt.........     (3,461)    (3,136)       (245)        (133)
  Amortization:
    Deferred policy acquisition costs........     (2,932)    (1,296)        (12)      (1,470)
    Value of insurance in force..............     (7,104)    (3,830)       (552)      (6,444)
    Acquisition-related deferred charges.....     (9,920)    (2,163)       (249)      --
    Goodwill.................................       (358)    --          --           --
  Other, net.................................       (687)     4,972         (46)      --
                                               ---------  ---------  -----------  -----------
    Total other income and expenses..........    (45,637)   (27,132)     (2,691)     (41,972)
Realized investment gains (losses), net......      4,048    (36,727)        (79)     (32,776)
                                               ---------  ---------  -----------  -----------
Income (loss) before federal income taxes....     18,916    (22,789)        387      (40,711)
Federal income tax benefit (expense).........     (7,026)     6,018        (508)      --
                                               ---------  ---------  -----------  -----------
Net income (loss)............................     11,890    (16,771)       (121)   $ (40,711)
                                                                                  -----------
                                                                                  -----------
Dividends on preferred stock.................     (4,750)    (4,750)       (462)
                                               ---------  ---------  -----------
Net income (loss) applicable to common
  shareholders...............................  $   7,140  $ (21,521)  $    (583)
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------
Net income (loss) per common share...........  $  344.94  $(1,434.73)  $  (38.87)
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------
Average common shares outstanding............     20,699     15,000      15,000
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                                     NET
                                                                                                                  UNREALIZED
                                                                                                                GAINS (LOSSES)
                                                              CLASS A      CLASS B                 ADDITIONAL   ON AVAILABLE-
                                                PREFERRED     COMMON       COMMON       COMMON       PAID-IN       FOR-SALE
  (IN THOUSANDS)                                  STOCK        STOCK        STOCK        STOCK       CAPITAL      SECURITIES
---------------------------------------------  -----------  -----------  -----------  -----------  -----------  --------------
HISTORICAL INTEGRITY COMPANIES:
Balance, January 1, 1993.....................   $  --        $  --        $  --        $       1    $ 253,817     $   --
  Capital contributions from National
    Mutual...................................                                                         103,128
  Net loss...................................
  Change in unrealized investment gains
    (losses).................................
  Change in cumulative translation
    adjustment...............................
                                               -----------  -----------  -----------  -----------  -----------  --------------
Balance, November 26, 1993...................   $  --        $  --        $  --        $       1    $ 356,945     $   --
                                               -----------  -----------  -----------  -----------  -----------  --------------
                                               -----------  -----------  -----------  -----------  -----------  --------------
ARM:
Balance, November 26, 1993...................   $  --        $  --        $  --                     $  --         $   --
  Issuance of 2,000,000 shares of cumulative
    perpetual preferred stock................      50,000                                              (5,704)
  Issuance of 14,000 shares of Class A common
    stock....................................                    *                                     69,000
  Issuance of 1,000 shares of Class B common
    stock....................................                                 *                          (376)
  Net loss...................................
  Dividends on preferred stock...............
  Change in cumulative translation
    adjustment...............................
                                               -----------  -----------  -----------  -----------  -----------  --------------
Balance, December 31, 1993...................      50,000        *            *                        62,920         --
  Adjustment to beginning balance for change
    in accounting method, net of income taxes
    of $1,579................................                                                                         (7,445)
  Net loss...................................
  Dividends on preferred stock...............
  Change in net unrealized losses on
    available-for-sale securities............                                                                        (97,504)
  Change in cumulative translation
    adjustment...............................
                                               -----------  -----------  -----------  -----------  -----------  --------------
Balance, December 31, 1994...................      50,000        *            *                        62,920       (104,949)
  Issuance of 9,770 shares of Class A common
    stock....................................                    *                                     61,505
  Net income.................................
  Dividends on preferred stock...............
  Change in net unrealized losses on
    available-for-sale securities............                                                                        133,479
                                               -----------  -----------  -----------  -----------  -----------  --------------
Balance, December 31, 1995...................   $  50,000    $   *        $   *                     $ 124,425     $   28,530
                                               -----------  -----------  -----------  -----------  -----------  --------------
                                               -----------  -----------  -----------  -----------  -----------  --------------


                                                RETAINED-       TOTAL
                                                EARNINGS    SHAREHOLDERS'
  (IN THOUSANDS)                                 DEFICIT       EQUITY
---------------------------------------------  -----------  -------------
HISTORICAL INTEGRITY COMPANIES:
Balance, January 1, 1993.....................   $(120,591)    $ 133,227
  Capital contributions from National
    Mutual...................................                   103,128
  Net loss...................................     (40,711)      (40,711)
  Change in unrealized investment gains
    (losses).................................        (250)         (250)
  Change in cumulative translation
    adjustment...............................         (74)          (74)
                                               -----------  -------------
Balance, November 26, 1993...................   $(161,626)    $ 195,320
                                               -----------  -------------
                                               -----------  -------------
ARM:
Balance, November 26, 1993...................   $  --         $  --
  Issuance of 2,000,000 shares of cumulative
    perpetual preferred stock................                    44,296
  Issuance of 14,000 shares of Class A common
    stock....................................                    69,000
  Issuance of 1,000 shares of Class B common
    stock....................................                      (376)
  Net loss...................................        (121)         (121)
  Dividends on preferred stock...............        (462)         (462)
  Change in cumulative translation
    adjustment...............................          14            14
                                               -----------  -------------
Balance, December 31, 1993...................        (569)      112,351
  Adjustment to beginning balance for change
    in accounting method, net of income taxes
    of $1,579................................                    (7,445)
  Net loss...................................     (16,771)      (16,771)
  Dividends on preferred stock...............      (4,750)       (4,750)
  Change in net unrealized losses on
    available-for-sale securities............                   (97,504)
  Change in cumulative translation
    adjustment...............................         (14)          (14)
                                               -----------  -------------
Balance, December 31, 1994...................     (22,104)      (14,133)
  Issuance of 9,770 shares of Class A common
    stock....................................                    61,505
  Net income.................................      11,890        11,890
  Dividends on preferred stock...............      (4,750)       (4,750)
  Change in net unrealized losses on
    available-for-sale securities............                   133,479
                                               -----------  -------------
Balance, December 31, 1995...................   $ (14,964)    $ 187,991
                                               -----------  -------------
                                               -----------  -------------

------------------------

*   Less than $1,000.

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   HISTORICAL
                                                                                                   INTEGRITY
                                                                            ARM                    COMPANIES
                                                            ------------------------------------  ------------
                                                                                    PERIOD FROM   PERIOD FROM
                                                             YEAR ENDED DECEMBER   NOVEMBER 27,    JANUARY 1,
                                                                     31,           1993 THROUGH   1993 THROUGH
                                                            ---------------------  DECEMBER 31,   NOVEMBER 26,
(IN THOUSANDS)                                                 1995       1994         1993           1993
----------------------------------------------------------  ----------  ---------  -------------  ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss).........................................  $   11,890  $ (16,771)   $    (121)    $  (40,711)
Adjustments to reconcile net income (loss) to cash flows
  provided by operating activities:
  Interest credited on general account customer
    deposits..............................................     136,824    108,495       13,563        116,341
  Realized investment (gains) losses, net.................      (4,048)    36,727           79         32,776
  Amortization of value of insurance in force and deferred
    policy acquisition costs..............................      10,036      5,126          564          7,913
  Other amortization......................................      12,406      9,402        2,049         (2,605)
  Deferral of policy acquisition and other costs..........     (24,505)   (25,273)      (2,703)       (17,885)
  Deferred tax expense (benefit)..........................       6,385     (3,823)      (1,960)        --
  Equity in income from real estate joint ventures and
    limited partnerships..................................      --         --           --             (6,001)
  (Increase) decrease in accrued investment income........      (1,609)     2,590        1,189         (2,729)
  Changes in other assets and liabilities.................      (9,020)   (10,770)       5,548         (2,794)
                                                            ----------  ---------  -------------  ------------
Cash flows provided by operating activities...............     138,359    105,703       18,208         84,305

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Fixed maturity investments:
  Purchases...............................................  (1,498,623)  (835,792)    (829,396)      (530,662)
  Maturities and redemptions..............................     205,319    159,684       41,894        171,863
  Sales...................................................   1,197,468    522,175      782,751        252,945
Other investments:
  Purchases...............................................      (7,891)   (18,562)     (10,785)       (11,465)
  Maturities and redemptions..............................      24,377     79,236       13,837        104,640
  Sales...................................................      36,119     --           --             14,760
Policy loans, net.........................................      (6,428)    (4,637)      (1,601)        (9,296)
Purchase of separate account assets.......................    (226,812)  (306,097)     (36,761)      (177,625)
Proceeds from sale of separate account assets.............      45,249     19,895        3,363         28,623
Cash and cash equivalents acquired in excess of purchase
  price paid for:
  Integrity Holdings, Inc.................................      --          3,250      102,911         --
  Substantially all assets of SBM Company.................      36,490     --           --             --
                                                            ----------  ---------  -------------  ------------
Cash flows provided by (used in) investing activities.....    (194,732)  (380,848)      66,213       (156,217)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from issuance of common and preferred stock......      63,505     --          120,000         --
Proceeds from (redemption of) debt........................      --         --           40,000         (5,573)
Organizational, debt and stock issuance costs.............      (2,000)    (2,104)      (5,326)        --
Preferred stock dividends.................................      (4,750)    (5,014)      --             --
Amounts received from customers...........................     425,628    375,580       46,649        294,528
Amounts paid to customers.................................    (406,977)  (301,330)     (31,876)      (171,625)
Change in repurchase agreement liability..................      12,008     --           --             --
Capital contributions.....................................      --         --           --            104,395
                                                            ----------  ---------  -------------  ------------
Cash flows provided by financing activities...............      87,414     67,132      169,447        221,725
                                                            ----------  ---------  -------------  ------------
Net change in cash and cash equivalents...................      31,041   (208,013)     253,868        149,813
Cash and cash equivalents at beginning of period..........      45,855    253,868       --             77,398
                                                            ----------  ---------  -------------  ------------
Cash and cash equivalents at end of period................  $   76,896  $  45,855    $ 253,868     $  227,211
                                                            ----------  ---------  -------------  ------------
                                                            ----------  ---------  -------------  ------------
Supplemental cash flow information:
  Interest paid on indebtedness...........................  $    2,736  $   2,275    $     168     $      282
                                                            ----------  ---------  -------------  ------------
                                                            ----------  ---------  -------------  ------------
  Income taxes paid.......................................  $   --      $   3,017    $  --         $      183
                                                            ----------  ---------  -------------  ------------
                                                            ----------  ---------  -------------  ------------

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    ARM Financial Group, Inc., (the "Company") is a financial services company focusing on the long-term savings and retirement marketplace by providing retail and institutional products and services throughout the United States. At December 31, 1995, the Company had approximately $5.4 billion of customer deposits and funds under management.

    The Company was organized in July 1993 by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and Analytical Risk Management, Ltd. (now known as Oldarm, L.P.). MSLEF II is an investment fund sponsored by Morgan Stanley Group Inc. ("Morgan Stanley"). As a result of an additional investment (described in Note 2), certain other private equity funds sponsored by Morgan Stanley, together with MSLEF II, own approximately 91% of the outstanding shares of voting stock of the Company. Oldarm, L.P., New ARM, LLC and certain employees, management and independent directors of the Company and its subsidiaries own in the aggregate approximately 9% of the voting stock of the Company. The Company had no significant business activity until November 26, 1993, when it acquired Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company ("National Integrity") (collectively, the "Integrity Companies").

NATURE OF OPERATIONS

    The Company delivers its products and services through a variety of legal entities. Retail fixed and variable annuities and institutional guaranteed investment contracts are issued by the Company's insurance subsidiaries. ARM Capital Advisors, Inc. ("ARM Capital Advisors"), an SEC-registered investment advisor, provides asset management services for institutional clients in the pension, 401(k), insurance company and mutual fund markets. SBM Financial Services, Inc. ("SBM Financial Services"), a registered broker-dealer, provides a distribution channel for selling affiliated and unaffiliated retail products. SBM Certificate Company is an issuer of face-amount certificates, a retail product similar to certificates of deposit issued by banks. The Legends Fund, Inc. is a series-type mutual fund managed by Integrity, which offers various investment portfolios exclusively to variable annuity customers of the Company's insurance subsidiaries.

    The Company derives its earnings from two major business segments: spread-based and fee-based. With spread-based products, the Company's insurance and face-amount certificate subsidiaries agree to return customer deposits with interest at a specified rate. As a result, the Company's insurance and face-amount certificate subsidiaries are accepting investment risk in exchange for the opportunity to achieve a spread between what is earned on invested assets and what is paid or credited to customer accounts. With fee-based products and services, the Company's subsidiaries receive a fee in exchange for managing deposits where the customer accepts the investment risk. Because the investment risk is borne by the customer, this line of business requires significantly less capital support than spread-based business. The Company's spread-based business is currently its predominant segment in terms of customer deposits and earnings. However, the fee-based business has grown, reflecting the Company's strategic focus on developing this segment.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BASIS OF PRESENTATION

    The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") and include the accounts of the Company from the date of its acquisition of the Integrity Companies, when it began operations, and the accounts of its acquired subsidiaries following the acquisition dates. The principal subsidiaries are Integrity, its wholly owned subsidiary National Integrity, ARM Capital Advisors, SBM Financial Services, and SBM Certificate Company. "Historical Integrity Companies" as shown in the accompanying consolidated statements of operations and shareholders' equity refers to operations, for accounting and reporting purposes, prior to the Company's acquisition of the Integrity Companies. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to the current year's presentation, including reclassifications to the statements of operations, as discussed below. Such reclassifications had no effect on previously reported net income or shareholders' equity.

    The consolidated statements of operations represent a presentation of the Company's results using the reporting format followed by banks and some insurance companies whose products involve only minimal amounts of mortality risk. The Company's focus on products and services for the long-term savings and retirement marketplace creates many similarities to non-insurance financial services companies. Management of the Company believes that these statements of operations provide financial statement readers with more relevant information than under the format generally followed by traditional life insurance companies, which was used by the Company in prior years. These statements highlight the Company's spread-based segment's net investment spread (primarily interest earned in excess of interest credited) and provide details of the sources of fee income for the Company's fee-based segment.

    The consolidated balance sheets include a dual presentation of carrying amount and fair value balances. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," fixed maturities classified as available-for-sale are reported at fair value in the carrying amount balance sheets; however, corresponding customer deposits are reported at historical values. In contrast, in the fair value balance sheets both assets and liabilities are reported at fair value. As permitted by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the fair value balance sheets are presented as a supplemental disclosure to provide a more meaningful picture of the Company's financial position. Note 4 describes the methods and assumptions used by the Company in estimating fair value.

INVESTMENTS

    Fixed maturities classified as held-to-maturity are stated at amortized cost. Fixed maturities not classified as held-to-maturity and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value. Unrealized gains and losses on available-for-sale securities are reported as a separate component of shareholders' equity, net of adjustments to value of insurance in force and deferred policy acquisition costs equal to the change in amortization that would have been recorded if these securities had been sold as of the balance sheet date, and net of deferred income taxes. The amortized cost of fixed maturities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed and asset-backed securities, over the estimated life of the security. Such amortization and accretion is computed using the interest method and is included in investment income. Anticipated prepayments on mortgage-backed and asset-backed securities are considered in determining the effective yield on such

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) securities. If a difference arises between anticipated and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to investment income. Interest and dividends are included in investment income. Mortgage loans on real estate and policy loans are carried at their unpaid principal balances. Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at their time of purchase.

    Realized gains and losses on the sale of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate. In addition, the amortization of value of insurance in force and deferred policy acquisition costs are adjusted for gains and losses realized on sales of investments which support customer deposits. The adjustment to amortization associated with such realized gains and losses is included in Realized Investment Gains (Losses), Net in the statement of operations.

    The Company adopted the provisions of SFAS No. 115 for investments held as of or acquired after January 1, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The January 1, 1994 opening balance of shareholders' equity was decreased by $7,445,000 (net of $1,579,000 in deferred income tax assets) to reflect the net unrealized holding losses on securities classified as available-for-sale previously carried at amortized cost. The adoption of SFAS No. 115 had no effect on net income. At the time of adoption, the Company classified its portfolio of privately placed fixed maturity securities as held-to-maturity. Although the Company had the ability to hold these securities to maturity, its original intention of holding them as such changed during 1995. Early in 1995, the Company developed an in-house investment operation to monitor and manage the portfolio through its acquisition of substantially all the assets and business of the U.S. fixed income unit of Kleinwort Benson Investment Management Americas Inc. (described in Note 2). Accordingly, effective April 1, 1995, the Company transferred all of its fixed maturities classified as held-to-maturity (i.e., its private placement portfolio) to the available-for-sale category. The April 1, 1995 amortized cost of the fixed maturities transferred was $129.7 million, resulting in an unrealized loss of $1.9 million, net of deferred income tax assets.

VALUE OF INSURANCE IN FORCE, DEFERRED POLICY ACQUISITION COSTS AND GOODWILL

    A portion of the purchase price paid for the insurance subsidiaries was allocated to the value of insurance in force based on the actuarially-determined present value of the expected pretax future profits from the business assuming a discount rate of 13%. This present value amount was reduced to the extent that the fair value of the net assets acquired including the value of insurance in force exceeded the purchase price allocated to the insurance subsidiaries. Interest is accrued on the balance annually at a rate consistent with the rate credited on the acquired policies on the acquisition date. Recoverability of the value of insurance in force is evaluated annually by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If such current estimate is less than the existing asset balance, the difference would be charged to expense. To the extent recoverable from future gross profits, costs of producing new business (primarily commissions and certain costs of policy issuance and underwriting) which vary with and are primarily related to the production of new business are deferred. Value of insurance in force and deferred policy acquisition costs are amortized in proportion to the emergence of future gross profits, including related realized investment gains and losses, over the estimated term of the underlying policies. In addition, an adjustment is made to value of insurance in force

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and deferred policy acquisition costs equal to the change in amortization that would have been recorded if unrealized gains and losses on available-for-sale securities had been realized as of the balance sheet date.

    A portion of the purchase price paid for subsidiaries was allocated to goodwill representing the excess of the purchase price paid over the fair value of net assets acquired. Goodwill currently recorded is amortized over a period not exceeding twenty years using the straight-line method.

    Incremental costs directly related to the integration of acquired companies are deferred, to the extent recoverable from future gross profits of the acquired companies. Deferred transition costs are amortized using the straight-line method over the estimated term of the policies underlying the acquired companies.

SEPARATE ACCOUNT ASSETS AND SEPARATE ACCOUNT CUSTOMER DEPOSITS

    Separate account assets are segregated from other investments and are not subject to claims that arise out of any other business of the Company. Separate accounts include both spread-based and fee-based deposits representing guaranteed and non-guaranteed business, respectively, primarily of variable annuity customers. Assets held in separate accounts are carried at estimated fair values. Separate account customer deposits are recorded at customer account values before applicable surrender charges, which reflects the market value of the underlying separate account investments. The Company receives administrative fees for managing non-guaranteed deposits and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the statement of operations. Investment income and interest credited on customer deposits for guaranteed separate account deposits are included as such in the statement of operations.

CUSTOMER DEPOSITS

    For single and flexible premium deferred annuities, single premium endowments, face-amount certificates, and guaranteed investment contracts, customer deposits represent account values before applicable surrender charges. Such account values represent premiums and deposits received, plus interest credited, less withdrawals and assessed fees. For structured settlements and immediate annuities, customer deposits represent the present value of future benefit payments and maintenance expenses. The interest rate used in determining such present value was approximately 7.3% for the year ended December 31, 1995.

RECOGNITION OF FEE INCOME AND EXPENSES

    Variable annuity fees and asset management fees are recorded in income as earned. Other fee income includes marketing partnership fees earned related to ventures with other insurance companies and certain fees earned by SBM Financial Services (primarily net retained commissions). Premiums and deposits received from customers are not included in the statement of operations. Other expenses include benefit payments paid in excess of a customer's account value.

FEDERAL INCOME TAXES

    Deferred federal income taxes reflect the net tax effect of differences between the financial reporting basis and tax basis of the Company's assets and liabilities.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET INCOME PER SHARE OF COMMON STOCK

    Net income per share is computed by dividing net income or loss, less preferred stock dividend requirements, by the weighted average number of common shares outstanding for the period, considering the effects of any dilutive common stock equivalents. The rights of the holders of the Company's Class A and Class B common stock are identical except that the Class A shares have a liquidation preference over Class B.

DERIVATIVES

    Premiums paid for interest rate cap and interest rate collar agreements are amortized over the terms of the agreements. Unamortized premiums are included in Other Assets in the balance sheet. Amounts received under the agreements are recorded as a reduction of interest expense or interest credited.

USE OF ESTIMATES

    The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

2. ACQUISITIONS

SBM COMPANY

    On June 14, 1995, the Company completed the acquisition of substantially all of the assets and business operations of SBM Company ("SBM"), including all of the issued and outstanding capital stock of SBM's subsidiaries, State Bond and Mortgage Life Insurance Company ("SBM Life") and SBM Financial Services, and SBM's management contracts with the State Bond group of mutual funds. By virtue of the acquisition, the Company acquired control of SBM Certificate Company, a wholly owned subsidiary of SBM Life. Concurrent with the acquisition, the Company acquired all outstanding shares of the authorized capital stock of SBM Certificate Company from SBM Life for a purchase price of $3.3 million. The designated effective date of the acquisition was May 31, 1995.

    The acquisition was accounted for using the purchase method. The aggregate purchase price for the acquisition was $38.8 million (including the net costs associated with the purchase and subsequent redemption of SBM Series A preferred stock and the cost of acquiring approximately 3% of the issued and outstanding shares of SBM common stock required as part of the terms of the acquisition). The Company financed the acquisition by issuing a total of 9,770 shares of the Company's Class A common stock to Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., and MSCP III 892 Investors, L.P. (collectively, the "MSCP Funds"), New ARM, LLC, and certain directors of the Company for an aggregate sale price of $63.5 million. The MSCP Funds are private equity funds sponsored by Morgan Stanley. The Company used proceeds from the issuance of the new common equity in excess of the adjusted purchase price for the acquisition to (i) make a $19.9 million capital contribution to SBM Life;
(ii) acquire SBM Certificate Company from SBM Life for $3.3 million; and (iii) along with approximately $1.0 million of additional cash from the Company, provide for fees and expenses related to the acquisition of approximately $2.5 million. Transition costs of $2.2 million directly related to the acquisition were deferred.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
    The capital contribution to SBM Life of $19.9 million was used to strengthen SBM Life's financial position and allowed for a significant investment portfolio restructuring immediately following the acquisition with no net adverse effect on statutory adjusted capital and surplus. On December 31, 1995, SBM Life was merged with and into Integrity to create certain operating efficiencies which are intended to benefit the Company and its customers.

    The following unaudited pro forma consolidated results of operations for 1995 and 1994 give effect to the acquisition as though it had occurred at the beginning of each year presented. The primary pro forma effects relate to the amortization of fair value adjustments made to invested assets, the related effects on realized investment gains and losses, and the amortization of values assigned to the value of insurance in force and goodwill resulting from the acquisition. As of January 1, 1995 and 1994, the amortized cost of SBM Life's and SBM Certificate Company's pro forma invested assets was adjusted to reflect their fair values. Accordingly, pro forma investment income was adjusted to reflect the amortization of these adjustments computed in accordance with the interest method. Pro forma realized investment gains and losses were also adjusted as a result of marking the amortized cost of the invested assets to fair value. These pro forma adjustments to invested assets and related accounts are based upon interest rates at January 1, 1995 and 1994 and are not likely to be reflective of future results since the actual fair value adjustments and related future income statement effects are based upon the market interest rate environment as of May 31, 1995. To illustrate, the five year treasury rate at January 1, 1994, January 1, 1995 and May 31, 1995 was 5.20%, 7.83% and 6.05%,
respectively, which would result in different asset fair values at each of those dates. Such differences in fair values, which are driven by the current market rates, affect the timing of future earnings. Accordingly, the pro forma results are not necessarily indicative of the consolidated results that actually would have occurred or which will be obtained in the future.

                                                                            (UNAUDITED)
                                                                       PRO FORMA RESULTS FOR
                                                                                THE
                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------

(IN THOUSANDS, EXCEPT PER SHARE DATA)                                    1995        1994
                                                                      ----------  -----------
Revenues............................................................  $  240,086  $   222,775
Pretax operating income(1)..........................................      33,401       23,583
Income (loss) before federal income taxes...........................      40,588(2)     (31,277)
Net income (loss) per share.........................................      859.02    (1,109.25)

------------------------

(1) Pretax income excluding amortization of acquisition-related deferred charges, interest expense on long-term debt, and realized investment gains and losses, net.

(2) Reflects a pro forma adjustment to increase realized investment gains, net by $17.0 million.

ARM CAPITAL ADVISORS

    On January 5, 1995, the Company completed the acquisition of substantially all the assets and business of the U.S. fixed income unit of Kleinwort Benson Investment Management Americas Inc. ("KBIMA"). KBIMA provided investment advisory services to the Company during 1994 and received fees of $2.1 million for such services. The business acquired became part of the then newly-formed ARM Capital Advisors, a New York City-based money manager and wholly owned subsidiary of the Company. Pursuant to the purchase agreement, the Company paid $225,000 and will pay KBIMA a commission through December 31, 1997 based on revenues received under the investment management and investment

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
advisory contracts assigned to ARM Capital Advisors by KBIMA. Assets managed under acquired and new contracts with third parties have increased from $0.8 billion as of January 5, 1995 to $1.2 billion as of December 31, 1995. In addition to providing asset management services to institutional clients, ARM Capital Advisors manages the investment portfolios of the Company's subsidiaries.

INTEGRITY COMPANIES

    On November 26, 1993, the Company completed the acquisition of N.M. U.S. Limited and its wholly owned subsidiaries, Integrity and National Integrity from The National Mutual Life Association of Australasia Limited ("National Mutual") for an adjusted purchase price of $121.0 million. Immediately following the acquisition, N.M. U.S. Limited changed its name to Integrity Holdings, Inc.

    In connection with the acquisition, National Mutual replaced all equity securities, investment real estate and joint ventures and fixed maturity investments classified as "6" by the National Association of Insurance Commissioners ("NAIC") with cash in an amount equal to the statutory book value of such assets as of December 31, 1992 adjusted for any additional cash investments or distributions during the period from January 1, 1993 to November 26, 1993. In addition, National Mutual (i) strengthened Integrity's statutory policyholder reserves and surplus by $24.3 million, (ii) indemnified principal and interest on all commercial and agricultural mortgage loans and backed up the indemnification with a $23.0 million escrow arrangement, (iii) provided indemnification for the availability of net operating and capital loss carryforwards and of Section 338(h)(10) tax deductions, (iv) provided indemnification for future claims for taxes, assessments from guaranty funds, and claims from litigation, which arise from preclosing events, and (v) terminated all surplus relief reinsurance arrangements.

    Income related to National Mutual indemnifications was $1.3 million and $2.3 million for the years ended December 31, 1995 and 1994, respectively. The indemnification income is primarily related to indemnified guaranty fund assessments and mortgage loan investment income.

    Sources of funds for the acquisition consisted of $40 million of senior debt, a $50 million public offering of the Company's preferred stock and the sale of $70 million of privately held shares of the Company's Class A common stock. The proceeds were used to pay the adjusted purchase price, transaction fees and expenses; to establish reserves for debt service, preferred stock dividends and restructuring costs; to make a capital contribution to Integrity; and for general corporate purposes.

    In connection with the acquisition, substantially all of the assets and liabilities of Oldarm, L.P. having a net book value of approximately $0.3 million, were exchanged for 1,000 shares of the Company's Class B common stock. Proceeds from the issuance of preferred and common stock were offset by stock issuance costs of $7.4 million.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS

    The amortized cost and estimated fair values of available-for-sale securities and held-to-maturity securities were as follows:

                                                                          AVAILABLE-FOR-SALE SECURITIES
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                             UNREALIZED   UNREALIZED    ESTIMATED
(IN THOUSANDS)                                                     COST         GAINS       LOSSES      FAIR VALUE
                                                               ------------  -----------  -----------  ------------
DECEMBER 31, 1995:
  Fixed Maturities:
    U.S. treasury securities and obligations of U.S.
      government agencies....................................  $    248,838   $   4,345    $      32   $    253,151
    Obligations of state and political subdivisions..........        10,126          29          467          9,688
    Foreign governments......................................        80,394       3,828          727         83,495
    Corporate securities.....................................       951,893      38,320       17,776        972,437
    Asset-backed securities..................................       150,732       1,730        1,116        151,346
    Mortgage-backed securities...............................     1,048,860      30,607        1,675      1,077,792
                                                               ------------  -----------  -----------  ------------
  Total fixed maturities.....................................     2,490,843      78,859       21,793      2,547,909
  Equity securities..........................................        10,756         995       --             11,751
                                                               ------------  -----------  -----------  ------------
    Total available-for-sale securities......................  $  2,501,599   $  79,854    $  21,793   $  2,559,660
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
DECEMBER 31, 1994:
  Fixed Maturities:
    U.S. treasury securities and obligations of U.S.
      government agencies....................................  $     10,426   $  --        $     538   $      9,888
    Obligations of state and political subdivisions..........         4,635      --              397          4,238
    Foreign governments......................................       111,831      --           15,372         96,459
    Corporate securities.....................................       800,711       1,007       91,071        710,647
    Asset-backed securities..................................        16,647      --            2,737         13,910
    Mortgage-backed securities...............................       631,887       1,310       36,459        596,738
                                                               ------------  -----------  -----------  ------------
  Total fixed maturities.....................................     1,576,137       2,317      146,574      1,431,880
  Equity securities..........................................        16,722          18          105         16,635
                                                               ------------  -----------  -----------  ------------
    Total available-for-sale securities......................  $  1,592,859   $   2,335    $ 146,679   $  1,448,515
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                                                                           HELD-TO-MATURITY SECURITIES
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                             UNREALIZED   UNREALIZED    ESTIMATED
(IN THOUSANDS)                                                     COST         GAINS       LOSSES      FAIR VALUE
                                                               ------------  -----------  -----------  ------------
DECEMBER 31, 1994:
    Corporate securities.....................................  $     93,237   $  --        $  --       $     93,237
    Asset-backed securities..................................        14,993      --           --             14,993
    Mortgage-backed securities...............................        27,117      --           --             27,117
                                                               ------------  -----------  -----------  ------------
    Total fixed maturities held-to-maturity..................  $    135,347   $  --        $  --       $    135,347
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

    The amortized cost and estimated fair value of available-for-sale securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties and because mortgage-

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)
backed and asset-backed securities (including floating-rate securities) provide for periodic payments throughout their life.

                                                                        DECEMBER 31, 1995
                                                                    --------------------------
                                                                                   ESTIMATED
(IN THOUSANDS)                                                          COST       FAIR VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $     26,197  $     26,293
Due after one year through five years.............................       367,578       367,944
Due after five years through ten years............................       243,542       247,812
Due after ten years...............................................       653,934       676,722
Asset-backed securities...........................................       150,732       151,346
Mortgage-backed securities........................................     1,048,860     1,077,792
Equity securities.................................................        10,756        11,751
                                                                    ------------  ------------
  Total available-for-sale securities.............................  $  2,501,599  $  2,559,660
                                                                    ------------  ------------
                                                                    ------------  ------------

    During 1995 and 1994, gross gains of $24,132,000 and $980,000, respectively, and gross losses of $15,563,000 and $36,973,000, respectively, were realized on sales of fixed maturities classified as available-for-sale. Gross gains of zero and $21,678,000, and gross losses of $79,000 and $14,714,000 were realized on sales of fixed maturities classified as held-to-maturity during the period from November 27, 1993 to December 31, 1993 and the period from January 1, 1993 to November 26, 1993, respectively. For the year ended December 31, 1995, the recognition of the net realized gains during that year resulted in an increase in the amortization of value of insurance in force and deferred policy acquisition costs of $2,562,000 and $318,000, respectively.

    For the period from January 1, 1993 to November 26, 1993, realized losses due to other-than-temporary impairments of $39.3 million were recognized for write-downs in the value of certain investments in real estate and joint ventures. In accordance with the terms of the acquisition of the Integrity Companies, these assets were replaced with cash by the seller, National Mutual, in an amount equal to the statutory book value of such investments as of December 31, 1992.

    During 1994, the Company sold several issues of private placement fixed maturities classified as held-to-maturity with a total amortized cost of $30.8 million. In all but one case, the issuer's historical financial performance and forecasts pointed to a reasonable possibility that all amounts eventually due to the Company would not be collected. In the remaining instance, a foreign security was sold for compliance with an expected change in regulatory requirements modifying what constituted a permissible investment. Net realized gains of $805,000 resulted from the sales.

    In accordance with SFAS No. 115, net unrealized gains and losses on investments classified as available-for-sale were reduced by deferred federal income taxes and adjustments to value of insurance in force and deferred policy acquisition costs that would have been required had such gains and losses been realized. Net unrealized gains and losses on available-for-sale securities reflected as a separate component of shareholders' equity are summarized as follows:

                                                                                                DECEMBER 31,
                                                                                           -----------------------
(IN THOUSANDS)                                                                                1995        1994
                                                                                           ----------  -----------
Net unrealized gains (losses) on available-for-sale securities before adjustments for the
  following:.............................................................................  $   58,061  $  (144,344)
  Amortization of value of insurance in force and deferred policy acquisition costs......     (14,170)     --
  Deferred federal income taxes..........................................................     (15,361)      39,395
                                                                                           ----------  -----------
    Net unrealized gains (losses) on available-for-sale securities.......................  $   28,530  $  (104,949)
                                                                                           ----------  -----------
                                                                                           ----------  -----------

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)
    Pursuant to the terms of the acquisition of the Integrity Companies, National Mutual has indemnified principal (up to 100% of the investments' year-end 1992 statutory book value) and interest with respect to $43.6 million or 99.4% of the Company's investment in mortgage loans on real estate as of December 31, 1995. In support of its indemnification obligations, National Mutual has placed $23.0 million into escrow in favor of the Integrity Companies, which will remain available until the subject commercial and agricultural loans have been paid in full.

    Investments, aggregated by issuer, in excess of 10% of shareholders' equity (before net unrealized gains and losses on available-for-sale securities) at December 31, 1995 and 1994, other than investments in affiliates and investments issued or guaranteed by the United States government are as follows:

                                                                      CARRYING
(IN MILLIONS)                                                          AMOUNT
                                                                     -----------
1995
Fixed maturities:
  ABN AMRO Bank....................................................   $    18.5
  AETNA Life & Casualty............................................        16.5
  American President Company.......................................        19.7
  CNA Financial....................................................        21.3
  Commonwealth Edison Company......................................        21.2
  Conseco Commercial Mortgage......................................        20.7
  Contimortgage Home Equity Loan Trust.............................        27.2
  Countrywide Mortgage Backed......................................        36.7
  General Electric Capital Mortgage................................        39.6
  Georgia Pacific..................................................        22.3
  Home Holdings....................................................        19.3
  Hydro-Quebec.....................................................        23.0
  Korea Electric & Power...........................................        17.1
  Nationwide CSN Trust.............................................        17.2
  Nomura Asset Security Corporation................................        24.2
  Pohang Iron and Steel............................................        16.0
  RJR Nabisco, Incorporated........................................        16.6
  Ryland Mortgage Securities Corporation...........................        20.5
  Salomon, Incorporated............................................        18.8
  Structured Asset Securities Corporation..........................        73.3
  Swedish Export Credit............................................        19.9
  Telephone & Data Systems, Incorporated...........................        18.7
  Time Warner Incorporated.........................................        22.5
  Torchmark Corporation............................................        17.2
  Western Financial Grantor Trust..................................        17.3
1994
Fixed maturities:
  American Brands Incorporated.....................................   $    11.7
  American President Company.......................................        16.3
  Boeing Company...................................................        10.3

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)

                                                                      CARRYING
(IN MILLIONS)                                                          AMOUNT
                                                                     -----------
  CBS Incorporated.................................................        11.1
  Champion International...........................................        14.3
  Chase Mortgage Financial Corporation.............................        12.1
  Circus Circus....................................................        12.0
  Citicorp.........................................................        11.5
  Commonwealth Edison Company......................................        18.1
  Conseco Commercial Mortgage......................................        19.4
  Countrywide Mortgage Backed......................................        20.3
  DLJ Acceptance Corporation.......................................        23.9
  FedEx Corporation................................................        16.9
  Florida Power & Light............................................        16.8
  Ford Motor Company...............................................        12.5
  Fruit of the Loom................................................        17.0
  General Electric Capital Mortgage................................        35.3
  General Motors Corporation.......................................        14.6
  Harcourt General Incorporated....................................         9.8
  Home Holdings....................................................        19.3
  Hydro-Quebec.....................................................        18.6
  IBM Corporation..................................................        12.5
  Republic of Italy................................................        12.6
  James River Corporation..........................................        13.8
  Kidder Peabody...................................................        13.4
  Korea Electric & Power...........................................        15.8
  LUC Incorporated.................................................        13.1
  Marine Midland...................................................         9.5
  Newfoundland Province............................................        10.7
  Newmont Gold.....................................................         9.1
  Nomura Asset Security Corporation................................         9.9
  Nova Scotia Province.............................................        15.1
  Ohio Edison......................................................        15.8
  Pohang Iron & Steel..............................................        21.8
  Potomac Electric Power Company...................................        11.0
  Prudential Home Mortgage.........................................        12.6
  Quebec Province..................................................        17.1
  Residential Funding..............................................        19.9
  Ryland Mortgage Securities Corporation...........................         9.7
  Southern California Edison.......................................        16.1
  Structured Asset Securities Corporation..........................        30.1
  TeleCommunications Incorporated..................................        18.4
  Telephone & Data Systems, Incorporated...........................        15.3
  Time Warner Incorporated.........................................        28.6
  Republic of Turkey...............................................        12.9
MORTGAGE LOANS ON REAL ESTATE:
  BJW Associates...................................................         9.5

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)
    The components of investment income were:

                                                                                 HISTORICAL
                                                             ARM                  INTEGRITY
                                              ---------------------------------   COMPANIES
                                                                    PERIOD FROM  -----------
                                                                     NOVEMBER    PERIOD FROM
                                                                        27,      JANUARY 1,
                                                                       1993         1993
                                              YEAR ENDED DECEMBER     THROUGH      THROUGH
                                                      31,            DECEMBER     NOVEMBER
                                              --------------------      31,          26,
(IN THOUSANDS)                                  1995       1994        1993         1993
                                              ---------  ---------  -----------  -----------
Fixed maturities............................  $ 177,123  $ 129,211   $  11,261    $ 113,874
Policy loans................................      7,579      6,767         626        5,553
Mortgage loans on real estate...............      6,712      9,379       1,474       12,420
Cash and cash equivalents...................      3,096      3,222         656        1,418
Income from other investments...............      1,514        563       2,243       14,855
                                              ---------  ---------  -----------  -----------
  Investment income.........................  $ 196,024  $ 149,142   $  16,260    $ 148,120
                                              ---------  ---------  -----------  -----------
                                              ---------  ---------  -----------  -----------

4. FAIR VALUE BALANCE SHEETS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about all financial instruments, including insurance liabilities classified as investment contracts, unless specifically exempted. The accompanying fair value balance sheets reflect fair values for those financial instruments specifically covered by SFAS No. 107, along with fair value amounts for other assets and liabilities for which disclosure is permitted but not required.

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Company.

    The Company's management of interest rate risk reduces its exposure to changing interest rates through a close matching of duration, convexity and cash flow characteristics of both assets and liabilities while maintaining liquidity redundancies. As such, the Company believes that it will have only limited volatility in its "fair value" adjusted shareholders' equity, although volatility cannot be completely eliminated.

    The following methods and assumptions were used in estimating fair values:

FIXED MATURITIES AND EQUITY SECURITIES

    Fair values for fixed maturities and equity securities are based on quoted market prices, where available. For fixed maturities for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

MORTGAGE LOANS ON REAL ESTATE

    Pursuant to the terms of the acquisition of the Integrity Companies, payments of principal and interest on mortgage loans acquired on November 26, 1993 are guaranteed by National Mutual. Principal

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

4. FAIR VALUE BALANCE SHEETS (CONTINUED) received in excess of statutory book value is to be returned to National Mutual. Accordingly, book value is deemed to be fair value for these mortgage loans.

POLICY LOANS

    The carrying amount of policy loans approximates their fair value.

CASH AND CASH EQUIVALENTS AND ACCRUED INVESTMENT INCOME

    The carrying amount of cash and cash equivalents and accrued investment income approximates their fair value given the short-term nature of these assets.

SEPARATE ACCOUNT ASSETS AND SEPARATE ACCOUNT CUSTOMER DEPOSITS

    Fair values of separate account assets are based on the quoted market prices of the underlying mutual funds for assets invested in variable options. The fair value of separate account assets invested in guaranteed rate options is primarily based on quoted market prices of fixed maturity securities. The fair value of separate account customer deposits is based on the account values of the underlying policies, plus or minus market value adjustments applicable to certain customers who are guaranteed a fixed rate of return.

GOODWILL

    The carrying amount of goodwill approximates fair value.

DEFERRED FEDERAL INCOME TAXES

    Deferred federal income tax assets and related valuation allowance were adjusted for federal income tax which may be incurred as a result of the differences between the estimated fair values and carrying amounts of the assets and liabilities.

CUSTOMER DEPOSITS AND VALUE OF INSURANCE IN FORCE

    The fair value of customer deposits for structured settlements and immediate annuities is based on discounted cash flow calculations using a current market yield rate for assets with similar durations (i.e., indexed to the U.S. Treasury yield curve). The fair value of customer deposits for structured settlements and immediate annuities represents the fair values of those insurance policies as a whole which implicitly eliminates the corresponding value of insurance in force. The fair value amounts of the remaining customer deposits, primarily deferred annuities, single premium endowments, and guaranteed investment contracts, represent the account values of the underlying contracts before applicable surrender charges. The fair value of the value of insurance in force represents the estimated present value of future profits for accumulation business, including variable annuities, assuming a discount rate of 13%. Deferred policy acquisition costs do not appear on the fair value presentation because those values are implicitly considered in the determination of the fair value of the corresponding customer deposits and value of insurance in force.

LONG-TERM DEBT

    The carrying amount of long-term debt approximates fair value.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

4. FAIR VALUE BALANCE SHEETS (CONTINUED)
OTHER ASSETS AND LIABILITIES

    The fair values of other assets and liabilities are reported at their financial statement carrying amounts.

5. VALUE OF INSURANCE IN FORCE

    The following provides information on the value of insurance in force during 1995, 1994 and 1993:

                                                                                   HISTORICAL
                                                               ARM                  INTEGRITY
                                                ---------------------------------   COMPANIES
                                                                      PERIOD FROM  -----------
                                                                       NOVEMBER    PERIOD FROM
                                                                          27,      JANUARY 1,
                                                                         1993         1993
                                                YEAR ENDED DECEMBER     THROUGH      THROUGH
                                                        31,            DECEMBER     NOVEMBER
                                                --------------------      31,          26,
(IN THOUSANDS)                                    1995       1994        1993         1993
                                                ---------  ---------  -----------  -----------
Amortization excluding effects of realized and
  unrealized investment gains and losses......  $ (10,490) $  (5,874)  $    (792)   $  (9,071)
Interest accrued on unamortized balance.......      3,386      2,044         240        2,627
                                                ---------  ---------  -----------  -----------
Net amortization as reported in the statement
  of operations...............................     (7,104)    (3,830)       (552)      (6,444)
Amortization related to realized investment
  gains and losses(1).........................     (2,562)    --          --           --
Amortization related to unrealized gains and
  losses on available-for-sale
  securities(2)...............................    (14,170)    --          --           --
Addition resulting from the acquisition of SBM
  Life........................................     61,131     --          --           --
Recognition of acquired tax benefits..........    (18,004)    (5,415)     --           --
                                                ---------  ---------  -----------  -----------
Net change in value of insurance in force.....     19,291     (9,245)       (552)      (6,444)
Balance at beginning of period................     31,760     41,005      41,557       39,813
                                                ---------  ---------  -----------  -----------
Balance at end of period......................  $  51,051  $  31,760   $  41,005    $  33,369
                                                ---------  ---------  -----------  -----------
                                                ---------  ---------  -----------  -----------

------------------------

(1) Included in Realized Investment Gains (Losses), Net in the statement of operations.

(2) Included in Net Unrealized Gains (Losses) on Available-for-Sale Securities in shareholders' equity of the balance sheet.

    The value of insurance in force of the Historical Integrity Companies at November 26, 1993 was eliminated as a result of the Company's acquisition of the Integrity Companies. The interest rates used to accrue interest on the unamortized value of insurance in force are consistent with the rates credited on acquired policies and range from 5% to 8%. Net amortization of the value of insurance in force, excluding the effects of realized and unrealized investment gains and losses, in each of the following years is estimated to be: 1996--$5.3 million; 1997--$5.6 million; 1998--$5.2 million; 1999--$4.7 million; and
2000--$4.5 million.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

6. ACQUISITION-RELATED DEFERRED CHARGES

    During 1993 and 1994, certain costs and charges incurred by the Company in connection with acquisitions of companies or business units were deferred, and then amortized using a systematic allocation procedure over estimated useful lives determined at the time the costs or charges were incurred. During the third quarter of 1995, Company management determined that changes in facts and circumstances had resulted in a change in their original estimate of the periods benefited by these deferred costs and charges. As a result of this change in estimate, the unamortized balances of these deferred costs and charges were fully amortized during the third quarter of 1995, thereby increasing amortization of acquisition-related deferred charges by $4.3 million and decreasing net income by $2.7 million ($130.44 per share) during 1995.

7. DEBT

    LONG-TERM DEBT

    In connection with the acquisition of the Integrity Companies, the Company entered into a Credit Agreement, as amended, providing a term loan facility in the principal amount of $40 million bearing a floating interest rate indexed to the London Interbank Offered Rate. The loan matures September 30, 2001, subject to optional prepayment and contingent upon the Company's compliance with various financial covenants. The loan amount is secured by a pledge of the shares of common stock of the Company's subsidiaries (except National Integrity). At December 31, 1995, aggregate maturities of such debt were as follows: 1997 -- $4 million; 1998 -- $6 million; 1999 -- $8 million; 2000 -- $10 million; 2001 --
$12 million.

    The Company has only limited involvement with derivative financial instruments, as defined by SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," and has not used them for trading purposes. They are used to manage well-defined interest rate risks. An interest rate cap agreement is used to reduce the potential impact of increases in interest rates on the Company's $40 million floating-rate, long-term debt. Such interest rate cap, with a five year term, was purchased during 1994 for $1.1 million which effectively limited interest payable, net of proceeds from the agreement, on long-term debt outstanding to approximately 6% in 1995. During 1995, the Company received proceeds under the interest rate cap agreement of $378,000.

    REVOLVING CREDIT FACILITY

    The Credit Agreement, as amended, also provides a revolving credit facility. The maximum borrowing allowed under this facility is $20 million. The facility is available through September 30, 2001, and has an annual commitment fee of 0.25% on the unused portion. There have been no borrowings under this facility.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

8. FEDERAL INCOME TAXES

    The components of the provision for federal income tax benefit (expense) consist of the following:

                                                                     ARM
                                                      ---------------------------------   HISTORICAL
                                                                            PERIOD FROM    INTEGRITY
                                                                             NOVEMBER      COMPANIES
                                                                                27,      -------------
                                                                               1993       PERIOD FROM
                                                      YEAR ENDED DECEMBER     THROUGH     JANUARY 1,
                                                              31,            DECEMBER    1993 THROUGH
                                                      --------------------      31,      NOVEMBER 26,
(IN THOUSANDS)                                          1995       1994        1993          1993
----------------------------------------------------  ---------  ---------  -----------  -------------
Current.............................................  $    (641) $   2,195   $  (2,468)    $  --
Deferred............................................     (6,385)     3,823       1,960        --
                                                      ---------  ---------  -----------        -----
Total federal income tax benefit (expense)..........  $  (7,026) $   6,018   $    (508)    $  --
                                                      ---------  ---------  -----------        -----
                                                      ---------  ---------  -----------        -----

    The significant components of the asset for deferred federal income taxes as of December 31, 1995 and 1994 were:

(IN THOUSANDS)                                                             1995        1994
----------------------------------------------------------------------  ----------  ----------
Deferred tax assets:
  Difference between GAAP and tax reserves............................  $   68,708  $   45,166
  Value of insurance in force.........................................      --          11,977
  Capital loss carryforward...........................................       4,483      --
  Net operating loss carryforward.....................................      15,341      16,462
  Intangibles.........................................................       1,618         228
  Alternative minimum tax credit carryforward.........................       1,209         246
  Net unrealized losses on available-for-sale securities..............      --          50,520
  Other...............................................................       5,399       2,601
                                                                        ----------  ----------
    Total deferred tax assets.........................................      96,758     127,200
  Valuation allowance for deferred tax assets.........................     (37,336)    (66,489)
                                                                        ----------  ----------
    Net deferred tax assets...........................................      59,422      60,711
Deferred tax liabilities:
  Deferred policy acquisition costs...................................      10,848       5,720
  Value of insurance in force.........................................       8,891      --
  Fixed maturities....................................................       1,727       2,403
  Other investments...................................................       2,819       1,995
  Net unrealized gains on available-for-sale securities...............      15,361      --
                                                                        ----------  ----------
    Total deferred tax liabilities....................................      39,646      10,118
Total deferred federal income taxes...................................  $   19,776  $   50,593
                                                                        ----------  ----------
                                                                        ----------  ----------

    In the event that deferred tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the date of an acquisition, such benefits will be applied to first reduce the balance of intangible assets related to the acquisition, such as value of insurance in force and goodwill. During 1995 and 1994, the value of insurance in force was reduced by $18,004,000 and $5,415,000, respectively, as a result of realizing such benefits. During 1995, the balance of goodwill was reduced by $980,000 as a result of realizing such benefits.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

8. FEDERAL INCOME TAXES (CONTINUED)
    A full valuation allowance was provided on the difference between deferred tax assets and liabilities of the Integrity Companies as of November 26, 1993, resulting in zero deferred federal income taxes at that date. Based on the Integrity Companies' ability to generate taxable income in the post-acquisition period and projections of future taxable income, approximately 50% of the remaining December 31, 1995 valuation allowance was released at year end. Intangibles associated with the acquisition of Integrity were reduced by $10,588,000 to zero at December 31, 1995, resulting from the year end valuation allowance release for that subsidiary, and $4,864,000 was recorded through the 1995 consolidated tax provision as a deferred tax benefit. Additionally, the Company has established a full valuation allowance on its non-life net operating loss carryforwards. Realization of these carryforward benefits is dependent on future non-life earnings.

    The Company files a consolidated federal income tax return with its non-life insurance subsidiaries, but is not currently eligible to file with its life insurance subsidiaries. Accordingly, Integrity and National Integrity file a consolidated federal income tax return. SBM Life merged with and into Integrity on December 31, 1995 and will file a final federal income tax return on a separate company basis for 1995.

    Federal income taxes differ from that computed using the federal income tax rate of 35% for 1995 and 1994, and 34% for 1993 as follows:

                                                                                          HISTORICAL
                                                                                           INTEGRITY
                                                                                           COMPANIES
                                                                                          -----------
                                                                     ARM                  PERIOD FROM
                                                     -----------------------------------  JANUARY 1,
                                                                            PERIOD FROM      1993
                                                     YEAR ENDED DECEMBER   NOVEMBER 27,     THROUGH
                                                             31,           1993 THROUGH    NOVEMBER
                                                     --------------------  DECEMBER 31,       26,
(IN THOUSANDS)                                         1995       1994         1993          1993
---------------------------------------------------  ---------  ---------  -------------  -----------
Income tax benefit (expense) at statutory rate.....  $  (6,621) $   7,976    $    (132)    $  13,841
(Increase) decrease in valuation allowance.........     (1,052)    (1,977)        (376)        2,506
Net operating losses not currently deductible......        271     --           --            (5,264)
Basis difference in investments....................     --         --           --           (10,505)
Capital losses not currently deductible............     --         --           --              (577)
Other, net.........................................        376         19       --                (1)
                                                     ---------  ---------        -----    -----------
Total federal income tax benefit (expense).........  $  (7,026) $   6,018    $    (508)    $  --
                                                     ---------  ---------        -----    -----------
                                                     ---------  ---------        -----    -----------

    The Company had net operating loss carryforwards of approximately $43.8 million, $47.0 million and $3.6 million at December 31, 1995, 1994 and 1993, respectively, expiring in years 2005 to 2010.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

9. STATUTORY INFORMATION

    Following is a reconciliation of income (loss) based on statutory accounting practices prescribed or permitted by insurance regulatory authorities for the Company's insurance subsidiaries with GAAP net income (loss) reported in the accompanying statements of operations:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
(IN THOUSANDS)                                                                     1995        1994        1993
-------------------------------------------------------------------------------  ---------  ----------  ----------
Insurance subsidiaries (statutory-basis)(1)....................................  $  31,179  $   27,079  $  (15,983)
Non-insurance companies(2).....................................................        255      (1,909)       (612)
                                                                                 ---------  ----------  ----------
  Statutory-basis operating income (loss)(3)...................................     31,434      25,170     (16,595)
Reconciling items:
  Deferred policy acquisition costs, net of amortization.......................     16,650      23,976      19,106
  Adjustments to customer deposits.............................................     (5,994)    (15,773)    (20,205)
  Adjustments to invested asset carrying values at acquisition date............       (769)     (3,726)      7,022
  Amortization of value of insurance in force..................................     (7,104)     (3,830)     (6,996)
  Amortization of interest maintenance reserve.................................     (3,905)     (5,796)       (578)
  Amortization of goodwill.....................................................       (358)     --          --
  Surplus relief reinsurance...................................................     --          --          10,223
  Other........................................................................     (1,705)       (784)      1,048
                                                                                 ---------  ----------  ----------
    GAAP operating income (loss)...............................................     28,249      19,237      (6,975)
Amortization of acquisition-related deferred charges...........................     (9,920)     (2,163)       (249)
Interest expense on long-term debt.............................................     (3,461)     (3,136)       (245)
Realized investment gains (losses), net........................................      4,048     (36,727)    (32,855)
Federal income tax benefit (expense)...........................................     (7,026)      6,018        (508)
                                                                                 ---------  ----------  ----------
    GAAP net income (loss).....................................................  $  11,890  $  (16,771) $  (40,832)
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

------------------------

(1) Insurance company general account and separate account statutory-basis pretax income (loss) excluding realized gains and losses, as reported to insurance regulatory authorities.

(2) Non-insurance company pretax income (loss) excluding amortization of acquisition-related deferred charges, interest expense on long-term debt, and realized investment gains and losses, net.

(3) Includes the results of operations of the SBM subsidiaries for the seven months ended December 31, 1995.

    On December 30, 1994, Integrity redomesticated from Arizona to Ohio. Dividends that the Company may receive from Integrity in any year without prior approval of the Ohio insurance commissioner are limited by statute to the greater of (i) 10% of Integrity's statutory capital and surplus as of the preceding December 31, or (ii) Integrity's statutory net income for the preceding year. The maximum dividend payments that may be made by Integrity to the Company during 1996 are $17.6 million.

    The consolidated statutory-basis capital and surplus of the Company's insurance subsidiaries totaled $146.0 million and $107.9 million at December 31, 1995 and 1994, respectively. In addition, the consolidated statutory-basis asset valuation reserves of the Company's insurance subsidiaries totaled $19.4 million and $8.3 million at December 31, 1995 and 1994, respectively. These reserves are generally added

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

9. STATUTORY INFORMATION (CONTINUED)
to statutory capital and surplus for purposes of assessing capital adequacy against various measures used by rating agencies and regulators.

    The NAIC has adopted Risk-Based Capital ("RBC") requirements which became effective December 31, 1993, that attempt to evaluate the adequacy of a life insurance company's statutory-basis adjusted capital and surplus in relation to investment, insurance and other business risks. The RBC formula is used by the states as an early warning tool to identify possible weakly capitalized companies for the purpose of initiating regulatory action and is not designed to be a basis for ranking the financial strength of insurance companies. In addition, the formula defines a new minimum capital standard which supplements the prevailing system of low fixed minimum capital and surplus. The RBC requirements provide for four different levels of regulatory attention depending on the ratio of the company's adjusted capital and surplus to its RBC. As of December 31, 1995 and 1994, the adjusted capital and surplus of Integrity and National Integrity are substantially in excess of the minimum level of RBC that would require regulatory response.

10. PREFERRED STOCK

    During 1993, the Company issued 2,000,000 shares of non-voting 9.5% Cumulative Perpetual Preferred Stock, stated value $25, in connection with the acquisition of the Integrity Companies. Cash dividends at a rate of 9.5% per annum per share are payable quarterly. The shares of preferred stock may not be redeemed prior to December 15, 1998. On or after December 15, 1998, the Company may, at its option, redeem all or part of the shares at a redemption price of $25 per share.

11. STOCK OPTIONS

    In June 1995, the Company amended and restated the Stock Option Plan for key employees initially adopted in December 1993. The plan provides for granting of options to purchase up to 3,265 shares of Class A common stock. A total of 2,388 options were granted through December 31, 1995, of which 434 were exercisable, and all of which were outstanding at year end. Each option has an exercise price set initially at fair market value on the date of the grant, as determined by the Board of Directors of the Company. The option price will increase at the end of every three month period following the date of grant at a rate of 12% per annum, compounded annually, while the option remains issued but unexercised (or if shorter, up to the date of a public offering, a sale of the Company or a change in control). Such options will become exercisable in equal installments on the first through fifth anniversary of the date of grant.

    The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options. Because the exercise price of the Company's stock options, after considering the 12% increase mentioned above, is greater than the fair market value of the underlying stock on December 31, 1995, no compensation expense has been recognized.

12. CONTINGENCIES

    The Company is a defendant in various lawsuits in connection with the normal conduct of its operations. Company management believes the ultimate resolution of such litigation will not result in any material adverse impact to operations or financial condition of the Company.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

12. CONTINGENCIES (CONTINUED)
    The number of insurance companies that are under regulatory supervision has resulted in and is expected to continue to result in assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated companies. The Company has accrued for expected non-indemnified assessments net of estimated future premium tax deductions.

13. SEGMENT INFORMATION

    The Company classifies its products and services as either spread-based or fee-based and manages these two distinct segments separately. Assets and related investment income are allocated to each segment based on their respective liabilities. Realized investment gains and losses are reported in corporate and other. The Historical Integrity Companies made no such distinction between segments. Accordingly, segment information is presented for periods subsequent to November 26, 1993 as follows:

                                                                                         CORPORATE
(IN THOUSANDS)                                                 SPREAD-BASED  FEE-BASED   AND OTHER   CONSOLIDATED
-------------------------------------------------------------  ------------  ----------  ----------  ------------
YEAR ENDED DECEMBER 31, 1995:
  Revenues...................................................   $  188,476   $   10,682  $    8,214   $  207,372
  Pretax operating income....................................       22,060        2,988       3,201       28,249
  Net income (loss) before federal income taxes..............       22,060        2,988      (6,132)      18,916
  Assets.....................................................    3,031,076      647,132     115,372    3,793,580
  Amortization...............................................        8,422        1,837      10,055       20,314
YEAR ENDED DECEMBER 31, 1994:
  Revenues...................................................   $  143,890   $    4,459  $    9,184   $  157,533
  Pretax operating income....................................       13,092        2,472       3,673       19,237
  Net income (loss) before federal income taxes..............       13,092        2,472     (38,353)     (22,789)
  Assets.....................................................    1,948,240      409,291      90,357    2,447,888
  Amortization...............................................        3,956          900       2,433        7,289
PERIOD FROM NOVEMBER 27, 1993 TO DECEMBER 31, 1993:
  Revenues...................................................   $   14,976   $      274  $    1,470   $   16,720
  Pretax operating income (loss).............................        1,288           30        (358)         960
  Net income (loss) before federal income taxes..............        1,288           30        (931)         387
  Amortization...............................................          557            7         249          813

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                          CARRYING
                                                                                           AMOUNT      FAIR VALUE
                                                                                        ------------  ------------
                                                                                          JUNE 30,      JUNE 30,
(IN THOUSANDS)                                                                              1996          1996
--------------------------------------------------------------------------------------  ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
ASSETS
Cash and investments:
  Fixed maturities available-for-sale, at fair value (amortized cost: June 30,
    1996-$2,854,061; December 31, 1995-$2,490,843)....................................  $  2,812,843  $  2,812,843
  Equity securities, at fair value (cost: June 30, 1996-$16,345; December 31,
    1995-$10,756).....................................................................        16,331        16,331
  Mortgage loans on real estate.......................................................        41,593        41,593
  Policy loans........................................................................       120,315       120,315
  Cash and cash equivalents...........................................................        57,489        57,489
                                                                                        ------------  ------------
Total cash and investments............................................................     3,048,571     3,048,571

Assets held in separate accounts......................................................       954,964       954,964
Accrued investment income.............................................................        35,513        35,513
Value of insurance in force...........................................................        66,165       118,715
Deferred policy acquisition costs.....................................................        50,947       --
Goodwill..............................................................................         7,880         7,880
Deferred federal income taxes.........................................................        46,845        44,599
Other assets..........................................................................        24,033        24,033
                                                                                        ------------  ------------
TOTAL ASSETS..........................................................................  $  4,234,918  $  4,234,275
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Customer deposits...................................................................  $  3,062,628  $  3,007,618
  Customer deposits in separate accounts..............................................       949,052       949,052
  Long-term debt......................................................................        40,000        40,000
  Payable for investment securities purchased.........................................        12,856        12,856
  Accounts payable and accrued expenses...............................................        11,699        11,699
  Other liabilities...................................................................        12,788        12,788
                                                                                        ------------  ------------
Total liabilities.....................................................................     4,089,023     4,034,013

Contingencies

Shareholders' equity:
  Preferred Stock, $25.00 Stated value................................................        50,000
  Class A common stock, $.01 par value, 23,775 and 23,770 shares issued,
    respectively......................................................................       *
  Class B common stock, $.01 par value, 1,000 shares issued...........................       *
  Additional paid-in capital..........................................................       124,456
  Net unrealized gains (losses) on available-for-sale securities......................       (21,709)
  Retained-earnings deficit...........................................................        (6,852)
                                                                                        ------------
Total shareholders' equity............................................................       145,895       200,262
                                                                                        ------------  ------------
Total liabilities and shareholders' equity............................................  $  4,234,918  $  4,234,275
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

*   Less than $1,000.

                            SEE ACCOMPANYING NOTES.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                            SIX MONTHS ENDED JUNE
                                                                                                     30,
                                                                                            ----------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                               1996        1995
------------------------------------------------------------------------------------------  ----------  ----------
Investment income.........................................................................  $  117,863  $   84,963
Interest credited on customer deposits....................................................     (86,012)    (64,282)
                                                                                            ----------  ----------
  Net investment spread...................................................................      31,851      20,681
Fee income:
  Variable annuity fees...................................................................       5,024       3,158
  Asset management fees...................................................................       2,711       1,131
  Other fee income........................................................................         628         228
                                                                                            ----------  ----------
    Total fee income......................................................................       8,363       4,517
Other income and expenses:
  Surrender charges.......................................................................       2,890       1,115
  Operating expenses......................................................................     (15,187)    (10,369)
  Commissions, net of deferrals...........................................................      (1,197)       (490)
  Interest expense on long-term debt......................................................      (1,531)     (1,673)
  Amortization:
    Deferred policy acquisition costs.....................................................      (3,105)     (1,291)
    Value of insurance in force...........................................................      (4,481)     (2,486)
    Acquisition-related deferred charges..................................................        (251)     (2,444)
    Goodwill..............................................................................        (244)        (47)
  Other, net..............................................................................      (2,640)       (410)
                                                                                            ----------  ----------
    Total other income and expenses.......................................................     (25,746)    (18,095)
                                                                                            ----------  ----------
Realized investment gains (losses)........................................................      (1,217)      2,694
                                                                                            ----------  ----------
Income before federal income taxes........................................................      13,251       9,797
Federal income tax expense................................................................      (2,763)     (4,938)
                                                                                            ----------  ----------
Net income................................................................................      10,488       4,859
Dividends on preferred stock..............................................................      (2,376)     (2,376)
                                                                                            ----------  ----------
Net income applicable to common shareholders..............................................  $    8,112  $    2,483
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net income per common share...............................................................  $   327.44  $   149.33
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average common shares outstanding.........................................................      24,774      16,628
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            SEE ACCOMPANYING NOTES.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

(IN THOUSANDS)                                                                              1996          1995
--------------------------------------------------------------------------------------  -------------  -----------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES...........................................  $      88,554  $    55,456
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Fixed maturity investments:
  Purchases...........................................................................     (1,526,142)    (704,791)
  Maturities and redemptions..........................................................        118,596       45,315
  Sales...............................................................................      1,044,921      622,198
Other investments:
  Purchases...........................................................................        (33,153)      (5,133)
  Maturities and redemptions..........................................................          2,351       18,513
  Sales...............................................................................         27,394      --
Policy loans, net.....................................................................         (2,787)      (2,633)
Purchase of assets held in separate accounts..........................................       (132,932)    (101,912)
Proceeds from sale of assets held in separate accounts................................         40,272       18,127
Cash and cash equivalents acquired in excess of purchase price paid for substantially
  all assets of SBM Company...........................................................       --             36,490
                                                                                        -------------  -----------
Cash flows used in investing activities...............................................       (461,480)     (73,826)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from issuance of common stock................................................       --             63,505
Stock issuance costs..................................................................       --             (2,000)
Amounts received from customers.......................................................        597,998      155,368
Amounts paid to customers.............................................................       (230,095)    (188,105)
Increase (decrease) in repurchase agreement liability.................................        (12,008)      24,007
Preferred stock dividends.............................................................         (2,376)      (2,376)
                                                                                        -------------  -----------
Cash flows provided by financing activities...........................................        353,519       50,399
                                                                                        -------------  -----------
Net change in cash and cash equivalents...............................................        (19,407)      32,029
Cash and cash equivalents at beginning of period......................................         76,896       45,855
                                                                                        -------------  -----------
Cash and cash equivalents at end of period............................................  $      57,489  $    77,884
                                                                                        -------------  -----------
                                                                                        -------------  -----------

                            SEE ACCOMPANYING NOTES.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1996

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996 are not necessarily indicative of those to be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the annual report on Form 10-K of ARM Financial Group, Inc. (the "Company") for the year ended December 31, 1995.

    Certain amounts from prior periods have been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

2. FAIR VALUE BALANCE SHEETS

    The consolidated balance sheets include a dual presentation of carrying amount and fair value balances. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," fixed maturities classified as available-for-sale are reported at fair value in the carrying amount balance sheets; however, corresponding customer deposits are reported at historical values. In contrast, in the fair value balance sheets both assets and liabilities are reported at fair value. As permitted by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the fair value balance sheets are presented as a supplemental disclosure to provide a more meaningful picture of the Company's financial position.

    SFAS No. 107 requires disclosure of fair value information about all financial instruments, including insurance liabilities classified as investment contracts, unless specifically exempted. The accompanying fair value balance sheets reflect fair values for those financial instruments specifically covered by SFAS No. 107, along with fair value amounts for other assets and liabilities for which disclosure is permitted but not required.

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Company.

    The Company seeks to reduce its exposure to changing interest rates through the management of duration, convexity and cash flow characteristics of both assets and liabilities while maintaining liquidity redundancies (i.e., sources of liquidity in excess of projected liquidity needs). As a result, fair values of the Company's assets and liabilities will tend to respond similarly to changes in interest rates.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                                 JUNE 30, 1996

2. FAIR VALUE BALANCE SHEETS (CONTINUED)
    The following methods and assumptions were used in estimating fair values:

FIXED MATURITIES AND EQUITY SECURITIES

    Fair values for fixed maturities and equity securities are based on quoted market prices, where available. For fixed maturities for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

MORTGAGE LOANS ON REAL ESTATE

    Pursuant to the terms of the acquisition of certain of the Company's insurance operations, payments of principal and interest on substantially its entire current mortgage loan portfolio are guaranteed by The National Mutual Life Association of Australasia Limited ("National Mutual"). Principal received in excess of statutory book value is to be returned to National Mutual. Accordingly, book value is deemed to be fair value for these mortgage loans.

POLICY LOANS

    The carrying amount of policy loans approximates their fair value.

CASH AND CASH EQUIVALENTS AND ACCRUED INVESTMENT INCOME

    The carrying amount of cash and cash equivalents and accrued investment income approximates their fair value given the short-term nature of these assets.

ASSETS HELD IN SEPARATE ACCOUNTS AND CUSTOMER DEPOSITS IN SEPARATE ACCOUNTS

    Fair value of assets held in separate accounts is based on the quoted market prices of the underlying mutual funds for assets invested in variable options. The fair value of assets held in separate accounts invested in guaranteed rate options is primarily based on quoted market prices of fixed maturity securities. The fair value of customer deposits in separate accounts is based on the account values of the underlying policies, plus or minus market value adjustments applicable to certain customers who are guaranteed a fixed rate of return.

GOODWILL

    The carrying amount of goodwill approximates fair value.

DEFERRED FEDERAL INCOME TAXES

    The deferred federal income tax asset and related valuation allowance were adjusted for federal income tax which may be incurred as a result of the differences between the estimated fair values and carrying amounts of the assets and liabilities.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                                 JUNE 30, 1996

2. FAIR VALUE BALANCE SHEETS (CONTINUED)
CUSTOMER DEPOSITS AND VALUE OF INSURANCE IN FORCE

    The fair value of customer deposits for structured settlements and immediate annuities is based on discounted cash flow calculations using a current market yield rate for assets with similar durations (i.e., indexed to the U.S. Treasury yield curve). The fair value of customer deposits for structured settlements and immediate annuities represents the fair values of those insurance policies as a whole which implicitly eliminates the corresponding value of insurance in force. The fair value amounts of the remaining customer deposits, primarily deferred annuities, single premium endowments, and guaranteed investment contracts ("GICs"), represent the account values of the underlying contracts before applicable surrender charges. The fair value of the value of insurance in force represents the estimated present value of future profits for all customer deposits, excluding those related to structured settlements and immediate annuities, assuming a discount rate of 13%. Deferred policy acquisition costs do not appear on the fair value presentation because those values are implicitly considered in the determination of the fair value of the corresponding customer deposits and value of insurance in force.

LONG-TERM DEBT

    The carrying amount of long-term debt approximates fair value.

OTHER ASSETS AND LIABILITIES

    The fair values of other assets and liabilities are reported at their financial statement carrying amounts.

3. FEDERAL INCOME TAXES

    Federal income taxes are different from the amount determined by multiplying pretax earnings by the expected federal income tax rate of 35%. The differences are primarily attributable to changes in valuation allowances related to deferred federal income tax assets.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                                 JUNE 30, 1996

4. STATUTORY INFORMATION

    Following is a reconciliation of income based on statutory accounting practices prescribed or permitted by insurance regulatory authorities for the Company's insurance subsidiaries with net income reported in the accompanying condensed consolidated statements of operations:

                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                              --------------------
(IN THOUSANDS)                                                                                  1996       1995
--------------------------------------------------------------------------------------------  ---------  ---------
Insurance subsidiaries (statutory-basis) (1)................................................  $  18,680  $  14,116
Non-insurance companies(2)..................................................................       (608)      (628)
                                                                                              ---------  ---------
    Consolidated statutory-basis pretax operating income....................................     18,072     13,488
Reconciling items:
  Deferral of policy acquisition costs, net of amortization.................................      7,071      7,304
  Adjustments to customer deposits..........................................................       (329)    (4,137)
  Adjustments to invested asset carrying values at acquisition date.........................       (435)      (247)
  Amortization of value of insurance in force...............................................     (4,481)    (2,486)
  Amortization of interest maintenance reserve..............................................     (2,165)    (2,070)
  Amortization of goodwill..................................................................       (244)       (47)
  Amortization of acquisition-related deferred charges......................................       (251)    (2,444)
  Interest expense on long-term debt........................................................     (1,531)    (1,673)
  Realized investment gains (losses)........................................................     (1,217)     2,694
  Federal income tax expense................................................................     (2,763)    (4,938)
  Other.....................................................................................     (1,239)      (585)
                                                                                              ---------  ---------
    Consolidated GAAP-basis net income......................................................  $  10,488  $   4,859
                                                                                              ---------  ---------
                                                                                              ---------  ---------

------------------------

(1) Insurance company general account and separate account statutory-basis pretax income excluding realized gains and losses as reported to insurance regulatory authorities.

(2) Non-insurance company pretax loss excluding amortization of acquisition-related deferred charges, interest expense on long-term debt and realized investment gains and losses.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
SBM Company and Subsidiaries
Minneapolis, Minnesota

    We have audited the accompanying consolidated balance sheet of SBM Company and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SBM Company and subsidiaries as of December 31, 1994 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

    As discussed in Note A to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, in 1994.

    As discussed in Note B to the consolidated financial statements, the Company has agreed to sell substantially all of the business operations and assets of the Company, subject to a number of contingencies, including the obtaining of regulatory and shareholder approvals. As soon as practicable after the consummation of the sale, the Company intends to wind up and liquidate the Company. The accompanying financial statements have been prepared on a historical basis of accounting and do not include any purchase accounting, liquidation accounting or other adjustments which would result upon completion of the proposed sale and resulting liquidation.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 29, 1995

                          SBM COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                                     DECEMBER 31,
                                                                                                         1994
                                                                                                    --------------
                                                      ASSETS
Investments:
  Debt securities available-for sale at market (cost $732,262,541)--Note C........................  $  653,207,076
  Debt securities held-to-maturity at amortized cost (market $11,913,328)--Note C.................      13,944,234
  Marketable equity securities at market (cost $1,068,525)--Note C................................         683,089
  Mortgage loans--Note D..........................................................................      36,257,214
  Policy loans....................................................................................      22,153,936
  Other invested assets...........................................................................       1,694,506
  Short-term investments..........................................................................      37,602,490
                                                                                                    --------------
      Total investments...........................................................................     765,542,545
Cash..............................................................................................       3,565,693
Accrued investment income.........................................................................       8,470,103
Receivable from reinsurer--Notes A and I..........................................................     105,806,093
Deferred policy acquisition costs, less accumulated amortization--Note E..........................      76,950,470
Land, building and equipment, at cost less accumulated depreciation of $2,470,302-- Note H........       1,417,796
Deferred income taxes--Note J.....................................................................       3,091,000
Refundable income taxes...........................................................................       3,003,386
Other assets......................................................................................       1,517,067
                                                                                                    --------------
      Total Assets................................................................................  $  969,364,153
                                                                                                    --------------
                                                                                                    --------------
                                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Future policy benefits............................................................................  $  910,104,179
Face amount certificate reserves--Note G..........................................................      60,355,015
Accounts payable and other liabilities............................................................       9,252,047
Deferred compensation and retirement benefits for officers--Note L................................       1,227,284
                                                                                                    --------------
      Total liabilities...........................................................................     980,938,525
                                                                                                    --------------
  Mandatory redeemable voting convertible preferred stock, par value $1,000 (1994 includes
    $760,000 dividends in arrears). Authorized 19,000 shares, issued 19,000 shares, liquidation
    value $19,000,000 plus dividends in arrears--Note L...........................................      18,485,868
Common stock held by employee benefit plans; 304,693 and 305,693 shares, respectively--Note L.....       1,916,519
Commitments and contingencies--Notes I, K, L and M................................................
Common stock, no par value. Authorized 20,000,000 shares; issued and outstanding 2,179,714 shares,
  less 304,693 shares held by employee benefit plans..............................................       2,945,606
Unrealized losses on marketable equity securities--Notes C and J..................................        (254,388)
Unrealized losses on debt securities--Notes A, C and J............................................     (59,691,765)
Retained earnings.................................................................................      25,023,788
                                                                                                    --------------
  Total stockholders' (deficit)--Note L...........................................................     (31,976,759)
                                                                                                    --------------
  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.....................................................  $  969,364,153
                                                                                                    --------------
                                                                                                    --------------

                See notes to consolidated financial statements.

                          SBM COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31
                                                                                     ----------------------------
                                                                                         1994           1993
                                                                                     -------------  -------------
Revenues:
  Net investment income............................................................  $  62,887,722  $  60,884,031
  Underwriting, sales service and distribution fees................................      3,124,299      3,618,848
  Life insurance premiums..........................................................        392,801        415,141
  Advisory and other fees from affiliated mutual funds.............................      1,481,074      1,486,052
  Realized investment (losses) gains, net..........................................     (9,799,377)     3,828,598
  Other income.....................................................................      1,845,231      1,814,676
                                                                                     -------------  -------------
      Total revenues...............................................................     59,931,750     72,047,346
                                                                                     -------------  -------------
Benefits and expenses:
  Provisions for benefits:
  Annuities and life insurance.....................................................     42,466,335     44,659,544
  Face amount certificate reserves (interest)--Note G..............................      3,575,075      4,089,905
  Loan and real estate losses--Notes C and D.......................................        320,000        718,908
  Death and other benefits.........................................................        471,419        489,768
  Commissions, wages and benefits..................................................      7,148,918      6,795,909
  Interest expense.................................................................        124,363        598,450
  Amortization of deferred policy acquisition costs--Note E........................      4,275,361      4,076,736
  Occupancy of equipment...........................................................      1,370,685      1,433,732
  State guaranty association assessments...........................................      1,791,617      1,463,441
  Other expenses...................................................................      3,259,408      2,173,256
                                                                                     -------------  -------------
      Total benefits and expenses..................................................     64,803,181     66,499,649
                                                                                     -------------  -------------
      Income (loss) from continuing operations before income taxes.................     (4,871,431)     5,547,697
  Income taxes (benefit)--Note J...................................................     (1,267,000)     1,800,000
                                                                                     -------------  -------------
  Net income (loss)................................................................  $  (3,604,431) $   3,747,697
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  Discount accretion of preferred stock............................................  $     136,188  $    --
  Mandatory redeemable voting convertible preferred stock dividends................  $   1,520,000  $     657,802
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Net income (loss) applicable to common stock.....................................  $  (5,260,619) $   3,089,895
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Earnings per common share:
  Primary:
    Net income (loss)..............................................................  $       (2.40) $        1.35
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Fully diluted:
    Net income (loss)..............................................................  $       (2.40) $        1.32
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  Weighted average common shares outstanding (primary).............................      2,187,481      2,281,673
  Weighted average common shares outstanding (fully diluted).......................      2,187,481      2,971,923

                See notes to consolidated financial statements.

                          SBM COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                 UNREALIZED
                                                                  LOSSES ON      UNREALIZED                    TOTAL
                                                                 MARKETABLE       LOSSES ON                STOCKHOLDERS'
                                                                   EQUITY           DEBT        RETAINED      EQUITY
                                                COMMON STOCK     SECURITIES      SECURITIES     EARNINGS     (DEFICIT)
                                               --------------  ---------------  -------------  ----------  -------------
Balances as of December 31, 1992.............    $3,101,197      $  (213,024)    $   --        $27,031,218  $29,919,391
  Net income.................................        --              --              --         3,747,697     3,747,697
  Dividends declared:
    Common stock $.40 per share..............        --              --              --          (911,925)     (911,925)
  Mandatory redeemable voting convertible
    preferred stock, 8%......................        --              --              --          (657,802)     (657,802)
  Decrease in unrealized loss on marketable
    equity securities, net of income tax
    benefit..................................        --               47,282         --            --            47,282
  Accretion of discount mandatory redeemable
    voting convertible preferred stock.......        --              --              --           (38,994)      (38,994)
  Allocation of net income in excess of
    dividends to common stock held by
    employee benefit plans...................        --              --              --          (146,175)     (146,175)
                                               --------------  ---------------  -------------  ----------  -------------
Balances at December 31, 1993................     3,101,197         (165,742)        --        29,024,019    31,959,474

  Net loss...................................        --              --              --        (3,604,431)   (3,604,431)
  Dividends declared:
    Common stock, $.10 per share.............        --              --              --          (217,971)     (217,971)
    Mandatory redeemable voting convertible
      preferred stock, 8%....................        --              --              --          (760,000)     (760,000)
  Dividends in arrears on mandatory
    redeemable voting convertible preferred
    stock, 8%................................        --              --              --          (760,000)     (760,000)
  Adoption of SFAS No. 115 -
  Note A.....................................        --              --            3,800,000       --         3,800,000
  Increase in unrealized loss on marketable
    equity securities, net of income tax
    benefit..................................        --              (88,646)        --            --           (88,646)
  Accretion of discount on mandatory
    redeemable voting convertible preferred
    stock....................................        --              --              --          (136,188)     (136,188)
  Allocation of net loss, dividends and
    carrying value to common stock held by
    employee benefit plans...................        --              --              --         2,876,307     2,876,307
  Increase in unrealized loss on debt
    securities...............................        --              --          (63,491,765)      --       (63,491,765)
  Purchases of 100,041 shares including
    acquisition costs of $42,193.............      (155,591)         --              --        (1,397,948)   (1,553,539)
                                               --------------  ---------------  -------------  ----------  -------------
  Balances at December 31, 1994..............    $2,945,606      $  (254,388)    $(59,691,765) $25,023,788  $(31,976,759)
                                               --------------  ---------------  -------------  ----------  -------------
                                               --------------  ---------------  -------------  ----------  -------------

                See notes to consolidated financial statements.

                          SBM COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31
                                                                                      ----------------------------
                                                                                          1994           1993
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net income (loss).................................................................  $  (3,604,431) $   3,747,697
                                                                                      -------------  -------------
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Provisions for losses and benefits:
      Annuities and life insurance..................................................     42,466,335     44,659,544
      Face amount certificate reserves (interest)...................................      3,575,075      4,089,905
      Loan and real estate losses...................................................        320,000        718,908
    Depreciation....................................................................        302,491        318,025
    Amortization of deferred policy acquisition costs...............................      4,275,361      4,076,736
    Deferred income taxes...........................................................       (786,000)      (252,000)
    Premium amortization, net.......................................................     (4,537,537)    (4,396,269)
    Realized investment (gains) losses, net.........................................      9,799,377     (3,828,598)
  Decrease (increase) in operating assets:
    Accrued investment income.......................................................     (2,764,904)      (120,792)
    Receivable from reinsurer.......................................................       (300,934)       363,943
    Deferred policy acquisition costs capitalized...................................     (5,205,762)    (7,932,570)
    Refundable income taxes.........................................................     (2,648,568)       282,256
    Other assets....................................................................       (160,953)       991,081
  Increase (decrease) in operating liabilities:
    Accounts payable and other liabilities:.........................................        899,236      1,388,655
    Deferred compensation and retirement benefits for officers......................         (8,764)       (68,268)
                                                                                      -------------  -------------
  Net cash provided by operating activities.........................................     41,620,022     44,038,253
                                                                                      -------------  -------------
Cash flows from investing activities:
  Proceeds from maturities and repayments of debt securities:
    Available-for-sale..............................................................     67,792,568             --
    Held-to-maturity................................................................     22,833,787    311,637,232
  Proceeds from other investments sold..............................................        314,979             --
  Proceeds from sales of debt securities:
    Available-for-sale..............................................................    176,422,655             --
    Held-to-maturity................................................................         11,983    103,871,141
  Cost of debt securities acquired:
    Available-for-sale..............................................................   (242,280,515)            --
    Held-to-maturity................................................................    (16,678,534)  (513,801,212)
  Cost of other investments purchased...............................................         (2,880)            --
  Sales (purchases) of short-term investments, net..................................    (28,729,158)     6,710,632
  Loan principal repayments.........................................................     17,472,582     22,503,776
  Loans funded......................................................................    (11,142,529)   (10,654,812)
  Proceeds from (additions to) land, building and equipment, net....................      2,170,973       (203,697)
                                                                                      -------------  -------------
    Net cash used in investing activities...........................................    (11,814,089)   (79,936,940)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Payments to face amount certificate holders.......................................    (15,615,986)    (9,596,304)
  Reserve payments from face amount certificate holders.............................      5,332,840      5,984,921
  Deposit received from annuitants, net.............................................     73,987,946     99,636,112
  Payments to annuitants............................................................    (86,284,317)   (65,545,851)
  Sale of preferred stock...........................................................             --     11,000,000
  Expenses of issuance of preferred stock...........................................             --     (1,299,314)
  Purchase of common stock..........................................................     (1,569,268)      (193,375)
  Dividends on common stock.........................................................       (217,971)      (683,925)
  Dividends on preferred stock......................................................       (760,000)      (657,802)
  Principal payments on notes payable...............................................     (2,012,210)    (3,175,575)
                                                                                      -------------  -------------
    Net cash (used in) provided by financing activities.............................    (27,138,966)    35,468,887
                                                                                      -------------  -------------
Net increase (decrease) in cash.....................................................      2,666,967       (429,800)
Cash at beginning of year...........................................................        898,726      1,328,526
                                                                                      -------------  -------------
Cash at end of year.................................................................  $   3,565,693  $     898,726
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See notes to consolidated financial statements.

                          SBM COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of SBM Company (the "Company") and all wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. For comparability, certain prior year amounts have been reclassified to conform with the current year presentation.

INVESTMENTS

    Effective January 1, 1994, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The primary impact of SFAS 115 is to require the Company to classify its debt securities into categories based upon the Company's intent relative to the eventual disposition of the securities. SFAS 115 establishes three categories of securities: (1) Held-to-maturity securities are comprised of securities which the Company has the positive intent and ability to hold to maturity. These securities are carried at amortized cost. SFAS 115 prevents the Company from classifying a security as held-to-maturity if the security might be sold for liquidity needs or based on changes in interest rates. (2) Available-for-sale securities may be sold to address liquidity and other needs of the Company. These securities are held at "fair value" on the balance sheet with an increase or decrease to stockholders' equity for unrealized gains or losses after the recording of deferred income taxes. (3) Trading securities would be securities acquired for the purpose of selling them in the near term. The Company does not intend to classify any of its securities as trading securities.

    Upon adoption of SFAS 115, the Company analyzed its debt securities and determined that to maintain flexibility in its investment portfolio it would classify a significant portion of its investment portfolio as available-for-sale even though management did not have the intention of selling these securities. As such, as of January 1, 1994, approximately $505.6 million of its debt securities were classified as available-for-sale with approximately $254.2 million classified as held-to-maturity. The fair value of the available-for-sale securities created a net unrealized after tax gain of $3.8 million, after adjustment for deferred acquisition costs, at January 1, 1994. Due to an investment portfolio repositioning program in mid 1994, the Company's life insurance subsidiary transferred approximately $234 million of securities classified as held-to-maturity into the available-for-sale category with an unrealized loss of $15.9 million. With the significant increase in interest rates in 1994, the market value of the available-for-sale securities at December 31, 1994 resulted in a net pretax unrealized loss of $79.1 million and a deferred tax benefit of approximately $6.6 million. A tax valuation allowance of approximately $20.3 million has been established for the additional tax benefit that cannot be recognized at this time. In addition, deferred policy acquisition costs have been increased by $12.8 million, net of a deferred tax liability of $6.5 million, in conjunction with SFAS 115. This amount is included in the stockholders' equity section for unrealized losses on debt securities available-for-sale. During 1994, changes in market interest rates and other factors have caused fluctuations in the value of securities classified as available-for-sale which has created volatility in the Company's stockholders' equity.

    Marketable equity securities are carried at fair value, and any change in unrealized losses, net of deferred income taxes, is recorded directly against stockholders' equity (deficit).

                          SBM COMPANY AND SUBSIDIARIES

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The fair values for actively traded bonds, such as GNMA and FNMA Certificates, are based on quoted market prices. The fair values of collateralized mortgage obligations (CMOs) are based on quotes from independent brokers. Considerable judgment is required in interpreting market data to develop estimates of fair value for CMOs; accordingly, these quotes are not necessarily indicative of the amounts that could be realized or would be paid in a current sale of the security. The fair values of equity securities are based on closing market quotations or on estimates from independent broker-dealers and pricing services. When evidence indicates there is an other than temporary decline in the underlying value of individual investments, such investments are written down to reflect such impairment by a charge to realized gains (losses) in the consolidated statements of income. Realized gains or losses on the sale of investments are computed on the basis of specific identification of investment costs.

    Mortgage loans on real estate are carried at amortized cost less an allowance for loan losses.

    Real estate acquired in satisfaction of loans is stated at the lower of cost or fair value, less cost of disposition, at the date acquired. If there are subsequent declines in market value, the property is adjusted to fair value through current earnings. Foreclosed real estate is included as a component of other invested assets.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses provides for potential losses when other than temporary declines have occurred in the value of the real estate and other assets securing the loans. The allowance is based upon management's evaluation of a number of factors, including loan loss experience, a continuing review of problem loans and current and anticipated economic conditions that may affect the borrower's ability to repay the loan. The allowance is increased by provisions charged to operating expense and reduced by net chargeoffs. Loans are placed on nonaccrual status when management believes the collection of interest is uncertain, generally when payments are past due more than three months.

DEFERRED POLICY ACQUISITION COSTS

    The costs of acquiring and issuing new life insurance policies, annuity contracts and face amount certificates, principally commissions, expenses of issuance and underwriting and certain sales expenses have been deferred. Deferred policy acquisition costs applicable to annuity contracts are amortized over the lives of the policies in relation to the present value of estimated gross profits from investment and expense margins. The deferred policy acquisition costs applicable to traditional life insurance policies are amortized to income over the premium-paying periods of the related policies in proportion to the ratio of the expected annual premium revenues to total anticipated premium revenues from the life insurance policies. Expected premium revenue was estimated using the same actuarial assumptions as were used in calculating the liabilities for future policy benefits. Deferred acquisition costs applicable to face amount certificates are amortized on a straight-line basis over three years.

LAND, BUILDING AND EQUIPMENT

    Depreciation is computed using the straight-line method over estimated useful lives of thirty-three years for the building and related improvements and from three to twenty years for equipment.

                          SBM COMPANY AND SUBSIDIARIES

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FUTURE POLICY BENEFITS

    The liability for future policy benefits for traditional life insurance has been computed by a net level premium method based on assumptions as to investment yields, mortality, withdrawals and dividends. The assumptions are based on projections of past experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued.

    The liability for future policy benefits for flexible premium and single premium deferred annuities represents accumulated account values with interest currently at 4.50% to 8.0%.

    The Company records ceded reinsurance receivables, including amounts related to paid and unpaid benefits and amounts related to liabilities for future policy benefits, as assets and liabilities on the Company's consolidated balance sheet. As of December 31, 1994, receivable from reinsurer and future policy benefits on the consolidated balance sheet include reinsurance receivables of $105,428,796.

FACE AMOUNT CERTIFICATE RESERVES

    Face amount certificates issued by the Company's subsidiary entitle certificate holders, who have made either single or installment payments, to receive a definite sum of money at maturity. Certificate reserves earn interest and cash surrender values are less than accumulated certificate reserves prior to maturity dates. Certificate reserves are maintained for advance payments by certificate holders and accrued interest thereon and for interest earned and accrued due to additional interest rates declared. The reserve accumulation rates, cash surrender values and certificate reserves, among other matters, are governed by the Investment Company Act of 1940.

EARNINGS PER SHARE

    Primary earnings per share were computed by dividing net income (loss) less dividends on mandatory redeemable voting convertible preferred stock by the weighted average number of common shares outstanding during each year. The mandatory redeemable voting convertible preferred stock is not considered to be a common stock equivalent. Fully diluted earnings per share for 1993 assumes conversion of the mandatory redeemable voting convertible preferred stock into 690,250 weighted average common shares and a $180,000 adjustment for interest, net of tax, paid on the convertible promissory note. For 1994, the warrant (Note
K) and the assumed conversion of the mandatory redeemable voting convertible preferred stock would have been anti-dilutive and are not considered in primary or fully diluted common shares, respectively.

MANDATORY REDEEMABLE VOTING CONVERTIBLE PREFERRED STOCK

    The discount on the mandatory redeemable voting convertible preferred stock is being accreted through a charge against retained earnings over ten years using the effective interest method.

UNDERWRITING, SALES SERVICE AND DISTRIBUTION FEES

    Sales service fees for selling and servicing life insurance policies and annuity contracts are recognized at the time a new policy or contract is written and as premiums are collected from policy and contract holders thereafter. Underwriting fees for sale of mutual fund shares and other products are recognized at the time of sale. All significant intercompany transactions have been eliminated with no effect on net

                          SBM COMPANY AND SUBSIDIARIES

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income since fees received by the Company's sales subsidiary approximate the costs incurred by the Company and its other subsidiaries.

PREMIUM REVENUE

    Life insurance premiums are reported as earned when due. Benefits and expenses are associated with earned premiums in a manner that results in recognition of policy profits over the lives of the related policies.

    Annuity contracts which do not subject the Company to significant risks arising from policyholder mortality or morbidity are considered interest-sensitive insurance contracts. Amounts received as payments for such contracts are not reported as revenues. Revenues for investment products consist of investment income and policy administration charges. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract values and interest credited to contract values.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental Cash Flow Information:

    Cash paid for interest during the years ended December 31, 1994 and 1993, was $4,062,114 and $4,784,118, respectively. Cash paid for income taxes, net of refunds received, for the years ended December 31, 1994 and 1993, was $2,062,899 and $2,057,832, respectively.

Noncash Investing and Financing Activities:

    At December 31, 1994, the Company was $760,000 in arrears for dividends on the mandatory redeemable voting convertible preferred stock.

    During 1993, the Company sold real estate owned properties and financed $2,235,000 of the purchase prices. During 1993, the Company foreclosed on certain mortgage loans and acquired the underlying real estate collateral. This real estate was then transferred to other invested assets at the lower of cost or fair value less cost of disposition of $2,374,951 in 1993.

    During 1993, the Company's $4,000,000 Convertible Promissory Note was converted into 4,000 shares of the Company's Series A Mandatory Redeemable Voting Convertible Preferred Stock.

IMPACT OF ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED IN THE FUTURE

    In May 1993, the Financial Accounting Standards Board issued SFAS No. 114 (SFAS 114), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. SFAS 114 is effective for fiscal years beginning after December 15, 1994. The primary effect of the statement for the Company will be related to the accounting for impaired commercial mortgage loans. The significant issue addressed is the utilization of fair value in establishing allowances for impaired loans. The Company estimates that the effect of adoption of SFAS 114 will not be material.

                          SBM COMPANY AND SUBSIDIARIES

B. SALE AND LIQUIDATION OF THE COMPANY

    Pursuant to a Stock and Asset Purchase Agreement dated February 16, 1995, between the Company and ARM Financial Group, Inc., (ARM), the Company has agreed to sell substantially all of the business operations and assets of the Company to ARM (the Proposed Transaction) for a purchase price of $38.6 million, subject to certain adjustments. As part of the Proposed Transaction, ARM will acquire all of the outstanding stock of the subsidiaries and certain assets of the Company and assume certain liabilities of the Company. Additionally, the agreement requires ARM to contribute between $15-20 million in additional capital to the subsidiaries (See Note L regarding Stockholders' Equity and Regulatory Matters). The completion of the Proposed Transaction is subject to a number of contingencies, including the obtaining of regulatory and shareholder approvals.

    As soon as practicable after consummation of the Proposed Transaction, the Company intends to wind up and liquidate the Company. The Company anticipates adopting a Plan of Dissolution, such Plan to be effective upon consummation of the Proposed Transaction. In the liquidation, distributions to the holders of common stock will be subject to the senior rights of the holders of the Series A Preferred Stock (Note L) and the Series B Preferred Stock (no Series B shares are outstanding as of December 31, 1994).

    At the Company's regular meeting of shareholders, expected to be held in April or May 1995, the Company's shareholders will vote on the above matters. A proxy statement will be sent to all shareholders with detailed information concerning the Proposed Transaction and the Plan of Dissolution.

    The Proposed Transaction and the Plan of Dissolution each require the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, voting together as a single class. Approval of the Proposed Transaction also requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock, voting separately as a class.

    The accompanying consolidated financial statements have been prepared on an historical basis of accounting and do not include any purchase accounting, liquidation accounting or other adjustments which would result upon completion of the Proposed Transaction and the Plan of Dissolution.

                          SBM COMPANY AND SUBSIDIARIES

C. INVESTMENTS

    Investment securities by type and gross unrealized gains and losses at December 31, 1994 are presented below:

                                                                           GROSS UNREALIZED
                                                                      --------------------------
                                                      AMORTIZED COST    GAINS         LOSSES        FAIR VALUE
                                                      --------------  ----------  --------------  --------------
Debt securities available-for-sale:
  CMOs..............................................  $  444,647,746  $   --      $  (70,647,798) $  373,999,948
  GNMA certificates.................................      88,584,779     224,202      (2,399,982)     86,408,999
  FNMA certificates.................................      19,483,095      11,277        (958,581)     18,535,791
  Corporate bond obligations........................      78,968,327      77,713      (1,580,342)     77,465,698
  U.S. Government obligations.......................     100,578,894      --          (3,782,254)     96,796,640
                                                      --------------  ----------  --------------  --------------
                                                      $  732,262,841  $  313,192  $  (79,368,957) $  653,207,076
                                                      --------------  ----------  --------------  --------------
                                                      --------------  ----------  --------------  --------------
Debt securities held-to-maturity:
  CMOs..............................................  $   13,108,720  $   --      $   (1,987,005) $   11,121,715
  GNMA certificates.................................        --            --            --              --
  FNMA certificates.................................        --            --            --              --
  Corporate bond obligations........................        --            --            --              --
  State and municipal obligations...................         667,053       5,601         (34,254)        638,400
  U.S. Government obligations.......................         168,461      --             (15,248)        153,213
                                                      --------------  ----------  --------------  --------------
                                                      $   13,944,234  $    5,601  $   (2,036,507) $   11,913,328
                                                      --------------  ----------  --------------  --------------
                                                      --------------  ----------  --------------  --------------
Marketable equity securities:
  Preferred stocks..................................  $    1,065,645  $    6,932  $     (392,368) $      680,209
  Common stocks.....................................           2,880      --            --                 2,880
  Affiliated mutual funds...........................        --            --            --              --
                                                      --------------  ----------  --------------  --------------
                                                      $    1,068,525  $    6,932  $     (392,368) $      683,089
                                                      --------------  ----------  --------------  --------------
                                                      --------------  ----------  --------------  --------------

    CMOs are a discreet pool of mortgage-backed securities which are generally issued in several classes. Each such class bears or accrues any interest to which it is entitled at a specified rate or at a rate calculated in a specified manner. Principal on the mortgage loans ultimately underlying a series of CMOs may be allocated among the several classes within such series in a variety of ways, resulting in classes of CMOs which return principal based on a specified or scheduled order. By varying the rates or methods of calculating interest on several classes within a series of CMOs and the allocations of principal among such classes, a CMO issuer can create "derivative" securities with a wide range of payment characteristics. These securities include the inverse floaters and the two-tier index bonds held by the Company. All of the CMOs held by the Company are collateralized by mortgage pass-through certificates which are guaranteed by either FNMA or FHLMC.

                          SBM COMPANY AND SUBSIDIARIES

C. INVESTMENTS (CONTINUED)
    As of December 31, 1994 the Company's CMO portfolio consisted of the following classes based on carrying value:

                                                                          AVAILABLE-    HELD-TO-
                                                                           FOR-SALE     MATURITY
                                                                          -----------  -----------
Planned amortization class (PACs).......................................        70.5%        38.1%
Two-tiered index bonds (TTIBs)..........................................         8.3         20.4
Accrual bond (Z bond)...................................................         7.9         12.3
Targeted amortization class (TACs)......................................         3.8         19.1
Inverse floating rate...................................................         3.6           .6
Companion bonds (SUPs)..................................................         3.5          9.5
Sequential..............................................................         1.1       --
Very accurately determined maturity (VADMs).............................          .8       --
Floating rate...........................................................          .5       --
                                                                               -----        -----
                                                                               100.0%       100.0%
                                                                               -----        -----
                                                                               -----        -----

    A PAC CMO has a fixed interest rate and is a class that is designed to receive fixed principal payments using a predetermined schedule over a predetermined time period under a wide range of prepayment scenarios which makes the average life of the security more predictable. A sequential pay class ("Sequential") has a fixed interest rate and receives principal payments in a prescribed sequence continuously from the first payment date until the class is paid off. The average life of the class will shorten or lengthen based on prepayments.

    A TTIB is a CMO class whose coupon is fixed until the applicable index such as the Cost of Funds Index ("COFI") reaches a specified level known as the first strike. When the index is higher than a first strike, the TTIB becomes an inverse floater whose coupon declines to its floor at the second strike. The floor at the second strike typically will be zero. On initial purchase date the first strike on a TTIB is generally two to three hundred basis points (2-3%) above the current level of the applicable index. Consequently, it is unlikely at the date of purchase that the first strike would be reached in the near future. At December 31, 1994, the weighted average first strike on the TTIBs held by the Company was 2.41% above the applicable index and, accordingly, none of these securities have become inverse floaters. The Company would purchase TTIBs in anticipation of an interest rate and prepayment environment in which prepayments would remain at moderate to high levels, in which event the TTIBs generally would pay off before the first strike is reached. Nevertheless, if the index applicable to a TTIB reaches its first strike, the value of the TTIB would be expected to decline. The average life of a CMO TTIB can vary greatly, depending upon prepayments.

    An accrual bond class of CMOs, also known as Z bond, does not pay periodic interest, but rather accumulates interest at a specified rate until the principal of the class becomes payable. The accumulated interest then is paid when the principal is repaid. An accrual bond class of CMOs enables the holder to avoid reinvestment risk. However, in a period of increasing interest rates, an accrual bond class of CMOs is likely to experience a greater decline in value than a current-interest class with the same interest rate and principal payment schedule.

    A TAC is similar to a PAC, in that they both have a schedule of principal repayments. TACs provide more protection against call risk, but offer less protection against extension risk.

                          SBM COMPANY AND SUBSIDIARIES

C. INVESTMENTS (CONTINUED)
    A floating rate security has an interest rate that is based on a known index such as COFI and is adjusted periodically, typically monthly, as such index rate changes. The interest rate of the security moves in the same direction as the index. Inverse floating rate classes are securities with a coupon that moves in the reverse direction to an applicable index such as COFI. Accordingly, the coupon rate thereon will increase as interest rates decrease and decrease as rates increase, in some cases by a greater amount than the amount of change in the related index rate. Inverse floating rate securities are typically more volatile than fixed or floating rate securities. The current yield on the Company's inverse floating rate securities was approximately 10.4% at December 31, 1994. Inverse floating securities would be purchased by the Company to attempt to protect against a reduction in the income earned on the Company's investments due to a decline in interest rates and a corresponding increase in prepayments. The Company would be adversely affected by the purchase of such securities in the event of an increase in interest rates since the coupon rates thereon will decrease as interest rates increase, and, like other fixed income securities, the value will decrease as interest rates increase.

    The Companion (Support) Class acts as a shock absorber. It takes excess cash flow or does not get a payment so that the PAC and TAC classes can be paid. This is a CMO class that receives principal payments on any payment date only if scheduled payments have been made on specific PAC and TAC classes.

    VADMs or Accretion Directed class pays principal from specified accretions of accrual bonds. VADM's may, in addition, receive principal from the collateral paydowns. This class is a CMO that has a very stable average life because the cashflows are directed from the Z bonds, which receive no principal payments.

    The amortized cost and fair value of debt securities at December 31, 1994, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay with or without call or prepayment penalties.

                                                               AMORTIZED COST    FAIR VALUE
                                                               --------------  --------------
Debt securities available-for-sale:
  Due in one year or less....................................  $   33,491,503  $   33,111,737
  Due after one year through five years......................     141,053,572     136,436,774
  Due after five years through ten years.....................       4,950,702       4,665,156
  Due after ten years........................................          51,444          48,671
                                                               --------------  --------------
                                                                  179,547,221     174,262,338
  Mortgage-backed securities.................................     552,715,620     478,944,738
                                                               --------------  --------------
                                                               $  732,262,841  $  653,207,076
                                                               --------------  --------------
                                                               --------------  --------------

                          SBM COMPANY AND SUBSIDIARIES

C. INVESTMENTS (CONTINUED)

                                                                AMORTIZED COST   FAIR VALUE
                                                                --------------  -------------
Debt securities held-to-maturity:
  Due in one year or less.....................................   $     50,000   $      50,000
  Due after one year through five years.......................        110,000         109,153
  Due after five years through ten years......................        217,228         214,576
  Due after ten years.........................................        458,286         417,884
                                                                --------------  -------------
                                                                      835,514         791,613
  Mortgage-backed securities..................................     13,108,720      11,121,715
                                                                --------------  -------------
                                                                 $ 13,944,234   $  11,913,328
                                                                --------------  -------------
                                                                --------------  -------------

    The weighted average stated maturity of mortgage-backed securities was in excess of 20 years as of December 31, 1994. However, after factoring in estimated prepayments of the underlying loans, the weighted average duration of the Company's GNMA and FNMA Certificates and CMO portfolio, in the aggregate, is
8.5 years. Changes in interest rates would affect the prepayment speed of the underlying mortgages and the average lives of the securities. If interest rates increased, it would be expected that the average life of these securities would increase and correspondingly, if interest rates decreased, the average life would decrease.

    Gross gains and (losses) in 1994 from debt securities available-for-sale were $852,201 and $(10,193,636), respectively. Gross gains from debt securities held-to-maturity in 1994 were $1,864. Gross gains of $3,976,052 and gross losses of $0 were recognized in 1993.

    At December 31, 1994, debt securities of the life insurance subsidiary carried at $14,845,594 were on deposit with various states pursuant to legal deposit requirements.

    Investments in affiliated mutual funds include shares of the Company's affiliated tax-free income fund. This investment primarily represents "seed" money for the start-up of the fund. Under regulations of the Investment Company Act of 1940, the investments may not be liquidated until all organization costs of the fund are amortized, unless the fund is reimbursed for unamortized organization costs at the time of sale. This investment was liquidated in 1994 after organization costs were fully amortized.

    Short-term investments consist of commercial paper with maturities of less than 35 days.

    Real estate acquired in satisfaction of loans included in other invested assets was $1,462,149 at December 31, 1994. During 1994 and 1993, the Company recognized losses on real estate owned of $320,000 and $258,908, respectively.

                          SBM COMPANY AND SUBSIDIARIES

C. INVESTMENTS (CONTINUED)
    Net investment income summarized by investment category for the two years ended December 31, 1994 is as follows:

                                                                     1994           1993
                                                                 -------------  -------------
Debt securities available-for-sale.............................  $  54,509,734  $    --
Debt securities held-to-maturity...............................        953,519     55,147,353
Marketable equity securities...................................         60,154         66,328
Mortgage loans.................................................      4,586,675      5,019,123
Policy loans...................................................        851,780        717,164
Short-term investments.........................................      2,412,970        654,426
                                                                 -------------  -------------
Total investment income........................................     63,374,832     61,604,394
Less investment expenses.......................................       (487,110)      (720,363)
                                                                 -------------  -------------
                                                                 $  62,887,722  $  60,884,031
                                                                 -------------  -------------
                                                                 -------------  -------------

D. MORTGAGE LOAN

    A summary of the changes in the allowance for loan losses as of December 31 is as follows:

                                                                        1994          1993
                                                                    ------------  ------------
Balance at beginning of year......................................  $  1,609,000  $  1,617,000
Provision for loan losses.........................................       --            460,000
Less loans charged off............................................       (18,000)     (468,000)
                                                                    ------------  ------------
Balance at end of year............................................  $  1,591,000  $  1,609,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    At December 31, 1994, nonperforming loans (past due three months or more) totaled $0 and restructured loans totaled $6,380,264. Had such loans been accruing interest in accordance with the original terms, interest income would have been $706,129 for the year ended December 31, 1994. Interest income received on restructured and nonperforming loans was $595,296 for the year ended December 31, 1994.

    As of December 31, 1994, approximately 51% of the mortgage loan property was in Minnesota and 12% was located in Arizona with the remainder in various geographic areas of the United States. Mortgage loans by significant types as of December 31, 1994, were as follows: industrial/warehouse--41%; office/ warehouse--35%; office--12%; multifamily housing--5%.

                          SBM COMPANY AND SUBSIDIARIES

E. DEFERRED POLICY ACQUISITION COSTS

    The changes in deferred acquisition costs for the two years ended December 31, 1994 are summarized as follows:

                                                                       1994                        1993
                                                            --------------------------  --------------------------
                                                            ANNUITIES AND     FACE-     ANNUITIES AND     FACE-
                                                                LIFE         AMOUNT         LIFE         AMOUNT
                                                              INSURANCE    CERTIFICATES   INSURANCE    CERTIFICATES
                                                            -------------  -----------  -------------  -----------
Balance at beginning of year..............................  $  56,399,696   $ 320,373   $  52,419,951   $ 444,284
Acquisition costs deferred during the year (primarily
  commission).............................................      4,697,766     507,996       7,555,104     377,466
Acquisition costs amortized during the year...............      3,756,579     518,782       3,575,359     501,377
SFAS 115 adjustment.......................................     19,300,000      --            --            --
                                                            -------------  -----------  -------------  -----------
Balance at end of year....................................  $  76,640,883   $ 309,587   $  56,399,696   $ 320,373
                                                            -------------  -----------  -------------  -----------
                                                            -------------  -----------  -------------  -----------

F. DEPOSITS OF ASSETS AND MAINTENANCE OF QUALIFIED ASSETS

    Under the provisions of its face amount certificates and the Investment Company Act of 1940 (the "Act"), the Company's face amount certificate subsidiary was required to have qualified assets (as defined in Section 28(b) of the Act) of $60,605,015 at December 31, 1994. The Company had qualified assets of $64,729,182 as of that date (such amount is before reduction of $385,437 for net unrealized pretax losses on marketable equity securities and net unrealized pretax losses on debt securities of $4,890,270).

    For purposes of determining compliance with the foregoing provisions, qualified assets are valued in accordance with such provisions of the Code of the District of Columbia (the "Code") as are applicable to life insurance companies as required by the Act. Qualified assets for which no provision for valuation is made in such Code are valued in accordance with rules, regulations or orders prescribed by the Securities and Exchange Commission. These values are the same as the financial statement carrying value, except that for financial statement purposes, marketable equity securities and debt securities classified as available-for-sale are carried at fair value. For qualified asset purposes, marketable equity securities are carried at cost and debt securities classified as available-for-sale are carried at amortized cost.

    Pursuant to the requirements of various states, the provisions of the certificates, depository agreements and the Act, qualified assets were deposited with custodians to meet certificate liability requirements as follows at December 31:

                                                                                     1994
                                                                                 -------------
Assets on deposit with:
  State governmental authority.................................................  $     170,435
  Bank--central depository.....................................................     64,092,848
                                                                                 -------------
    Total deposits.............................................................  $  64,263,283
                                                                                 -------------
                                                                                 -------------
  Required deposits............................................................  $  60,266,136
                                                                                 -------------
                                                                                 -------------

    Certificate loans, secured by applicable certificate reserves, are deducted from certificate reserves in computing deposit requirements.

                          SBM COMPANY AND SUBSIDIARIES

F. DEPOSITS OF ASSETS AND MAINTENANCE OF QUALIFIED ASSETS (CONTINUED) Assets on deposit consisted of the following at December 31:

                                                                                     1994
                                                                                 -------------
Investment securities, at cost plus accrued interest...........................  $  58,871,273
Mortgage loans, at cost less allowances for loan losses........................      4,281,089
Other assets on deposit, at cost...............................................      1,110,921
                                                                                 -------------
                                                                                 $  64,263,283
                                                                                 -------------
                                                                                 -------------

    Investment securities consist mainly of GNMA and FNMA certificates, CMOs, and commercial paper.

G. FACE AMOUNT CERTIFICATE RESERVES

                                                                         TOTAL RESERVES
                                                                               AT
                                                                          DECEMBER 31,    MINIMUM INTEREST
                                                                              1994               (A)
                                                                         ---------------  -----------------
Installment certificates:
  Reserves to mature, by series:
    120, 215 and 220...................................................   $     554,466              3.25(b)(c)
    315................................................................         425,412              3.50(c)
                                                                         ---------------
                                                                                979,878

Advance payments.......................................................         384,282                  (d)
Fully paid certificates:
  Installment..........................................................       2,311,547        2.50--3.50(c)(e)
  Optional settlement..................................................         615,811        2.50--3.00(c)
  Single-payment series 503............................................      56,056,890              2.50(f)

Due to unlocated certificate holders...................................           6,607              None
                                                                         ---------------
                                                                          $  60,355,015
                                                                         ---------------
                                                                         ---------------

------------------------

(a) The amount of interest accrued on installment certificates is reduced by delays in certificate holders making specified payments. After a nonpayment period of six months, the certificate is converted to an optional settlement certificate.

(b) Series 120 certificates provide for additional interest at a rate dependent upon the Company earning in excess of rates specified in the certificates. Such additional interest is credited to the certificate holder's account upon attainment of the annual anniversary date.

                          SBM COMPANY AND SUBSIDIARIES

G. FACE AMOUNT CERTIFICATE RESERVES (CONTINUED)
(c) As of December 31, 1994, the Board of Directors has declared additional interest to be credited on anniversary dates through 1995 and 1996 as follows:

                                                                               1995       1996
                                                                             ---------  ---------
Series 215 and 220:
  Installment certificates.................................................      2.25%      2.75%
  Optional settlements elected at maturity.................................      2.25%      2.75%
  Unapplied advance payments...............................................      2.25%      2.75%
Series 315:
  Installment certificates.................................................      1.75%      2.25%
  Optional settlements elected at maturity.................................      1.75%      2.25%
  Unapplied advance payments...............................................      1.75%      2.25%

(d) Minimum interest rates on advance payments are generally the same as the rates on scheduled installment payments. Interest on advance payments, however, is accruing at 5.25% and will continue at this rate through 1995.

(e) Effective July 1, 1980, the rate of reserve accumulation on fully paid installment certificates having loans outstanding is limited to the greater of the minimum interest, as set forth in the certificate, or the interest rate applicable to the loan.

(f) The Company's Executive Committee declares interest rates for Series 503 certificates purchased during the designated time periods. Additional interest rates are assigned based on the three-year life of the certificate and vary between first, second and third anniversary dates. Since 503 certificates were first issued on July 17, 1986, the combined minimum and additional interest rates have ranged from 4.20% to 9.50%.

H. NOTES PAYABLE

    The Company had a note payable secured by an airplane with interest at 8.5% through December 2000. The airplane was sold at a loss of approximately $490,000 and the related note was retired in 1994.

I. REINSURANCE

    The Company retains up to $50,000 of life insurance and waiver of premium benefits on any one life, depending on age and classification of the risk. The excess over the maximum retention is reinsured with other life insurance companies. Reinsurance ceded could become a liability in the event that the reinsurers become unable to meet the obligations assumed under the reinsurance agreements. Life insurance in force on direct business aggregated approximately $105,929,000 at December 31, 1994, of which $25,284,000 was ceded.

    In a prior year, the Company entered into an annuity coinsurance agreement in which it ceded a 90% interest in a block of annuity contracts to a reinsurer. As of December 31, 1994, the account value and statutory value of the ceded annuities was $105,428,796 and $117,417,617, respectively. Provision for benefits for annuities excludes interest credited on coinsured annuities of approximately $6.4 million and $7.2 million for the years ended December 31, 1994 and 1993, respectively.

                          SBM COMPANY AND SUBSIDIARIES

I. REINSURANCE (CONTINUED)
    Under the coinsurance agreement, the reinsurer is required to maintain assets with a statutory value equal to or greater than the statutory value of the annuities in a trust with the Company as the beneficiary to secure the obligations of the reinsurer under the coinsurance agreement. As of December 31, 1994, the statutory value of the assets securing the coinsurance agreement was $103,487,006.

J. INCOME TAXES

    The provision for income taxes (benefit) for the years ended December 31 was as follows:

                                                                                           1994           1993
                                                                                       -------------  ------------
Current:
  Federal............................................................................  $    (675,000) $  2,069,000
  State..............................................................................         86,000        29,000
  Deferred federal and state.........................................................       (678,000)     (298,000)
                                                                                       -------------  ------------
                                                                                       $  (1,267,000) $  1,800,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    The components of deferred income taxes as of December 31 are summarized as follows:

                                                                                         1994
                                                                     --------------------------------------------
                                                                        ASSETS       LIABILITIES        TOTAL
                                                                     -------------  --------------  -------------
Future policy benefits.............................................  $  21,002,000  $     (590,000) $  20,412,000
Unrealized losses on debt securities available-for-sale............     26,879,000        --           26,879,000
Deferred acquisition costs (DAC)...................................       --           (19,496,000)   (19,496,000)
DAC recovery on SFAS 115 unrealized losses.........................       --            (6,500,000)    (6,500,000)
Depreciation on building and equipment.............................       --               (98,000)       (98,000)
Write down on investments not currently deductible for taxes.......        625,000        --              625,000
Guaranty fund assessments accrual..................................      1,088,000        --            1,088,000
Deferred compensation..............................................        444,000        --              444,000
Real estate limited partnership....................................       --              (189,000)      (189,000)
Premium capitalization.............................................        464,000        --              464,000
Unrealized losses on marketable equity securities..................        131,000        --              131,000
Other..............................................................        260,000        (214,000)        46,000
                                                                     -------------  --------------  -------------
Total..............................................................     50,893,000     (27,087,000)    23,806,000
Valuation allowance................................................    (20,715,000)       --          (20,715,000)
                                                                     -------------  --------------  -------------
                                                                     $  30,178,000  $  (27,087,000) $   3,091,000
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------

                          SBM COMPANY AND SUBSIDIARIES

J. INCOME TAXES (CONTINUED)
    Federal income tax expense (benefit) in the consolidated financial statements is different than the federal statutory rate of 35% in 1994 and 1993 applied to pretax income. The reasons for these differences are summarized as follows:

                                                                                           1994           1993
                                                                                       -------------  ------------
Federal income tax expense (benefit) at statutory rate...............................  $  (1,705,000) $  1,942,000
Change in estimate of valuation allowance............................................        400,000       --
Tax-exempt income....................................................................        (10,000)      (46,000)
State income taxes, net of federal benefit...........................................         22,000        17,000
Benefit of graduated income tax rates................................................         37,000       (56,000)
Other, net...........................................................................        (11,000)      (57,000)
                                                                                       -------------  ------------
                                                                                       $  (1,267,000) $  1,800,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    Prior to January 1, 1984, the life insurance subsidiary was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1994 of approximately $1,738,000 will be taxed if distributed to SBM Company (the "Parent"). The life insurance subsidiary has no plans to distribute amounts from the "policyholder surplus" account and no further additions to the account are allowed by the Tax Reform Act of 1984.

K. PROFIT SHARING PLANS, COMPENSATION AND COMMITMENTS FOR FUTURE RETIREMENT BENEFITS

    The Company has a non-contributory employee profit sharing plan whereby contributions are made to a trust based on percentages of participants' annual compensation. The Company also has a non-contributory profit sharing stock plan whereby employees can participate in the ownership of the Company. Under this plan, the contributions are used by the trustee primarily to purchase common shares of the Company. During 1994 and 1993, the Company purchased 1,000 and 12,500 shares respectively from the plan.

    The two plans generally cover all full-time employees age twenty-one and over with six months of service. Total employer contributions to the two plans cannot exceed 15% of the total compensation of the participants. Profit sharing expense for these plans aggregated $197,851 in 1994 and $270,587 in 1993.

    Directors' fees were $200,367 and $79,957 in 1994 and 1993, respectively, and aggregate salaries of executive officers for the respective years was $1,187,087 and $1,043,870 excluding amounts under the agreements described in the following paragraphs.

    Under employment agreements with two retired officers, the Company is required to make payments after retirement to each individual until death and, thereafter, reduced payments during the lifetimes of their spouses. The required payments are adjusted for the annual change in the Consumer Price Index. Required payments by the Company for the two retired officers for 1995 will be $144,288. The estimated present value, using a 6% discount rate, of the retirement benefits of the retired officers at December 31, 1994 was $913,865. The Company has been accruing the liability for such deferred retirement benefits over remaining active employment periods by annual charges to expense. In addition, deferred compensation related to other agreements for certain officers is $313,419 at December 31, 1994. One of the employment agreements also contains provisions for consultation and non-compete restrictions for an aggregate compensation of $66,000 annually through December 31, 1999.

                          SBM COMPANY AND SUBSIDIARIES

K. PROFIT SHARING PLANS, COMPENSATION AND COMMITMENTS FOR FUTURE RETIREMENT BENEFITS (CONTINUED)
    Total expense provisions for deferred compensation and future retirement benefits under these agreements aggregated $83,772 in 1994 and $93,252 in 1993.

    During 1994, the Company entered into an employment agreement with the Company's Chief Executive Officer (CEO). The agreement requires the Company to make a bonus payment of $135,000 if the CEO is terminated for other than cause or $270,000 if for constructive termination or due to a change in control of the Company. In addition, the agreement provides for a bonus of 1% of the net amount of value received by the Company in any new capital financing which includes substantial sale of assets by the Company or any subsidiary, issuance of shares or securities by the Company or any tender offer for shares of the Company, if such transaction is commenced during the CEO's tenure.

    In connection with execution of the employment agreement, the Company issued the CEO a warrant to purchase five percent of the fully-diluted outstanding stock of the Company at $6.29 per share. The warrant provides that the CEO may require the Company to repurchase the warrant if employment is terminated prior to December 31, 1996 other than for cause at a redemption price of $300,000 if notice is given before a change in control and $500,000 if the notice is given subsequent to a change in control. The Company may also repurchase the warrant subsequent to the termination of employment at the same terms as described above.

L. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

MANDATORY REDEEMABLE VOTING CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE
  PROMISSORY NOTE

    On December 20, 1992, the Company entered into a Preferred Stock and Note Purchase Agreement (the "Agreement") with SBM Partners L.P. (of which Head Insurance Investors L.P. and Jupiter Industries, Inc. are general partners) ("SBM Partners") and Integon Life Insurance Corporation ("Integon") (SBM Partners and Integon are referred to herein as the "Purchasers") regarding a sale to the Purchasers of an aggregate of 19,000 shares of the Company's Series A Mandatory Redeemable Voting Convertible Preferred Stock (the "Preferred Stock") at a purchase price of $19,000,000.

    The closing of the transaction occurred in two stages. At the first closing, which occurred on December 23, 1992, the Company issued 4,000 shares of its Preferred Stock to SBM Partners at a purchase price of $4,000,000. In addition, the Company issued to Integon a $4,000,000 Convertible Promissory Note (the "Note"). At the second closing, which occurred on September 21, 1993, the Note was converted into 4,000 shares of Preferred Stock, and the Company sold an additional 11,000 shares of Preferred Stock to the Purchasers for $11,000,000.

    The Preferred Stock will initially pay a cumulative preferred dividend of 8%; however, if the National Association of Insurance Commissioners (NAIC) rating assigned to the Preferred Stock is increased to a two, the dividend rate will be lowered to 6%. Each share of Preferred Stock is convertible at the option of the holder into 62.5 shares of the Company's common stock, which represents a conversion price of $16.00 per common share.

    The terms of the Preferred Stock prohibit the payment of common stock dividends or redemptions of common stock by the Company at any time when a dividend on the Preferred Stock is in arrears. As of December 31, 1994, the Company was $760,000 in arrears on its Preferred Stock dividends. In addition, common stock dividends and redemptions of common stock are restricted to a maximum amount equal to

                          SBM COMPANY AND SUBSIDIARIES

L. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS (CONTINUED) the sum of $3 million plus 50% of the Company's consolidated net income subsequent to January 1, 1993. As of December 31, 1994, the aggregate amount available for common stock dividends and redemptions was $219,257.

    The Preferred Stock provides that the shares will be redeemed by the Company on January 1, 2004, unless the shares are converted earlier into shares of the Company's common stock. Starting in 1998, the Company has the option to redeem the Preferred Stock at a price of 105% decreasing to 100% in 2003. The Preferred Stock also gives the holders of the Preferred Stock the right to have such shares redeemed prior to such date upon the occurrence of certain events of default at a price of 105% until 1998 decreasing to 100% in 2003.

    The Purchasers own shares representing approximately 34% (assuming conversion to common stock) of the voting power of all outstanding shares of the Company's voting stock and are entitled as a class to elect at least 34% of the Company's directors or four of the ten member Board of Directors. The holders of Preferred Stock have voting rights on matters other than election of directors that are based upon the number of shares of the Company's common stock into which the Preferred Stock is convertible. In addition, upon the occurrence of certain significant defaults by the Company, the Preferred Stockholders would be permitted to elect a majority of the Board Directors of the Company.

    The Company and the Purchasers also have entered into a Registration Rights Agreement and an Exchange Right Agreement. Under the terms of the Registration Rights Agreement, the Purchasers have been given the right to require the Company to publicly register the Preferred Stock and any shares of the Registrant's common stock issued upon conversion of such Preferred Stock. The Exchange Right Agreement gives the Purchasers the right to exchange shares of common stock of the Company held or acquired by them for shares of the Company's Series B Voting Convertible Participating Preferred Stock (the "Series B Preferred Stock"). Unless and until any shares of the Preferred Stock are redeemed, repurchased or converted, the Series B Preferred Stock will vote as a class with the Preferred Stock for purposes of election of directors, and together with the Preferred Stock, will elect a number of directors of the Company proportionate to the aggregate ownership interest of the holders of the Preferred Stock and Series B Preferred Stock in the Company.

COMMON STOCK HELD BY EMPLOYEE BENEFIT PLANS

    The Company's two employee benefit plans own 304,693 shares of Company common stock at December 31, 1994 (see Note K). The Company has entered into a written trustee agreement whereby the Company has agreed to purchase common shares tendered to it by the trustee from either benefit plan at a price equal to the higher of adjusted book value or fair market value. Adjusted book value is defined as the consolidated net assets of the Company plus unrealized losses on marketable equity securities plus the deferred income tax liability (if any) of the Company's life insurance subsidiary. Historically, adjusted book value of Company common stock in the two plans has been computed based upon amortized cost value of debt securities. However, as is discussed in Note A, effective January 1, 1994, SFAS 115 requires that debt securities classified as available-for-sale be valued on a mark-to-market basis rather than at amortized cost. Accordingly, with the required adoption of SFAS 115, common stockholders' equity is in a deficit position. The Company has determined that in connection with the adoption of SFAS 115 the adjusted book value of Company common stock held by employee benefit plans for purposes of the trustee agreement must be computed based upon market value of available-for-sale debt securities. As such, the adjusted book value for the common stock held by the plans is currently negative.

                          SBM COMPANY AND SUBSIDIARIES

L. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS (CONTINUED)
    However, as is discussed above, under the terms of the trustee agreement the Company is required to repurchase Company common stock from the plans at a price equal to the higher of adjusted book value or fair market value. In the past, for purposes of the trustee agreement, the Company has regarded adjusted book value of Company stock as being equivalent to the fair market value of such stock. With the adoption of SFAS 115, adjusted book value of Company stock frequently will be greater or less than the fair market value of such stock. Accordingly, the Company has obtained an independent determination of the fair market value of its common stock as of June 30, 1994, for purposes of valuing the Company's stock pursuant to the trustee agreement. The fair market value of the Company stock held by the plans was determined by the valuation to be $6.29 per common share. As this amount exceeds the adjusted book value of Company stock, it has been used by management to determine the value of the stock in the plans as of December 31, 1994. Because the valuation was performed as of June 30, 1994, it may not precisely reflect the value of SBM common stock held by the plans as of December 31, 1994. Further, the value determined by the independent valuation does not reflect the value of the Company's common stock held by the Company's other shareholders. In as much as interest rates have continued to rise in the third and fourth quarters of 1994, it is possible that the value of the Company stock held by the plans has decreased.

    Subsequent to year-end, the trustee of the plans notified the Company that it was tendering all shares held by the plans to the Company under the trustee agreement. The tender indicated that the value of the stock should be based on amortized cost adjusted book value in that it was the trustee's interpretation that this was the appropriate method of valuing the stock under the trustee agreement. The Company believes the trustee's tender of all shares is not consistent with the trustee agreement and the valuation of the common stock held by the Plans should not be based upon amortized cost but rather based on the methodology described above. The Company has subsequently commenced a lawsuit against the trustee to obtain a declaratory judgment as to the appropriate interpretation of the trustee agreement.

    While the Company believes its interpretation of the trustee agreement is appropriate, if it were determined that, for the limited purpose of establishing the adjusted book value of the Company common stock in the two plans under the trustee agreement, the plans should use amortized cost value of portfolio securities rather than market value, this would have the effect at December 31, 1994 of increasing the value of the stock held by the plans by approximately $2.5 million or $1.33 per share and reducing stockholders' equity by an equal amount.

    As the common stock held by employee benefit plans is subject to the trustee agreement as described above, the Company has classified those shares of common stock held by the Company's employee benefit plans outside of Stockholders' Equity on the consolidated balance sheet.

COMMON STOCK AND STOCK OPTIONS

    The Company has a stock option plan which allows for incentive stock options, nonstatutory options and stock appreciation rights. The Company has reserved 350,000 shares for issuance under the plan. No options have been granted under the plan.

TENDER OFFER

    During January 1994, the Company purchased 98,296 shares of its common stock for approximately $1.5 million, $15.26 per share, pursuant to a cash tender offer initiated by the Company during December 1993.

                          SBM COMPANY AND SUBSIDIARIES

L. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS (CONTINUED)
DIVIDENDS

    The ability of the Company to pay cash dividends to shareholders may be dependent upon the amount of dividends received from subsidiaries. The following is a summary of dividend restrictions and capital requirements for each subsidiary.

    As of December 31, 1994 the life insurance subsidiary is required to obtain written approval prior to payment of all dividends in accordance with an administrative order issued by the Minnesota Department of Commerce ("MDC")--see "Regulatory Matters" below. Exclusive of the administrative order, pursuant to Minnesota legal requirements, dividend payments must be paid solely from the adjusted earned surplus of the life insurance subsidiary. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds), less 25% of the amount of such earned surplus which is attributable to unrealized capital gains. Further, the life insurance subsidiary may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of the life insurance subsidiary's statutory surplus at the prior year-end or (ii) 100% of the life insurance subsidiary's statutory net gain from operations (not including realized capital gains) for the prior calendar year. The limitation for 1995 would be $3,262,671. Furthermore, distributions to the Parent by the life insurance subsidiary in excess of $26,896,170 as of December 31, 1994, would result in an additional income tax liability to the subsidiary.

    The Company's life insurance subsidiary prepares its statutory basis financial statements in accordance with accounting practices prescribed or permitted by the MDC. Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws, regulations and general administrative rules. The Company's life insurance subsidiary has strengthened its reserves on five policy forms in accordance with Proposed Actuarial Guideline GGG. The Minnesota Department of Commerce and the California Insurance Department, the Company's domiciliary and commercially domiciliary states, respectively, have approved the reserve strengthening over a three-year period beginning in 1994. The strengthening totals $12.3 million and according to the three year phase-in provision, one-third of this total, or $4.1 million, is included in reserves in the 1994 statutory basis financial statements of the subsidiary with the remaining two-thirds to be reflected equally in 1995 and 1996. The life insurance subsidiary's statutory capital and surplus as of December 31, 1994 was $32,626,711. Statutory operating income was $3,102,341 and $1,460,216 for 1994 and 1993, respectively.

    The Company's sales subsidiary is subject to the Securities and Exchange Commission's uniform net capital rule (Rule 15c3-1) which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. In addition, restrictions may be imposed to prohibit the Company from expanding its business or declaring dividends if its ratio of aggregate indebtedness to net capital is greater than 10 to 1. Net capital and the related net capital ratio fluctuate on a daily basis; however, at December 31, 1994, the net capital ratio was .78 to 1 and net capital was $562,500, which exceeded the minimum capital requirement by $533,053.

    The Company's face amount certificate subsidiary is subject to two principal restrictions relating to its regulatory capital requirements. First, under the Investment Company Act of 1940, the subsidiary is required to establish and maintain minimum capital in an amount of certificate reserves plus $250,000. Second, the MDC has historically recommended to the Company that face amount certificate companies should maintain a ratio of stockholder's equity to total assets at a minimum of 5% based upon a valuation of available-for-sale securities reflected at amortized cost. Under this formula, the subsidiary's capital level

                          SBM COMPANY AND SUBSIDIARIES

L. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS (CONTINUED) was 6.9% at December 31, 1994. In November 1994, the MDC notified the subsidiary that, based on the decline in the value of the subsidiary's investment portfolio resulting from increasing interest rates in 1994 and the subsidiary's decreasing liquidity resulting from reduced principal prepayments on the subsidiary's CMO portfolio, the MDC recommended that the subsidiary increase its capital level. The MDC's concern was influenced by the subsidiary's capital ratio, calculated including the effects of SFAS 115 (see Note C), which would have been 0.31% at December 31, 1994. On March 29, 1995, the life insurance subsidiary, parent of the face amount certificate subsidiary, contributed $1.5 million to the capital of the certificate subsidiary. The certificate subsidiary is now in compliance with the MDC's recommendation. The certificate subsidiary's shareholder's equity on a proforma basis at December 31, 1994, adjusted to reflect the $1.5 million capital contribution and the change in unrealized losses through February 28, 1995, would have been approximately $3 million. SBM Company is guarantor of approximately 65% of the certificates issued by the certificate company. The subsidiary has not paid dividends in the past and has no present intention to pay dividends in the near future, in order to increase capital resources.

REGULATORY MATTERS

    On November 16, 1994, the Commissioner of the MDC issued an administrative order to the Company's life insurance subsidiary (SBM Life). The order restricts the following types of material transactions without approval of the
Commissioner: merging or consolidating with another company; paying dividends; entering into new reinsurance agreements; making material changes in management; increasing salaries and benefits of officers or directors or making payment of bonuses; entering into any transactions with officers and directors, including employment agreements, or making other payments determined preferential by the commissioner; disposing of, conveying, or encumbering its assets or its business in force; or amending or entering into new contracts with the holding company or other affiliated companies.

    The issuance of the order was influenced by the SBM Life's A.M. Best rating reduction and the significant unrealized depreciation in its investment portfolio (Note C). An additional capital infusion to SBM Life will be necessary to address the issues of the MDC and for possible re-evaluation of its rating.

M. COMMITMENTS AND CONTINGENCIES

    The Company leases office space under two noncancelable operating leases expiring on July 14, 1998, and on June 30, 1999. In addition to the minimum rental payments, the Company is required to pay as additional rent its pro rata share of all operating costs as defined. Rent expense under these and former leases was $443,209 and $425,285 for 1994 and 1993, respectively. The leases require minimum annual rental payments as follows:

1995............................................................  $ 305,785
1996............................................................    320,993
1997............................................................    336,201
1998............................................................    321,169
1999............................................................    145,465
                                                                  ---------
    Total.......................................................  $1,429,613
                                                                  ---------
                                                                  ---------

                          SBM COMPANY AND SUBSIDIARIES

M. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company's life insurance subsidiary is subject to state guaranty association assessments. The assessments are made by the associations to obtain funds to pay off policyholders of insolvent insurance companies. In 1994 and 1993, the Company recorded approximately $1.8 million and $1.5 million of assessments, respectively. At December 31, 1994, accounts payable and other liabilities includes accrued guaranty fund assessments of $3.2 million, which are reflected at present value using a discount rate of 8%. The Company has no control over these assessments and additional assessments in future years are probable, but undeterminable at this time.

    The Company and its subsidiaries are involved in various litigation in the ordinary course of business. In the opinion of management, the ultimate resolution of such litigation will not have a material adverse effect upon the financial condition or results of operations of the Company.

    The Internal Revenue Service (the "IRS") has conducted examinations of the Company's income tax returns for the years 1986 through 1990 and has proposed several adjustments to increase taxable income relating to the timing of certain deductions. Based on these adjustments, additional tax due would be approximately $1.3 million plus interest. However, additional taxes currently payable would be principally offset by deductions to taxable income in future periods. The Company has filed a protest with the Appellate Division of the IRS and is vigorously contesting all of the proposed adjustments. The Company believes the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated results of operations or financial position.

N. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures are made in accordance with the requirements of SFAS 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS and SFAS 119, DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS. SFAS 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

    SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

    SFAS 119 requires fair value disclosures to be presented together with the related carrying amount in a summary table. The fair value estimates presented herein are based on pertinent information available to the Company as of December 31, 1994. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; therefore, current estimates of fair value may differ significantly from the amounts presented herein.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                          SBM COMPANY AND SUBSIDIARIES

N. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    Debt Securities: The estimated market value disclosures for debt securities satisfy the fair value disclosure requirements of SFAS 107. (See Note C--Investments.)

    Marketable Equity Securities: Fair value equals carrying value as these securities are carried at quoted market value.

    Mortgage Loans: The fair values for mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

    Policy Loans, Other Invested Assets, Cash and Short-Term Investments: The carrying amounts for these assets approximate the assets' fair values.

    Other Financial Instruments Reported as Assets: The carrying amounts for these financial instruments (receivable from reinsurer and accrued investment income) approximate those assets' fair values.

    Future Policy Benefits: The fair value of future policy benefits, principally deferred annuities, was determined to be the customers' account balance as management has the ability to reprice the deferred annuities on an annual basis.

    Face Amount Certificate Reserves: The fair value for face amount certificate reserves was determined from discounted cash flow analyses of the certificates included in the reserve. The interest rates used in the analyses were based on interest rates currently being offered on the Company's certificates.

    Other Financial Instruments Reported as Liabilities: The carrying amounts for other financial instruments (normal payables of a short-term nature, notes payable and deferred compensation and retirement benefits) approximate those liabilities' fair values.

    Mandatory Redeemable Voting Convertible Preferred Stock: The fair value for mandatory redeemable voting convertible preferred stock equals the liquidation value plus any dividends in arrears.

    Common Stock Held by Employee Benefit Plans: The fair value equals the most recent appraised value for 1994.

                          SBM COMPANY AND SUBSIDIARIES

N. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                                                         DECEMBER 31, 1994
                                                                                   ------------------------------
                                                                                      CARRYING
                                                                                       VALUE         FAIR VALUE
                                                                                   --------------  --------------
Financial Instruments Recorded as Assets:
  Debt securities available-for-sale.............................................  $  653,207,076  $  653,207,076
  Debt securities held-to-maturity...............................................      13,944,234      11,913,328
  Equity securities..............................................................         683,089         683,089
  Mortgage loans.................................................................      36,257,214      37,373,864
  Policy loans...................................................................      22,153,936      22,153,936
  Other invested assets..........................................................       1,694,506       1,694,506
  Cash and short-term investments................................................      41,168,183      41,168,183
  Other financial instruments reported as assets.................................     114,276,196     114,276,196
Financial Instruments Recorded as Liabilities:
  Future policy benefits.........................................................     899,709,020     899,709,020
  Face amount certificate reserves...............................................      60,355,015      60,050,268
  Other financial instruments reported as liabilities............................      10,479,331      10,479,331
Mandatory Redeemable Voting Convertible Preferred Stock..........................      18,485,868      19,760,000
Common Stock Held by Employee Benefit Plans......................................       1,916,519       1,916,519

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                          SBM COMPANY AND SUBSIDIARIES

O. INDUSTRY SEGMENT DATA

    The Company's principal business activities consist of four distinct business segments. SBM Company (the "Parent") manages six mutual fund companies. SBM Certificate Company currently issues single payment face amount certificates. SBM Financial Services, Inc. is registered as a broker and dealer in securities under the Securities and Exchange Act of 1934 and performs sales functions for SBM Certificate Company, affiliated mutual funds and State Bond and Mortgage Life Insurance Company. State Bond and Mortgage Life Insurance Company is licensed as a life insurer and issues a variety of ordinary life insurance policies and flexible premium and single premium deferred annuities. SBM Company segment data is as follows:

                                       SBM COMPANY
                              ------------------------------
                                                                                         STATE BOND
                                                                               SBM      AND MORTGAGE
                                                                  SBM       FINANCIAL       LIFE       ADJUSTMENTS
                                   MUTUAL          GENERAL    CERTIFICATE   SERVICES,     INSURANCE        AND
                               FUND OPERATIONS    CORPORATE     COMPANY       INC.         COMPANY     ELIMINATIONS  CONSOLIDATED
                              -----------------  -----------  -----------  -----------  -------------  ------------  ------------

                                                                 (DOLLAR AMOUNTS IN THOUSANDS)
1994:
  Total revenues............      $   1,399       $    (258)   $   5,336    $   9,191    $    55,598    $  (11,334)   $   59,932
  Pretax income (loss)......            240          (1,260)         555       --             (4,406)       --            (4,871)
  Income (loss).............            158          (1,208)         383       --             (2,937)       --            (3,604)
  Identifiable assets.......         --              (8,085)      60,563        1,004        906,449         9,433       969,364
  Liabilities...............         --               3,235       60,376          441        917,486          (599)      980,939
1993:
  Total revenues............      $   1,401       $     337    $   5,413    $  11,797    $    60,642    $   (7,543)   $   72,047
  Pretax income (loss)......            302            (642)          56       --              5,832        --             5,548
  Income (loss).............            199            (415)         101       --              3,863        --             3,748
  Identifiable assets.......         --              60,198       70,939          992        949,800       (57,019)    1,024,910
  Liabilities...............         --               5,675       67,058          495        897,852          (527)      970,553

    The Company's capital expenditures and related depreciation expenses are incurred by the Parent and SBM Certificate Company. For the two years ended December 31, 1994, total capital expenditures for the Parent were $161,330 and $266,284, respectively, and depreciation expense for the Parent and SBM Certificate Company was $248,474 and $54,017 and $259,347 and $58,678,
respectively.

    Income (loss) of each industry segment includes a provision for income taxes calculated on a separate return basis (except for the Parent's segments, which are allocated taxes (credits) based on the segments' percentage of pretax income
(loss) to the Parent's total), modified to the extent that benefits from operating losses are recognizable for SBM Company on a consolidated basis.

    The adjustments and eliminations required to determine consolidated amounts shown above consist principally of elimination of intersegment financial income, investments in consolidated subsidiaries and intersegment receivables or payables. Intersegment income is related primarily to commissions earned by SBM Financial Services, Inc. on the sale of the other subsidiaries' products to outside customers.

    The Parent received dividends from its life insurance subsidiary of $650,000 in 1994 and $1,855,000 in 1993.

                          SBM COMPANY AND SUBSIDIARIES

P. SUBSEQUENT EVENTS (UNAUDITED)

    A Plan of Liquidation and Dissolution was adopted by the Company's Board of Directors and approved by the holders of a majority of the Company's outstanding shares of common stock at the annual meeting on May 18, 1995. On June 14, 1995, the Company closed the sale of the business operations and assets of the Company to ARM Financial Group, Inc., pursuant to the Amended and Restated Stock and Asset Purchase Agreement dated February 16, 1995 between the Company and ARM.

    As a result of the sale, the Company changed its name to 1150 Liquidating Corporation. The Company also adopted a liquidation basis of accounting effective January 1, 1995.

                          SBM COMPANY AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                     MARCH 31,      DECEMBER 31,
                                                                                        1995            1994
                                                                                   --------------  --------------
                                                                                            (UNAUDITED)

                                                     ASSETS
Investments
  Debt securities available-for-sale at market--Note C...........................  $  648,317,303  $  653,207,076
  Debt securities held-to-maturity at amortized cost.............................      13,923,608      13,944,234
  Marketable equity securities at market.........................................         714,866         683,089
  Mortgage loans.................................................................      33,636,210      36,257,214
  Policy loans...................................................................      22,427,287      22,153,936
  Other invested assets..........................................................       1,693,006       1,694,506
  Short-term investments.........................................................      59,786,533      37,602,490
                                                                                   --------------  --------------
      Total investments..........................................................     780,498,813     765,542,545
Cash.............................................................................       1,675,579       3,565,693
Accrued investment income........................................................       6,113,194       8,470,103
Receivable from reinsurer........................................................      93,466,912     105,806,093
Deferred policy acquisition costs, less accumulated amortization.................      70,835,753      76,950,470
Land, building and equipment, at cost less accumulated depreciation of $2,530,418
  and $2,470,302, respectively...................................................       1,394,625       1,417,796
Deferred income taxes............................................................       3,165,534       3,091,000
Refundable income taxes..........................................................       2,510,594       3,003,386
Other assets.....................................................................       2,043,731       1,517,067
                                                                                   --------------  --------------
                                                                                   $  961,704,735  $  969,364,153
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Future policy benefits...........................................................  $  877,947,462  $  910,104,179
Face amount certificate reserves.................................................      57,176,977      60,355,015
Accounts payable and other liabilities...........................................      13,306,016       9,252,047
Deferred compensation and retirement benefits for officers.......................       1,200,516       1,227,284
                                                                                   --------------  --------------
      Total liabilities..........................................................     949,630,971     980,938,525
                                                                                   --------------  --------------
Mandatory redeemable voting convertible preferred stock, par value $1,000
  (includes dividends in arrears:
  March 31, 1995--$1,162,952, December 31, 1994--$760,000). Authorized 19,000
    shares; issued 19,000 shares, liquidation value $19,000,000, plus dividends
    in arrears...................................................................      18,923,031      18,485,868
Common stock held by employee benefit plans; 304,693 shares--Note E..............       1,916,519       1,916,519

Commitments and contingencies--Note D
Common stock, no par value. Authorized 20,000,000 shares; issued and outstanding
  2,179,714 shares; less 304,693 shares held by employee benefit plans...........       2,945,606       2,945,606
Unrealized losses on marketable equity securities, net of income tax benefit of
  $120,244 and $131,048, respectively............................................        (233,415)       (254,388)
Unrealized losses on debt securities, net--Note C................................     (36,063,460)    (59,691,765)
Retained earnings................................................................      24,585,483      25,023,788
                                                                                   --------------  --------------
      Total stockholders' equity (deficit).......................................      (8,765,786)    (31,976,759)
                                                                                   --------------  --------------
                                                                                   $  961,704,735  $  969,364,153
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to consolidated financial statements.

                          SBM COMPANY AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31
                                                                                     ----------------------------
                                                                                         1995           1994
                                                                                     -------------  -------------
Revenues:
  Net investment income............................................................  $  15,104,765  $  15,767,869
  Underwriting, sales service and distribution fees................................        732,943        975,238
  Life insurance premiums..........................................................        100,840        104,323
  Advisory and other fees from affiliated mutual funds.............................        370,501        371,650
  Realized investment (losses) gains, net..........................................       (451,613)        10,552
  Other income.....................................................................        617,492        449,748
                                                                                     -------------  -------------
      Total revenues...............................................................     16,474,928     17,679,380
                                                                                     -------------  -------------
Benefits and expenses:
  Provisions for benefits:
    Annuities and life insurance...................................................     10,880,260     10,808,005
    Face amount certificate reserves (interest)....................................        735,938        958,456
  Loan and real estate losses......................................................       --              150,000
  Death and other benefits.........................................................        120,934         80,566
  Commissions, wages and benefits..................................................      1,851,756      1,939,361
  Interest expense.................................................................       --               42,401
  Amortization of deferred policy acquisition costs................................      1,778,235      1,152,534
  Occupancy and equipment..........................................................        315,345        347,680
  State guaranty association assessments...........................................         75,550        226,210
  Other expenses...................................................................        727,051        527,734
                                                                                     -------------  -------------
      Total benefits and expenses..................................................     16,485,069     16,232,947
                                                                                     -------------  -------------
Income (loss) from operations before income taxes..................................        (10,141)     1,446,433
Income taxes (benefits)............................................................         (9,000)       493,000
                                                                                     -------------  -------------
      Net income (loss)............................................................  $      (1,141) $     953,433
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Mandatory redeemable voting convertible preferred stock dividends..................  $     402,952  $     380,000
Discount accretion on preferred stock..............................................         34,212         33,948
                                                                                     -------------  -------------
Net income (loss) applicable to common stock.......................................  $    (438,305) $     539,485
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Earnings per common share:
  Primary..........................................................................  $        (.20) $         .24
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Fully diluted....................................................................  $        (.20) $         .24
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average common shares outstanding (primary)...............................      2,179,714      2,211,212
Weighted average common shares outstanding (fully diluted).........................      2,179,714      3,398,712

                See notes to consolidated financial statements.

                          SBM COMPANY AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31
                                                                                    ------------------------------
                                                                                         1995            1994
                                                                                    --------------  --------------
Net cash provided by operating activities.........................................  $   16,582,530  $    9,803,057
Cash flows from investing activities:
  Proceeds from maturities and repayment of debt securities:
    Available-for-sale............................................................       3,999,043      32,198,402
    Held-to-maturity..............................................................          51,500      20,610,604
  Proceeds from sales of debt securities available-for-sale.......................      29,887,528         685,515
  Cost of debt securities acquired:
    Available-for-sale............................................................        --           (48,252,588)
    Held-to-maturity..............................................................        --           (13,486,952)
  Sales (purchases) of short term investments, net................................     (21,537,220)      3,130,438
  Loan principal repayments.......................................................       5,625,316       4,040,234
  Loans funded....................................................................      (3,277,477)     (2,353,952)
  Proceeds from (additions to) land, building and equipment, net..................         (36,944)        (64,681)
                                                                                    --------------  --------------
      Net cash provided by (used in) investing activities.........................      14,711,746      (3,492,980)
Cash flows from financing activities:
  Payments to face amount certificate holders.....................................      (7,823,103)     (6,348,692)
  Reserve payments from face amount certificate holders...........................       3,957,062       4,596,360
  Deposits received from annuitants, net..........................................      15,468,103      18,727,251
  Payments to annuitants..........................................................     (44,786,452)    (20,619,547)
  Purchase of common stock........................................................        --            (1,511,346)
  Dividends on common stock.......................................................        --              (228,000)
  Dividends on preferred stock....................................................        --              (380,000)
  Principal payments on notes payable.............................................        --               (46,171)
                                                                                    --------------  --------------
      Net cash used in financing activities.......................................     (33,184,390)     (5,810,145)
                                                                                    --------------  --------------
Net increase (decrease) in cash...................................................      (1,890,114)        499,932
Cash at beginning of period.......................................................       3,565,693         898,726
                                                                                    --------------  --------------
Cash at end of period.............................................................  $    1,675,579  $    1,398,658
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                See notes to consolidated financial statements.

                          SBM COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A. BASIS OF PRESENTATION

    The consolidated balance sheets as of March 31, 1995 and the condensed consolidated statements of income and condensed consolidated statements of cash flows for the three month periods ended March 31, 1995 and 1994, have been prepared by the Company without audit. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial positions, results of operations and cash flows at March 31, 1995, and for all periods presented have been made.

    The consolidated financial statements include the accounts of SBM Company (the "Company") and its wholly owned subsidiaries: State Bond and Mortgage Life Insurance Company ("SBM Life"), SBM Certificate Company ("SBMC") and SBM Financial Services, Inc.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

B. SALE AND LIQUIDATION OF THE COMPANY

    Pursuant to an Amended and Restated Stock and Asset Purchase Agreement dated February 16, 1995, between the Company and ARM Financial Group, Inc. (ARM), the Company has agreed to sell substantially all of the business operations and assets of the Company to ARM (the Proposed Transaction) for a purchase price of $38.6 million, subject to certain adjustments. As part of the Proposed Transaction, ARM will acquire all of the outstanding stock of the subsidiaries and certain assets of the Company and assume certain liabilities of the Company. Additionally, the agreement requires ARM to contribute between $15-20 million in additional capital to the subsidiaries. The completion of the Proposed Transaction is subject to a number of contingencies, including the obtaining of regulatory and shareholder approvals.

    As soon as practicable after consummation of the Proposed Transaction, the Company intends to wind up and liquidate the Company. The Company has adopted a Plan of Dissolution, such Plan to be effective upon consummation of the Proposed Transaction. In the liquidation, distributions to the holders of common stock will be subject to the senior rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock (no Series B shares are outstanding as of March 31, 1995).

    At the Company's regular meeting of shareholders, to be held May 18, 1995, the Company's shareholders will vote on the above matters. A proxy statement was sent to all shareholders with detailed information concerning the Proposed Transaction and the Plan of Dissolution.

    The Proposed Transaction and the Plan of Dissolution each require the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, voting together as a single class. Approval of the Proposed Transaction also requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock, voting separately as a class.

    The accompanying consolidated financial statements have been prepared on an historical basis of accounting and do not include any purchase accounting, liquidation accounting or other adjustments which would result upon completion of the Proposed Transaction and the Plan of Dissolution.

                          SBM COMPANY AND SUBSIDIARIES

C. DEBT SECURITIES AVAILABLE FOR SALE

    Effective January 1, 1994, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). The primary impact of SFAS 115 is to require the Company to classify its securities into categories based upon the Company's intent relative to the eventual disposition of the securities. SFAS 115 established three categories of securities: (1) Held-to-maturity securities are comprised of securities which the Company has the positive intent and ability to hold to maturity. These securities are carried at amortized cost. SFAS 115 prevents the Company from classifying a security as held-to-maturity if the security might be sold for liquidity needs or based on changes in interest rates. (2) Available-for-sale securities may be sold to address liquidity and other needs of the Company. These securities are held at "fair value" on the balance sheet with an increase or decrease to stockholders' equity for unrealized gains or losses after adjustment of amortization of deferred policy acquisition costs (per Securities and Exchange Commission guidance as to the effect of SFAS 115 on SFAS 97 calculations of deferred acquisition costs) and the recording of deferred income taxes. (3) Trading securities acquired for the purpose of selling them in the near term. The Company does not currently intend to classify any of its securities as trading securities.

    Upon adoption of SFAS 115, the Company analyzed its debt securities and determined that to maintain flexibility in its investment portfolio it would classify a significant portion of its investment portfolio as available-for-sale even though management did not have the intention of selling these securities. As such, as of January 1, 1994 approximately $505.6 million of its debt securities were classified as available-for-sale with approximately $254.2 million classified as held-to-maturity. The fair value of the available-for-sale securities created a net unrealized after tax gain of $3.8 million, after adjustment for acquisition costs, at January 1, 1994. Due to the investment portfolio repositioning program in mid 1994, the Company's life insurance subsidiary transferred approximately $234 million of securities classified as held-to-maturity in the available-for-sale category with an unrealized loss of $15.9 million. With the significant increase in interest rates in 1994, the fair value of the available-for-sale securities at December 31, 1994 resulted in a net pretax unrealized loss of $79.1 million and a deferred tax benefit of approximately $6.6 million. A tax valuation allowance of approximately $20.3 million had been established for the additional tax benefit that cannot be recognized at that time. In addition, deferred policy acquisition costs have been increased by $12.8 million, net of a deferred tax liability of $6.5 million, in conjunction with SFAS 115. The aggregate of these amounts is included in the stockholders' equity section for unrealized losses on debt securities at December 31, 1994.

    During the first quarter of 1995 interest rates have decreased and the market value of the debt securities classified as available-for-sale has risen resulting in the pretax unrealized loss dropping by $28.7 million from December 31, 1994 to $50.4 million at March 31, 1995. The corresponding effects of this is a deferred tax benefit of $4.2 million, a tax valuation allowance of $12.1 million and deferred policy acquisition costs increase of $14 million, net of a deferred tax adjustment of $4.8 million, at March 31, 1995. In the past, changes in market interest rates have caused fluctuations in the value of securities classified as available-for-sale which has created volatility in the Company's stockholders' equity.

D. COMMITMENTS AND CONTINGENCIES

    The Company's life insurance subsidiary is subject to state guaranty association assessments. The assessments are made by associations to obtain funds to pay off policyholders of insolvent insurance companies. During the three month periods ended March 31, 1995 and 1994, the Company recorded

                          SBM COMPANY AND SUBSIDIARIES

D. COMMITMENTS AND CONTINGENCIES (CONTINUED) approximately $75,550 and $226,210 of assessments, respectively. The Company has no control over these assessments and additional assessments in future years are probable but undeterminable at this time.

    The Internal Revenue Service (the "IRS") has conducted examinations of the Company's income tax returns for the years 1986 through 1990 and has proposed several adjustments to increase taxable income relating to the timing of certain deductions. Based on these adjustments, additional tax due would be approximately $1.3 million plus interest. However, additional taxes currently payable would be principally offset by deductions to taxable income in future periods. The Company has filed a protest with the Appellate Division of the IRS and is vigorously contesting all of the proposed adjustments. The Company believes the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated results of operations or financial position.

    The Company and its subsidiaries are involved in various litigation in the ordinary course of business. In the opinion of management, the ultimate resolution of such litigation will not have a material adverse effect upon the financial condition or results of operations of the Company.

E. COMMON STOCK HELD BY EMPLOYEE BENEFIT PLANS

    The Company's two employee benefit plans own 304,693 shares of Company common stock. The value of the shares owned by the plans has been classified outside of stockholders' equity as a separate line item on the Company's consolidated balance sheet. The Company has entered into a written trustee agreement with the trustee for the two plans pursuant to which the Company has agreed to purchase common shares tendered to it from either benefit plan by the trustee at a price equal to the higher of adjusted book value or fair market value. Adjusted book value is defined in the agreement as the consolidated net assets of the Company as reflected in its financial statements plus unrealized losses on marketable equity securities plus the deferred income tax liability (if any) of the Company's life insurance subsidiary. Historically, adjusted book value of Company common stock in the two plans has been computed based upon amortized cost value of debt securities. However, as it is discussed in Note C, effective January 1, 1994, SFAS 115 requires that the debt securities classified as available-for-sale be valued on a mark-to-market basis rather than at amortized cost. Accordingly, with the required adoption of SFAS 115, common stockholders' equity is in a deficit position. The Company has determined that, in connection with the adoption of SFAS 115, the adjusted book value of Company common stock held by employee benefit plans for purposes of the trustee agreement must be computed based upon market value of available-for-sale debt securities. As such, the adjusted book value for the common stock held by the plans is currently negative.

    However, as is discussed above, under the terms of the trustee agreement the Company is required to repurchase Company common stock from the plans at a price equal to the higher of adjusted book value or fair market value. In the past, for purposes of the trustee agreement the Company has regarded adjusted book value of the Company stock as being equivalent to the fair market value of such stock. However, with the adoption of SFAS 115, adjusted book value of Company common stock frequently will be greater or less than the fair market value of such stock. Accordingly, the Company has obtained an independent determination of the fair market value of its common stock as of June 30, 1994, for purposes of valuating the Company's stock pursuant to the trustee agreement. The fair market value of the Company stock held by the plans was determined by the valuation to be $6.29 per common share. As this amount exceeds the adjusted book value of Company stock, it has been used by management to determine the value of the stock in the plans as of March 31, 1995. Because the valuation was performed as of June 30, 1994, it may

                          SBM COMPANY AND SUBSIDIARIES

E. COMMON STOCK HELD BY EMPLOYEE BENEFIT PLANS (CONTINUED) not precisely reflect the value of SBM common stock held by the plans as of March 31, 1995. The Company is in the process of obtaining an independent valuation as of December 31, 1994 for purposes of valuating the Company's stock pursuant to the trustee agreement. Further, the value determined by the independent valuation does not reflect the value of the Company's common stock held by the Company's other shareholders.

    During the first quarter of 1995, the trustee of the plans notified the Company that it was tendering all shares held by the plans to the Company under the trustee agreement. The tender indicated that the value of the stock should be based on amortized cost adjusted book value in that it was the trustee's interpretation that this was the appropriate method of valuing the stock under the trustee agreement. The Company believes the trustee's tender of all shares is not consistent with the trustee agreement and the valuation of the common stock held by the Plans should not be based upon amortized cost but rather based on the methodology described above. The Company has subsequently commenced a lawsuit against the trustee to obtain a declaratory judgment as to the appropriate interpretation of the trustee agreement.

    While the Company believes its interpretation of the trustee agreement is appropriate, if it were determined that, for the limited purpose of establishing the adjusted book value of the Company common stock in the two plans under the trustee agreement, the plans should use amortized cost value of portfolio securities rather than market value, this would have the effect at March 31, 1995 of increasing the value of the stock held by the plans by approximately $2.5 million or $1.33 per share and reducing stockholders' equity by an equal amount.

F. REGULATORY MATTERS

    On November 16, 1994, the Commissioner of the MDC issued an administrative order to the Company's life insurance subsidiary (SBM Life). The order restricts the following types of material transactions without approval of the Commissioner; merging or consolidating with another company; paying dividends; entering into new reinsurance agreements; making material changes in management; increasing salaries and benefits of officers or directors or making payment of bonuses; entering into any transactions with officers and directors, including employment agreements, or making other payments determined preferential by the commissioner, disposing of, conveying, or encumbering its assets or its business in force; or amending or entering into new contracts with the holding company or other affiliated companies.

    The issuance of the order was influenced by the SBM Life's A.M. Best rating reduction and the significant unrealized depreciation in its investment portfolio. An additional capital infusion to SBM Life will be necessary to address the issues of the MDC and for possible re-evaluation of its rating.

    The Company's face amount certificate subsidiary, SBMC, is subject to two principal restrictions relating to its regulatory capital requirements. First, under the Investment Company Act of 1940, SBMC is required to establish and maintain minimum qualified assets in an amount of certificate reserves plus $250,000 ($57,133,384 as of March 31, 1995). SBMC has qualified assets of $62,614,363 at March 31, 1995 (before reduction of $3,387,258 for net unrealized pretax losses on marketable equity and debt securities). Second, the Minnesota Department of Commerce (MDC) has historically recommended to SBMC that face amount certificate companies should maintain a ratio of stockholder's equity to total assets at a minimum of 5% based upon a valuation of available-for-sale securities reflected at amortized cost for purposes of this calculation. Under this formula, SBMC's capital level was 9.7% at March 31, 1995. In

                          SBM COMPANY AND SUBSIDIARIES

F. REGULATORY MATTERS (CONTINUED)
November 1994, based on the decline in value of SBMC's investment portfolio, resulting from increasing interest rates in 1994 and SBMC's decreasing liquidity resulting from reduced principal payments on SBMC's CMO portfolio, the MDC recommended that SBMC increase its capital level. The MDC's concern was influenced by SBMC's capital ratio, calculated including the effects of SFAS 115, which would have been approximately 3.0% at March 31, 1995 without the capital contribution on March 29, 1995. Therefore, on March 29, 1995, SBM Life, the parent company of SBMC, contributed $1.5 million to the capital of SBMC. SBMC is now in compliance with the MDC's recommendation.

    The subsidiary has not paid dividends in the past and has no present intentions to pay dividends in the near future, in order to increase capital resources.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 has been prepared to reflect the effects of the Company's acquisition of substantially all of the assets and business operations of SBM effective May 31, 1995 as if the acquisition had occurred on January 1, 1995. Pro forma adjustments to reflect the acquisition have been applied to the respective historical consolidated statement of operations of the Company for the year ended December 31, 1995 and for SBM for the five months ended May 31, 1995, the designated effective date of the acquisition. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable in the circumstances. The pro forma condensed consolidated statement of operations should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, and other financial information pertaining to the acquired SBM operations included elsewhere in this Prospectus. The pro forma condensed consolidated statement of operations and notes thereto are provided for informational purposes only and do not purport to be indicative of the consolidated results of operations of the Company that would have been reported if the acquisition had occurred at the date indicated, or of the consolidated results of future operations of the Company.

    The acquisition has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." Under purchase accounting, the purchase price is allocated to assets and liabilities acquired based on their respective fair values. Allocations of the purchase price were subject to valuations based on the interest rate environment as of January 1, 1995 for purposes of the pro forma calculations.

                        PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS (UNAUDITED)

                                                                                     SBM
                                                                                 -----------                  PRO FORMA
                                                                                    FIVE                       COMPANY
                                                                  COMPANY          MONTHS                    ------------
                                                             -----------------      ENDED                     YEAR ENDED
                                                                YEAR ENDED         MAY 31,      PRO FORMA    DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                     DECEMBER 31, 1995      1995       ADJUSTMENTS       1995
-----------------------------------------------------------  -----------------   -----------   -----------   ------------
INCOME STATEMENT DATA:
Investment income..........................................      $ 196,024         $24,909     $     6,877(2a)  $ 227,810
Interest credited on customer deposits.....................       (146,867)        (19,118)                      (165,985)
                                                             -----------------   -----------   -----------   ------------
Net investment spread......................................         49,157           5,791           6,877         61,825
Fee income:
  Variable annuity fees....................................          7,238                                          7,238
  Asset management fees....................................          3,161             682                          3,843
  Other fee income.........................................            949             246                          1,195
                                                             -----------------   -----------   -----------   ------------
Total fee income...........................................         11,348             928         --              12,276
Other income and expenses:
  Surrender charges........................................          3,339             794                          4,133
  Operating expenses.......................................        (22,957)         (3,727)             --(2b)    (26,684)
  Commissions, net of deferrals............................         (1,557)           (744)                        (2,301)
  Interest expense on long-term debt.......................         (3,461)                                        (3,461)
  Amortization:
    Deferred policy acquisition costs......................         (2,932)         (2,972)          2,914(2c)     (2,990)
    Value of insurance in force............................         (7,104)                         (1,300)(2c)    (8,404)
    Acquisition-related deferred charges...................         (9,920)                            (69)(1a)    (9,989)
    Goodwill...............................................           (358)                         (3,542)(2d)    (3,900)
  Other, net...............................................           (687)            133                           (554)
                                                             -----------------   -----------   -----------   ------------
Total other income and expenses............................        (45,637)         (6,516)         (1,997)       (54,150)
Realized investment gains (losses).........................          4,048            (458)         17,047(2a)     20,637
                                                             -----------------   -----------   -----------   ------------
Income (loss) before federal income taxes..................         18,916            (255)         21,927         40,588
Federal income tax benefit (expense).......................         (7,026)            140          (7,674)(3)    (14,560)
                                                             -----------------   -----------   -----------   ------------
Net income (loss)..........................................         11,890            (115)         14,253         26,028
Discount accretion of preferred stock......................                            (57)             57(1b)     --
Dividends on preferred stock...............................         (4,750)           (672)            672(1b)     (4,750)
                                                             -----------------   -----------   -----------   ------------
Net income (loss) applicable to common shareholders........      $   7,140         $  (844)    $    14,982      $  21,278
                                                             -----------------   -----------   -----------   ------------
                                                             -----------------   -----------   -----------   ------------
Net income (loss) per common share.........................      $  344.94                                    $    859.02
                                                             -----------------                               ------------
                                                             -----------------                               ------------
Average common shares outstanding..........................         20,699                                         24,770
                                                             -----------------                               ------------
                                                             -----------------                               ------------

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                                  (UNAUDITED)

    In connection with the Company's June 14, 1995 acquisition of substantially all of the assets and business operations of SBM, the following pro forma adjustments are being made to the historical consolidated statement of operations of the Company for the year ended December 31, 1995 and for SBM for the five months ended May 31, 1995, the designated effective date of the acquisition. The objective of these adjustments is to illustrate the possible scope of the change in the Company's and SBM's historical consolidated results of operations as a result of the acquisition. The pro forma condensed consolidated statement of operations assumes the acquisition occurred as of January 1, 1995.

    The pro forma condensed consolidated statement of operations does not purport to be indicative of the operating results which would have been achieved had the acquisition been consummated as of the date indicated and should not be construed as representation of future operating results.

    The following describes the pro forma adjustments reflected in the accompanying pro forma condensed consolidated statement of operations.

1. FINANCING AND STRUCTURE OF THE SBM ACQUISITION

        (a) To consummate the acquisition, the Company obtained approximately $63.5 million from the sale of 9,770 shares of Class A Common Stock. Such proceeds were used to (i) pay the aggregate purchase price of $38.8 million;
    (ii) make a capital contribution of approximately $19.9 million to SBM Life;
    (iii) acquire SBM Certificate Company from SBM Life for $3.3 million; and
    (iv) along with approximately $1.0 million of additional cash from the Company, provide for fees and expenses related to the acquisition of approximately $2.5 million. The $2.5 million of fees and expenses related to the acquisition include approximately $2.0 million related to issuance of the Class A Common Stock and $0.5 million of other costs directly related to the acquisition, the latter of which is expected to be amortized over a period of three years.

        The capital contribution to SBM Life of approximately $19.9 million was used to strengthen SBM Life's financial position and allowed for a significant investment portfolio restructuring immediately following the acquisition with no net adverse effect on statutory capital and surplus. This restructuring of the investment portfolio of SBM Life was intended to reduce exposure to mortgage-backed securities, reduce the asset/liability duration mismatch, and increase cash flows generated by the portfolios.

        (b) Pursuant to the terms of the acquisition, SBM utilized a portion of the proceeds from the sale to liquidate its Series A preferred stock. Accordingly, all activity related to SBM Series A preferred stock is eliminated in the accompanying pro forma statement of operations.

2. PURCHASE ACCOUNTING MATTERS

    The acquisition was accounted for using the purchase method. The aggregate purchase price of $38.8 million is allocated based on the estimated fair value of total assets less the estimated fair value of liabilities. Accordingly, the following adjustments are made:

        (a) As of January 1, 1995, the amortized cost of SBM Life's and SBM Certificate Company's fixed maturities, equity securities and mortgage loans were decreased to reflect their fair values. Net investment income was increased to reflect the amortization of these decreases computed in accordance with the interest method. Net realized investment losses were decreased as a result of adjusting the amortized cost of the invested assets to fair value. These pro forma adjustments to fixed

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                                  (UNAUDITED)

    maturities, equity securities and mortgage loans were based upon interest rates at January 1, 1995 and are not reflective of future results as the actual fair value adjustments and related future income statement effects are based upon the market interest rate environment as of May 31, 1995. To illustrate, the five year treasury rate at January 1, 1995 was 7.83% compared to 6.05% at May 31, 1995, resulting in lower asset fair values at January 1, 1995 than at May 31, 1995. Such differences in fair values, which are driven by the prevailing market interest rates, affect the timing of future earnings.

        (b) Other liabilities were increased to reflect the accrual for costs to exit certain activities of the acquired companies and for costs of employee termination benefits and relocation costs. It is expected that operating costs and expenses of the consolidated companies will be less than those reflected in the accompanying pro forma statement of operations. The estimated expense reductions are primarily related to the elimination of duplicate facilities, personnel, and functions. For purposes of the pro forma condensed consolidated statement of operations, these expense reductions have not been included.

        (c) The carrying values of SBM Life's and SBM Certificate Company's deferred policy acquisition costs were eliminated and a value of insurance in force was established for SBM Life which represents the actuarially-determined present value of the expected pretax future profits to the Company from the acquired policies assuming a discount rate of 13%. After the value of insurance in force is determined, it is amortized based on the incidence of the expected profits, and interest is accrued on the balance annually at a rate consistent with the rate credited on the acquired policies.

        Recoverability of the value of insurance in force is evaluated annually by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If such current estimate indicates that the present value of pretax future profits from the block of business acquired will not be sufficient to recover the existing value of insurance in force, the difference is charged to expense. Amortization is also adjusted for future years to reflect the revised estimate of pretax future profits.

        Amortization of deferred policy acquisition costs was adjusted to reflect only the amortization of SBM Life's and SBM Certificate Company's deferrals occurring subsequent to January 1, 1995.

        (d) Goodwill represents the difference between the adjusted purchase price and the fair value of net assets acquired. The pro forma adjustment reflects amortization expense related to the pro forma goodwill balance.

3. IMPACT OF FEDERAL INCOME TAXES

    Income tax effects resulting from the above pro forma adjustment have been reflected at a rate of 35%.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table shows the expenses payable by the Company, other than underwriting discounts and commissions, to be incurred in connection with the sale and distribution of the securities being registered. All amounts are estimates (except for the Securities and Exchange Commission (the "SEC")
registration fee and the       listing fee).

SEC registration fee............................................  $34,848.48
National Association of Securities Dealers, Inc. filing fee.....  12,000.00
      listing fee...............................................      *
Printing and engraving expenses.................................      *
Legal fees and expenses.........................................      *
Accountants' fees and expenses..................................      *
Blue Sky qualification fees and expenses........................      *
Transfer Agent and Registrar fees...............................      *
Miscellaneous...................................................      *
                                                                  ---------
        Total...................................................  $   *
                                                                  ---------
                                                                  ---------

------------------------

*   To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; PROVIDED that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

    The Certificate of Incorporation of the Registrant (the "Certificate of Incorporation") provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit.

    The Certificate of Incorporation and the By-laws of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time. In addition, MS Group indemnifies those directors of the Registrant who are also officers of MS & Co.

    The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions for certain indemnification rights to the directors and officers of the Registrant.

    In addition, the Registrant and MS Group maintains directors' and officers' liability insurance for their respective directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Within the past three years, the Registrant has issued securities without registration under the Act, as follows:

        (a) Common Stock

        (i) On July 15, 1993, the Registrant issued 100 shares of its Class A Common Stock par value $.01 per share, to The Morgan Stanley Leveraged Fund, L.P. ("MSLEF II") for an aggregate purchase price of $1.00.

        (ii) On November 26, 1993, the Registrant issued to Oldarm L.P. 1,000 shares of its Class B Common Stock, in exchange for the contribution of substantially all of the assets of Oldarm, L.P. to the Registrant.

        (iii) On November 26, 1993, the Registrant issued an aggregate of 13,900 shares of its Class A Common Stock to MSLEF II and to the following members of management, current and former employees and directors:

Dennis L. Carr         John R. Lindholm
M. Lisa Cooper         Madison McCarty
Don W. Cummings        John McGeeney
David E. Ferguson      James F. Myjak
John Franco            Edward D. Powers
Pamela Raque Freeman   Peter S. Resnik
Dudley J. Godfrey,     David M. Roth
  Jr.
Cynthia A. Hartnett    Martin H. Ruby
Peter J.G. Herbener    Robert J. Scott
Stephen B. Jones       Rick O. Turnock
Martin P. Klein        Irwin T.
                       Vanderhoof
C. Prewett Lane        Barry G. Ward
                       Patty Winter

        (iv) On June 14, 1995, in connection with the acquisition of substantially all of the assets and business operations of SBM Company, the Registrant issued 9,770 shares of its Class A Common Stock to the Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., New Arm, LLC, Dudley J. Godfrey, Jr. and Edward D. Powers for an aggregate offering price of $63,505,000.

        (v) On February 23, 1996, the Registrant issued 5 shares of its Class A Common Stock to Patty Winter in connection with the exercise of options for an aggregate offering price of $31,360.

        (vi) On July 1, 1996, the Registrant issued 21 shares of its Class A Common Stock to Warren M. Foss for an aggregate offering price of $152,880.

        (b) Grants and Exercises of Stock Options

        As of September 30, 1996, options to purchase 2,680 shares of Class A Common Stock were outstanding and unexercised under the Registrant's Stock Option Plan. On February 23, 1996, the Registrant issued 5 shares of Class A Common Stock upon exercise of options granted under such plan for an aggregate consideration of approximately $31,360. As of September 30, 1996, there were 3,445 shares of Common Stock reserved for issuance under this plan.

    The securities issued in the transactions described in paragraph (a) above were issued in reliance on the exemption from registration under Section 4(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. The recipients in each such case represented their intentions to acquire the securities for investment purposes only and not with a view to distribution thereof, and appropriate restrictive legends were affixed to the securities issued in each transaction. All recipients were furnished or had adequate access, through employment or other relationships, to information about the Registrant.

    The options granted under the Stock Option Plan and the shares issued upon exercise of the options described in paragraph (b) above were issued in reliance on the exemption from registration under Section 4(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. The recipients, by virtue of their employment or other relationships with the Registrant, had adequate access to information about the Registrant. Upon exercise of the options, the recipients represented their intentions to acquire the shares for investment purposes only and not with a view to distribution thereof, and appropriate restrictive legends were affixed to the certificates evidencing such shares.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT NO.                                        DESCRIPTION OF EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------
      1.1 ** --Form of Underwriting Agreement.
      2.1    --Asset Purchase Agreement, dated as of January 5, 1995, among Kleinwort Benson Investment
               Management Holdings Ltd., Kleinwort Benson Investment Management Americas Inc., ARM Financial
               Group, Inc., and ARM Capital Advisors, Inc.++
      2.2    --Amended and Restated Stock and Asset Purchase Agreement, dated as of April 7, 1995, by and between SBM Company and ARM Financial Group, Inc.+++, amending the Stock and Asset Purchase
               Agreement, dated as of February 16, 1995.++
      2.3    --Subscription Agreement dated as of June 12, 1995, among ARM Financial Group, Inc. and Morgan
               Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892
               Investors, L.P.++++
      2.4    --Subscription Agreement dated as of June 12, 1995, among ARM Financial Group, Inc. and New ARM,
               LLC, Dudley J. Godfrey, Jr. and Edward Powers.+++++
      2.5 *  --Subscription Agreement dated as of July 1, 1996, between ARM Financial Group, Inc. and Warren M.
               Foss.
   3(i).1    --Certificate of Incorporation of ARM Financial Group, Inc.+
   3(i).2    --Certificate of Amendment to the Certificate of Incorporation of ARM Financial Group, Inc., filed with the Delaware Secretary of State on October 5, 1993.+
   3(i).3    --Certificate of Amendment to the Certificate of Incorporation of ARM Financial Group, Inc., filed with the Delaware Secretary of State on November 10, 1993.+++++
   3(i).4    --Certificate of Designations of Cumulative Perpetual Preferred Stock of ARM Financial Group, Inc.,
               filed with the Delaware Secretary of State on November 23, 1993.+
   3(i).5    --Certificate of Amendment to the Certificate of Incorporation of ARM Financial Group, Inc., filed with the Delaware Secretary of State on June 12, 1995.+++++
   3(i).6 *  --Certificate of Amendment to the Certificate of Incorporation of ARM Financial Group, Inc., filed with the Delaware Secretary of State on May 8, 1996.

EXHIBIT NO.                                        DESCRIPTION OF EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------
   3(i).7 ** --Amended and Restated Certificate of Incorporation of ARM Financial Group, Inc., filed with the
               Delaware Secretary of State on       , 1996.
  3(ii).1    --By-laws of ARM Financial Group, Inc.+
  3(ii).2    --Amendment to By-laws of ARM Financial Group, Inc., adopted by the Board of Directors on November
               9, 1994.++
  3(ii).3 ** --Amendment to By-laws of ARM Financial Group, Inc., adopted by the Board of Directors on       ,
               1996.
      4.1    --Amended and Restated Stockholders Agreement dated as of June 14, 1995, among ARM Financial Group,
               Inc., The Morgan Stanley Leveraged Equity Fund II, L.P., John Franco, Martin H. Ruby, Oldarm
               L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III
               892 Investors, L.P. and New ARM, LLC.+++++
      4.2 ** --Amended and Restated Stockholders Agreement dated as of       , 1996, among ARM Financial Group,
               Inc., The Morgan Stanley Leveraged Equity Fund II, L.P., John Franco, Martin H. Ruby, Oldarm
               L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III
               892 Investors, L.P. and New ARM, LLC.
      5.1 ** --Opinion of Shearman & Sterling as to the validity of the Common Stock.
     10.1    --ARM Financial Group, Inc. Amended and Restated Stock Option Agreement dated as of June 14,
               1995.+++++
     10.2    --Amendment, Waiver and Consent dated as of March 27, 1995 to (a) the Credit Agreement dated as of
               November 15, 1993 (as amended, the "Credit Agreement"), among ARM Financial Group, Inc.,
               Integrity Holdings, Inc., the financial institutions listed on Schedule 2.01 to the Credit
               Agreement (the "Lenders"), The Chase Manhattan Bank, N.A. ("Chase"), and Chemical Bank
               ("Chemical"), as managing agents for the Lenders, (b) the Security Agreement dated as of November
               26, 1993 (as amended, the "Security Agreement"), between ARM Financial Group, Inc. and Chase, and
               (c) the Pledge Agreement dated as of November 26, 1993 (as amended, the "Pledge Agreement"), among ARM Financial Group, Inc., Integrity Holdings, Inc. and Chase.++++
     10.3    --Second Amendment to the Credit Agreement, Security Agreement and Pledge Agreement dated as of
               June 29, 1995.++++
     10.4    --Third Amendment to the Credit Agreement, Security Agreement and Pledge Agreement dated as of
               December 13, 1995.+++++
     10.5    --Fourth Amendment to the Credit Agreement dated as of June 28, 1996.++++++
     10.6 ** --Fifth Amendment to the Credit Agreement dated as of       , 1996.
     10.7    --Guaranty dated as of December 13, 1995, made by ARM Financial Group, Inc. in favor of First Bank,
               FSB, in connection with sale of certain SBM Certificate Company mortgage loans.+++++
     10.8    --Guaranty dated as of December 13, 1995, made by ARM Financial Group, Inc. in favor of First Bank,
               FSB, in connection with the sale of certain State Bond and Mortgage Life Insurance Company mortgage loans.+++++
     10.9    --Assignment and Assumption of Lease dated January 5, 1995, between Kleinwort Benson International
               Investments, Ltd., and ARM Capital Advisors, Inc. (obligations of ARM Capital Advisors, Inc. have been fully guaranteed by ARM Financial Group, Inc.)++
     10.10*  --Administrative Services Agreement dated as of September 28, 1994 between ARM Financial Group,
               Inc. and National Integrity Life Insurance Company.
     10.11*  --Administrative Services Agreement dated as of January 1, 1995 between ARM Financial Group, Inc.
               and ARM Capital Advisors, Inc.

EXHIBIT NO.                                        DESCRIPTION OF EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------
     10.12   --Administrative Services Agreement dated as of January 1, 1995, between ARM Financial Group, Inc.
               and Integrity Life Insurance Company.+++++
     10.13   --Administrative Services Agreement dated as of June 14, 1995, between ARM Financial Group, Inc.
               and SBM Certificate Company.+++++
     10.14   --Administrative Services Agreement dated as of June 14, 1995, between ARM Financial Group, Inc.
               and ARM Financial Services, Inc.+++++
     10.15*  --Investment Advisory Agreement dated as of July 29, 1994 between ARM Financial Group, Inc. and
               National Integrity Life Insurance Company.
     10.16   --Investment Services Agreement dated as of January 1, 1995, between ARM Financial Group, Inc. and
               Integrity Life Insurance Company.+++++
     10.17   --Investment Services Agreement dated as of June 14, 1995, between ARM Financial Group, Inc. and
               SBM Certificate Company.+++++
     10.18   --Tax Allocation Agreement dated as of March 21, 1996 by and among ARM Financial Group, Inc. and certain of its subsidiaries for taxable periods beginning January 1, 1995.+++++
     10.19   --Lease made as of June 14, 1996 by and between Northwestern National Life Insurance Company and
               ARM Financial Group, Inc.++++++
     10.20*  --Assignment and Assumption Agreement dated as of June 28, 1996 between Northwestern National Life
               Insurance Company and ARM Financial Group, Inc.
     10.21*  --Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and John Franco.
     10.22*  --Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and Martin H.
               Ruby.
     10.23*  --Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and David E.
               Ferguson.
     10.24*  --Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and John R.
               Lindholm.
     10.25** --Employment Agreement dated as of       , 1996 between ARM Financial Group, Inc. and Emad Zikry.
     10.26** --[Amendment to Stock Option Plan].
     10.27** --[Equity Incentive Plan].
     21.1 *  --Subsidiaries of the Registrant.
     23.1 ** --Consent of Shearman & Sterling (included in its opinion delivered under Exhibit No. 5)
     23.2 *  --Consent of Ernst & Young LLP.
     23.3 *  --Consent of Deloitte & Touche LLP
     24.1 *  --Powers of Attorney (included in the signature page of this Registration Statement).

------------------------

     * Filed herewith.

    ** To be filed by amendment.

     + Incorporated by reference to the Registration Statement on Form S-1 of the Registrant, File No. 33-67268.

    ++ Incorporated by reference to the Form 10-K filed by the Registrant on March 30, 1995.

    +++ Incorporated by reference to the Form 10-Q filed by the Registrant on May 15, 1995.

  ++++ Incorporated by reference to the Form 10-Q filed by the Registrant on August 14, 1995.

 +++++ Incorporated by reference to the Form 10-K filed by the Registrant on March 29, 1996.

++++++ Incorporated by reference to the Form 10-Q filed by the Registrant on August 13, 1996.

    (b) Financial Statement Schedules

    The following schedules are included in this Part II of the Registration
Statement:

        Report of Independent Public Accountant on Financial Statement Schedules

        Schedule I--Summary of Investments (Other than Investments in Related Parties)

        Schedule II--Condensed Financial Information of Registrant

        Schedule III--Supplementary Insurance Information

        Schedule IV--Reinsurance

        Schedule V--Valuation and Qualifying Accounts

    Any schedules otherwise required by Article 7 of Regulation S-X other than those listed are omitted because they are not required or are inapplicable in this case, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (i) For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky on the 23rd day of October, 1996.

                                ARM FINANCIAL GROUP, INC.

                                BY:               /S/ JOHN FRANCO
                                     -----------------------------------------
                                                    John Franco
                                       CO-CHAIRMAN OF THE BOARD OF DIRECTORS
                                           AND CO-CHIEF EXECUTIVE OFFICER

                                                 /S/ MARTIN H. RUBY
                                     -----------------------------------------
                                                   Martin H. Ruby
                                       CO-CHAIRMAN OF THE BOARD OF DIRECTORS
                                           AND CO-CHIEF EXECUTIVE OFFICER

    We, the undersigned officers and directors of ARM Financial Group, Inc., hereby severally constitute and appoint John Franco and Martin H. Ruby, and each of them acting singly, our true and lawful attorneys-in-fact, with full power to them, and each of them acting singly, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and any related registration statement filed pursuant to Rule 462(b) of all Securities Act of 1933 or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

       /s/ JOHN FRANCO          Co-Chairman of the Board of
------------------------------    Directors and Co-Chief      October 23, 1996
         John Franco              Executive Officer

      /s/ MARTIN H. RUBY        Co-Chairman of the Board of
------------------------------    Directors and Co-Chief      October 23, 1996
        Martin H. Ruby            Executive Officer

     /s/ EDWARD L. ZEMAN        Executive Vice
------------------------------    President--Chief            October 23, 1996
       Edward L. Zeman            Financial Officer

      /s/ JAMES S. COLE         Director
------------------------------                                October 23, 1996
        James S. Cole

      /s/ WARREN M. FOSS        Director
------------------------------                                October 23, 1996
        Warren M. Foss

  /s/ DUDLEY J. GODFREY, JR.    Director
------------------------------                                October 23, 1996
    Dudley J. Godfrey, Jr.

     /s/ EDWARD D. POWERS       Director
------------------------------                                October 23, 1996
       Edward D. Powers

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
     /s/ DAVID R. RAMSAY        Director
------------------------------                                October 23, 1996
       David R. Ramsay

      /s/ FRANK V. SICA         Director
------------------------------                                October 23, 1996
        Frank V. Sica

   /s/ IRWIN T. VANDERHOOF      Director
------------------------------                                October 23, 1996
     Irwin T. Vanderhoof

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
                     INDEX TO FINANCIAL STATEMENT SCHEDULES

    The following financial statement schedules of ARM Financial Group, Inc. and subsidiaries and the related Report of Independent Auditors are included in Item 14(d):

SCHEDULE                                                                                                            PAGE
----------------------------------------------------------------------------------------------------------------  ---------
Report of Independent Auditors..................................................................................        S-2
I          --Summary of Investments (Other than Investments in Related Parties).................................        S-3
II         --Condensed Financial Information of Registrant......................................................        S-4
III        --Supplementary Insurance Information................................................................        S-8
IV         --Reinsurance........................................................................................        S-9
V          --Valuation and Qualifying Accounts..................................................................       S-10

    Schedules required by Article 7 of Regulation S-X other than those listed are omitted because they are not required, are not applicable, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
ARM Financial Group, Inc.

    We have audited the consolidated carrying amount balance sheets of ARM Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995 and 1994, and the period from November 27, 1993 (date operations commenced) through December 31, 1993, and the consolidated statements of operations, shareholder's equity and cash flows of Integrity Holdings, Inc. (formerly N.M. U.S. Limited) and subsidiaries (Predecessor) for the period from January 1, 1993 through November 26, 1993, and have issued our report thereon dated February 23, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These Schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the informaton set forth therein.

                                          /s/ ERNST & YOUNG LLP

Louisville, Kentucky
February 23, 1996

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                       SCHEDULE I--SUMMARY OF INVESTMENTS

                  (OTHER THAN INVESTMENTS IN RELATED PARTIES)

                               DECEMBER 31, 1995

                                                                                                       AMOUNT AT
                                                                                                         WHICH
                                                                                                     SHOWN IN THE
TYPE OF INVESTMENT                                                           COST         VALUE      BALANCE SHEET
-----------------------------------------------------------------------  ------------  ------------  -------------
                                                                                      (IN THOUSANDS)
Fixed maturities:

Bonds:
    U.S. government and government agencies and authorities............  $    902,881  $    927,805   $   927,805
    States, municipalities and political subdivisions..................        10,126         9,688         9,688
    Foreign governments................................................        80,394        83,495        83,495
    Public utilities...................................................        63,578        64,594        64,594
    Industrial and miscellaneous.......................................     1,433,864     1,462,327     1,462,327
                                                                         ------------  ------------  -------------
      Total fixed maturities...........................................     2,490,843     2,547,909     2,547,909

Equity Securities:
    Nonredeemable preferred stocks.....................................        10,644        11,639        11,639
    Common Stocks......................................................           112           112           112
Mortgage loans on real estate..........................................        43,943          XXXX        43,943
Policy loans...........................................................       117,528          XXXX       117,528
Cash and cash equivalents..............................................        76,896          XXXX        76,896
                                                                         ------------  ------------  -------------
      Total cash and investments.......................................  $  2,739,966          XXXX   $ 2,798,027
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                   ARM FINANCIAL GROUP, INC. (PARENT COMPANY)

           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                 BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1994
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
ASSETS
Fixed maturities:
    Available-for-sale, at fair value.....................................................  $    1,537  $    5,644
    Held-to-maturity, at amortized cost...................................................      --           1,537
Equity securities, at fair value..........................................................         109      --
Cash and cash equivalents.................................................................       2,484       1,802
Investments in subsidiaries*..............................................................     222,465      11,078
Other assets..............................................................................       4,971       8,082
Goodwill..................................................................................       2,816      --
Receivable from subsidiaries*.............................................................       1,155       2,649
                                                                                            ----------  ----------
        Total assets......................................................................  $  235,537  $   30,792
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Accounts payable and other liabilities................................................  $    7,546  $    4,925
    Long-term debt........................................................................      40,000      40,000
                                                                                            ----------  ----------
    Total liabilities.....................................................................      47,546      44,925
Shareholders' equity:
    Preferred stock.......................................................................      50,000      50,000
    Common stock..........................................................................          **          **
    Additional paid-in capital............................................................     124,425      62,920
    Net unrealized gains (losses) on available-for-sale securities........................      28,530    (104,949)
    Retained-earnings deficit (including undistributed net income (loss) of subsidiaries*:
      1995--$4,293; 1994--$(10,817))......................................................     (14,964)    (22,104)
                                                                                            ----------  ----------
        Total shareholders' equity........................................................     187,991     (14,133)
                                                                                            ----------  ----------
        Total liabilities and shareholders' equity........................................  $  235,537  $   30,792
                                                                                            ----------  ----------
                                                                                            ----------  ----------

------------------------

*   Eliminated in consolidation.

**  Less than $1,000.

                             See accompanying note.

                   ARM FINANCIAL GROUP, INC. (PARENT COMPANY)

                            STATEMENT OF OPERATIONS

                                                                                                PERIOD FROM
                                                                                               NOVEMBER 27,
                                                                         YEAR ENDED DECEMBER       1993*
                                                                                 31,              THROUGH
                                                                        ---------------------  DECEMBER 31,
                                                                          1995        1994         1993
                                                                        ---------  ----------  -------------
                                                                                   (IN THOUSANDS)
Revenues:
    Dividends from subsidiary**.......................................  $  12,800  $   --        $  --
    Management and service fee income**...............................     19,040      19,090       --
    Investment and other income.......................................        689         694           81
    Realized investment losses........................................        (45)     --           --
                                                                        ---------  ----------  -------------
        Total Revenues................................................     32,484      19,784           81
Expenses:
    Operating expenses................................................     22,735      19,453          694
    Interest expense..................................................      3,461       3,136          245
    Amortization of acquisition-related deferred charges..............      9,695       2,163          249
    Amortization of goodwill..........................................         84      --           --
                                                                        ---------  ----------  -------------
        Total expenses................................................     35,975      24,752        1,188
                                                                        ---------  ----------  -------------
Loss before federal income tax benefit and equity in undistributed net
  income (loss) of subsidiaries.......................................     (3,491)     (4,968)      (1,107)
Federal income tax benefit............................................        271      --           --
                                                                        ---------  ----------  -------------
Loss before equity in undistributed net income (loss) of
  subsidiaries........................................................     (3,220)     (4,968)      (1,107)
Equity in undistributed net income (loss) of subsidiaries**...........     15,110     (11,803)         986
                                                                        ---------  ----------  -------------
Net income (loss).....................................................  $  11,890  $  (16,771)   $    (121)
                                                                        ---------  ----------  -------------
                                                                        ---------  ----------  -------------

------------------------

 *  Commencement of operations.

**  Eliminated in consolidation.

                             See accompanying note.

                   ARM FINANCIAL GROUP, INC. (PARENT COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                               PERIOD FROM
                                                                                               NOVEMBER 27,
                                                                        YEAR ENDED DECEMBER       1993*
                                                                                31,              THROUGH
                                                                       ----------------------  DECEMBER 31,
                                                                          1995        1994         1993
                                                                       ----------  ----------  ------------
                                                                                  (IN THOUSANDS)
Net cash flows provided by (used in) operating activities............  $    1,175  $  (19,211)  $     (750)

Cash flows provided by (used in) investing activities:
    Net sales (purchases) of investments.............................       5,986      (6,847)      --
    Acquisition of subsidiaries......................................     (42,134)      3,250     (124,300)
    Contribution of capital to subsidiaries..........................     (21,100)     --           --
                                                                       ----------  ----------  ------------
Net cash flows used in investing activities..........................     (57,248)     (3,597)    (124,300)

Cash flows provided by (used in) financing activities:
    Issuance of long-term debt.......................................      --          --           40,000
    Proceeds from issuance of preferred stock........................      --          --           50,000
    Proceeds from issuance of common stock...........................      63,505      --           70,000
    Organization, debt and stock issuance costs......................      (2,000)     --           (5,326)
    Preferred stock dividends........................................      (4,750)     (5,014)      --
                                                                       ----------  ----------  ------------
Net cash flows provided by (used in) financing activities............      56,755      (5,014)     154,674
                                                                       ----------  ----------  ------------
Net change in cash and cash equivalents..............................         682     (27,822)      29,624
Cash and cash equivalents at beginning of year.......................       1,802      29,624       --
                                                                       ----------  ----------  ------------
Cash and cash equivalents at end of year.............................  $    2,484  $    1,802   $   29,624
                                                                       ----------  ----------  ------------
                                                                       ----------  ----------  ------------

------------------------

*   Commencement of operations.

                             See accompanying note.

                   ARM FINANCIAL GROUP, INC. (PARENT COMPANY)

                          NOTE TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. BASIS OF PRESENTATION

    The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes of ARM Financial Group, Inc. and subsidiaries included in the Annual Report for the year ended December 31, 1995, and incorporated by reference in Item 8 of this report.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
               SCHEDULE III--SUPPLEMENTARY INSURANCE INFORMATION

                                                              CUSTOMER
                                                              DEPOSITS
                                                                AND                     INTEREST
                                                DEFERRED      SEPARATE                  CREDITED
                                                 POLICY       ACCOUNT                      ON                      OTHER
                                               ACQUISITION    CUSTOMER    INVESTMENT    CUSTOMER                INCOME AND
     SEGMENT                                      COSTS       DEPOSITS    INCOME (1)    DEPOSITS   FEE INCOME   EXPENSES(1)
---------------------------------------------  -----------  ------------  -----------  ----------  -----------  -----------
December 31, 1995:
    Risk-Based...............................   $  14,877   $  2,859,339   $ 188,476   $  146,141   $  --        $ (20,275)
    Fee-Based................................      28,236        617,312      --           --          10,682       (7,694)
    Corporate and Other......................      --             39,954       7,548          726         666      (17,668)
                                               -----------  ------------  -----------  ----------  -----------  -----------
    Consolidated.............................   $  43,113   $  3,516,605   $ 196,024   $  146,867   $  11,348    $ (45,637)
                                               -----------  ------------  -----------  ----------  -----------  -----------
                                               -----------  ------------  -----------  ----------  -----------  -----------
December 31, 1994:
    Risk-Based...............................   $   9,526   $  1,977,758   $ 143,890   $  115,771   $  --        $ (15,027)
    Fee-Based................................      17,141        388,888      --           --           4,459       (1,987)
    Corporate and Other......................      --             34,594       5,252          692       3,932      (10,118)
                                               -----------  ------------  -----------  ----------  -----------  -----------
    Consolidated.............................   $  26,667   $  2,401,240   $ 149,142   $  116,463   $   8,391    $ (27,132)
                                               -----------  ------------  -----------  ----------  -----------  -----------
                                               -----------  ------------  -----------  ----------  -----------  -----------
December 31, 1993(2):
    Risk-Based...............................   $     397   $  1,991,264   $  14,976   $   13,487   $  --        $    (201)
    Fee-Based................................       2,294        199,155      --           --             274         (244)
    Corporate and Other......................      --             36,575       1,284           76         186       (2,246)
                                               -----------  ------------  -----------  ----------  -----------  -----------
    Consolidated.............................   $   2,691   $  2,226,994   $  16,260   $   13,563   $     460    $  (2,691)
                                               -----------  ------------  -----------  ----------  -----------  -----------
                                               -----------  ------------  -----------  ----------  -----------  -----------

------------------------

(1) Allocation of "investment income" and "other income and expenses" are based on a number of assumptions and estimates, and the results would change if different methods were applied.

(2) Statement of operations information presented for 1993 is for the period from November 27, 1993 (commencement of operations) to December 31, 1993.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                            SCHEDULE IV--REINSURANCE

                                                                                                       PERCENTAGE
                                                               CEDED TO      ASSUMED                    OF AMOUNT
                                                  GROSS         OTHER      FROM OTHER                  ASSUMED TO
                                                  AMOUNT      COMPANIES     COMPANIES    NET AMOUNT    NET AMOUNT
                                               ------------  ------------  -----------  ------------  -------------
                                                                (IN THOUSANDS EXCEPT PERCENTAGES)
Year Ended December 31, 1995
  Life insurance in force....................  $  1,309,604  $  1,728,116   $ 985,870   $    567,358        173.8%
Year Ended December 31, 1994
  Life insurance in force....................  $  1,301,723  $  1,166,982   $ 810,450   $    945,191         85.7%
Year Ended December 31, 1993
  Life insurance in force....................  $  1,469,483  $    438,339   $ 520,807   $  1,551,951         33.6%

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
                  SCHEDULE V-VALUATION AND QUALIFYING ACCOUNTS

                                                                ADDITIONS
                                                      ------------------------------
                                                                      CHARGED TO
                                        DECEMBER 31,  CHARGED TO         OTHER                       DECEMBER 31,
DESCRIPTION                                 1994        EXPENSE       ACCOUNTS(1)     DEDUCTIONS(2)      1995
--------------------------------------  ------------  -----------  -----------------  -------------  ------------

                                                              (IN THOUSANDS)
Valuation allowance on deferred tax
  assets..............................   $   66,489    $   5,895       $   3,956       $   (39,004)   $   37,336

    Information required in Schedule V for 1994 and 1993 is ascertainable from the notes to the consolidated financial statements.

------------------------

(1) Related to deferred tax assets on acquired capital losses established on May 31, 1995 in connection with the SBM acquisition.

(2) In the event that deferred tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the date of an acquisition, such benefits are applied to first reduce the balance of intangible assets related to the acquisition, and then income tax expense. As such, the Company reduced its valuation allowance with an offsetting reduction to acquisition-related intangible assets such as value of insurance in force and goodwill. In addition, after acquisition-related intangible assets were reduced to zero for one of the Company's insurance subsidiaries, a portion of the reduction in valuation allowance resulted in a reduction of income taxes. The portion of the December 31, 1994 valuation allowance related to deferred tax assets for net unrealized losses on available-for-sale securities was reduced to zero as of December 31, 1995 as the Company's available-for-sale portfolios had net unrealized gains at year end.

                                 EXHIBIT INDEX

EXHIBIT NO.                                                DESCRIPTION OF EXHIBIT
-----------             ---------------------------------------------------------------------------------------------
      2.5    --         Subscription Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and Warren
                         M. Foss.

   3(i).6    --         Certificate of Amendment to the Certificate of Incorporation of ARM Financial Group, Inc.,
                         filed with the Delaware Secretary of State on May 8, 1996.

     10.10   --         Administrative Services Agreement dated as of September 28, 1994 between ARM Financial Group,
                         Inc. and National Integrity Life Insurance Company.

     10.11   --         Administrative Services Agreement dated as of January 1, 1995 between ARM Financial Group,
                         Inc. and ARM Capital Advisors, Inc.

     10.15   --         Investment Advisory Agreement dated as of July 29, 1994 between ARM Financial Group, Inc. and
                         National Integrity Life Insurance Company.

     10.20   --         Assignment and Assumption Agreement dated as of June 28, 1996 between Northwestern National
                         Life Insurance Company and ARM Financial Group, Inc.

     10.21   --         Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and John
                         Franco.

     10.22   --         Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and Martin H.
                         Ruby.

     10.23   --         Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and David E.
                         Ferguson.

     10.24   --         Employment Agreement dated as of July 1, 1996 between ARM Financial Group, Inc. and John R.
                         Lindholm.

     21.1    --         Subsidiaries of the Registrant.

     23.2    --         Consent of Ernst & Young LLP.

     23.3    --         Consent of Deloitte & Touche LLP.

     24.1    --         Powers of Attorney (included in the signature page of this Registration Statement).